     As filed with the Securities And Exchange Commission on July 31, 1998.

                                                      Registration No. 333-53641
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 3

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                         GENERAL ROOFING SERVICES, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

                FLORIDA                                    1761                                  65-0836979
      (State or other jurisdiction             (Primary Standard Industrial                   (I.R.S. Employer
   of incorporation or organization)           Classification Code Number)                 Identification Number)

                            951 SOUTH ANDREWS AVENUE
                          POMPANO BEACH, FLORIDA 33069
                                 (954) 942-3550
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                GREGG E. WALLICK
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         GENERAL ROOFING SERVICES, INC.
                            951 SOUTH ANDREWS AVENUE
                          POMPANO BEACH, FLORIDA 33069
                                 (954) 942-3550
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

               ANDREW HULSH, ESQ.                              JEFFREY M. STEIN, ESQ.
                BAKER & MCKENZIE                                  KING & SPALDING
        1200 BRICKELL AVENUE, SUITE 1900                     191 PEACHTREE STREET, N.E.
              MIAMI, FLORIDA 33131                             ATLANTA, GEORGIA 30303
                 (305) 789-8900                                    (404) 572-4600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                4,000,000 SHARES



                        (GENERAL ROOFING SERVICES LOGO)


                                  COMMON STOCK

                             ---------------------

     All of the 4,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby (the "Offering") are being sold by General Roofing Services, Inc. ("GRS" or the "Company").

     Prior to the Offering there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $13.00 and $15.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price of the Common Stock. The Company's Common Stock has been approved for quotation on the Nasdaq Stock Market's National Market under the symbol "ROOF."

     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                 PRICE TO              UNDERWRITING            PROCEEDS TO
                                                  PUBLIC               DISCOUNT(1)              COMPANY(2)
----------------------------------------------------------------------------------------------------------------
Per Share...............................            $                       $                       $
----------------------------------------------------------------------------------------------------------------
Total(3)................................            $                       $                       $
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) See "Underwriting" for a description of the indemnification arrangements with the Underwriters.
(2) Before deducting expenses of the Offering payable by the Company estimated
    to be $       .
(3) The Company has granted the Underwriters a 30-day option to purchase up to 600,000 additional shares of Common Stock, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $       , $       and
    $       , respectively. See "Underwriting."

                             ---------------------

     The shares of Common Stock are offered severally by the Underwriters named herein subject to prior sale when, as and if received and accepted by the Underwriters, subject to their right to reject orders, in whole or in part, and to certain other conditions. It is expected that delivery of the certificates will be made against payment therefor at the office of The Robinson-Humphrey
Company, LLC, Atlanta, Georgia, on or about           1998.

THE ROBINSON-HUMPHREY COMPANY
                         BANCAMERICA ROBERTSON STEPHENS
                                                RAYMOND JAMES & ASSOCIATES, INC.

            , 1998

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the financial statements, including the related notes thereto, appearing elsewhere in this Prospectus. Concurrently with, and as a condition to, the Offering, the Company plans to acquire (the "Combination") 18 commercial roofing companies (the "Founding Companies"). See "The Company" for a detailed listing of the Founding Companies. Unless the context otherwise requires, (i) the "Company" or "GRS" refers to General Roofing Services, Inc. and the Founding Companies, and assumes that the Combination has been consummated and (ii) the information in this Prospectus assumes that the Underwriters' over-allotment option has not been exercised.

                                  THE COMPANY

     General Roofing Services, Inc. (the "Company" or "GRS") was founded in 1998 to become the leading nationwide provider of commercial roofing services. Concurrently with, and as a condition to, the Offering, GRS plans to acquire 18 leading commercial roofing companies (the "Founding Companies"). The Founding Companies, which have been in business for an average of approximately 28 years, had pro forma combined 1997 revenues and income from operations of approximately $195.9 million and $13.4 million, respectively. Following the Combination and the Offering, the Company will have operations in 20 cities in 12 states, and will be one of the largest providers of commercial roofing services in the United States. Combined historical revenues of the Founding Companies grew at a compound annual growth rate of 14.7% from 1995 through 1997. Management believes that the Company will have certain competitive advantages as the first public company seeking to consolidate the commercial roofing industry.

     The Company offers a broad range of comprehensive roofing services, which include re-roofing, restoration and repair, and new roof construction. Approximately 65% of the Company's 1997 pro forma revenues were derived from re-roofing, restoration and repair services, and 35% were derived from new roof construction. The Company also offers maintenance services, which provide recurring revenues and ongoing interaction with its customers. The Company provides services to customers in a broad range of industries, including the industrial, office, retail, hospitality, government, educational and entertainment industries. The Company has performed services for a broad range of companies, including The Home Depot, Inc., The Walt Disney Company, U.S. Postal Service, NationsBank, N.A., Bass Hotels & Resorts (Holiday Inn Hotels), Sea World, AMC Entertainment Inc., General Motors Corporation, Rockwell International Corp., Ford Motor Company, Chrysler Corporation, The Coca-Cola Company, U.S. Army, U.S. Navy, Simon DeBartolo Group, Inc., Wal-Mart Stores, Inc., Sears Roebuck & Company, Abbott Laboratories, Inc., Trammel Crow Company, Arvida Company, Cushman & Wakefield, Inc., Columbia/HCA Healthcare Corporation, and The University of Michigan.

     The Company believes that its size, geographic diversity of operations, knowledge of local markets and industry relationships will give the Company significant competitive advantages. Through increased size, the Company believes that it will have a greater ability to (i) provide services to customers with locations in multiple markets, (ii) more effectively allocate resources to serve customers in each of its markets, (iii) attract, train and retain skilled roofing labor and (iv) achieve economies of scale in the purchase of roofing materials. The Company also believes that increased size will provide operating and cost efficiencies by allowing it to perform a wide range of functions on a centralized basis, including administrative functions, such as those relating to human resources, employee benefits and insurance, as well as purchasing, accounting and bonding. The Company intends to share best practices among the Founding Companies and with other companies that it may acquire. The Company believes that the geographic diversity of its operations will diminish the effects of local market downturns, offer opportunities to pursue growth in its existing markets and create a base of expertise and relationships to expand into new markets. In anticipation of the Combination, one of the Founding Companies has made a substantial investment in a scalable, advanced enterprise information system to be utilized by the Company, which will provide critical project status and cost information to all employees on a daily basis and will provide management with comprehensive reports on substantially all aspects of the Company's operations.

     The Company plans to leverage its experienced management and extensive relationships within the commercial roofing industry to increase its revenues through internal growth as well as through the acquisition of additional commercial roofing companies. The Company has extensive relationships within the industry, in part through the Founding Companies, all of which are members of the National Roofing Contractor's Association (the "NRCA"), the largest roofing trade organization with approximately 3,200 commercial roofing companies as members. Gregg E. Wallick, the Company's Chairman of the Board, President and Chief Executive Officer, with more than 18 years of experience in the commercial roofing industry, is a member of the Board of Directors of the NRCA. Mr. Wallick is also a member of the Board of Governors of the Alliance for Progress and is a member of its Steering Committee. The Alliance for Progress is an industry organization that invests funds contributed by its membership in certain programs, such as special training programs, for the benefit of the roofing industry and the organization's membership.

     According to a market survey conducted by the NRCA, total expenditures for roofing services in the United States in 1997 were approximately $20.0 billion, of which approximately $14.5 billion were for commercial roofing services. The roofing industry is highly fragmented, and is estimated to be comprised of more than 25,000 companies, most of which are small, owner-operated, independent contractors serving a local customer base, with limited access to capital for investment in infrastructure, technology and expansion. The Company believes that no single company accounted for more than 1% of total expenditures for roofing services in the United States. According to the NRCA market survey, approximately 75% of roofing expenditures in 1997 were attributable to re-roofing, restoration and repair, with the balance attributable to new roof construction.

     The Company believes that its business strategy will enable it to continue its growth in existing markets and, together with its relative size and recognition within the industry, enable it to achieve its goal of maintaining and expanding its position as a leading national provider of commercial roofing services. Key elements of the Company's strategy are to:

          Focus on Commercial Roofing Market. The Company intends to continue to focus on the commercial roofing market because of its size, the magnitude of individual projects, the diverse and multiple-location customer base, the trend of consolidation in commercial real estate, recurring revenue opportunities and the potential for long-term relationships with building owners, property managers, general contractors and roof consultants.

          Establish Regional and National Market Coverage. The Company believes that the growth of many of the Founding Companies has been restricted due to the geographic limitations of their existing operations and that the Company's broad geographic coverage will increase internal growth opportunities. The Company intends to leverage its geographic diversity to solicit additional business from existing customers and new business from new customers that operate on a regional and national basis, such as real estate investment trusts ("REITs"), contractors, owners of national chains and roof consultants. The Company believes that significant demand exists from such companies to utilize the services of a single commercial roofing service provider and that existing local and regional relationships can be expanded as the Company develops a nationwide network.

          Expand Maintenance Services. The Company intends to further develop its maintenance service operations, which generally provide higher gross margins, recurring revenues and ongoing interaction with customers. The Company has adopted a maintenance-oriented approach, whereby it performs regularly-scheduled maintenance checks and focuses on increasing customer awareness of the cost-effectiveness of preventive maintenance and the available repair and restoration services that can most efficiently prolong the life of a roof. The Company believes that this approach builds long-term relationships with customers and encourages them to turn to the Company for all of their roofing needs.

          Centralize Administrative Functions and Apply Technology. The Company believes that it will achieve operating and cost efficiencies by performing a wide range of functions on a centralized basis, including administrative functions, such as those relating to human resources, employee benefits and insurance, as well as purchasing, accounting and bonding. The Company also intends to leverage its proprietary, scalable, advanced enterprise information system, which will provide management with information on a daily basis regarding project estimates, materials and labor cost, accounts receivable and accounts payable tracking, project progress and sales, as well as comprehensive reports on substantially all aspects of the Company's operations. Management believes that this system, which was developed by one of the Founding Companies over a five-year period, will provide the Company with significant competitive advantages through more accurate job estimates, enhanced cost awareness and uniform control procedures through the timely flow of comprehensive project information. Management believes that this advanced enterprise information system will be fully implemented and accessible on a Company-wide basis by the end of 1999.

          Adopt Best Practices. The Company believes that it will be able to increase operating efficiencies and enhance internal growth by identifying and incorporating the operational and marketing strengths of individual Founding Companies. The Company intends to institute a "best practices" program, which will evaluate and implement on a Company-wide basis selected policies, practices and procedures of the Founding Companies and other companies that may be acquired, with the goal of maximizing service levels and profitability. In order to ensure that best practices are shared among each of the individual Founding Companies, the Company has created a Presidents' Council composed of the president or senior executive of each of the Founding Companies. The Council has begun meeting on a regular basis as a group and through smaller working committees, to share operating practices and to develop additional methods to improve the overall performance of the Company and the individual operating companies. Best practices that result from the work of the Council will be included in the training and monitoring programs developed and disseminated to the respective operating companies.

          Operate on a Decentralized Basis. The Company believes that, while maintaining strong operating and financial controls, a decentralized operating structure will retain the entrepreneurial spirit present in each of the Founding Companies. The Company's decentralized operating structure will allow it to capitalize on the considerable local and regional market knowledge and customer relationships possessed by each Founding Company, as well as by companies that may be acquired in the future.

          Grow through Acquisitions. The Company believes that, due to the highly fragmented nature of the commercial roofing industry, it has significant opportunities to pursue an acquisition strategy and expand in targeted geographic markets. The Company intends to focus on acquiring profitable companies with an established customer base and a reputation for quality that will serve as a platform for the acquisition and integration of smaller companies. The Company will also seek to acquire companies with entrepreneurial management philosophies and a willingness to learn and share improved business practices through open communications. The Company believes that many commercial roofing businesses that lack the capital necessary to expand their operations will become acquisition candidates. The Company believes that it will be attractive to these acquisition candidates because it will provide (i) information on best practices, (ii) expertise to expand in specialized markets, (iii) the opportunity to focus on customers and operations rather than administration, (iv) national name recognition, (v) increased financial resources, (vi) the opportunity for existing management to have a continuing role with the Company and (vii) the opportunity to provide services to the Company's customers in their respective geographic markets. All of the Founding Companies participate in professional associations, including the NRCA. The Company intends to capitalize on the relationships created within these professional associations and the combined industry reputation of the Founding Companies to pursue its acquisition strategy. Through these and other resources, the Company believes it will be able to identify and attract acquisition candidates that meet the Company's criteria. The Company reviews on an ongoing basis suitable acquisition opportunities. However, the Company does not currently have any plans, arrangements or understandings with respect to any particular acquisition, except for the Combination.

                                  THE OFFERING

Common Stock Offered..................      4,000,000 Shares

Common Stock to be Outstanding after
the Offering(1).......................     10,258,667 Shares

Use of Proceeds.......................     To fund the cash portion of the
                                           purchase price for the Founding
                                           Companies, to repay certain
                                           outstanding indebtedness of the
                                           Founding Companies and for other
                                           general corporate purposes, including
                                           working capital and future
                                           acquisitions. See "Use of Proceeds."

Nasdaq National Market Symbol.........     ROOF
---------------

(1) Includes 6,258,667 shares to be issued in connection with the acquisition of the Founding Companies concurrently with the Offering, but excludes 282,222 shares of Common Stock reserved for issuance upon the exercise of stock options and warrants to be issued to holders of options and warrants of certain of the Founding Companies in the Combination. In addition, immediately following the Offering the Company will grant options to purchase approximately 560,000 shares of Common Stock to employees and directors of the Company pursuant to the Company's 1998 Stock Option and Restricted Stock Purchase Plan. See "Management -- 1998 Stock Option and Restricted Stock Purchase Plan."

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA

     General Roofing Services, Inc. will acquire the Founding Companies concurrently with and as a condition to the consummation of the Offering. For financial statement presentation purposes, General Roofing Industries ("GRI"), a combined group of four Founding Companies affiliated through common ownership, has been identified as the "accounting acquirer," and the financial statements of GRI will be regarded as the historical financial statements of the Company. The following summary unaudited pro forma combined financial data present certain data for the Company, as adjusted for (i) the effects of the Combination, (ii) the effects of certain other pro forma adjustments to historical financial statements and (iii) the consummation of the Offering and the application of the net proceeds therefrom. The unaudited pro forma combined income statement data assume that the Combination, the Offering and related transactions were consummated on January 1, 1997 and are not necessarily indicative of the results that the Company would have obtained had these events actually occurred at that date or indicative of the Company's future results. During the period presented below, the Founding Companies were not under common control or common management, and therefore, the data presented may not be comparable to or indicative of post-Combination results to be achieved by the Company. The unaudited pro forma combined income statement data are based on preliminary estimates, available information and certain assumptions that Company management deems appropriate. The unaudited pro forma combined financial data should be read in conjunction with the other financial information included elsewhere in this Prospectus. See "Selected Historical and Pro Forma Financial Data," the Unaudited Pro Forma Combined Financial Statements and notes thereto, and the historical financial statements for each of the Founding Companies and the notes thereto, all included elsewhere in this Prospectus.

                                                                  PRO FORMA
                                                                  COMBINED
                                                              -----------------
                                                                 YEAR ENDED
                                                              DECEMBER 31, 1997
                                                              -----------------
                                                               (IN THOUSANDS,
                                                              EXCEPT SHARE AND
                                                               PER SHARE DATA)
INCOME STATEMENT DATA:
  Revenues..................................................     $   195,909
  Cost of Revenues..........................................         153,390
                                                                 -----------
  Gross Profit..............................................          42,519
  Selling, General and Administrative Expenses(1)...........          27,497
  Goodwill Amortization(2)..................................           1,607
                                                                 -----------
  Income from Operations....................................          13,415
  Interest and Other Expense, net(3)........................            (531)
                                                                 -----------
  Income before Income Taxes................................          12,884
  Provision for Income Taxes(4).............................          (5,652)
                                                                 -----------
  Net Income................................................     $     7,232
                                                                 ===========
  Basic and Diluted Earnings per Share......................     $      0.70
                                                                 ===========
  Shares used in Computing Pro Forma Net Income per
     Share(5)...............................................      10,258,667
                                                                 ===========

---------------

(1) The pro forma combined income statement data reflect an aggregate of $3.3 million in pro forma reductions in salaries, bonuses, and benefits to the owners and key employees of the Founding Companies. The owners and key employees have agreed to these reductions effective upon the Combination. See Note 4 to the Unaudited Pro Forma Combined Financial Statements.
(2) Consists of amortization of goodwill to be recorded as a result of the Combination over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.
(3) Several of the Founding Companies are S Corporations. Prior to the Combination, these Founding Companies will make distributions to their stockholders totaling $15.3 million, representing substantially all of their previously-taxed undistributed earnings (the "S Corporation Distributions"). Certain Founding Companies will incur debt of $12.1 million relating to these distributions and, subsequent to the Offering, such amounts will be repaid by borrowings of the Company under a three-year, $50.0 million revolving credit facility which will become available concurrently with, and conditioned upon, the Offering. Accordingly, pro forma interest expense has been increased by $968,000 for the year ended December 31, 1997.
(4) Assumes a corporate income tax rate of 39% and the non-deductibility of goodwill.
(5) Includes 4,000,000 shares of Common Stock offered hereby and 6,258,667 shares to be issued in connection with the acquisition of the Founding Companies concurrently with the Offering. Excludes 282,222 shares of Common Stock reserved for issuance upon the exercise of stock options and warrants to be issued to holders of options and warrants of certain of the Founding Companies in the Combination. In addition, immediately following the Offering the Company will grant options to purchase approximately 560,000 shares of Common Stock to employees and directors of the Company pursuant to the Company's 1998 Stock Option and Restricted Stock Purchase Plan. See "Management -- 1998 Stock Option and Restricted Stock Purchase Plan."

         SUMMARY INDIVIDUAL FOUNDING COMPANY HISTORICAL FINANCIAL DATA
                                 (IN THOUSANDS)

     The following table presents certain summary historical income statement data of the Founding Companies and supplemental combined summary historical income statement data for the Founding Companies for each of their three most recent fiscal years and for the three months ended March 31, 1997 and 1998. The historical income statement data below have not been adjusted for the pro forma adjustments related to contractually agreed reductions in salaries and benefits, or any other pro forma adjustments reflected in the Unaudited Pro Forma Combined Financial Statements, included elsewhere in this Prospectus. The income statement data presented below have been audited for certain of the Founding Companies and for the periods as reflected in the historical financial statements of such Founding Companies, included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The supplemental combined historical financial data of the Founding Companies do not represent data derived from results of operations presented in accordance with generally accepted accounting principles, but are only the summation of the revenues and gross profit of the Founding Companies on a historical basis.

                                                                                                 THREE MONTHS
                                                                                                     ENDED
                                                                     FISCAL YEARS(1)               MARCH 31,
                                                              ------------------------------   -----------------
                                                                1995       1996       1997      1997      1998
                                                              --------   --------   --------   -------   -------
SUPPLEMENTAL HISTORICAL COMBINED:
  Revenues..................................................  $152,184   $171,510   $201,220   $40,682   $40,746
  Gross Profit..............................................    29,458     35,634     42,686     7,576     7,893
GENERAL ROOFING INDUSTRIES(2):
  Revenues..................................................  $ 18,174   $ 24,810   $ 26,792   $ 6,508   $ 7,135
  Gross Profit..............................................     4,615      7,552      7,691     1,977     1,827
  Selling, General and Administrative Expenses..............     4,955      6,570      6,995     1,715     2,049
  Operating Income (Loss)...................................      (340)       982        696       262      (222)
THE C.E.I. COMPANIES(3):
  Revenues..................................................  $ 39,694   $ 42,525   $ 45,163   $ 9,653   $10,025
  Gross Profit..............................................     8,505      9,673     10,264     1,911     2,292
  Selling, General and Administrative Expenses..............     7,289      7,699      8,018     1,933     2,105
  Operating Income (Loss)...................................     1,216      1,974      2,246       (22)      187
ANTHONY ROOFING, LTD.:
  Revenues..................................................  $ 12,290   $ 12,226   $ 19,778   $ 2,524   $ 2,489
  Gross Profit..............................................     3,446      2,719      5,337       282       357
  Selling, General and Administrative Expenses..............     1,961      2,086      2,870       372       445
  Operating Income (Loss)...................................     1,485        633      2,467       (90)      (88)
SPECIALTY ASSOCIATES, INC. AND AFFILIATE(4):
  Revenues..................................................  $ 13,297   $ 15,306   $ 17,197   $ 3,529   $ 2,300
  Gross Profit..............................................     1,584      1,647      2,240       326        14
  Selling, General and Administrative Expenses..............     1,416      1,236      1,486       272       317
  Operating Income (Loss)...................................       168        411        754        54      (303)
CYCLONE ROOFING COMPANY:
  Revenues..................................................  $  9,243   $ 10,254   $ 16,057   $ 3,085   $ 2,829
  Gross Profit..............................................     1,625      1,716      3,534       501       372
  Selling, General and Administrative Expenses..............       683      1,157      1,099       227       227
  Operating Income..........................................       942        559      2,435       274       145
WRIGHT-BROWN ROOFING COMPANY:
  Revenues..................................................  $ 10,923   $ 12,820   $ 15,316   $ 2,135   $ 2,447
  Gross Profit..............................................     1,441      2,190      2,496       347       334
  Selling, General and Administrative Expenses..............     1,007      1,285      1,393       393       307
  Operating Income (Loss)...................................       434        905      1,103       (46)       27
HARRINGTON-SCANLON ROOFING COMPANY, INC.
  AND AFFILIATES(5):
  Revenues..................................................  $  5,067   $ 10,313   $ 11,816   $ 2,654   $ 2,369
  Gross Profit..............................................       989      1,636      1,770       468       184
  Selling, General and Administrative Expenses..............       839      1,515      1,550       329       377
  Operating Income (Loss)...................................       150        121        220       139      (193)

                                                                                                 THREE MONTHS
                                                                                                     ENDED
                                                                     FISCAL YEARS(1)               MARCH 31,
                                                              ------------------------------   -----------------
                                                                1995       1996       1997      1997      1998
                                                              --------   --------   --------   -------   -------
SLAVIK, BUTCHER & BAECKER CONSTRUCTION COMPANY, INC.:
  Revenues..................................................  $  7,273   $  9,322   $ 11,265   $ 2,816   $ 2,858
  Gross Profit..............................................     1,087      1,053      1,337       321       555
  Selling, General and Administrative Expenses..............       981      1,043      1,215       302       347
  Operating Income..........................................       106         10        122        19       208
FIVE-K INDUSTRIES, INC. AND SUBSIDIARY:
  Revenues..................................................  $ 10,402   $  9,361   $ 11,091   $ 2,117   $ 2,172
  Gross Profit..............................................     2,349      2,840      3,212       543       859
  Selling, General and Administrative Expenses..............     2,226      2,652      2,775       823       882
  Operating Income (Loss)...................................       123        188        437      (280)      (23)
ADVANCED ROOFING, INC. AND AFFILIATES:
  Revenues..................................................  $ 12,078   $ 10,682   $ 12,174   $ 2,627   $ 3,097
  Gross Profit..............................................     1,740      1,839      2,347       455       630
  Selling, General and Administrative Expenses..............     1,219      1,317      1,571       335       400
  Operating Income..........................................       521        522        776       120       230
BLACKMORE AND BUCKNER ROOFING, INC.:
  Revenues..................................................  $  7,210   $  7,704   $  7,739   $ 1,401   $ 1,061
  Gross Profit..............................................     1,415      1,756      1,418       128       165
  Selling, General and Administrative Expenses..............     1,161      1,326      1,220       206       215
  Operating Income (Loss)...................................       254        430        198       (78)      (50)
REGISTER CONTRACTING COMPANY, INC.:
  Revenues..................................................  $  6,533   $  6,187   $  6,832   $ 1,633   $ 1,964
  Gross Profit..............................................       662      1,013      1,040       317       304
  Selling, General and Administrative Expenses..............       592        804      1,002       322       258
  Operating Income (Loss)...................................        70        209         38        (5)       46

---------------

(1) The fiscal years presented above are the years ended December 31, 1995, 1996 and 1997, except for (i) General Roofing Industries, for which the fiscal years presented are the years ended October 31, 1995, 1996 and 1997; (ii) Anthony Roofing, Ltd., for which the fiscal years presented are October 31, 1995, and December 31, 1996 and 1997; (iii) Specialty Associates, Inc. and Affiliate, for which the fiscal years presented are the year ended June 30, 1995, the 53-week period ended February 2, 1997 and the 52-week period ended February 1, 1998; (iv) Slavik, Butcher & Baecker Construction Company, Inc., for which the fiscal years presented are the years ended June 30, 1995, 1996 and 1997; (v) Five-K Industries, Inc. and Subsidiary, for which the fiscal years presented are the years ended March 31, 1996, 1997 and 1998; and (vi) Register Contracting Company, Inc., for which the fiscal years presented are the years ended September 30, 1995, 1996 and 1997.
(2) Consists of (i) GRI of South Florida, Inc., (ii) GRI of West Florida, Inc.,
    (iii) GRI of Orlando, Inc. and (iv) Dakota Leasing, Inc.
(3) Consists of (i) C.E.I. Roofing, Inc., (ii) C.E.I. West Roofing Company, Inc. and (iii) C.E.I. Florida, Inc.
(4) Consists of Specialty Associates, Inc. and SAI Wholesale Distributors, Inc.
(5) Consists of Harrington-Scanlon Roofing Company, Inc. and Subsidiary, Architectural Sheet Metal, Inc., and H&S Investments, LLC.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective purchasers of the Common Stock offered hereby should consider carefully the following factors before deciding to invest in the Common Stock. To the extent this Prospectus contains certain forward-looking statements, actual results could differ materially from those projected in the forward-looking statements as a result of any number of factors, including the risk factors set forth below and elsewhere in this Prospectus.

ABSENCE OF COMBINED OPERATING HISTORY

     Although each of the Founding Companies has operated for more than 10 years, the business of the Founding Companies will not be operated on a combined basis until after the Offering. There can be no assurance that the Company will be able to integrate the operations of the Founding Companies successfully or to institute the necessary systems and procedures, including accounting and financial reporting systems, to manage the combined enterprise on a profitable basis. In addition, there can be no assurance that the Company's management group will be able to manage the combined entity or to implement effectively the Company's operating strategy, internal growth strategy and acquisition program. The pro forma combined and supplemental historical combined financial results of the Founding Companies cover periods when the Founding Companies were not under common control or management and may not be indicative of the Company's future financial or operating results. The inability of the Company to integrate and manage the Founding Companies and such additional businesses as the Company may acquire as a cohesive, efficient enterprise or to eliminate unnecessary duplication may have a material adverse effect on the business, financial condition and results of operations of the Company.

DEPENDENCE ON ACQUISITIONS FOR GROWTH

     The Company intends to grow primarily by acquiring commercial roofing companies in its existing and new markets. The Company's acquisition strategy presents risks that, singularly or in any combination, could materially adversely affect the Company's business, financial condition and results of operations. These risks include the possibility of the adverse effect on existing operations of the Company from the diversion of management attention and resources to acquisitions, the possible loss of acquired customer bases and key personnel, the possible adverse effect on earnings resulting from amortization of goodwill created in purchase transactions, and the contingent and latent risks associated with the past operations and other unanticipated problems arising in the acquired businesses. The success of the Company's acquisition strategy will depend on the extent to which it is able to identify, acquire, successfully integrate and profitably manage additional businesses, and no assurance can be given that the Company's strategy will succeed. Competition for suitable acquisition targets could limit the Company's ability to locate suitable acquisition targets and could increase the cost of purchasing such acquisition targets. See "Business -- Strategy -- Acquisition Strategy."

DEPENDENCE ON ADDITIONAL CAPITAL FOR FUTURE GROWTH

     Expansion of the Company through acquisitions and internal growth will require significant capital. The timing, size and success of the Company's acquisition efforts and the associated capital commitments cannot be readily predicted. The Company currently intends to finance future acquisitions by using shares of its Common Stock for a substantial portion of the consideration to be paid. If the Common Stock does not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. The Company expects to have approximately $12.7 million (at an assumed offering price of $14.00 per share) of the net proceeds of this Offering remaining for future acquisitions and working capital. There can be no assurance the Company will be able to raise sufficient capital upon terms acceptable to the Company, or at all. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through equity or debt financing. Such indebtedness, if incurred, would increase the Company's leverage, may make the Company more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Pro Forma Combined."

SEASONALITY; QUARTERLY FLUCTUATIONS; GENERAL ECONOMIC CONDITIONS

     The Company's results of operations and the demand for its roofing services can be expected to fluctuate from quarter to quarter due to a variety of factors, including adverse weather conditions and the timing of acquisitions. For example, mild, dry weather results in reduced demand for repair services. Conversely, adverse weather increases the number of roofs in need of repair, but due to the increased demand and the inability to render services during such periods, severe weather can delay the time it takes to complete a roofing project. Accordingly, the Company expects its revenues and operating results generally will be lower in the first and fourth quarters. In addition, the Company believes that the roofing industry is sensitive to economic conditions, including national, regional and local slowdowns in construction, commercial, industrial and/or real estate activity and weakening demand for roofing services. New roof construction is particularly sensitive to economic conditions. The Company's operating results may be adversely affected by increases in interest rates that may lead to a decline in economic activity. There can be no assurance that adverse economic conditions will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonal and Cyclical Nature of the Commercial Roofing Industry."

RISKS ASSOCIATED WITH DEVELOPMENT, IMPLEMENTATION, AND INTEGRATION OF OPERATING SYSTEMS AND POLICIES

     As a rapidly growing provider of commercial roofing services, the Company is faced with the development, implementation and integration of Company-wide policies and systems related to its operations. The Company plans to implement and integrate certain information and operating systems and procedures for the Founding Companies, including accounting systems, employment and human resources policies, purchasing programs and certain centralized marketing programs. Each of the Founding Companies and companies to be acquired in the future will need to modify certain systems and policies they have utilized historically to implement the Company's systems and policies. As a result of the Company's decentralized operating strategy, there can be no assurance that the Company's operating systems and policies will be successfully implemented at the subsidiary level or that the Company will be successful in monitoring the performance of the subsidiaries. The Company may experience delays, complications and expenses in implementing, integrating and operating such systems, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Strategy -- Operating Strategy."

DEPENDENCE ON ENTERPRISE INFORMATION SYSTEMS

     The Company's operations are dependent on the Company's enterprise information systems, which consist of a proprietary project management system and a management information system. The Company relies on these information systems for communications with its operating locations, employees and customers and information regarding the status of roofing projects, employee productivity, Company operations, accounting and financial matters, marketing and sales, the Company's facility management program and a variety of other matters. In addition, any significant disruption or unavailability of the Company's information systems for any significant period of time would have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company has taken precautions to protect itself from events that could interrupt its operations, including the secured storage of back-up data, physical security systems and an early warning fire detection system, there can be no assurance that a sustained electrical or communications link outage, fire, flood or other natural disaster would not disable the information systems or prevent the information systems from communicating with the Company's branch locations. See "Business -- Enterprise Information Systems."

VALUATION OF ACQUISITIONS

     The initial public offering price of the Common Stock will be determined based on negotiations between the Company and the representatives of the Underwriters, and the factors which will be considered in determining such price include, in addition to prevailing market conditions, the expected results of operations of the Company, estimates of the business potential and earnings prospects of the Company and the economy as a whole. See "Underwriting." The valuation of the Company has not been established on a company-by-company basis, and no third party appraisals of the Founding Companies were obtained by the Company for purposes of the Offering nor has a fairness opinion been obtained. A valuation of the Company determined solely by appraisal of the individual Founding Companies would likely result in a different valuation of the Company than that reflected by the initial public offering price of the Common Stock offered hereby. The aggregate consideration related to the Founding Companies (other than General Roofing Industries) will be approximately $101.8 million, which will consist of $58.7 million in Common Stock and $25.7 million in cash, assumed debt of $11.7 million for the S Corporation Distributions and $9.7 million of assumed existing debt to be repaid upon completion of the Offering. The consideration to be paid by the Company for each Founding Company other than GRI, the accounting acquirer, was based upon arms-length negotiations between the Company's management and the stockholders of each Founding Company, and management considered a number of factors including historical and anticipated earnings, customer base, geographic location, market presence and management of each Founding Company, among other factors. There can be no assurance that the consideration paid or to be paid by the Company for the Founding Companies accurately reflects the value of the assets of these companies or that the percentage of Common Stock of the Company owned by the former owners of the Founding Companies reflects the value of the assets of the Founding Companies. See "The Combination."

AVAILABILITY OF SKILLED ROOFING LABOR

     The timely provision of high-quality maintenance, repair, restoration, re-roofing and new roof construction services requires an adequate supply of skilled roofing labor. The supply of roofing labor is sensitive to economic and competitive conditions and the level of demand for roofing services. Accordingly, the Company's ability to increase its productivity and profitability may be limited by its ability to employ, train and retain the skilled roofing laborers necessary to meet the Company's service requirements. From time to time, there are shortages of skilled labor, and there can be no assurance that the Company will be able to maintain an adequate skilled labor force necessary to operate efficiently, that the Company's labor expense will not increase as a result of a shortage in the supply of skilled labor or the unionization of a portion of its labor force, or that the Company will not have to curtail its planned internal growth as a result of labor shortages. At March 31, 1998, the Company had 1,960 full-time employees, including 1,666 employees in field operations and 294 managers and administrative employees. Approximately 600 employees in seven of the Founding Companies are members of unions and work under collective bargaining agreements which are subject to renegotiation from time to time. See "Business -- Personnel, Training and Safety."

FACTORS AFFECTING INTERNAL GROWTH

     The Company's ability to increase the revenues of the Founding Companies and any subsequently acquired company will be affected by various factors, including demand for commercial roofing services, the level of new construction, the Company's ability to expand the range of services offered to customers of individual Founding Companies and other acquired businesses, the Company's ability to develop national accounts and other marketing programs in order to attract new customers and the Company's ability to attract and retain a sufficient number of skilled roofing labor and other necessary personnel. Many of these factors are beyond the control of the Company, and there can be no assurance that the Company's operating and internal growth strategies will be successful or that it will be able to generate cash flow adequate for its operation and to support internal growth. Furthermore, there can be no assurance that management can integrate acquired companies and reduce overhead expenses. See "Business -- Strategy -- Operating Strategy."

COMPETITION

     The commercial roofing industry is highly fragmented and competitive and is served principally by small, owner-operated private companies. The Company competes for sales with numerous roofing companies in each of its markets. Certain of these smaller competitors have lower overhead cost structures and may be able to provide their services at lower rates than the Company. There can be no assurance that the Company will not encounter increased competition from existing competitors or new market entrants that may be significantly larger and have greater financial and marketing resources. In addition, to the extent existing or future competitors seek to gain or retain market share by reducing prices, the Company may be required to lower its prices, which may adversely affect operating results. Existing or future competitors also may seek to compete with the Company for acquisition candidates. Other consolidators of commercial roofing companies may have greater financial and other resources than the Company, which could have the effect of increasing the price for acquisitions or reducing the number of suitable acquisition candidates. See "Business -- Competition."

DEPENDENCE ON KEY PERSONNEL

     The Company's operations depend on the continuing efforts of its executive officers and the senior management of the Founding Companies, and the Company will depend on the senior management of significant businesses it acquires in the future. The business of the Company could be affected adversely if any of these persons does not continue in his or her management role with the Company or an acquired business and the Company is unable to attract and retain qualified replacements. Certain shareholders and key managers of the Founding Companies have entered into employment agreements containing, among other things, confidentiality and non-competition provisions. The Company has "key man" life insurance policies on the life of Gregg E. Wallick in the amount of $3.0 million. The Company is the beneficiary of such policy. See "Management."

CONTROL BY EXISTING MANAGEMENT AND SHAREHOLDERS

     Upon the consummation of the Offering, the existing stockholders of the Founding Companies will beneficially own in the aggregate approximately 61.0% of the outstanding Common Stock (57.6% if the Underwriters' over-allotment is exercised in full). Accordingly, such persons will have substantial influence on the Company, which influence might not be consistent with the interests of other shareholders, and on the outcome of any matters submitted to the Company's shareholders for approval. In addition, although there is no current agreement, understanding or arrangement for these shareholders to act together on any matter, these shareholders may have economic and business reasons to act together, and would be in a position to execute significant influence over the affairs of the Company if they were to act together in the future. If these persons were to act in concert, they might, as a practical matter, be able to exercise control over the Company's affairs, including the election of the entire Board of Directors and any matter submitted to a vote of shareholders. See "Security Ownership of Certain Beneficial Owners and Management."

AMORTIZATION OF GOODWILL

     The Company's balance sheet immediately following the Offering and consummation of the acquisition of the Founding Companies will include an amount designated as "goodwill" that represents 49% of assets and 67% of stockholders' equity. Goodwill arises when an acquirer pays more for a business than the fair value of the tangible and separately measurable intangible net assets. Generally accepted accounting principles require that this and all other intangible assets be amortized over the period benefited. Management has determined that period is no less than 40 years.

     If the Company were to assign a shorter life to a material portion of the goodwill, earnings reported in periods immediately following the acquisition of the Founding Companies would be reduced. Earnings in later years could be significantly affected if management determined then that the remaining balance of goodwill was impaired. Management has reviewed with its independent accountants all of the factors and related future cash flows which it considered in arriving at the amount incurred to acquire each of the Founding Companies. Management concluded that the anticipated future cash flows associated with intangible assets recognized in the acquisitions will continue indefinitely, and there is no persuasive evidence that any material portion will dissipate over a period shorter than 40 years.

PROCEEDS OF OFFERING PAYABLE FOR PURCHASE PRICE FOR FOUNDING COMPANIES AND FOR EXISTING OBLIGATIONS

     The Company will use approximately $35.4 million of net proceeds of the Offering to fund the cash portion of the consideration paid to acquire the Founding Companies and to repay debt assumed and certain obligations resulting from the acquisition of the Founding Companies. Accordingly, only approximately $12.7 million of the net proceeds of the Offering will be available to meet the Company's cash requirements following the closing of the Offering. See "Use of Proceeds" and "The Combination."

REGULATION

     The Company's business and the activities of its roofing contractors are subject to various federal, state, and local laws, regulations and ordinances relating to, among other things, the licensing and certification of roofing contractors, OSHA standards, advertising, building and zoning regulations and environmental laws and regulations relating to the disposal of demolition debris and other solid wastes. The Company has not undertaken comprehensive environmental reviews of all of the individual Founding Companies. Instead, as to environmental issues, the Company will rely on its own investigations and on the indemnity obligations of the Stockholders of each of the Founding Companies contained in the individual acquisition agreements. There can be no assurance that the Company will not discover existing or incur future environmental claims, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     In certain jurisdictions, the Company or one of its employees is required to be a licensed contractor. In addition, certain jurisdictions require the Company to obtain a building permit for each roofing project. The Company is also subject to certain federal, state and local laws and regulations, which, among other things, regulate the Company's advertising, warranties and disclosures to customers. Although the Company believes that it has been and is currently in compliance in all material respects with such laws and regulations, there can be no assurance that in the future the Company's results of operations will not be materially adversely affected by existing or new laws or regulations applicable to the Company's business. See "Business -- Government Regulation."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

     Upon the closing of the Offering, 10,258,667 shares of Common Stock will be outstanding. The 4,000,000 shares sold in this Offering (other than shares that may be purchased by affiliates of the Company) will be freely tradable. The remaining 6,258,667 shares of Common Stock outstanding may be resold publicly only following their effective registration under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an available exemption (such as provided by Rule 144 under the Securities Act following a holding period for previously unregistered shares) from the registration requirements of the Securities Act. Sales made pursuant to Rule 144 must comply with its applicable volume limitations and other requirements. The holders of Common Stock issued in connection with the Combination have agreed with the Company and the Underwriters that they generally will not sell, transfer or otherwise dispose of any of their shares for two years following the date of acquisition of such shares.

     Upon the closing of the Offering, the Company also will have outstanding options and warrants to purchase up to a total of 282,222 shares of Common Stock, none of which will be exercisable until February 1999. In addition, the Company will grant options to purchase approximately 560,000 shares of Common Stock to employees and directors of the Company upon the consummation of the Offering pursuant to the Company's 1998 Stock Option and Restricted Stock Purchase Plan. The Company intends to register all the shares subject to these options and warrants under the Securities Act for public resale.

     The Company, its directors and executive officers and certain other shareholders have agreed not to offer or sell any shares for a period of 180 days following the date of this Prospectus without the prior written consent of The Robinson-Humphrey Company, LLC, except (A) that the Company may issue Common Stock in the Offering, in connection with acquisitions generally, and pursuant to the exercise of stock options which are either (i) outstanding on the date of this Prospectus or (ii) issued under the Company's 1998 Stock Option and Restricted Stock Purchase Plan, provided that no such shares of Common Stock or options shall be transferable or exercisable, as the case may be, prior to 180 days from the date of this Prospectus and (B) that such directors, executive officers and shareholders may sell Common Stock pursuant to a cashless exercise of such stock options or make a bona fide gift of Common Stock, provided that the donee agrees to be bound by the terms of the donor's lockup agreement. However, this restriction may be waived by The Robinson-Humphrey Company, LLC in its discretion.

     The effect, if any, of the availability for sale, or sale, of the shares of Common Stock eligible for future sale on the market price of the Common Stock prevailing from time to time is unpredictable, and no assurance can be given that the effect will not be adverse. See "Shares Eligible for Future Sale."

RESTRICTIONS ON DIVIDENDS; DEPENDENCE ON SUBSIDIARIES

     The Company will conduct its operations through subsidiaries, including the Founding Companies, and is therefore dependent upon the cash flow of and the transfer of funds by those subsidiaries to the Company in the form of loans, dividends or otherwise to meet its financial obligations. Each Founding Company and any future subsidiary of the Company will be distinct legal entities and will have no obligation, contingent or otherwise, to transfer funds to the Company. The Company's ability to pay dividends on the Common Stock could be restricted by the terms of subsequent financings and shares of Preferred Stock that may be issued in future transactions. See "Description of Capital Stock." In addition, the terms of the Company's revolving credit facility to be entered into concurrently with the consummation of the Offering will restrict the payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Pro Forma Combined."

NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, no public market for the Common Stock has existed, and the initial public offering price, which will be determined by negotiation between the Company and representatives of the Underwriters, may not be indicative of the price at which the Common Stock will trade after the Offering. See "Underwriting" for the factors considered in determining the initial public offering price. No assurance can be given that an active trading market for the Common Stock will develop or, if it developed, that it will continue after the Offering. The market price of the Common Stock after the Offering may be subject to significant fluctuations from time to time in response to numerous factors, including variations in the reported financial results of the Company and changing conditions in the economy in general or in the Company's industry in particular. In addition, stock markets generally experience significant price and volume volatility from time to time which may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

LIABILITY AND INSURANCE

     The Company's business exposes it to potential claims for personal injury or death resulting from injuries to its employees and other persons caused in connection with the Company's maintenance, repair or installation of roofing systems. Certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, are generally not covered by the Company's insurance. The Company carries comprehensive insurance subject to a deductible. There can be no assurance that existing or future claims will not exceed the level of the Company's insurance, or that such insurance will continue to be available on economically reasonable terms, if at all. See "Business -- Insurance" and "-- Legal Proceedings."

POSSIBLE ANTI-TAKEOVER EFFECTS OF FLORIDA LAW, CHARTER PROVISIONS AND PREFERRED STOCK

     The Company is incorporated under the laws of the State of Florida. Certain provisions of Florida law may have the effect of delaying, deferring or preventing a change in control of the Company. In addition, certain provisions of the Company's Articles of Incorporation ("Articles") and Bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a shareholder might consider in its best interest. The Board of Directors can, without any vote or action by the holders of the Common Stock, authorize and issue shares of preferred stock with voting or conversion rights and other privileges and preferences that could adversely affect the voting or other rights of holders of the Common Stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of the Company. See "Description of Capital Stock -- Anti-Takeover Effects of Certain Provisions of Florida Law" and "-- Certain Provisions of the Company's Articles and Bylaws."

IMMEDIATE, SUBSTANTIAL DILUTION

     Purchasers of Common Stock in the Offering (i) will experience immediate, substantial dilution in the net tangible book value of their stock of $10.97 per share and (ii) may experience further dilution in that value from issuances of Common Stock in connection with future acquisitions. See "Dilution."

YEAR 2000 ISSUE

     Several of the Founding Companies are not year 2000-compliant. The Company has plans to prepare its computer systems and related software to accommodate sensitive information relating to the year 2000. The Company intends for the Founding Companies to convert their computer systems as part of its program to adopt best practices and leverage its propriety enterprise information system. The Company expects that any additional costs related to ensuring that such systems and software will be ready for the year 2000 will not be material to the financial condition or results of operations of the Company. In addition, the Company is discussing with its vendors and customers the possibility of any difficulties which may affect the Company as a result of its vendors and customers ensuring that their computer systems and software are year 2000-compliant. To date, no significant concerns have been identified. However, there can be no assurance that no year 2000-related computer operating problems or expenses will arise with the Company's computer systems and software or in the computer systems and software of the Company's vendors and customers.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED COMMON STOCK

     Following the Offering, the Company will have 79,741,333 authorized but unissued shares of Common Stock available for future issuance without shareholder approval, subject to applicable requirements of the Nasdaq National Market. These additional shares of Common Stock may be utilized for a variety of corporate purposes, including acquisitions, future public offerings to raise additional capital, and employee benefits plans and director compensation plans. The existence of these shares may enable the Board to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management. See "Description of Capital Stock."

                                  THE COMPANY

     The Company was founded in 1998 to create the leading nationwide provider of commercial roofing services. Concurrently with, and as a condition to, the Offering, the Company plans to acquire the 18 Founding Companies, which are comprised of 12 unaffiliated groups of companies, and also include other affiliated companies providing administrative and other services. The Founding Companies, which have been in business for an average of approximately 28 years, had pro forma combined 1997 revenues and income from operations of approximately $195.9 million and $13.4 million, respectively. Following the Combination and the Offering, the Company will have operations in 20 cities in 12 states, and will be one of the largest providers of commercial roofing services in the United States. The aggregate consideration (the "Acquisition Consideration") to be paid by the Company for the Founding Companies consists of approximately $41.3 million in cash (without giving effect to certain earn-out provisions and distributions to be made by certain Founding Companies prior to the consummation of the Offering) and 6,258,667 shares of Common Stock. Certain shareholders and key managers of the Founding Companies have entered into employment agreements containing, among other things, confidentiality and non-competition provisions. Certain information for the Founding Companies is set forth below.

                                                                PERCENTAGE OF 1997 REVENUES
                                                               -----------------------------
                                                                  REPAIR,
                          YEAR                                  RESTORATION       NEW ROOF         TOTAL
  FOUNDING COMPANIES     FOUNDED       HEADQUARTERS SITE       AND RE-ROOFING   CONSTRUCTION    REVENUES(1)
  ------------------     -------   -------------------------   --------------   ------------   --------------
                                                                                               (IN THOUSANDS)
General Roofing
  Industries(2)........   1988     Pompano Beach, Florida            52%             48%          $ 26,792
The C.E.I. Companies
  ("C.E.I.")
  C.E.I. Roofing,
     Inc...............   1981     Dallas, Texas                     53              47             17,929
  C.E.I. West Roofing
     Company, Inc......   1977     Denver, Colorado                  40              60             16,991
  C.E.I. Florida,
     Inc...............   1978     DeBary, Florida                   60              40             10,243
Blackmore and Buckner
  Roofing, Inc.........   1919     Indianapolis, Indiana             85              15              7,739
Cyclone Roofing
  Company..............   1964     Indian Trail, N. Carolina         70              30             16,057
Anthony Roofing,
  Ltd..................   1979     Aurora, Illinois                  72              28             19,778
Slavik, Butcher &
  Baecker
Construction Company,
  Inc..................   1977     Rochester Hills, Michigan         95               5             11,265
Advanced Roofing, Inc.
  and Affiliates.......   1983     Ft. Lauderdale, Florida           95               5             12,174
Five-K Industries, Inc.
  and Subsidiary.......   1942     Smyrna, Georgia                   63              37             11,091
Wright-Brown Roofing
  Company..............   1951     Detroit, Michigan                 89              11             15,316
Register Contracting
  Company, Inc.........   1981     Jacksonville, Florida             70              30              6,832
Harrington-Scanlon
  Roofing Company, Inc.
  and Affiliates(3)....   1983     Kansas City, Kansas               38              62             11,816
Specialty Associates,
  Inc. and
  Affiliate(4).........   1975     West Allis, Wisconsin             70              30             17,197
                                                                                                  --------
          Total........                                              65%             35%          $201,220
                                                                     ==              ==           ========

---------------

(1) Several of the individual Founding Companies have fiscal year ends that differ from December 31. All of the Founding Companies will use the fiscal year end December 31 upon the consummation of the Combination. In addition, certain operations of two Founding Companies are not being acquired in the Combination.

(2) Consists of (i) GRI of South Florida, Inc., (ii) GRI of West Florida, Inc.,
    (iii) GRI of Orlando, Inc. and (iv) Dakota Leasing, Inc.
(3) Consists of (i) Harrington-Scanlon Roofing Company, Inc. and Subsidiary,
    (ii) Architectural Sheet Metal, Inc. and (iii) H&S Investments, LLC.
(4) Consists of Specialty Associates, Inc., and SAI Wholesale Distributors, Inc.

     General Roofing Industries ("GRI") was founded in 1988 by Gregg E. Wallick and began its initial operations in south Florida. In 1992, GRI acquired a roofing company in Tampa, Florida and, in 1994, acquired an additional roofing company in Orlando, Florida. GRI currently operates throughout Florida and is the largest commercial roofing company in Florida. GRI specializes in commercial and industrial roofing and sheet metal systems. GRI has approximately 320 employees. GRI has implemented an enterprise information system and centralized accounting system which will be implemented by the Company following the consummation of the Combination. GRI was named Roofing, Siding and Installation Magazine ("RSI") Contractor of the Year in 1993. GRI is a member of the NRCA and the Alliance for Progress. Gregg E. Wallick, its president and chief executive officer, has signed a three year employment agreement with the Company and serves as the President and Chief Executive Officer and Chairman of the Board of Directors of the Company.

     C.E.I. Roofing, Inc. ("C.E.I. Roofing") was founded in 1981 by George Cook, John C. Cook and Doug Reader, and operates in Dallas, Texas and Detroit, Michigan. C.E.I. Roofing specializes in commercial and industrial roofing and sheet metal systems. C.E.I. Roofing has approximately 210 employees. George Cook, its executive vice president, and Doug Reader, its president, have signed three year employment agreements to continue in their present positions with C.E.I. Roofing upon the consummation of the Combination.

     C.E.I. West Roofing Company, Inc. ("C.E.I. West") was founded in 1977 by George Cook, John C. Cook and Frederick E. Holland and operates in Denver, Colorado and Sacramento, California. C.E.I. West specializes in commercial and industrial roofing and sheet metal systems. C.E.I. West has approximately 200 employees. Frederick E. Holland, its president, and Michael McClane, the vice president and manager of C.E.I. West's Sacramento, California branch office, have signed three year employment agreements to continue in their present positions with C.E.I. West upon the consummation of the Combination.

     C.E.I. Florida, Inc. ("C.E.I. Florida") was founded in 1978 by George Cook, John C. Cook and Ron Martin and operates in north and central Florida. C.E.I. Florida specializes in commercial and industrial roofing and sheet metal systems. C.E.I. Florida has approximately 100 employees. John C. Cook, its president and chief executive officer, has signed a three year employment agreement to continue in his present position with C.E.I. Florida and will become a director of the Company upon the consummation of the Combination.

     Blackmore and Buckner Roofing, Inc. ("Blackmore & Buckner") was founded in 1919 and operates primarily in central Indiana. Blackmore & Buckner specializes in commercial and industrial roofing and sheet metal systems. Blackmore & Buckner has approximately 100 employees. Stephen Buckner, its president, and Donald Parrish, its vice president, have each signed a three year employment agreement to continue in their present positions with Blackmore & Buckner upon the consummation of the Combination.

     Cyclone Roofing Company ("Cyclone Roofing") was founded in 1964 and operates primarily in North Carolina and South Carolina. Cyclone Roofing specializes in commercial and industrial roofing and sheet metal systems. Cyclone Roofing has approximately 140 employees. Cyclone Roofing has been recognized for outstanding work by the U.S. Army and Metal Architecture, a trade magazine. R. Wayne Cooke, its president, has signed a three year employment agreement to continue in his present position with Cyclone Roofing upon the consummation of the Combination.

     Anthony Roofing, Ltd. ("Anthony Roofing") was founded in 1979 and operates in the Chicago, Illinois metropolitan area. Anthony Roofing specializes in commercial and industrial roofing and sheet metal systems. Anthony Roofing has approximately 130 employees. Joel A. Thompson, its founder and president, has signed a three year employment agreement to continue in his present position with Anthony Roofing and will become a director of the Company upon the consummation of the Combination.

     Slavik, Butcher & Baecker Construction Company, Inc. ("Slavik Butcher"), was founded in 1977 and operates in east and central Michigan. Slavik Butcher specializes in re-roofing and restoration, and has expertise in low and steep-sloped roofing. Slavik Butcher was named Contractor of the Year by RSI in 1994. Slavik Butcher has approximately 65 employees. Patrick Butcher, its co-founder and president, and Joe Butcher, its co-founder, vice president and chief financial officer, have signed three year employment agreements to continue in their present positions with Slavik Butcher upon the consummation of the Combination.

     Advanced Roofing, Inc. ("Advanced Roofing") was founded in 1983 and operates primarily in Florida. Advanced Roofing specializes in commercial and industrial roofing and sheet metal systems, and has expertise in difficult re-roofing projects. Advanced Roofing has approximately 100 employees. Robert Kornahrens, its founder and president, has signed a three year employment agreement to continue in his present position with Advanced Roofing upon the consummation of the Combination.

     Five-K Industries, Inc., which conducts business under the name of "Therrel-Kizer" ("Therrel-Kizer" or "Five-K") was founded in 1942 and operates in the Atlanta, Georgia metropolitan area. Therrel-Kizer specializes in commercial and industrial roofing and sheet metal systems, and has expertise in large-scale roofing projects. Therrel-Kizer has approximately 100 employees. Herbert J. Kizer III, its president and chief executive officer, has signed a three year employment agreement to continue in his present position with Therrel-Kizer upon the consummation of the Combination.

     Wright-Brown Roofing Company ("Wright-Brown") was founded in 1951 and operates in the Detroit, Michigan metropolitan area. Wright-Brown specializes in commercial and industrial roofing and sheet metal systems, and has a full service roof management program. Wright-Brown has approximately 120 employees. In 1997, Wright-Brown received the Ford Motor Companies Q1 Preferred Quality Supplier Award. Thomas E. Brown, Jr., its chairman and chief executive officer, has previously served as a director of the NRCA. Mr. Brown has signed a three year employment agreement to continue in his present position with Wright-Brown and will become a director of the Company upon the consummation of the Combination. Terry M. Mudge, its President, has signed a three year employment agreement to continue in his present position with Wright-Brown upon the consummation of the Combination.

     Register Contracting Company, Inc. ("Register Roofing") was founded in 1981 and operates in north Florida. Register Roofing specializes in commercial and industrial roofing and sheet metal systems, and has experience in working with architects and owners on various types of roof designs and specifications. Register Roofing has approximately 85 employees. Gary Register, its founder and president, has signed a three year employment agreement to continue in his present position with Register Roofing upon the consummation of the Combination.

     Harrington-Scanlon Roofing Company, Inc. ("Harrington-Scanlon") was founded in 1983 and operates in western Missouri and eastern Kansas and in the Tucson and Phoenix, Arizona areas. Harrington-Scanlon specializes in commercial and industrial roofing and sheet metal systems. Harrington-Scanlon has approximately 140 employees. J.R. Harrington, its co-founder and president, and Kevin Scanlon, its co-founder and vice president, have signed three year employment agreements to continue in their present positions with Harrington-Scanlon upon the consummation of the Combination.

     Specialty Associates, Inc. ("Specialty Associates") was founded in 1975 and operates in the Milwaukee, Wisconsin metropolitan area. Specialty Associates specializes in commercial and industrial roofing and sheet metal systems, and has expertise in designing and renovating roofing systems. Specialty Associates has approximately 140 employees. Ronald J. Werowinski, its president, has signed a three year employment agreement to continue in his present position with Specialty Associates, upon the consummation of the Combination.

     The Company is a Florida corporation with its principal executive offices located at 951 South Andrews Avenue, Pompano Beach, Florida 33069, and its telephone number is (954) 942-3550.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock in the Offering (at an assumed offering price of $14.00 per share) are estimated to be approximately $48.1 million ($55.9 million if the Underwriters' over-allotment option is exercised in full) after deduction of underwriting discounts and Offering expenses payable by the Company. The Company plans to use $25.7 million to fund the cash portion of the Acquisition Consideration. The Company intends to use $9.7 million to repay certain outstanding indebtedness of the Founding Companies with a weighted average interest rate of 9.3%, and the remaining proceeds will be used for general corporate purposes, including working capital and future acquisitions. Any net proceeds received from the exercise of the Underwriters' over-allotment option will be used for future acquisitions and for general corporate purposes. See "The Combination" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Supplemental Historical Combined." Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term investment grade or U.S. government interest bearing securities.

                                 CAPITALIZATION

     The following table sets forth the current maturities of long-term debt and the capitalization of (i) GRI as of March 31, 1998 (A) on a historical basis and
(B) as adjusted to give effect to planned S Corporation Distributions and (ii) the Company as of March 31, 1998 (A) on a pro forma combined basis after giving effect to the Combination and related transactions, and (B) on a pro forma combined basis after giving effect to the Combination and related transactions, as adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements of the Company and the notes thereto, included elsewhere in this Prospectus.


                                                                                        PRO FORMA
                                              GRI           GRI-ADJUSTED          AS OF MARCH 31, 1998
                                           HISTORICAL     FOR S CORPORATION      -----------------------
                                             AS OF          DISTRIBUTIONS                     COMBINED
                                         MARCH 31, 1998    MARCH 31, 1998        COMBINED    AS ADJUSTED
                                         --------------   -----------------      --------    -----------
                                                                 (IN THOUSANDS)
Notes Payable and Current Maturities of
  Long-Term Debt.......................      $  931            $1,331            $42,076(1)    $12,364
                                             ======            ======            =======       =======
Long-Term Debt, net of Current
  Maturities...........................      $3,720             3,720            $ 6,054       $   410
                                             ------            ------            -------       -------
Stockholders' Equity:
  Preferred Stock: $.01 par value,
     10,000,000 shares authorized; no
     shares issued and outstanding.....          --                                   --            --
  Common Stock: $.01 par value,
     90,000,000 shares authorized;
     6,258,667 shares issued and
     outstanding, pro forma combined;
     and 10,258,667 shares issued and
     outstanding, pro forma combined as
     adjusted(2).......................           1                 1                 63           103
Additional Paid-In Capital.............         879               545             47,223        95,263
Retained Earnings......................         398                 0                 --            --
                                             ------            ------            -------       -------
          Total Stockholders' Equity...       1,278               546             47,286        95,366
                                             ------            ------            -------       -------
          Total Capitalization.........      $4,998            $4,266            $53,340       $95,776
                                             ======            ======            =======       =======


---------------

(1) Includes (i) $12.1 million in short-term obligations to reflect that portion of S Corporation Distributions that will be funded through borrowings and
    (ii) $25.7 million in notes payable to the stockholders of the Founding Companies, representing the cash portion of the Acquisition Consideration to be paid from the net proceeds of the Offering.
(2) Excludes shares of Common Stock subject to options, of which options to purchase approximately 560,000 shares of Common Stock will be granted to employees and directors of the Company immediately following the Offering and options to purchase 216,300 shares of Common Stock will be issued in the Combination upon conversion of existing options of GRI. Also excludes warrants to purchase 65,922 shares of Common Stock that will be issued upon conversion of outstanding warrants of GRI. See "Management -- 1998 Stock Option and Restricted Stock Purchase Plan." GRI Historical consists of 1,200 shares, $1 par value of the four affiliates comprising GRI.

                                DIVIDEND POLICY

     The Company does not anticipate paying any dividends on its Common Stock in the foreseeable future. The Company intends to retain earnings to finance the expansion of its business, to repay indebtedness and for general corporate purposes. Any payment of future dividends will be at the discretion of the Board and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other relevant factors. In addition, the terms of the Company's revolving credit facility to be entered into concurrently with the consummation of the Offering will restrict the payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Pro Forma Combined."

                                    DILUTION

     At March 31, 1998, after giving effect to the Combination as if it had occurred at such date, the deficit in pro forma combined net tangible book value of the Company would have been approximately $17.0 million, or $2.72 per share. The deficit in pro forma combined net tangible book value is equal to the aggregate net tangible book value (tangible assets less total liabilities) of the Company after giving effect to the Combination. The number of shares used for the per share calculation includes the 6,258,667 shares of Common Stock to be issued in the Combination but does not include shares to be issued in the Offering. After giving effect to the Combination and the sale by the Company of the 4,000,000 shares of Common Stock offered hereby and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma combined net tangible book value of the Company would have been $31.1 million, or $3.03 per share. This represents an immediate increase in pro forma net tangible book value of $5.75 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $10.97 per share to new investors purchasing the shares of Common Stock in the Offering. The following table illustrates this per share dilution:

Assumed initial public offering price............................   $14.00
  Pro forma combined net tangible book value prior to the
     Offering.............................................  (2.72)
  Increase in pro forma net tangible book value
     attributable to new investors........................   5.75
                                                            -----
Pro forma combined net tangible book value after the Offering....     3.03
                                                                    ------
Dilution to new investors........................................   $10.97
                                                                    ======

     The following table sets forth on a pro forma basis, after giving effect to the Combination as of March 31, 1998, the number of shares of Common Stock purchased from the Company, the total consideration to the Company and the average price per share paid to the Company by (i) existing stockholders of the Founding Companies and (ii) the new investors purchasing Common Stock from the Company in the Offering (before deducting underwriting discounts and commissions and estimated Offering expenses):

                                           SHARES PURCHASED
                                         --------------------        TOTAL       AVERAGE PRICE
                                           NUMBER     PERCENT    CONSIDERATION     PER SHARE
                                         ----------   -------    -------------   -------------
Existing stockholders of Founding
  Companies(1)(2)......................   6,258,667     61.0%    $(17,012,000)      $(2.72)
New investors..........................   4,000,000     39.0       56,000,000        14.00
                                         ----------    -----     ------------
          Total........................  10,258,667    100.0%    $ 38,988,000
                                         ==========    =====     ============

---------------

(1) See "The Combination" for a discussion of the issuance of Common Stock to the owners of the Founding Companies.
(2) Total consideration paid by the Company to the stockholders of the Founding Companies represents the combined historical owners' equity of the Founding Companies before the Combination and the Offering, and has been adjusted to reflect (i) the payment of $25.7 million in cash to the owners of the Founding

    Companies as part of the Acquisition Consideration and (ii) the S Corporation Distributions of $15.3 million. The Combination excludes certain assets and operations of the Founding Companies with a net book value of $1.1 million, not required for the ongoing operations of the Company.

     The foregoing tables assume no exercise of outstanding options and warrants. Upon consummation of the Offering, there will be 216,300 and 65,922 shares of Common Stock issuable upon exercise of options and warrants, respectively, to purchase shares of Common Stock at average exercise prices of $6.38 and $.01 per share, respectively. In addition, immediately following the Offering, the Company will grant options to purchase approximately 560,000 shares of Common Stock to employees and directors of the Company pursuant to the Company's 1998 Stock Option and Restricted Stock Purchase Plan at an option price equal to the Offering price per share. See "Management -- 1998 Stock Option and Restricted Stock Purchase Plan."

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The Company will acquire the Founding Companies concurrently with, and as a condition to, the consummation of the Offering. For financial statement presentation purposes, GRI has been designated as the "accounting acquirer," and the historical financial statements of GRI will be regarded as the historical financial statements of the Company. The following selected historical financial data for GRI as of October 31, 1996 and 1997, and for the years ended October 31, 1995, 1996 and 1997, have been derived from audited combined financial statements of GRI included elsewhere in this Prospectus. The selected historical financial data for the five months ended March 31, 1997 and 1998, and as of October 31, 1993, 1994 and 1995, and for the years ended October 31, 1993 and 1994, have been derived from the unaudited combined financial statements of GRI, which have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, consisting of normal recurring items, necessary for a fair presentation of such data. The results of operations for the periods ended March 31, 1997 and 1998 should not be regarded as indicative of the results that may be expected for a full year.

     The summary unaudited pro forma combined financial data below present certain financial data for the Company and includes (i) the effects of the Combination and (ii) the effect of certain other pro forma adjustments to the historical financial statements. The summary unaudited pro forma combined as adjusted financial data below includes the effects of the consummation of the Offering and the application of the net proceeds therefrom. The unaudited pro forma combined income statement data assume that the Combination, the Offering and related transactions were closed on January 1, 1997, and are not necessarily indicative of the results that the Company would have obtained had these events actually occurred at that date or of the Company's future results. During the periods presented below, the Founding Companies were not under common control of management and, therefore, the data presented may not be comparable to or indicative of results to be achieved by the Company. The unaudited pro forma combined income statement data are based on preliminary estimates, available information and certain assumptions that Company management deems appropriate. The unaudited pro forma combined balance sheet data assume that the Combination was consummated on March 31, 1998. The unaudited pro forma combined financial data should be read in conjunction with the other financial information included elsewhere in this Prospectus. See the Unaudited Pro Forma Combined Financial Statements and the notes thereto, included elsewhere in this Prospectus.

     Because of varying weather patterns, the commercial roofing industry is seasonal in nature. Typically, because of winter weather during the first and fourth calendar quarters of each year, the Founding Companies have experienced periods of relatively lower revenues and gross profits with no corresponding decrease in selling, general and administrative expenses. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Seasonal and Cyclical Nature of the Commercial Roofing Industry" for a more detailed discussion of seasonality.

                                                                                PRO FORMA                            PRO FORMA
                                                                                 COMBINED                           COMBINED AS
                                                                               AS ADJUSTED    FIVE MONTHS ENDED      ADJUSTED
                                        YEAR ENDED OCTOBER 31,(1)               YEAR ENDED        MARCH 31,        THREE MONTHS
                             -----------------------------------------------   DECEMBER 31,   -----------------   ENDED MARCH 31,
                              1993      1994      1995      1996      1997         1997        1997      1998          1998
                             -------   -------   -------   -------   -------   ------------   -------   -------   ---------------
INCOME STATEMENT DATA:
Revenues...................  $13,649   $18,984   $18,174   $24,810   $26,792   $   195,909    $11,339   $10,838     $    39,584
Cost of Revenues...........   10,249    13,900    13,559    17,258    19,101       153,390      7,738     8,016          31,701
                             -------   -------   -------   -------   -------   -----------    -------   -------     -----------
Gross Profit...............    3,400     5,084     4,615     7,552     7,691        42,519      3,601     2,822           7,883
Selling, General and
  Administrative
  Expenses(2)(3)...........    3,291     5,498     4,955     6,570     6,995        27,497      2,557     3,244           7,587
Goodwill Amortization(4)...       --        --        --        --        --         1,607         --        --             402
                             -------   -------   -------   -------   -------   -----------    -------   -------     -----------
Income (Loss) from
  Operations...............      109      (414)     (340)      982       696        13,415      1,044      (422)           (106)
Interest and Other Income
  (Expense), net(5)........       61       (86)      (73)      (22)      (71)         (531)        15      (176)           (134)
                             -------   -------   -------   -------   -------   -----------    -------   -------     -----------
Income (Loss) before Income
  Taxes....................      170      (500)     (413)      960       625        12,884      1,059      (598)           (240)
Provision for Income
  Taxes(6).................       --        --        --        --        --        (5,652)        --        --             (64)
                             -------   -------   -------   -------   -------   -----------    -------   -------     -----------
Net Income (Loss)..........  $   170   $  (500)  $  (413)  $   960   $   625   $     7,232    $ 1,059   $  (598)    $      (304)
                             =======   =======   =======   =======   =======   ===========    =======   =======     ===========
Basic and Diluted Earnings
  (Loss) per Share.........                                                    $      0.70                          $     (0.03)
                                                                               ===========                          ===========
Shares used in Computing
  Pro Forma Net Income
  (Loss) per Share(7)......                                                     10,258,667                           10,258,667



                                                                                                             PRO FORMA
                                                                 HISTORICAL                            AS OF MARCH 31, 1998
                                           ------------------------------------------------------   ---------------------------
                                                       AS OF OCTOBER 31,                  AS OF                      COMBINED
                                           ------------------------------------------   MARCH 31,                       AS
                                            1993     1994     1995     1996     1997      1998      COMBINED        ADJUSTED(8)
                                           ------   ------   ------   ------   ------   ---------   ---------       -----------
BALANCE SHEET DATA:
Working Capital (Deficiency)(5)..........  $1,562   $1,161   $  616   $1,093   $  447    $1,845     $(23,530)(9)     $ 18,906
Total Assets.............................   3,750    4,924    5,280    6,591    7,523     9,394      118,181          130,905
Long-Term Debt net of Current
  Maturities(5)..........................     505      666      494      665      767     3,520        6,054              410
Total Stockholders' Equity(5)............   1,055      683      270    1,140    1,570     1,278       47,286           95,366


---------------

 (1) Concurrent with the Combination, GRI intends to change its year end from October 31 to December 31.
 (2) The pro forma combined income statement data reflect an aggregate of $3.3 million for the year ended December 31, 1997 and $317,000 for the three months ended March 31, 1998 in pro forma reductions in salaries, bonuses, and benefits to the owners and key employees of the Founding Companies. The owners and key employees have agreed to these reductions effective upon the Combination. See Note 4 to the Unaudited Pro Forma Combined Financial Statements.
 (3) Includes $498,000, $331,000, and $215,000 of expenses for the build-up of corporate management and infrastructure during the year ended October 31, 1997, the five months ended March 31, 1998 and the three months ended March 31, 1998, respectively.
 (4) Consists of amortization of goodwill to be recorded as a result of the Combination over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.
 (5) Several of the Founding Companies are S Corporations. Prior to the Combination, these Founding Companies will make S Corporation Distributions totaling $15.3 million. Certain Founding Companies will incur debt of $12.1 million relating to these distributions and, subsequent to the Offering, such amounts will be repaid from borrowings by the Company. Accordingly, pro forma interest expense has been increased by $968,000 for the year ended December 31, 1997 and $242,000 for the three months ended March 31, 1998, pro forma working capital has been reduced by $2.6 million, pro forma debt has been increased by $12.1 million and pro forma stockholders' equity has been reduced by $14.9 million. One of the Founding Companies has declared S Corporation distributions of $434,000 which have been recorded as a dividend payable to shareholder and reduction of stockholders' equity in the pro forma combined balance sheet data. This $434,000 is included in the $15.3 million of S Corporation Distributions. The Combination excludes certain assets and operations of the Founding Companies with a net book value of $1.1 million, not required for the ongoing operations of the Company.
 (6) Assumes a corporate income tax rate of 39% and the non-deductibility of goodwill.
 (7) Includes 4,000,000 shares of Common Stock offered hereby and 6,258,667 shares to be issued in connection with the acquisition of the Founding Companies concurrently with the Offering. Excludes 282,222 shares of Common Stock reserved for issuance upon the exercise of stock options and warrants to be issued to holders of options and warrants of certain of the Founding Companies in the Combination. In addition, immediately following the Offering the Company will grant options to purchase approximately 560,000 shares of Common Stock to employees and directors of the Company pursuant to the Company's 1998 Stock Option and Restricted Stock Purchase Plan. See "Management -- 1998 Stock Option and Restricted Stock Purchase Plan."
 (8) Adjusted for the sale of the 4,000,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."
 (9) Includes an aggregate of a $25.7 million of notes payable to the owners of the Founding Companies, representing the cash portion of the Acquisition Consideration to be paid from a portion of the net proceeds of the Offering. Excludes contingent consideration of up to $7.6 million issuable upon achievement of certain operating performance requirements. See Notes
     (3) - (8) of "The Combination."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the historical financial statements of the Founding Companies, and related notes thereto, and "Selected Historical and Pro Forma Financial Data" appearing elsewhere in this Prospectus.

INTRODUCTION

     The Company's revenues are derived primarily from comprehensive roofing services, including re-roofing, restoration and repair, and new roof construction. The Company also provides limited residential roofing services. Approximately 65% of the Company's 1997 pro forma revenues were derived from re-roofing, restoration and repair services, and 35% were derived from new roof construction. The Company also offers maintenance services, which provide recurring revenues and ongoing interaction with its customers. Revenues from fixed-price construction and renovation contracts are generally accounted for on a percentage-of-completion basis using the cost-to-cost method. The cost-to-cost method measures the percentage completion of a contract based on total costs incurred to date compared to total estimated costs to completion. Revenue from the distribution of products is recognized at the time of delivery. Typically, because of winter weather during the first and fourth calendar quarters of each year, the Founding Companies have experienced periods of relatively lower revenues and gross profits with no corresponding decrease in selling, general and administrative expenses.

     Cost of revenues consists primarily of compensation and benefits to field staff, materials, subcontracted services, parts and supplies, depreciation, fuel and other vehicle expenses and equipment rentals. The Company's gross profit percentage, which is gross profit expressed as a percentage of revenues, depends primarily on the relative proportions of costs related to labor and materials. On jobs in which a higher percentage of the cost of revenues consists of labor costs, the Company typically achieves higher gross margins than on jobs where materials represent more of the cost of revenues. Margins are also affected by the competitive bidding process and the technical difficulty of the project. New roof construction work is more likely to be competitively bid than re-roofing, restoration and repair. Typically, re-roofing, restoration and repair jobs are more labor intensive and have higher margins than new roof construction.

     Selling, general and administrative expenses consist primarily of compensation and related benefits for owners, administrative salaries and benefits, advertising, office rent and utilities, property taxes and professional fees. The Founding Companies have operated throughout the periods presented as privately-owned entities and their results of operations reflect tax structures as S Corporations or C Corporations under the Internal Revenue Code ("S Corporations" or "C Corporations") which have influenced the historical level of owners' compensation. Accordingly, selling, general and administrative expenses as a percentage of revenues may not be comparable among the individual Founding Companies. Certain owners and key employees of the Founding Companies have contractually agreed to reductions in their compensation and related benefits totaling approximately $3.3 million in the year ended December 31, 1997 in connection with the Combination. Such reductions in salaries, bonuses and benefits have been reflected as a pro forma adjustment in the Unaudited Pro Forma Combined Statement of Operations presented elsewhere in this Prospectus.

     The Company believes that it will realize savings from (i) consolidation of insurance and bonding programs; (ii) reduction in other general and administrative expenses, such as training and advertising; (iii) the Company's ability to borrow at lower interest rates than the Founding Companies; (iv) consolidation of operations in certain locations; and (v) greater volume discounts from suppliers of materials, parts and supplies. Offsetting these savings will be costs related to the Company's new corporate management, costs of being a public company and costs of integrating the operations of the Founding Companies.

     In July 1996, the Commission issued Staff Accounting Bulletin No. 97 ("SAB 97") relating to business combinations immediately prior to an initial public offering. SAB 97 requires that these combinations be accounted for using the purchase method of acquisition accounting. Under SAB 97, the Founding Company receiving the largest voting position from the shares issued in connection with the Combination must be designated as the "accounting acquirer." Accordingly, GRI is the Founding Company that has been designated as the "accounting acquirer" in the Combination. As a result of the Combination, the excess of the consideration paid over the fair value of the net assets to be acquired will be recorded as goodwill on the Company's balance sheet. Goodwill will be amortized as a non-cash charge to the income statement over a 40-year period. The pro forma impact of this amortization expense, which is non-deductible for tax purposes, is expected to be approximately $1.6 million per year. See "Certain Transactions."

     The Company's balance sheet immediately following the Offering and consummation of the acquisition of the Founding Companies will include an amount designated as "goodwill" that represents 49% of assets and 67% of stockholders' equity. Goodwill arises when an acquirer pays more for a business than the fair value of the tangible and separately measurable intangible net assets. Generally accepted accounting principles require that this and all other intangible assets be amortized over the period benefited. Management has determined that such period is no less than 40 years.

     If the Company were to assign a shorter life to a material portion of the goodwill, earnings reported in periods immediately following the acquisition of the Founding Companies would be reduced. Earnings in later years could be significantly affected if management determined then that the remaining balance of goodwill was impaired. Management has reviewed with its independent accountants all of the factors and related future cash flows which it considered in arriving at the amount incurred to acquire each of the Founding Companies. Management concluded that the anticipated future cash flows associated with intangible assets recognized in the acquisitions will continue indefinitely, and there is no persuasive evidence that any material portion will dissipate over a period shorter than 40 years.

SEASONAL AND CYCLICAL NATURE OF THE COMMERCIAL ROOFING INDUSTRY

     The construction industry is cyclical and is influenced by seasonal factors, as construction activities are usually lower during winter months than other periods. Accordingly, the Company expects its revenues and operating results generally will be lower in the first and fourth quarters. The Founding Companies individually have a relatively narrow geographic and customer mix that can cause significant fluctuations in revenues from period to period based on weather, timing of customer decisions, age and the condition of its customers' facilities. After the Combination, the Company will have a broad geographic, product, and customer mix, which the Company believes will serve to mitigate cyclical and seasonal trends; however, there can be no assurance that period-to-period differences will not occur in the future or that cyclical or seasonal patterns will not emerge. Further, the results of operations for any interim period (on a combined basis and for each of the Founding Companies) are not necessarily indicative of the results for a full year.

RETENTION

     Retention is typically required by roofing contracts for new commercial construction. Retention (defined as amounts withheld from progress billings until final and satisfactory contract completion) is typical on new commercial construction work for both the sheet metal and roofing operations. Retention typically ranges from 5% to 10% of the contract, and may be reduced at the time of final billing of the Company's portion of the contract. The balance may be held until final close-out of the project, including the work of other subcontractors. The amount of retention will vary based upon the mix and timing of contract completion.

GRI

RESULTS OF OPERATIONS -- GRI

     GRI operates as a provider of comprehensive roofing services to commercial, construction and government customers. At the present time, approximately all of GRI's revenues are generated in Florida.

     The following table sets forth certain financial data for GRI for the periods indicated (dollars in thousands).


                                                                                                FIVE MONTHS ENDED
                                                YEAR ENDED OCTOBER 31,                              MARCH 31,
                                  ---------------------------------------------------   ---------------------------------
                                       1995              1996              1997              1997              1998
                                  ---------------   ---------------   ---------------   ---------------   ---------------
Revenues........................  $18,174   100.0%  $24,810   100.0%  $26,792   100.0%  $11,339   100.0%  $10,838   100.0%
Cost of Revenues................   13,559    74.6    17,258    69.6    19,101    71.3     7,738    68.2     8,016    74.0
                                  -------   -----   -------   -----   -------   -----   -------   -----   -------   -----
Gross Profit....................    4,615    25.4     7,552    30.4     7,691    28.7     3,601    31.8     2,822    26.0
Selling, General and
  Administrative Expenses.......    4,955    27.3     6,570    26.5     6,995    26.1     2,557    22.6     3,244    29.9
                                  -------   -----   -------   -----   -------   -----   -------   -----   -------   -----
Operating Income (Loss).........     (340)   (1.9)      982     4.0       696     2.6     1,044     9.2      (422)   (3.9)
Net Income (Loss)...............  $  (413)   (2.3%) $   960     3.9%  $   625     2.3%  $ 1,059     9.3%  $  (598)   (5.5%)
                                  =======   =====   =======   =====   =======   =====   =======   =====   =======   =====


  Five Months Ended March 31, 1998 Compared to the Five Months Ended March 31, 1997

     Revenues. Revenues decreased $501,000, or 4.4%, from $11.3 million for the five months ended March 31, 1997 to $10.8 million for the five months ended March 31, 1998. This decrease was primarily attributable to the extensive rain experienced throughout the state of Florida during the five months ended March 31, 1998 which adversely affected the ability of GRI to provide roofing services during this period.

     Gross Profit. Gross profit decreased $779,000, or 21.6%, from $3.6 million for the five months ended March 31, 1997 to $2.8 million for the five months ended March 31, 1998. Gross margin decreased from 31.8% for the five months ended March 31, 1997 to 26.0% for the five months ended March 31, 1998. This decrease was primarily attributable to the extensive rain experienced throughout the entire state of Florida adversely affecting the ability of GRI to provide roofing services. During periods of rain, measures must be taken to monitor and secure ongoing roofing projects for leaks which adds to the cost of the projects.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $687,000, or 26.9%, from $2.6 million for the five months ended March 31, 1997 to $3.2 million for the five months ended March 31, 1998. This increase was primarily attributable to the enhancement of GRI's infrastructure to facilitate the Offering and the Combination.


     Other Expense. Other expense, net of other income, increased $191,000, or 1,267%, from other income of $15,000 for the five months ended March 31, 1997, to other expense of $176,000 for the five months ended March 31, 1998. This increase is primarily attributable to increased interest expense of $145,000 incurred on additional borrowings related to the financing of the expenses associated with the Offering and the Combination.



     Net Income. As a result of the foregoing, net income decreased $1.7 million, or 156.4%, from net income of $1.1 million for the five months ended March 31, 1997 to a net loss of $598,000 for the five months ended March 31, 1998.


  Year Ended October 31, 1997 Compared to the Year Ended October 31, 1996

     Revenues. Revenues increased $2.0 million, or 8.0%, from $24.8 million for the year ended October 31, 1996 to $26.8 million for the year ended October 31, 1997. This increase was primarily attributable to improved sales efforts and the addition of four new sales associates.

     Gross Profit. Gross profit increased $139,000, or 1.8%, from $7.6 million for the year ended October 31, 1996 to $7.7 million for the year ended October 31, 1997. This increase is primarily attributable to an increase in sales volume. Gross margin decreased from 30.4% for the year ended October 31, 1996 to 28.7% for the year ended October 31, 1997 as a result of an increase in competitive market conditions.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $425,000, or 6.5%, from $6.6 million for the year ended October 31, 1996 to $7.0 million for the year ended October 31, 1997. This increase was primarily attributable to the enhancement of GRI's infrastructure, primarily through the hiring of additional members of management, to facilitate the Offering and the

Combination. In addition, four sales associates were hired during the year ended October 31, 1997 to facilitate revenue growth.

     Other Expense. Other expense, net of other income, increased $49,000, or 224.9%, from $28,000 for the year ended October 31, 1996 to $71,000 for the year ended October 31, 1997. This increase is primarily attributable to increased interest expense incurred on additional borrowings related to the financing of the expenses associated with the Offering and Combination.

     Net Income. As a result of the foregoing, net income decreased $335,000, or 34.9%, from $960,000 for the year ended October 31, 1996 to $625,000 for the year ended October 31, 1997.

  Year Ended October 31, 1996 Compared to the Year Ended October 31, 1995

     Revenues. Revenues increased $6.6 million, or 36.5%, from $18.2 million for the year ended October 31, 1995 to $24.8 million for the year ended October 31, 1996. This increase was primarily attributable to an overall increase in new roofing projects which resulted from increased sales efforts.

     Gross Profit. Gross profit increased $2.9 million, or 63.6%, from $4.6 million for the year ended October 31, 1995 to $7.6 million for the year ended October 31, 1996. Gross margin increased from 25.4% for the year ended October 31, 1995 to 30.4% for the year ended October 31, 1996. The increase in gross profit and gross margin is primarily attributable to a shift in the combination of work from new construction to re-roofing, restoration and repairs.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.6 million, or 32.6%, from $5.0 million for the year ended October 31, 1995 to $6.6 million for the year ended October 31, 1996. The increase was primarily attributable to the addition of three administrative personnel to manage the additional volume of projects obtained, and costs associated with the development and installation of a networked enterprise information system developed to facilitate the increased revenue volume of GRI. Selling, general and administrative expenses as a percentage of revenues remained the same for the year ended October 31, 1995 as compared to the year ended October 31, 1996.

     Other Expense. Other expense, net of other income decreased $51,000, or 70.0%, from $73,000 for the year ended October 31, 1995, to $22,000 for the year ended October 31, 1996. This decrease is primarily attributable to other income generated from proceeds received from an insurance settlement.

     Net Income. As a result of the foregoing, net income increased $1.4 million, or 332.5%, from a net loss of $413,000 for the year ended October 31, 1995 to net income of $960,000 for the year ended October 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES -- GRI

  Five Months Ended March 31, 1998

     GRI used $1.4 million of net cash from operating activities for the five months ended March 31, 1998 as a result of changes in operating assets and liabilities and a net loss of $548,000, including $194,000 of depreciation and amortization. Net cash used in investing activities during this period was $1.1 million primarily from deferred costs of the Combination and the Offering of $808,000 and purchases of property and equipment of $303,000. Net cash generated by financing activities during this period was $2.4 million primarily from $5.4 million in borrowings of long-term debt, offset by repayments of $2.9 million. At March 31, 1998, GRI had working capital of $1.8 million and total debt of $4.7 million. No shareholder distributions were made during the five months ended March 31, 1998.

  Year Ended October 31, 1997

     GRI had cash flows from operating activities of $581,000 for the year ended October 31, 1997 as a result of a decrease of $400,000 resulting from the net change in operating assets and liabilities and net income of $625,000, including $380,000 of depreciation and amortization. Net cash used in investing activities of $1.2 million resulted primarily from the following: (i) the purchases of property and equipment of $651,000,

(ii) deferred costs of the Combination and the Offering of $484,000 and (iii) advances to a shareholder of $154,000. Net cash generated by financing activities of $802,000 resulted primarily from $3.6 million in borrowings of long-term debt, offset by repayments of $2.9 million. At October 31, 1997, GRI had working capital of $447,433 and total debt of $2.1 million.

  Year Ended October 31, 1996

     GRI had cash flows from operating activities of $655,000 for the year ended October 31, 1996 as a result of a decrease of $525,000 resulting from the net change in operating assets and liabilities and net income of $960,000, including $214,000 of depreciation and amortization. Net cash used in investing activities during this period was $463,000 primarily from the purchases of property and equipment of $404,000 and advances to a shareholder of $59,000. Net cash used in financing activities during this period was $518,000 primarily from borrowings of long-term debt of $1.6 million, offset by repayments of $2.0 million and net distributions to a shareholder of $91,000. At October 31, 1996, GRI had working capital of $1.1 million and total debt of $909,000.

  Year Ended October 31, 1995

     GRI had cash flows from operating activities of $401,000 for the year ended October 31, 1995 as a result of an increase of $647,000 resulting from the net change in operating assets and liabilities and a net loss of $413,000, including $175,000 of depreciation and amortization. Net cash used in investing activities during this period was $109,000 primarily from proceeds from sale of property and equipment of $146,000, offset by purchases of property and equipment of $49,000 and advances to a shareholder of $205,000. Net cash used in financing activities during this period was $60,000 primarily from borrowings of long-term debt of $1.0 million, offset by repayments of $1.1 million. At October 31, 1995, GRI had working capital of $616,000 and total debt of $1.1 million.

PRO FORMA COMBINED

RESULTS OF OPERATIONS -- PRO FORMA COMBINED

  Pro Forma Combined Results of Operations for the Three Months Ended March 31, 1998

     Pro forma combined quarterly revenues were approximately $39.6 million for the three months ended March 31, 1998, with related pro forma combined gross profit of approximately $7.9 million and a gross margin of 19.9%. Pro forma combined selling, general and administrative expenses were approximately $8.0 million for the three months ended March 31, 1998. These expenses, together with goodwill amortization of approximately $400,000 and interest and other expenses of $100,000, resulted in a pro forma net loss of approximately $300,000, or $0.03 per share, for the three months ended March 31, 1998.

  Pro Forma Combined Results of Operations for 1997

     Pro forma combined revenues were approximately $195.9 million for the year ended December 31, 1997, with related pro forma combined gross profit of approximately $42.5 million and a gross margin of 21.7%. Pro forma combined selling, general and administrative expenses were approximately $29.1 million for the year ended December 31, 1997. These expenses, together with goodwill amortization of approximately $1.6 million, interest and other expenses of $500,000 and an income tax provision of approximately $5.7 million resulted in a pro forma net income of approximately $7.2 million, or $0.70 per share, for the year ended December 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES -- PRO FORMA COMBINED

     The Company's working capital would be $18.9 million as of March 31, 1998, after the Combination and the Offering. The anticipated cash flows subsequent to the Combination, together with the net proceeds of the Offering and the credit facility described below, are expected to be sufficient to satisfy the Company's anticipated cash requirements for the 12 month period following the Offering.

     The net proceeds to the Company from the sale of the shares of Common Stock in the Offering are expected to be $48.1 million. The Company intends to use $25.7 million to pay the cash portion of the purchase price for the Founding Companies, and $9.7 million to repay certain outstanding indebtedness of the Founding Companies, with the remaining proceeds of $12.7 million available for general corporate purposes, including working capital and future acquisitions. The Company expects to refinance the $12.1 million of debt assumed from the Founding Companies. All other debt of the Founding Companies is expected to be repaid. Pending application of the net proceeds as described herein, the Company intends to invest the net proceeds in short-term investment grade or U.S. government interest bearing securities.

     The Company has received a commitment letter from Bank of America to provide a credit facility (the "Credit Facility") to the Company upon completion of the Offering. According to the terms of the commitment letter, the Credit Facility will be a three-year revolving credit facility of up to $50.0 million to be used for working capital, acquisitions, capital expenditures and general corporate purposes. The amounts borrowed under the Credit Facility will bear interest at an annual rate, at the Company's option, of either (i) the Base Rate (which is equal to the greater of the Federal Funds Rate plus .5% or the bank's published Reference Rate (as defined in the credit agreement)) plus a margin of (.25%) to .125%, as determined by the ratio of the Company's total debt to EBITDA (as defined in the credit agreement) or (ii) the London interbank offered rate ("LIBOR") plus 1.125% to 1.875%, as determined based upon the ratio of the Company's total debt to EBITDA. A Facility Fee of .25% per annum will be due quarterly on the average unused portion of the Credit Facility. The Credit Facility will require that acquisitions exceeding a certain level of cash consideration be approved by the lender if the total debt to EBITDA ratio is greater than 2.5, and will restrict the incurrence of additional indebtedness, restrict the payment of cash dividends and require the Company to comply with certain financial covenants.

     Certain of the stock purchase agreements entered into in connection with the Combination provide for contingent consideration. During the 24 month period following the Offering, additional consideration of up to $7.6 million in cash or shares of Common Stock may be required to be paid to the stockholders of the Founding Companies. See Notes (3) - (8) of "The Combination." The Company expects to have available amounts under the Credit Facility to fund such cash consideration, if earned.

     Prior to the Combination, certain Founding Companies which are S Corporations will make distributions to their owners totaling $15.3 million, representing substantially all of their previously taxed undistributed earnings (the "S Corporation Distributions"). The S Corporation Distributions may be funded from available cash, certain non-operating assets or borrowings by the Founding Companies. Such borrowings will be refinanced by the Company under the Credit Facility.

     Certain of the Founding Companies have funded their operations and growth through borrowings under various bank loans and credit facilities. The Company intends to repay the indebtedness under such loans and credit facilities from the proceeds of the Offering and to terminate such arrangements promptly following the Offering. See "Use of Proceeds."

     The Company intends to pursue acquisition opportunities on an ongoing basis. The Company expects to fund future acquisitions through the issuance of additional Common Stock and borrowings. The Company does not currently have any plans, arrangements or understandings with respect to any particular acquisition, except for the Combination. The Company anticipates that its cash flow from operations will provide cash in excess of the Company's normal working capital needs, debt service requirements and planned capital expenditures for equipment.

SUPPLEMENTAL HISTORICAL COMBINED

RESULTS OF OPERATIONS -- SUPPLEMENTAL HISTORICAL COMBINED

     The following supplemental unaudited combined operating data of the Founding Companies for the periods presented do not purport to represent combined operating activity presented in accordance with generally accepted accounting principles, but are only a summation of the revenues, cost of revenues and gross profits of the individual Founding Companies on a historical basis. The combined operating activity assumes that each of the Founding Companies was combined from the beginning of each period presented. The combined operating activity also excludes the effect of pro forma adjustments and, therefore, may not be indicative of the Company's post-Combination operating activity for a number of reasons during the periods presented, including the following: (i) the Founding Companies were not under common control or management, (ii) the Founding Companies were S Corporations or C Corporations, (iii) the Company incurred incremental costs related to its new corporate management and the costs of being a public company, (iv) the Company used the purchase method of accounting to record the Combination, resulting in the recording and amortization of goodwill, and (v) the combined data has not reflected the reductions in compensation paid to the owners and key employees of the Founding Companies, or the potential benefits and cost savings to the Company for operating as a combined entity.

     The following table sets forth certain financial data for the Founding Companies on a historical basis for the periods indicated (dollars in thousands).

                                                                                                  THREE MONTHS ENDED
                                                     FISCAL YEAR(1)                                    MARCH 31,
                                 ------------------------------------------------------   -----------------------------------
                                       1995               1996               1997               1997               1998
                                 ----------------   ----------------   ----------------   ----------------   ----------------
SUPPLEMENTAL HISTORICAL
  COMBINED:
Revenues.......................  $152,184   100.0%  $171,510   100.0%  $201,220   100.0%  $ 40,682   100.0%  $ 40,746   100.0%
Cost of Revenues...............   122,726    80.6    135,876    79.2    158,534    78.8     33,106    81.4     32,853    80.6
                                 --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
Gross Profit...................  $ 29,458    19.4%  $ 35,634    20.8%  $ 42,686    21.2%  $  7,576    18.6%  $  7,893    19.4%
                                 ========   =====   ========   =====   ========   =====   ========   =====   ========   =====

---------------

(1) The fiscal years presented above are the years ended December 31, 1995, 1996 and 1997, except for (i) GRI for which the fiscal years presented are the years ended October 31, 1995, 1996 and 1997; (ii) Anthony Roofing for which the fiscal years presented are October 31, 1995, and December 31, 1996 and 1997; (iii) Specialty Associates for which the fiscal years presented are the year ended June 30, 1995 and the 53-week period ended February 2, 1997 and the 52-week period ended February 1, 1998; (iv) Slavik Butcher for which the fiscal years presented are the years ended June 30, 1995, 1996 and 1997;
    (v) Five-K for which the fiscal years presented are the years ended March 31, 1996, 1997 and 1998; and (vi) Register Roofing for which the fiscal years presented are the years ended September 30, 1995, 1996 and 1997.

 Supplemental Historical Combined Operating Activity for the Three Months Ended March 31, 1998 Compared to Supplemental Historical Combined Operating Activity for the Three Months Ended March 31, 1997

     Revenues. Although the quarterly operating activity for the three months ended March 31, 1998 remained relatively constant compared to the three months ended March 31, 1997, the following fluctuations principally contributed to the net $100,000 increase in supplemental historical combined revenues: (i) a $400,000 increase in revenues at C.E.I. primarily attributable to improved sales efforts in the fourth quarter of 1997 and a mild winter in Colorado in 1998;
(ii) a $300,000 increase in revenues at Register attributable to increased business with industrial clients; and (iii) combined increases in revenues of $1.7 million at GRI, Wright-Brown and Advanced Roofing as a result of increased volume and marketing efforts during the fourth quarter of 1997, all of which were offset by (i) a decrease of $1.2 million at Specialty Associates resulting primarily from reduced demand by certain of the Company's customers and greater than normal activity during the 1997 period; and (ii) a combined $600,000 decrease at Cyclone Roofing and Harrington-Scanlon due to the effects of unusually adverse weather conditions in Kansas, Missouri, North Carolina and South Carolina. In addition, revenues of certain other Founding Companies were adversely affected by severe weather conditions in numerous locations which resulted in delays in completing scheduled work.

     Gross Profit. Supplemental combined gross profit increased $300,000 for the three months ended March 31, 1998 compared to the three months ended March 31, 1997. Although a portion of this increase is attributable to the slight increase in revenues, additional increases were realized as a result of higher gross margin projects, offset by decreases resulting from severe weather conditions which seriously impacted the productivity of the field workforce.

 Supplemental Historical Combined Operating Activity for 1997 Compared to Supplemental Historical Combined Operating Activity for 1996

     Revenues. Supplemental combined revenues increased $29.7 million, or 17.3%, from $171.5 million in 1996 to $201.2 million in 1997. This increase is attributable to the following: (i) a $2.0 million increase in revenues at GRI as a result of improved sales efforts and the addition of new sales personnel; (ii) a $2.6 million increase in revenues at C.E.I. attributable to improved economic conditions and new construction trends throughout all markets; (iii) a $7.5 million increase in revenues at Anthony Roofing resulting from the expansion of the sales and work force, local school renovation projects, growth in service and repair work, continued expansion of the sheet metal division, and some individually significant projects; (iv) a $1.9 million increase in revenues at Specialty Associates primarily as a result of increased volume; (v) a $5.8 million increase in revenues at Cyclone Roofing attributable to greater bonding availability, increased estimating capability and higher margin commercial contracts; (vi) a $2.5 million increase in revenues at Wright-Brown due to an increase in volume primarily as a result of competitive bidding; (vii) a $1.5 million increase in revenues at Harrington-Scanlon resulting from expansion of its Arizona operations and its sheet metal operations; (viii) a $1.9 million increase in revenues at Slavik Butcher resulting from favorable pricing and increased demand; (ix) a $1.7 million increase in revenues at Five-K attributable to the hiring of additional personnel and the pursuit of new business; (x) a $1.5 million increase in revenues at Advanced Roofing resulting from revenues generated by a subsidiary formed in 1996, a partnership agreement with a supermarket chain and increased volume resulting from expanded marketing efforts, and (xi) an increase in revenues of $600,000 at Register Roofing due to an agreement to be the preferred provider to a major Florida corporation.

     Gross Profit. Supplemental combined gross profit increased $7.1 million, or 19.8%, from $35.6 million in 1996 to $42.7 million in 1997. This increase was attributable to the following: (i) a $200,000 increase in gross profit at GRI as a result of an increase in sales volume; (ii) a $700,000 increase in gross profit attributable to a continuing effort to shift more of C.E.I.'s work to re-roofing, restoration and repair contracts, which generally result in higher gross profit margins than new construction contracts; (iii) a $2.6 million increase in gross profit at Anthony Roofing resulting from the sales expansion discussed above with a proportionately lower increase in costs; (iv) a $600,000 increase in gross profit at Specialty Associates primarily as a result of increased profitability on certain contracts; (v) a $1.8 million increase in gross profit at Cyclone Roofing attributable to increased volume of higher margin commercial contracts; (vi) a $300,000 increase in gross profit at Wright-Brown primarily as a result of the increase in sales, slightly offset by a decrease in margins due to competitive bidding; (vii) a $300,000 increase in gross profit at Slavik Butcher resulting from favorable pricing related to the increased demand as well as a contract which resulted in significant losses in 1996; (viii) a $400,000 increase in gross profit at Five-K, consistent with the increase in sales; (ix) a $500,000 increase in gross profit at Advanced Roofing as a result of the sales increase, coupled with an increase in gross margins resulting from higher margin jobs obtained through marketing efforts and efficiencies in field operations, and (x) no change in Register Roofing's gross profit despite the increase in sales, as lower margins were realized due to three projects, one of which was underestimated, and two of which experienced unanticipated difficulties that resulted in losses. These increases were offset by a decrease in gross profit of $300,000 at Blackmore & Buckner primarily as a result of an increase in material cost which was not passed to customers as well as increased projects from public bids which realize lower margins than negotiated contracts.

  Supplemental Historical Combined Operating Activity for 1996 Compared to Supplemental Historical Combined Operating Activity for 1995

     Revenues. Supplemental combined revenues increased approximately $19.3 million, or 12.7%, from $152.2 million in 1995 to $171.5 million in 1996. This increase is attributable to the following: (i) a $6.6 million increase in revenues at GRI as a result of improved sales efforts and additional projects;
(ii) a $2.8 million increase in revenues at C.E.I. primarily attributable to the continued development of its operations in Michigan and improved economic conditions at all of its locations; (iii) a $2.0 million increase in revenues at Specialty Associates primarily as a result of increased demand; (iv) a $1.0 million increase in revenues at Cyclone Roofing attributable to an increase in bonding availability; (v) a $1.9 million increase in revenues at

Wright-Brown due to increased demand and competitive bidding; (vi) a $5.2 million increase in revenues at Harrington-Scanlon resulting from increased new construction activity, and expansion in Arizona where it began operations in 1995; (vii) a $2.0 million increase in revenues at Slavik Butcher principally resulting from the general contracting business (which will be excluded from the Combination); and (viii) a $500,000 increase in revenues at Blackmore & Buckner due to an increase in volume. These increases were offset by (i) a $1.0 million decrease in revenues at Five-K attributable to more selective competitive bidding, (ii) a $1.4 million decrease in revenues at Advanced Roofing as a result of decreased volume, coupled with management attention being diverted to the move to new facilities in late 1995 and (iii) a $300,000 decrease in revenues at Register Roofing due to a decline in the re-roofing market in northeast Florida and the entrance into the metal roofing market.

     Gross Profit. Supplemental combined gross profit increased $6.1 million, or 21.0%, from $29.5 million in 1995 to $35.6 million in 1996. This increase is attributable to the following: (i) a $2.9 million increase in gross profit at GRI as a result of the increase in sales, as well as an increase in margins attributable to a change in the revenue mix from new construction to re-roofing, restoration and repairs, which generate higher margins; (ii) a $1.2 million increase in gross profit at C.E.I. primarily attributable to an effort by management to concentrate on higher margin re-roofing, restoration and repair work, coupled with several large new construction contracts in 1995 that were completed with little or no gross profit; (iii) a $100,000 increase in gross profit at Specialty Associates primarily as a result of increased revenues; (iv) an $800,000 increase in gross profit at Wright-Brown due to increased volume at improved margins; (v) a $600,000 increase in gross profit at Harrington-Scanlon resulting from increased revenues; (vi) a $500,000 increase in gross profit at Five-K resulting from several highly profitable jobs; (vii) a $100,000 increase in gross profit at Advanced Roofing, despite the decrease in revenues, as a result of abnormally low margins attained in 1995 due to the loss of certain personnel and the move to new facilities in 1995; (viii) a $300,000 increase in gross profit at Blackmore & Buckner due to an increase in volume coupled with improved gross margins and (ix) a $400,000 increase in gross profit at Register Roofing due to management's concentration on fewer projects with higher margins. These increases were offset by a $700,000 decrease in gross profit at Anthony Roofing primarily resulting from lower margin projects in 1996.


FOUNDING COMPANIES OTHER THAN GRI


     Note: The following pages discuss the operating results of the Founding Companies other than GRI, the accounting acquirer. All of the outstanding debt of the Founding Companies will be repaid and most excess cash and investments and incidental assets will be distributed to stockholders of the Founding Companies prior to the Combination. Also, several of the Founding Companies which are S Corporations have not been subject to corporate income taxes, and will be subject to corporate income taxes following the Combination. Due to the nature of these changes, the following discussion does not address interest income and expense, non-operating income and expense or income tax expense of the Founding Companies.


     Non-operating income of the Founding Companies is primarily comprised of gains and losses on sales of fixed assets, casualty gains and losses, billings to related parties for management and administrative services, dividends on cash surrender value life insurance and self insurance deposits, bad debt recoveries and other miscellaneous items of income and expense.


C.E.I.

OPERATING RESULTS -- C.E.I.

     C.E.I. has facilities and operations in Texas, Florida, Colorado, Michigan and California. C.E.I.'s revenues are derived from providing maintenance, repair and restoration, re-roofing and new roof construction services for commercial customers.

     The following table sets forth certain financial data for C.E.I. for the periods indicated (dollars in thousands).

                                                                                                THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                             MARCH 31,
                                   ---------------------------------------------------   ---------------------------------
                                        1995              1996              1997              1997              1998
                                   ---------------   ---------------   ---------------   ---------------   ---------------
Revenues.........................  $39,694   100.0%  $42,525   100.0%  $45,163   100.0%  $ 9,653   100.0%  $10,025   100.0%
Cost of Revenues.................   31,189    78.6    32,852    77.3    34,899    77.3     7,742    80.2     7,733    77.1
                                   -------   -----   -------   -----   -------   -----   -------   -----   -------   -----
Gross Profit.....................    8,505    21.4     9,673    22.7    10,264    22.7     1,911    19.8     2,292    22.9
Selling, General and
  Administrative Expenses........    7,289    18.4     7,699    18.1     8,018    17.8     1,933    20.0     2,105    21.0
                                   -------   -----   -------   -----   -------   -----   -------   -----   -------   -----
Operating Income (Loss)..........  $ 1,216     3.1%  $ 1,974     4.6%  $ 2,246     5.0%  $   (22)   (0.2)% $   186     1.9%
                                   =======   =====   =======   =====   =======   =====   =======   =====   =======   =====

  Three Months Ended March 31, 1998 Compared to the Three Months Ended March 31, 1997

     Revenues. Revenues increased $372,000, or 3.9%, from $9.7 million for the three months ended March 31, 1997 to $10.0 million for the three months ended March 31, 1998. This increase was primarily attributable to a significant increase in sales from the Colorado operations due primarily to increased sales efforts in the fourth quarter of 1997 and a mild winter in Colorado in 1998. The revenue gains in Colorado were offset by revenue declines in Texas and Florida due principally to record amounts of rainfall in these locations.

     Gross Profit. Gross profit increased $381,000, or 20.0%, from $1.9 million for the three months ended March 31, 1997 to $2.3 million for the three months ended March 31, 1998. Gross margin increased from 19.8% for the three months ended March 31, 1997 to 22.9% for the three months ended March 31, 1998. The increase in gross profit was primarily attributable to higher gross profit repair work due principally to the record amounts of rainfall in Texas and Florida. In addition, management has implemented procedures to more closely monitor jobs in process to control costs.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $172,000, or 8.9%, from $1.9 million for the three months ended March 31, 1997 to $2.1 million for the three months ended March 31, 1998. This increase was primarily attributable to salary increases and variable cost increases associated with increasing revenues.

  Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

     Revenues. Revenues increased $2.6 million, or 6.2%, from $42.5 million for the year ended December 31, 1996 to $45.2 million for the year ended December 31, 1997, primarily from increased activity in the Colorado, Michigan and California operations and from improved economic conditions and construction trends.

     Gross Profit. Gross profit increased $591,000, or 6.1% from $9.7 million for the year ended December 31, 1996 to $10.3 million for the year ended December 31, 1997. Gross margins remained constant at 22.7% for the years ended December 31, 1996 and 1997, respectively. The increase in gross profit was primarily attributable to a continuing effort to shift more of C.E.I.'s work to re-roofing, restoration and repair contracts, which generally result in higher gross profit margins than new roof construction contracts.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $319,000, or 4.1%, from $7.7 million for the year ended December 31, 1996 to $8.0 million for the year ended December 31, 1997. This increase was primarily attributable to variable costs increases associated with increasing revenues.

  Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995

     Revenues. Revenues increased $2.8 million, or 7.1%, from $39.7 million for the year ended December 31, 1995 to $42.5 million for the year ended December 31, 1996. This increase was primarily attributable to the continued development of C.E.I.'s operations in Michigan and improved economic conditions in all of C.E.I.'s locations.

     Gross Profit. Gross profit increased $1.2 million, or 13.7%, from $8.5 million for the year ended December 31, 1995 to $9.7 million for the year ended December 31, 1996. Gross margin increased from 21.4% for the year ended December 31, 1995 to 22.7% for the year ended December 31, 1996. The increase in gross profit was primarily attributable to an effort by management to concentrate on higher margin re-roofing, restoration and repair work. Additionally, in 1995, the Colorado operations had several large new roof construction contracts that were completed with little or no gross profit.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $410,000, or 5.6%, from $7.3 million for the year ended December 31, 1995 to $7.7 million for the year ended December 31, 1996. The increase was primarily attributable to variable costs increases associated with increasing revenues.

LIQUIDITY AND CAPITAL RESOURCES -- C.E.I.


     C.E.I. generated approximately $300,000 of net cash from operating activities for the three months ended March 31, 1998. Net cash used in investing activities during this period was $53,000 primarily from the purchase of equipment. Net cash used in financing activities during this period was $515,000 and principally from the payment of dividends to stockholders. C.E.I. had various lines of credit allowing for borrowings up to $1.3 million, of which $300,000 was drawn at March 31, 1998. C.E.I.'s working capital was $3.3 million at March 31, 1998.



     C.E.I. generated approximately $1.8 million in cash from operations for the year ended December 31, 1997. This increase was primarily attributable to an increase in contract billings and retainage. Net cash used in investing activities during this period was $374,000 resulting from purchases of property and equipment. Net cash used in financing activities during this period was $1.5 million resulting from the payments of dividends to stockholders during the year. C.E.I.'s working capital was $3.3 million, including $80,000 drawn under its $1.3 million line of credit at December 31, 1997.


ANTHONY ROOFING

OPERATING RESULTS -- ANTHONY ROOFING

     Anthony Roofing was founded in 1979 and is headquartered in Aurora, Illinois. Although Anthony Roofing operates primarily in Illinois, approximately 20% of its projects were located in other geographic regions of the United States. Anthony Roofing operates as a provider of comprehensive roofing services to commercial, construction, and government customers.

     The following table sets forth certain financial data for Anthony Roofing for the periods indicated (dollars in thousands).

                                  FOURTEEN MONTH                                                THREE MONTHS ENDED
                                   PERIOD ENDED            YEAR ENDED DECEMBER 31,                   MARCH 31,
                                   DECEMBER 31,       ---------------------------------   -------------------------------
                                       1995                1996              1997              1997             1998
                                -------------------   ---------------   ---------------   --------------   --------------
Revenues......................  $13,310     100.0%    $12,226   100.0%  $19,778   100.0%  $2,524   100.0%  $2,489   100.0%
Cost of Revenues..............    9,916      74.5       9,507    77.8    14,441    73.0    2,242    88.8    2,132    85.7
                                -------     -----     -------   -----   -------   -----   ------   -----   ------   -----
Gross Profit..................    3,394      25.5       2,719    22.2     5,337    27.0      282    11.2      357    14.3
Selling, General and
  Administrative Expenses.....    1,915      14.4       2,086    17.1     2,870    14.5      372    14.7      445    17.9
                                -------     -----     -------   -----   -------   -----   ------   -----   ------   -----
Operating Income (Loss).......  $ 1,479      11.1%    $   633     5.2%  $ 2,467    12.5%  $  (90)   (3.6%) $  (88)   (3.5%)
                                =======     =====     =======   =====   =======   =====   ======   =====   ======   =====

  Three Months Ended March 31, 1998 Compared to the Three Months Ended March 31, 1997

     Revenues. Revenues of $2.5 million for the three months ended March 31, 1998 were essentially unchanged from the three months ended March 31, 1997.

     Gross Profit. Gross profit increased $75,000, or 26.6%, from $282,000 for the three months ended March 31, 1997 to $357,000 for the three months ended March 31, 1998. Gross margin increased from 11.2% for the three months ended March 31, 1997 to 14.3% for the three months ended March 31, 1998. These increases were primarily attributable to improved profit margins on contracts during the first quarter of 1998.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $73,000, or 19.6%, from $372,000 for the three months ended March 31, 1997 to $445,000 for the three months ended March 31, 1998. This increase was primarily attributable to increased salaries for employees, the addition of sales and executive personnel as part of Anthony Roofing's growth plan and variable cost increases associated with increasing revenues.

  Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

     Revenues. Revenues increased $7.6 million, or 61.8%, from $12.2 million for the year ended December 31, 1996 to $19.8 million for the year ended December 31, 1997. This increase was primarily attributable to the expansion of the sales and work force, local school renovation projects, growth in service and repair work and the continued expansion of the sheet metal division and certain other significant projects. Anthony Roofing had three projects in 1997 with revenues in excess of $1.0 million and had a series of contracts with one customer that resulted in revenues of $2.7 million in 1997.

     Gross Profit. Gross profit increased $2.6 million, or 96.3%, from $2.7 million for the year ended December 31, 1996 to $5.3 million for the year ended December 31, 1997. Gross margin increased from 22.2% for the year ended December 31, 1996 to 27.0% for the year ended December 31, 1997. The increase in gross profit was primarily attributable to some large contracts being more profitable than expected and increases in revenues with proportionately smaller increases in variable costs.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $784,000, or 37.6%, from $2.1 million for the year ended December 31, 1996 to $2.9 million for the year ended December 31, 1997. The increase was primarily attributable to increases in compensation and variable cost increases associated with increasing revenues.

  Year Ended December 31, 1996 Compared to the Fourteen-Month Period Ended December 31, 1995

     Anthony Roofing changed its fiscal year end in 1995 from October 31 to December 31. Consequently, the financial results for the period ended December 31, 1995 represent a 14-month period ended December 31, 1995.

     Revenues. Revenues for the unaudited 14-month period ended December 31, 1995 were $13.3 million. Adjusting for the fiscal year-end change, revenues for the 14-month period ended December 31, 1995 were approximately the same as revenues for the 14-month period ended December 31, 1996.

     Gross Profit. Gross profit decreased $675,000, or 2.0%, from $3.4 million for the unaudited 14-month period ended December 31, 1995 to $2.7 million for the year ended December 31, 1996. Gross profit margin declined from 25.5% for the 14-month period ended December 31, 1995 to 22.2% for the year ended December 31, 1996.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $171,000, or 8.9%, from $1.9 million for the 14-month period ended December 31, 1995 to $2.1 million for the year ended December 31, 1996. This increase is primarily attributable to increases in compensation. Excluding compensation and a $60,000 increase in bad debts, selling, general and administrative expenses would have decreased 11% during the year ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES -- ANTHONY ROOFING

     Anthony Roofing generated approximately $661,000 of net cash from operating activities for the three months ended March 31, 1998. Net cash used in investing activities was approximately $68,000 during this period and was used primarily for the purchase of equipment. Net cash used in financing activities was nominal during this period as essentially no shareholder distributions were made. At March 31, 1998, Anthony Roofing had working capital of $4.7 million. At March 31, 1998, Anthony Roofing had a line of credit in the amount of $1.5 million available for liquidity needs. There were no amounts outstanding under this line at March 31, 1998.

     Anthony Roofing generated $2.2 million from operating activities for the year ended December 31, 1997. Net cash used in investing activities during this period was $158,000 primarily from additions to property and equipment. Net cash used in financing activities during this period was $976,000 primarily from repayment of bank borrowings of $803,000 and distributions to shareholders of $173,000. At December 31, 1997, Anthony Roofing had no debt outstanding.

     Retention for Anthony Roofing typically ranges from $300,000 to $800,000. Retention was $608,000 at March 31, 1998.

SPECIALTY ASSOCIATES

OPERATING RESULTS -- SPECIALTY ASSOCIATES

     Specialty Associates and its affiliate, SAI Wholesale Distributors, Inc., were founded in 1975 and 1977, respectively, and are headquartered in West Allis, Wisconsin. The companies have common management and facilities. Specialty Associates operates primarily in southeastern Wisconsin and northern Illinois although Specialty Associates has also performed work throughout the continental United States. Specialty Associates is a construction contractor whose principal business is commercial roofing, architectural sheet metal fabrication and residential roofing.

     The following table sets forth certain financial data for Specialty Associates for the periods indicated (dollars in thousands).

                                                                                                  NINE WEEKS ENDED
                                                        53-WEEK            52-WEEK        --------------------------------
                                                     PERIOD ENDED       PERIOD ENDED         APRIL 6,          APRIL 5,
                                                      FEB 2, 1997        FEB 1, 1998           1997              1998
                                                    ---------------    ---------------    --------------    --------------
  Revenues........................................  $15,306   100.0%   $17,197   100.0%   $2,394   100.0%   $1,541   100.0%
  Cost of Revenues................................   13,659    89.2     14,957    87.0     2,213    92.4     1,439    93.4
                                                    -------   -----    -------   -----    ------   -----    ------   -----
  Gross Profit....................................    1,647    10.8      2,240    13.0       181     7.6       102     6.6
  Selling, General and Administrative Expenses....    1,236     8.1      1,486     8.6       188     7.9       212    13.8
                                                    -------   -----    -------   -----    ------   -----    ------   -----
  Operating Income (Loss).........................  $   411     2.7%   $   754     4.4%   $   (7)   (0.3)%  $ (110)   (7.1)%
                                                    =======   =====    =======   =====    ======   =====    ======   =====

  Nine Weeks Ended April 5, 1998 Compared to the Nine Weeks Ended April 6, 1997

     Revenues. Revenues decreased $853,000, or 35.6%, from $2.4 million for the nine weeks ended April 6, 1997 to $1.5 million for the nine weeks ended April 5, 1998. This decrease was primarily attributable to reduced demand by certain of the Specialty Associates' customers. Revenues have historically been lower during the first nine weeks of the fiscal year due to weather conditions.

     Gross Profit. Gross profit decreased $79,000, or 43.6%, from $181,000 during the nine weeks ended April 5, 1997 to $102,000 for the nine weeks ended April 5, 1998. Gross margin decreased from 7.6% for the nine weeks ended April 6, 1997 to 6.6% for the nine weeks ended April 5, 1998. This decrease is primarily attributable to lower demand and decreased profit on contracts.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $24,000, or, 12.8%, from $188,000 for the nine weeks ended April 5, 1997 to $212,000 for the nine weeks ended April 5, 1998. This increase is primarily attributable to an increase in salaries for employees and an increase in professional fees.

  52-Week Period Ended February 1, 1998 Compared to the 53-Week Period Ended February 2, 1997

     Revenues. Revenues increased $1.9 million, or 12.4%, from $15.3 million for the 53-week period ended February 2, 1997 to $17.2 million for the 52-week year ended February 1, 1998. This increase is primarily attributable to increased demand and was partially offset by the length of the 1998 period being one week less than the 1997 period.

     Gross Profit. Gross profit increased $593,000, or 36.0%, from $1.6 million for the 53-week period ended February 2, 1997 to $2.2 million for the 52-week period ended February 1, 1998. Gross margin increased from 10.8% for the 53-week period ended February 2, 1997 to 13.0% for the 52-week period ended February 1, 1998. This increase is primarily attributable to increased profitability on certain contracts.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $250,000, or 20.2%, from $1.2 million during the 53-week period ended February 2, 1997 to $1.5 million for the 52-week period ended February 1, 1998. The increase was primarily attributable to increased discretionary bonuses, including bonuses to owners and managers and additional costs associated with increased business volume.

LIQUIDITY AND CAPITAL RESOURCES -- SPECIALTY ASSOCIATES

     Specialty Associates used approximately $143,000 of net cash from operating activities for the nine weeks ended April 5, 1998, primarily for working capital. Net cash used in investing activities during this period was $12,000. Net cash provided from financing activities during this period was $50,000 primarily from net borrowings on Specialty Associates' line of credit. No stockholder distributions were made during this period. Specialty Associates had working capital of $219,000, including $800,000 drawn under its credit and $671,000 of long-term debt, including current maturities of $202,000 at April 5, 1998.

     Specialty Associates generated $777,000 in net cash from operating activities for the 52-week period ended February 1, 1998. Net cash used in investing activities during this period was $607,000 primarily from additions to property and equipment. Net cash used in financing activities during this period was $43,000 primarily from the purchase of treasury stock of $46,000. No stockholder distributions were made during this period. Specialty Associates had $700,000 drawn under its line of credit and long-term debt of $721,000, including current maturities of $202,000 at February 1, 1998.

     Retention for Specialty Associates typically ranges from $300,000 to $500,000. Retention was $489,000 at April 5, 1998.

CYCLONE ROOFING

OPERATING RESULTS -- CYCLONE ROOFING

     Cyclone Roofing operates as a provider of comprehensive roofing services to commercial, industrial, manufacturing, construction and government customers.

     The following table sets forth certain financial data for Cyclone Roofing for the periods indicated (dollars in thousands).

                                                                                                   THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                              MARCH 31,
                                    ----------------------------------------------------    --------------------------------
                                         1995              1996               1997               1997              1998
                                    --------------    ---------------    ---------------    --------------    --------------
Revenues..........................  $9,243   100.0%   $10,254   100.0%   $16,057   100.0%   $3,085   100.0%   $2,829   100.0%
Cost of Revenues..................   7,618    82.4      8,538    83.3     12,523    78.0     2,584    83.8     2,457    86.9
                                    ------   -----    -------   -----    -------   -----    ------   -----    ------   -----
Gross Profit......................   1,625    17.6      1,716    16.7      3,534    22.0       501    16.2       372    13.1
Selling, General and
  Administrative Expenses.........     683     7.4      1,157    11.3      1,099     6.8       227     7.4       227     8.0
                                    ------   -----    -------   -----    -------   -----    ------   -----    ------   -----
Operating Income..................  $  942    10.2%   $   559     5.5%   $ 2,435    15.2%   $  275     8.9%   $  144     5.1%
                                    ======   =====    =======   =====    =======   =====    ======   =====    ======   =====

  Three Months Ended March 31, 1998 Compared to the Three Months Ended March 31, 1997

     Revenues. Revenues decreased $256,000, or 8.3%, from $3.1 million for the three months ended March 31, 1997, to $2.8 million for the three months ended March 31, 1998. This decrease was primarily attributable to adverse weather in North and South Carolina.

     Gross Profit. Gross profit decreased $129,000, or 25.7%, from $501,000 for the three months ended March 31, 1997 to $372,000 for the three months ended March 31, 1998. Gross margin decreased from 16.2% for the three months ended March 31, 1998 to 13.1% for the three months ended March 31, 1998. The decrease in gross profit is consistent with the decrease in revenues and a decrease in the amount of higher margin commercial contracts in relation to the total work performed by the company.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses remained constant at $227,000, or 7.4% and 8.0% of revenues, for the three months ended March 31, 1997 and March 31, 1998, respectively.

  Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

     Revenues. Revenues increased $5.8 million, or 56.6%, from $10.3 million for the year ended December 31, 1996 to $16.1 million for the year ended December 31, 1997. This increase was primarily attributable to the company's ability to increase the amount of its bonding availability, an increase in the company's estimating capacity and increased customer demand for higher margin commercial projects.

     Gross Profit. Gross profit increased $1.8 million, or 105.9%, from $1.7 million for the year ended December 31, 1996 to $3.5 million for the year ended December 31, 1997. Gross margin increased from 16.7% for the year ended December 31, 1996 to 22.0% for the year ended December 31, 1997. This increase is consistent with the increase in revenues and the increased demand for the higher margin commercial contracts. In addition, the company was able to obtain contracts on several large and complex commercial projects with higher gross margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $58,000, or 5.0%, from $1.2 million for the year ended December 31, 1996 to $1.1 million for the year ended December 31, 1997. The decrease was primarily attributable to a decrease in the bonus paid to the company's president. Selling, general and administrative expenses as a percentage of revenues decreased from 11.3% for the year ended December 31, 1996 to 6.8% for the year ended December 31, 1997. Excluding the bonus paid to the president, selling, general and administrative expenses as a percentage of revenues would have been 8% for the year ended December 31, 1996.

  Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995

     Revenues. Revenues increased $1.0 million, or 10.9%, from $9.2 million for the year ended December 31, 1995, to $10.3 million for the year ended December 31, 1996. This increase was primarily attributable to the company's ability to increase the amount of its bonding availability.

     Gross Profit. Gross profit increased $91,000, or 5.6%, from $1.6 million for the year ended December 31, 1995 to $1.7 million for the year ended December 31, 1996. Gross margin decreased from 17.6% for the year ended December 31, 1995 to 16.7% for the year ended December 31, 1996. The change in gross profit and gross margin is consistent with the increase in revenues and the mix of commercial contracts.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $474,000, or 69.4%, from $683,000 for the year ended December 31, 1995 to $1.2 million for the year ended December 31, 1996. This increase was primarily attributable to an increase in the bonus paid to the company's president and the hiring of additional estimators and salesmen.

LIQUIDITY AND CAPITAL RESOURCES -- CYCLONE ROOFING

     Cyclone Roofing generated approximately $88,000 of net cash from operating activities for the three months ended March 31, 1998. Net cash used in investing activities was approximately $125,000 for the three months ended March 31, 1998 and was primarily used for the purchase of fixed assets. Net cash used in financing activities was approximately $413,000 for the three months ended March 31, 1998, which resulted primarily from distributions to the sole stockholder of Cyclone Roofing. Cyclone Roofing had a $250,000 revolving demand line of credit as of March 31, 1998 and no amounts were outstanding under its line of credit. Cyclone Roofing had working capital of $3.1 million and total debt and capitalized lease obligations of $322,000 at March 31, 1998.

     Cyclone Roofing generated $814,000 of net cash from operating activities for the year ended December 31, 1997. Increased cash flows from operating activities for 1997 resulted primarily from significantly greater net income with offsetting increases in contract receivables and costs and estimated earnings in excess of billings on contracts in progress and a decrease in accounts payable. Net cash used in investing activities was $255,000 during this period primarily for the purchase of fixed assets. Net cash used in financing activities was $56,000 during this period primarily for repayments of long-term debt, which were offset by advances on the line of credit. No stockholder distributions were made during this period. Net cash used in financing activities was $115,000 during this period primarily for distributions to stockholders and repayments of long-term debt. Cyclone Roofing had a $250,000 revolving line of credit as of December 31, 1997 that is due on demand. At December 31, 1997, Cyclone Roofing had no amounts outstanding under its line of credit. At December 31, 1997, Cyclone Roofing had working capital of $3.6 million and total debt and capitalized lease obligations of $352,000.

     Retention for Cyclone Roofing typically ranges from $250,000 to $450,000. Retention was $733,000 at December 31, 1997.

WRIGHT-BROWN

OPERATING RESULTS -- WRIGHT-BROWN

     Wright-Brown was founded in 1951 and is located in Detroit, Michigan. It operates exclusively in Michigan. Wright-Brown operates as a provider of comprehensive roofing services to commercial, construction and government customers.

     The following table sets forth certain financial data for Wright-Brown for the periods indicated (dollars in thousands).

                                            YEAR ENDED DECEMBER 31,         THREE MONTHS ENDED MARCH 31,
                                       ---------------------------------   -------------------------------
                                            1996              1997              1997             1998
                                       ---------------   ---------------   --------------   --------------
Revenues.............................  $12,820   100.0%  $15,316   100.0%  $2,135   100.0%  $2,447   100.0%
Cost of Revenues.....................   10,630    82.9    12,820    83.7    1,788    83.7    2,113    86.4
                                       -------   -----   -------   -----   ------   -----   ------   -----
Gross Profit.........................    2,190    17.1     2,496    16.3      347    16.3      334    13.6
Selling, General and Administrative
  Expenses...........................    1,285    10.0     1,393     9.1      393    18.4      307    12.5
                                       -------   -----   -------   -----   ------   -----   ------   -----
Operating Income (Loss)..............  $   905     7.1%  $ 1,103     7.2%  $  (46)   (2.1)% $   27     1.1%
                                       =======   =====   =======   =====   ======   =====   ======   =====

  Three Months Ended March 31, 1998 Compared to the Three Months Ended March 31, 1997

     Revenues. Revenues increased $312,000, or 14.6%, from $2.1 million for the three months ended March 31, 1997 to $2.4 million for the three months ended March 31, 1998. This increase is primarily attributable to increased demand.

     Gross Profit. Gross profit decreased $13,000, or 3.7%, from $347,000 for the three months ended March 31, 1997 to $334,000 for the three months ended March 31, 1998. Gross margin decreased from 16.3% for the three months ended March 31, 1997 to 13.6% for the three months ended March 31, 1998 as a result of increased labor costs and the use of subcontractors to meet the increased operations.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $86,000, or 21.9%, from $393,000 for the three months ended March 31, 1997 to $307,000 for the three months ended March 31, 1998. This decrease was primarily attributable to reductions in insurance costs.

  Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

     Revenues. Revenues increased $2.5 million, or 19.5%, from $12.8 million for the year ended December 31, 1996 to $15.3 million for the year ended December 31, 1997. This increase was primarily due to an increase in demand and more competitive bidding.

     Gross Profit. Gross profit increased $306,000, or 14.0%, from $2.2 million for the year ended December 31, 1996 to $2.5 million for the year ended December 31, 1997. Gross margin decreased from 17.1% for the year ended December 31, 1996 to 16.3% for the year ended December 31, 1997. This decrease was primarily a result of an increase in competitive bidding to generate the increase in contract revenues.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $108,000, or 8.4%, from $1.3 million for the year ended December 31, 1996 to $1.4 million for the year ended December 31, 1997. The increase was primarily attributable to an increase in salaries due to the addition of two positions.

LIQUIDITY AND CAPITAL RESOURCES -- WRIGHT-BROWN

     Wright-Brown generated $397,000 of net cash in operating activities for the three months ended March 31, 1998. Net cash used in investing activities was approximately $44,000 during this period and was used primarily for the purchase of property and equipment. Net cash used in financing activities of $285,000 during this period was primarily attributable to distributions to stockholders. At March 31, 1998, Wright-Brown had working capital of $808,000 and total debt of $169,000. Additionally, the company had a total of $500,000 available on a line of credit with no amounts outstanding at March 31, 1998.

     Wright-Brown generated $854,000 of net cash in operating activities for the year ended December 31, 1997. Net cash used in investing activities during this period was $161,000 primarily for purchases of property and equipment. Net cash used in financing activities during this period was $950,000 primarily from distributions to stockholders. At December 31, 1997, Wright-Brown had working capital of $1.1 million and total debt of $197,000. In addition, at December 31, 1997, there were no amounts outstanding on the line of credit.

HARRINGTON-SCANLON

OPERATING RESULTS -- HARRINGTON-SCANLON

     Harrington-Scanlon was founded in 1983 and operates in western Missouri and eastern Kansas and in the Tucson and Phoenix, Arizona areas. Harrington-Scanlon operates as a provider of comprehensive roofing services to commercial, construction and government customers, as well as sheet metal operations.

     The following table sets forth certain financial data for Harrington-Scanlon for the periods indicated (dollars in thousands).

                                                                                      THREE MONTHS ENDED
                                                                YEAR ENDED                 MARCH 31,
                                                               DECEMBER 31,     -------------------------------
                                                                   1997              1997             1998
                                                              ---------------   --------------   --------------
Revenues....................................................  $11,816   100.0%  $2,654   100.0%  $2,369   100.0%
Cost of Revenues............................................   10,046    85.0    2,186    82.4    2,185    92.2
                                                              -------   -----   ------   -----   ------   -----
Gross Profit................................................    1,770    15.0      468    17.6      184     7.8
Selling, General and Administrative Expenses................    1,550    13.1      329    12.4      377    15.9
                                                              -------   -----   ------   -----   ------   -----
Operating Income (Loss).....................................  $   220     1.9%  $  139     5.2%  $ (193)   (8.1)%
                                                              =======   =====   ======   =====   ======   =====

  Three Months Ended March 31, 1998 Compared to the Three Months Ended March 31, 1997

     Revenues. Revenues decreased $285,000, or 10.7%, from $2.7 million for the three months ended March 31, 1997 to $2.4 million for the three months ended March 31, 1998. This decrease is primarily attributable to adverse weather conditions in Kansas and Missouri during early 1998.

     Gross Profit. Gross profit decreased $284,000, or 60.7%, from $468,000 for the three months ended March 31, 1997 to $184,000 for the three months ended March 31, 1998. Gross margin decreased from 17.6% for the three months ended March 31, 1997 to 7.8% for the three months ended March 31, 1998. The decrease in gross profit is due to adverse weather conditions in early 1998 which resulted in non-productive time.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $48,000, or 14.6%, from $329,000 for the three months ended March 31, 1997 to $377,000 for the three months ended March 31, 1998. This increase is primarily the result of increases in salaries.

LIQUIDITY AND CAPITAL RESOURCES -- HARRINGTON-SCANLON

     Harrington-Scanlon generated $6,000 net cash from operating activities during the three months ended March 31, 1998. Net cash used in investing activities was $42,000 during this period and was primarily used for the purchase of property and equipment. Net cash provided by financing activities of $7,000 during this period was a result of net borrowings. No stockholder distributions were made during this period. Net working capital at March 31, 1998 was $49,000. Total debt outstanding at March 31, 1998 was $1.5 million, including current maturities of $573,000. The company has a line of credit in the amount of $500,000. At March 31, 1998, $75,000 was available under this line of credit.

     Net cash provided by operations was $289,000 for the year ended December 31, 1997. Net cash used in investing activities during this period was $369,000 primarily from purchases of property and equipment. Net cash provided by financing activities during this period was $105,000 primarily from net borrowings and $57,000 of stockholder distributions. Net working capital at December 31, 1997 was $185,000. Total debt outstanding at December 31, 1997 was $1.5 million including current maturities of $543,000. Harrington-Scanlon had a line of credit in the amount of $350,000 of which $342,000 had been borrowed at December 31, 1997.

SLAVIK BUTCHER

OPERATING RESULTS -- SLAVIK BUTCHER

     Slavik Butcher, was founded in 1977 and is located in Rochester Hills, Michigan. It operates primarily in southern Michigan with some operations in Indiana and Ohio, and operates as a provider of comprehensive roofing services to commercial, construction, and government customers.

     The following table sets forth certain financial data for Slavik Butcher for the periods indicated (dollars in thousands).

                                                                                       NINE MONTHS ENDED
                                                                YEAR ENDED                 MARCH 31,
                                                                 JUNE 30,       -------------------------------
                                                                   1997              1997             1998
                                                              ---------------   --------------   --------------
Revenues....................................................  $11,265   100.0%  $8,495   100.0%  $9,492   100.0%
Cost of Revenues............................................    9,928    88.1    7,477    88.0    7,744    81.6
                                                              -------   -----   ------   -----   ------   -----
Gross Profit................................................    1,337    11.9    1,018    12.0    1,748    18.4
Selling, General and Administrative Expenses................    1,215    10.8      897    10.6    1,075    11.3
                                                              -------   -----   ------   -----   ------   -----
Operating Income............................................  $   122     1.1%  $  121     1.4%  $  673     7.1%
                                                              =======   =====   ======   =====   ======   =====

  Nine Months Ended March 31, 1998 Compared to the Nine Months Ended March 31, 1997

     Revenues. Contract revenues increased $997,000, or 11.7%, from $8.5 million for the nine months ended March 31, 1997 to $9.5 million for the nine months ended March 31, 1998. This increase was primarily due to favorable pricing and an increase in demand. Included in Slavik Butcher's operations is a general contracting business which will be retained by Slavik Butcher's owners and is excluded from the Combination. See the Unaudited Pro Forma Combined Financial Statements for the elimination of this activity.

     Gross Profit. Gross profit increased $730,000, or 71.7%, from $1.0 million for nine months ended March 31, 1997 to $1.7 million for the nine months ended March 31, 1998. Gross margin increased from 12.0% for the nine months ended March 31, 1997 to 18.4% for the nine months ended March 31, 1998. These increases were a result of favorable pricing related to the increased demand and a significant loss contract included in the results for the first nine months of fiscal year 1997.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $178,000, or 19.8%, from $897,000 for the nine months ended March 31, 1997 to $1.1 million for the nine months ended March 31, 1998. The increase is primarily attributable to an increase in office salaries and related benefits and insurance costs.

LIQUIDITY AND CAPITAL RESOURCES -- SLAVIK BUTCHER

     Slavik Butcher generated approximately $345,000 of net cash from operating activities for the nine months ended March 31, 1998. Net cash used in investing activities was approximately $227,000 during this period and was used primarily for the purchase of property and equipment and an advance to a stockholder. Net cash provided by financing activities of approximately $5,000 during this period resulted from net borrowings. No stockholder distributions were made during this period. Slavik Butcher had a total of $350,000 available under lines of credit with $35,000 outstanding at March 31, 1998. The lines of credit are due on demand. At March 31, 1998, Slavik Butcher had working capital of $523,000 and total debt of $224,000 including current maturities of $106,000.

     Slavik Butcher generated $74,000 of net cash from operating activities for the year ended June 30, 1997. Net cash used in investing activities during this period was $83,000 primarily for the purchase of property and equipment. Net cash provided by financing activities during this period was $2,000 primarily from net borrowings. No stockholder distributions were made during this period. At June 30, 1997 Slavik Butcher had a total of $350,000 available under lines of credit with $75,000 outstanding. At June 30, 1997, Slavik Butcher had working capital of $90,000 and total debt of $218,000, including current maturities of $127,000.

FIVE-K

OPERATING RESULTS -- FIVE-K

     Five-K was founded in 1942 and operates as a provider of comprehensive roofing services to commercial, construction, and government customers. The company's principal offices are located in Smyrna, Georgia and the majority of the company's business is transacted with customers in Georgia.

     The following table sets forth certain financial data for Five-K for the periods indicated (dollars in thousands).

                                                                             YEAR ENDED MARCH 31,
                                                              --------------------------------------------------
                                                                   1996              1997             1998
                                                              ---------------   --------------   ---------------
Revenues....................................................  $10,402   100.0%  $9,361   100.0%  $11,091   100.0%
Cost of Revenues............................................    8,053    77.4    6,521    69.7     7,879    71.0
                                                              -------   -----   ------   -----   -------   -----
Gross Profit................................................    2,349    22.6    2,840    30.3     3,212    29.0
Selling, General and Administrative Expenses................    2,226    21.4    2,652    28.3     2,775    25.0
                                                              -------   -----   ------   -----   -------   -----
Operating Income............................................  $   123     1.2%  $  188     2.0%  $   437     3.9%
                                                              =======   =====   ======   =====   =======   =====

  Year Ended March 31, 1998 Compared to the Year Ended March 31, 1997

     Revenues. Revenues increased $1.7 million, or 18.5%, from $9.4 million for the year ended March 31, 1997 to $11.0 million for the year ended March 31, 1998. This increase is primarily attributable to the company hiring an additional salesman during the year and the acquisition of new business.

     Gross Profit. Gross profit increased $372,000, or 13.1%, from $2.8 million for the year ended March 31, 1997 to $3.2 million for the year ended March 31, 1998. Gross margin decreased from 30.3% for the year ended March 31, 1997 to 29.0% for the year ended March 31, 1998.

     Selling, General and Administrative Expenses. Selling, general, and administrative expenses increased $123,000, or 4.6%, from $2.7 million for the year ended March 31, 1997 to $2.8 million for the year ended March 31, 1998. This increase was primarily due to increased compensation.

  Year Ended March 31, 1997 Compared to the Year Ended March 31, 1996

     Revenues. Revenues decreased $1.0 million, or 10.0%, from $10.4 million for the year ended March 31, 1996 to $9.4 million for the year ended March 31, 1997. This decrease was primarily the result of more selective competitive bidding.

     Gross Profit. Gross profit increased by $491,000, or 20.9%, from $2.3 million for the year ended March 31, 1996 to $2.8 million for the year ended March 31, 1997. Gross margin increased from 22.6% for the year ended March 31, 1996 to 30.3% for the year ended March 31, 1997. The increase in gross profit was primarily attributable to several highly profitable jobs the company completed during 1997.

     Selling, General and Administrative Expenses. Selling, general, and administrative expenses increased $426,000, or 19.1%, from $2.2 million for the year ended March 31, 1996 to $2.7 million for the year ended March 31, 1997. This increase was primarily due to increased compensation.

LIQUIDITY AND CAPITAL RESOURCES -- FIVE-K

     Five-K generated approximately $542,000 of net cash from operating activities for the year ended March 31, 1998. Net cash used in investing activities during this period was $219,000 primarily for purchases of property and equipment. Net cash provided by financing activities during this period was $61,000 which consisted of net borrowings partially offset by shareholder distributions of $25,000. Working capital at March 31, 1998 totaled $946,000. Total borrowings at March 31, 1998 were $86,000 including current maturities of $40,000. Five-K has a line of credit in the amount of $200,000. There were no borrowings outstanding under this line of credit at March 31, 1998.

     Retention for Five-K was $619,105 at March 31, 1998.

ADVANCED ROOFING

OPERATING RESULTS -- ADVANCED ROOFING

     Advanced Roofing was founded in 1983 and is headquartered in Fort Lauderdale, Florida. It operates primarily in Florida, but has completed projects in Guantanamo Bay, Cuba and the U.S. Virgin Islands.

Advanced Roofing operates as a provider of comprehensive roofing services to commercial, construction, and government customers.

     The following table sets forth certain financial data for Advanced Roofing for the periods indicated (dollars in thousands).

                                                                                   TEN           TWO
                                                                                 MONTHS         MONTHS         YEAR ENDED
                                               YEAR ENDED DECEMBER 31,            ENDED         ENDED         DECEMBER 31,
                                         -----------------------------------   OCTOBER 31,   DECEMBER 31,   ----------------
                                               1995               1996            1997           1997             1997
                                         ----------------   ----------------   -----------   ------------   ----------------
Revenues...............................  $12,078    100.0%  $10,682    100.0%    $10,203        $1,971      $12,174    100.0%
Cost of Revenues.......................   10,338     85.6     8,843     82.8       8,312         1,515        9,827     80.7
                                         -------   ------   -------   ------     -------        ------      -------   ------
Gross Profit...........................    1,740     14.4     1,839     17.2       1,891           456        2,347     19.3
Selling, General and Administrative
  Expenses.............................    1,219     10.1     1,317     12.3       1,206           365        1,571     12.9
                                         -------   ------   -------   ------     -------        ------      -------   ------
Operating Income.......................  $   521      4.3%  $   522      4.9%    $   685        $   91      $   776      6.4%
                                         =======   ======   =======   ======     =======        ======      =======   ======

                                                                     FIVE MONTHS ENDED
                                                                         MARCH 31,
                                                              --------------------------------
                                                                   1997              1998
                                                              --------------    --------------
Revenues....................................................  $4,933   100.0%   $5,068   100.0%
Cost of Revenues............................................   4,201    85.2     3,982    78.6
                                                              ------   -----    ------   -----
Gross Profit................................................     732    14.8     1,086    21.4
Selling, General and Administrative Expenses................     676    13.7       756    14.9
                                                              ------   -----    ------   -----
Operating Income............................................  $   56     1.1%   $  330     6.5%
                                                              ======   =====    ======   =====

  Five Months Ended March 31, 1998 Compared to the Five Months Ended March 31, 1997

     Revenues. Revenues increased $135,000, or 2.7%, from $4.9 million for the five months ended March 31, 1997 to $5.1 million for the five months ended March 31, 1998. This increase is primarily attributable to increased marketing efforts toward the end of 1997 along with an increase in demand for roofing services.

     Gross Profit. Gross profit increased $354,000, or 48.4%, from $732,000 for the five months ended March 31, 1997 to $1.1 million for the five months ended March 31, 1998. Gross margin increased from 14.8% for the five months ended March 31, 1997 to 21.4% for the five months ended March 31, 1998. This was primarily due to (i) a non-recurring workers' compensation claim of approximately $100,000 that occurred in December 1996 which resulted in lower than expected margins during that period and (ii) operations of an affiliate that were commenced during the five-month period ended March 31, 1997.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $80,000, or 11.8%, from $676,000 for the five months ended March 31, 1997 to $756,000 for the five months ended March 31, 1998. The increase was attributable to an increase in marketing efforts and increased administrative staffing.

  Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

     Revenues. Revenues increased $1.5 million, or 14.0%, from $10.7 million for the year ended December 31, 1996 to $12.2 million for the year ended December 31, 1997. This increase was primarily attributable to increased demand, revenue generated by an affiliate formed in 1996, expanded marketing efforts and a preferred provider agreement with a supermarket chain.

     Gross Profit. Gross profit increased $508,000, or 27.6%, from $1.8 million for the year ended December 31, 1996 to $2.3 million for the year ended December 31, 1997. This increase was the result of higher margin jobs obtained through marketing efforts and efficiencies in field operations. Gross margin increased from 17.2% for the year ended December 31, 1996 to 19.3% for the year ended December 31, 1997.

     Selling, General and Administrative Expenses. Selling, general, and administrative expenses increased $254,000, or 19.3%, from $1.3 million for the year ended December 31, 1996 to $1.6 million for the year ended December 31, 1997. The increase was attributable to an increase in marketing efforts, and increased staffing levels. Increases were also attributable to the start-up of an affiliate and certain new divisions.

  Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995

     Revenues. Revenues decreased $1.4 million, or 11.6%, from $12.1 million for the year ended December 31, 1995 to $10.7 million for the year ended December 31, 1996. This decrease is primarily attributable to decreased demand, coupled with the company's relocation to new facilities in late 1995 which negatively affected revenues in early 1996.

     Gross Profit. Gross profit increased $99,000, or 5.7%, from $1.7 million for the year ended December 31, 1995 to $1.8 million for the year ended December 31, 1996. Gross margin increased from 14.4% for the year ended December 31, 1995 to 17.2% for the year ended December 31, 1996. The increase was attributable to abnormally low margins attained in 1995 due to expenses associated with loss of certain personnel and the move to new facilities.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $98,000, or 8.0%, from $1.2 million during the year ended December 31, 1995 to $1.3 million during the year ended December 31, 1996. The increase was attributable to increased staffing levels and increases in salaries.

LIQUIDITY AND CAPITAL RESOURCES -- ADVANCED ROOFING

     Advanced Roofing generated approximately $105,000 of net cash from operating activities for the five months ended March 31, 1998. Net cash used in investing activities was approximately $34,000 during this period and was used for purchases of property and equipment. Net cash used in financing activities of approximately $73,000 during this period resulted primarily from repayments of long-term debt. Minimal stockholder distributions of $17,000 were made during this period. At March 31, 1998, Advanced Roofing had working capital of $409,000 and total debt of $1.3 million including current maturities of $728,000. The company maintains a $500,000 line of credit, of which $400,000 was outstanding at March 31, 1998. The line of credit expired in June 1998, and Advanced Roofing has renewed the line of credit with the same financial institution through August 24, 1998.

BLACKMORE & BUCKNER

OPERATING RESULTS -- BLACKMORE & BUCKNER

     Blackmore & Buckner was founded in 1919 and is headquartered in Indianapolis, Indiana. The principal activities of the company include installing commercial and residential roofing, repair work on existing and newly constructed buildings, and metal fabrication. The company performs these construction activities primarily in Indiana for commercial enterprises.

     The following table sets forth certain financial data for Blackmore & Buckner for the periods indicated (dollars in thousands).

                                                   YEAR ENDED DECEMBER 31,                    THREE MONTHS ENDED MARCH 31,
                                      --------------------------------------------------    --------------------------------
                                           1995              1996              1997              1997              1998
                                      --------------    --------------    --------------    --------------    --------------
Revenues............................  $7,210   100.0%   $7,704   100.0%   $7,739   100.0%   $1,401   100.0%   $1,061   100.0%
Cost of Revenues....................   5,795    80.4     5,948    77.2     6,321    81.7     1,273    90.9       896    84.4
                                      ------   -----    ------   -----    ------   -----    ------   -----    ------   -----
Gross Profit........................   1,415    19.6     1,756    22.8     1,418    18.3       128     9.1       165    15.6
Selling, General and Administrative
  Expenses..........................   1,161    16.1     1,326    17.2     1,220    15.8       206    14.7       215    20.3
                                      ------   -----    ------   -----    ------   -----    ------   -----    ------   -----
Operating Income (Loss).............  $  254     3.5%   $  430     5.6%   $  198     2.6%   $  (78)   (5.6)%  $  (50)   (4.7)%
                                      ======   =====    ======   =====    ======   =====    ======   =====    ======   =====

  Three Months Ending March 31, 1997 Compared to the Three Months Ending March 31, 1998

     Revenues. Revenues decreased $340,000, or 24.3%, from $1.4 million for the three months ended March 31, 1997 to $1.0 million for the three months ended March 31, 1998. This decrease was primarily due to the severe weather in Indiana during March 1998.

     Gross Profit. Gross profit increased $37,000, or 28.9%, from $128,000 for the three months ended March 31, 1997 to $165,000 for the three months ended March 31, 1998. Gross profit margin increased from 9.1% for the three months ended March 31, 1997 to 15.6% for the three months ended March 31, 1998. This increase was due to higher margin work during 1998 offset partially by a lower volume of work.

     Selling, General and Administrative Expenses. Selling, general, and administrative expenses remained relatively constant for the three months ended March 31, 1997 and 1998.

  Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

     Revenues. Revenues increased $35,000, or less than 1%, from the year ended December 31, 1996 to the year ended December 31, 1997.

     Gross Profit. Gross profit decreased $338,000, or 19.2%, from $1.8 million for the year ended December 31, 1996 to $1.4 million for the year ended December 31, 1997. Gross margin decreased from 22.8% for the year ended December 31, 1996 to 18.3% for the year ended December 31, 1997 primarily due to an increase in material cost which was not passed onto the customer and increased revenues from work which had lower margins than typically realized on negotiated contracts.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $106,000, or 8.0%, from $1.3 million for the year ended December 31, 1996 to $1.2 million for the year ended December 31, 1997. This decrease was due primarily to a decrease in commissions paid to salesmen. Operating income decreased in 1997 due to the lower gross margin realized on contracts.

  Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995

     Revenues. Revenues increased $494,000, or 6.9%, from $7.2 million for the year ended December 31, 1995 to $7.7 million for the year ended December 31, 1996. This increase was primarily due to an increase in the amount of negotiated contracts completed during 1996 and resulted in an increase in gross profit for 1996 of 24.1% from 1995.

     Gross Profit. Gross profit increased $341,000, or 24.1%, from $1.4 million for the year ended December 31, 1995 to $1.8 million for the year ended December 31, 1996. Gross margin increased from 19.6% for the year ended December 31, 1995 to 22.8% for the year ended December 31, 1996.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $165,000, or 14.2%, from $1.2 million for the year ended December 31, 1996 to $1.3 million for the year ended December 31, 1997. This increase was primarily due to an increase in commissions paid to salesmen.

LIQUIDITY AND CAPITAL RESOURCES -- BLACKMORE & BUCKNER

     Blackmore & Buckner generated approximately $187,000 of net cash from operating activities for the three months ended March 31, 1998. Net cash used in investing activities during this period was nominal. Net cash used in financing activities during this period was $176,000 primarily related to distributions to stockholders. At March 31, 1998, the company had working capital of $706,000 and a total debt of $99,000, including current maturities of $22,000. Blackmore & Buckner has a $500,000 line of credit with a bank, which is available for its current working capital needs and an $85,000 line of credit to be used for capital expenditures. The company had no borrowings against the working capital line at March 31, 1998.

     Cash generated from operating activities was $567,000 for the year ended December 31, 1997. Cash used in investing activities during this period was $127,000 primarily related to purchases of property and equipment. Cash used in financing activities during this period was $269,000 primarily related to distributions to stockholders. Working capital at December 31, 1997 was $919,000 and total debt was $108,000 including current maturities of $23,000. The company had outstanding borrowings of $27,000 under the equipment line of credit at December 31, 1997.

REGISTER ROOFING

OPERATING RESULTS -- REGISTER ROOFING

     Register Roofing was founded in 1981 and is headquartered in Jacksonville, Florida. Register Roofing is engaged in the business of general contracting and commercial roofing throughout the southeastern United States with the majority of its operations in Florida.

     The following table sets forth certain financial data for Register Roofing for the periods indicated ($ in thousands).

                                          YEAR ENDED SEPTEMBER 30,                 SIX MONTHS ENDED MARCH 31,
                              ------------------------------------------------   -------------------------------
                                   1995             1996             1997             1997             1998
                              --------------   --------------   --------------   --------------   --------------
Revenues....................  $6,533   100.0%  $6,187   100.0%  $6,832   100.0%   3,044   100.0%  $4,169   100.0%
Cost of Revenues............   5,871    89.9    5,174    83.6    5,792    84.8    2,537    83.3    3,443    82.6
                              ------   -----   ------   -----   ------   -----   ------   -----   ------   -----
Gross Profit................     662    10.1    1,013    16.4    1,040    15.2      507    16.7      726    17.4
Selling, General and
  Administrative Expenses...     592     9.1      804    13.0    1,002    14.7      431    14.2      517    12.4
                              ------   -----   ------   -----   ------   -----   ------   -----   ------   -----
Operating Income............  $   70     1.1%  $  209     3.4%  $   38     0.6%  $   76     2.5%  $  209     5.0%
                              ======   =====   ======   =====   ======   =====   ======   =====   ======   =====

  Six Months Ended March 31, 1998 Compared to the Six Months Ended March 31,
1997

     Revenues. Revenues increased $1.1 million, or 37.0%, from $3.0 million for the six months ended March 31, 1997 to $4.2 million for the six months ended March 31, 1998. This increase was primarily due to contracting with industrial clients which reduced competition and provided the company substantial revenue increases.

     Gross Profit. Gross profit increased $219,000, or 43.2%, from $507,000 for the six months ended March 31, 1997 to $726,000 for the six months ended March 31, 1998. Gross margin increased from 16.7% for the six months ended March 31, 1997 to 17.4% for the six months ended March 31, 1998. The increase in gross profit was primarily attributable to higher margins on contracts with industrial clients.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $86,000, or 20.0%, from $431,000 for the six months ended March 31, 1997 to $517,000 for the six months ended March 31, 1998. This increase correlates with the overall increase in volume.

  Year Ended September 30, 1997 Compared to the Year Ended September 30, 1996

     Revenues. Revenues increased $645,000, or 10.4%, from $6.2 million for the year ended September 30, 1996 to $6.8 million for the year ended September 30, 1997. Register Roofing had a strong movement into the industrial re-roofing market in fiscal 1997. In addition, Register started long-term relationships with key industrial clients which resulted in larger contracts in 1997.

     Gross Profit. Gross profit increased $27,000, or 2.7%, for the year ended September 30, 1997 as compared to the year ended September 30, 1996. Gross margin decreased from 16.4% for the year ended September 30, 1996 to 15.2% for the year ended September 30, 1997. Register Roofing had one large project which had a loss because costs had been underestimated, and two smaller projects in central Florida with unanticipated difficulties that caused a loss. These jobs had an overall effect of substantially reducing gross profits.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $198,000, or 24.6%, from $800,000 for the year ended September 30, 1996 to $1.0 million for the year ended September 30, 1995. The increase was primarily due to the addition of a key level accounting position and a warehouse/materials coordinator.

  Year Ended September 30, 1996 Compared to the Year Ended September 30, 1995

     Revenues. Revenues decreased $346,000, or 5.3%, from $6.5 million for the year ended September 30, 1995 to $6.2 million for the year ended September 30, 1996. In the first half of fiscal 1996, Register Roofing experienced a decline in the re-roofing market in northeast Florida. Register Roofing chose not to increase or hold its present volume by contracting out of town projects, which usually result in higher costs and lower profit margins. Register Roofing also entered into the metal roofing market during this period. In the last half of fiscal 1996, the re-roofing market in northeast Florida began to strengthen.

     Gross Profit. Gross profit increased $351,000, or 53.0%, from $662,000 for the year ended September 30, 1995 to $1.0 million for the year ended September 30, 1996. Gross margin increased from 10.1% for the year ended September 30, 1995 to 16.4% for the year ended September 30, 1996. The increase in gross profit was primarily attributable to management concentrating on fewer projects with higher margins. This initiative coupled with a stronger roofing market helped to increase profitability.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $212,000, or 35.8%, from $600,000 for the year ended September 30, 1995 to $800,000 for the year ended September 30, 1996. The addition of a manager accounted for a significant portion of this increase.

LIQUIDITY AND CAPITAL RESOURCES -- REGISTER ROOFING

     During the six months ended March 31, 1998, Register Roofing used $61,000 of cash in operating activities. Net cash used in investing activities during this period was $122,000 and resulted primarily for purchases of property and equipment. Net cash provided by financing activities during this period was $78,000 and resulted primarily from net borrowings under the company's credit facilities. Working capital at March 31, 1998 totaled $692,000 and total debt was $177,000 including current maturities.

     During the year ended September 30, 1997, Register Roofing generated $103,000 of cash in operating activities. Cash used in investing activities during this period was $50,000 and was primarily related to net property and equipment purchases and deposits made during the year. Cash used in financing activities during this period was $9,000 and was related to repayments of debt net of amounts received for stock issuances. Working capital at September 30, 1997 was $536,000 and total debt was $99,000, including current maturities. At September 30, 1997, the Company had $1,000 outstanding under a $250,000 line of credit which matured in December 1997.

SEASONAL AND CYCLICAL NATURE OF THE COMMERCIAL ROOFING INDUSTRY

     The construction industry is cyclical and is also influenced by seasonal factors, as construction activities is usually lower during winter months than other periods. Accordingly, the Company expects its revenues and operating results generally will be lower in the first and fourth quarters. The Founding Companies individually have a relatively narrow geographic, product and customer mix that caused significant fluctuations in revenues from period to period based on weather, timing of customer decisions, age and the condition of its customers' facilities. After the Combination, the Company will have a broad geographic, product, and customer mix, which the Company believes will serve to mitigate cyclical and seasonal trends; however, there can be no assurance that period-to-period fluctuations will not occur in the future or that cyclical or seasonal patterns will not emerge. Further, the results of operations for any interim period (on a combined basis and for each of the Founding Companies) are not necessarily indicative of the results for a full year.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes forward-looking statements. All statements other than statements of historical facts included in this Prospectus, including, without limitation, statements regarding the Company's competitive strengths, business strategy, expected benefits of any acquisition, future financial position, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "should," "intend," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("cautionary statements") are disclosed under "Risk Factors" and elsewhere in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements. The Company undertakes no obligation to update publicly or revise any forward-looking statements.

YEAR 2000 ISSUE

     Several of the Founding Companies are not year 2000-compliant. The Company has plans to prepare its computer systems and related software to accommodate sensitive information relating to the year 2000. The Company intends for the Founding Companies to convert their computer systems as part of its program to adopt best practices and leverage its propriety enterprise information systems. The Company expects that any additional costs related to ensuring that such systems and software will be ready for the year 2000 will not be material to the financial condition or results of operations of the Company. In addition, the Company is discussing with its vendors and customers the possibility of any difficulties which may affect the Company as a result of its vendors and customers ensuring that their computer systems and software are year 2000-compliant. To date, no significant concerns have been identified. However, there can be no assurance that no year 2000-related computer operating problems or expenses will arise with the Company's computer systems and software or in the computer systems and software of the Company's vendors and customers.

                                    BUSINESS

GENERAL

     The Company was founded in 1998 to become the leading nationwide provider of commercial roofing services. Concurrently with, and as a condition to, the Offering, GRS plans to acquire 18 Founding Companies. The Founding Companies, which have been in business for an average of approximately 28 years, had pro forma combined 1997 revenues and income from operations of approximately $195.9 million and $13.4 million, respectively. Following the Combination and the Offering, the Company will have operations in 20 cities in 12 states, and will be one of the largest providers of commercial roofing services in the United States. Combined historical revenues of the Founding Companies grew at a compound annual growth rate of 14.7% from 1995 through 1997. Management believes that the Company will have certain competitive advantages as the first public company seeking to consolidate the commercial roofing industry.


     The Company offers a broad range of comprehensive roofing services, which include re-roofing, restoration and repair, and new roof construction. Approximately 65% of the Company's 1997 pro forma revenues were derived from re-roofing, restoration and repair services, and 35% were derived from new roof construction. The Company also offers maintenance services, which provide recurring revenues and ongoing interaction with its customers. The majority of the Company's business is conducted under contracts whose term is generally less than one year. The Company provides services to customers in a broad range of industries, including the industrial, office, retail, hospitality, government, educational and entertainment industries. The Company has performed services for a broad range of companies, including The Home Depot, Inc., The Walt Disney Company, U.S. Postal Service, NationsBank, N.A., Bass Hotels & Resorts (Holiday Inn Hotels), Sea World, AMC Entertainment Inc., General Motors Corporation, Rockwell International Corp., Ford Motor Company, Chrysler Corporation, The Coca-Cola Company, U.S. Army, U.S. Navy, Simon DeBartolo Group, Inc., Wal-Mart Stores, Inc., Sears Roebuck & Company, Abbott Laboratories, Inc., Trammel Crow Company, Arvida Company, Cushman & Wakefield, Inc., Columbia/HCA Healthcare Corporation and The University of Michigan.


INDUSTRY OVERVIEW

     According to a market survey conducted by the NRCA, total expenditures for roofing services in the United States in 1997 were approximately $20.0 billion, of which approximately $14.5 billion were for commercial roofing services. The roofing industry is highly fragmented, and is estimated to be comprised of more than 25,000 companies, most of which are small, owner-operated, independent contractors serving a local customer base, with limited access to capital for investment in infrastructure, technology and expansion. The Company believes that no single company accounted for more than 1% of total expenditures for roofing services in the United States. According to the NRCA market survey, approximately 75% of roofing expenditures in 1997 were attributable to re-roofing, restoration and repair, with the balance attributable to new roof construction.

     The Company believes significant opportunities are available to a well-capitalized, national company employing professionally trained, customer-oriented roofing personnel and providing a full complement of high quality commercial services. The commercial roofing industry as a whole has been characterized by low barriers to entry that result from relatively constant technology and methods, stable construction practices and pricing and inconsistent quality and reliability. For this reason, the Company believes that only those companies which are able to differentiate themselves through quality, scope and consistency of service will be able to maintain a competitive advantage. In addition, the relatively large expenditures associated with roofing systems have led to an increased need for qualified personnel to install, monitor and service these systems. The cost of recruiting, training and retaining a sufficient number of qualified roofing personnel makes it more difficult for small commercial roofing companies to expand their businesses. The Company also believes the highly fragmented nature of the commercial roofing industry will provide it with significant opportunities to consolidate a large number of existing commercial roofing businesses nationwide.

     The average useful life of a commercial roof is estimated to be approximately 14 years. Due to a lack of customer awareness of the savings that can result from a long-term, consistent roof maintenance program, customers and competitors have traditionally taken an all-or-nothing approach to roofing expenditures. By taking a maintenance-oriented approach to customer service, the Company will seek to create a more consistent revenue stream, while providing cost-effective solutions to its customers.

STRATEGY

     The Company believes that its size, geographic diversity of operations, knowledge of local markets and industry relationships will give the Company significant competitive advantages. Through increased size, the Company believes that it will have a greater ability to (i) provide services to customers with locations in multiple markets, (ii) more effectively allocate resources to serve customers in each of its markets, (iii) attract, train and retain skilled roofing labor and (iv) achieve economies of scale in the purchase of roofing material. The Company also believes that increased size will provide operating and cost efficiencies by allowing it to perform a wide range of functions on a centralized basis, including administrative functions, such as those relating to human resources, employee benefits and insurance, as well as purchasing, accounting and bonding. The Company intends to share best practices among the Founding Companies and with other companies that it may acquire. The Company believes that the geographic diversity of its operations will diminish the effects of local market downturns, offer opportunities to pursue growth in its existing markets and create a base of expertise and relationships to expand into new markets. In anticipation of the Combination, one of the Founding Companies has made a substantial investment in a proprietary, scalable, advanced enterprise information system to be utilized by the Company, which will provide critical project status and cost information to all employees on a daily basis and will provide management with comprehensive reports on substantially all aspects of the Company's operations.

     The Company plans to leverage its experienced management and extensive relationships within the commercial roofing industry to increase its revenues through internal growth as well as through the acquisition of additional commercial roofing companies. The Company has extensive relationships within the industry, in part through the Founding Companies, all of which are members of the NRCA, the largest roofing trade organization with approximately 3,200 commercial roofing companies as members. Gregg E. Wallick, the Company's Chairman of the Board, President and Chief Executive Officer, with more than 18 years of experience in the commercial roofing industry, is a member of the Board of Directors of the NRCA. Mr. Wallick is also a member of the Board of Governors of the Alliance for Progress and is a member of its Steering Committee. The Alliance for Progress is an industry organization that invests funds contributed by its membership in certain programs, such as special training programs, for the benefit of the roofing industry and the organization's membership.

     Operating Strategy. The Company believes there are significant opportunities to increase revenues and profitability of the Founding Companies and subsequently acquired businesses. The key elements of the Company's operating strategy are:

          Focus on Commercial Roofing Market. The Company intends to continue to focus on the commercial roofing market because of its size, the magnitude of individual projects, the diverse and multiple-location customer base, the trend of consolidation in commercial real estate, recurring revenue opportunities and the potential for long-term relationships with building owners, property managers, general contractors and roof consultants.

          Establish Regional and National Market Coverage. The Company believes that the growth of many of the Founding Companies has been restricted due to the geographic limitations of their existing operations and that the Company's broad geographic coverage will increase internal growth opportunities. The Company intends to leverage its geographic diversity to solicit additional business from existing customers and new business from new customers that operate on a regional and national basis, such as REITs, contractors, owners of national chains and roof consultants. The Company believes that significant demand exists from such companies to utilize the services of a single commercial roofing service provider and that existing local and regional relationships can be expanded as the Company develops a nationwide network.

          Expand Maintenance Services. The Company intends to further develop its maintenance service operations, which generally provide higher gross margins, recurring revenues and ongoing interaction with customers. The Company has adopted a maintenance-oriented approach, whereby it performs regularly-scheduled maintenance checks and focuses on increasing customer awareness of the cost-effectiveness of preventive maintenance and the available repair and restoration services that can most efficiently prolong the life of a roof. The Company believes that this approach builds long-term relationships with customers and encourages them to turn to the Company for all of their roofing needs.

          Centralize Administrative Functions and Apply Technology. The Company believes that it will achieve operating and cost efficiencies by performing a wide range of functions on a centralized basis, including administrative functions, such as those relating to human resources, employee benefits and insurance, as well as purchasing, accounting and bonding. The Company also intends to leverage its proprietary, scalable advanced enterprise informations system, which will provide management with information on a daily basis regarding project estimates, materials and labor cost, accounts receivable and accounts payable tracking, project progress and sales, as well as comprehensive reports on substantially all aspects of the Company's operations. Management believes that this system, which was developed by one of the Founding Companies over a five-year period, will provide the Company with significant competitive advantages through more accurate job estimates, enhanced cost awareness and uniform control procedures through the timely flow of comprehensive project information. Management believes that this advanced enterprise information system will be fully implemented and accessible on a Company-wide basis by the end of 1999.

          Adopt Best Practices. The Company believes that it will be able to increase operating efficiencies and enhance internal growth by identifying and incorporating the operational and marketing strengths of individual Founding Companies. The Company intends to institute a "best practices" program, which will evaluate and implement on a Company-wide basis selected policies, practices and procedures of the Founding Companies and other companies that may be acquired, with the goal of maximizing service levels and profitability. In order to ensure that best practices are shared among each of the individual Founding Companies, the Company has created a Presidents' Council composed of the president or senior executive of each of the Founding Companies. The Council has begun meeting on a regular basis as a group and through smaller working committees, to share operating practices and to develop additional methods to improve the overall performance of the Company and the individual operating companies. Best practices that result from the work of the Council will be included in the training and monitoring programs developed and disseminated to the respective operating companies.

          Operate on a Decentralized Basis. The Company believes that, while maintaining strong operating and financial controls, a decentralized operating structure will retain the entrepreneurial spirit present in each of the Founding Companies. The Company's decentralized operating structure will allow it to capitalize on the considerable local and regional market knowledge and customer relationships possessed by each Founding Company, as well as by companies that may be acquired in the future.

     Acquisition Strategy. The Company believes that, due to the highly fragmented nature of the commercial roofing services industry, it has significant opportunities to pursue an acquisition strategy and expand in targeted geographic markets. The Company intends to focus on acquiring profitable companies with an established customer base and a reputation for quality that will serve as a platform for the acquisition and integration of smaller companies. The Company will also seek to acquire companies with entrepreneurial management philosophies and a willingness to learn and share improved business practices through open communication. The Company believes that many commercial roofing businesses that lack the capital necessary to expand their operations will become acquisition candidates. The Company believes that it will be attractive to these acquisition candidates because it will provide (i) information on best practices, (ii) expertise to expand in specialized markets, (iii) the opportunity to focus on customers and operations rather than administration, (iv) national name recognition, (v) increased financial resources, (vi) the opportunity for existing management to have a continuing role with the Company and (vii) the opportunity to provide services to the Company's customers in their respective geographic markets. All of the Founding Companies participate in professional associations, including the NRCA. The Company intends to capitalize on the relationships created within these professional associations and the combined industry reputation of the Founding Companies to pursue its acquisition strategy. Through these and other resources, the Company believes it will be able to identify and attract acquisition candidates that meet the Company's criteria. Key elements of the Company's acquisition strategy are:

          Enter New Geographic Markets. The Company will pursue acquisitions of companies that are located in new geographic markets, are financially stable and have the customer base necessary to integrate with or complement the Company's existing business. The Company also expects that increasing its geographic presence will allow it to better serve a growing nationwide base of customers and further reduce the impact on the Company of local and regional economic cycles, as well as weather-related or seasonal variations in business.

          Expand within Existing Markets. Once the Company has entered a new market, it will seek to acquire other well-established commercial roofing businesses operating within that region, including "tuck-in" acquisitions of smaller companies. The Company believes that tuck-in acquisitions afford the opportunity to improve its overall cost structure through the integration of such acquisitions into existing operations as well as to increase revenues through access to additional specialized markets. Despite the integration opportunities afforded by such tuck-in acquisitions, the Company intends to maintain existing business names and identities for marketing purposes.

     The Company reviews on an ongoing basis suitable acquisition opportunities. However, the Company does not currently have any plans, arrangements or understandings with respect to any particular acquisition, except for the Combination.

SERVICES

     The Company provides a comprehensive range of commercial roofing services. The Company employs a knowledgeable and skilled workforce that utilizes standardized techniques and practices to determine a customer's optimal roofing solution. These solutions are designed to maximize the 14 average year life of a new roofing system. Annual maintenance services, which can result in the identification at an early stage of problems within a roofing system, can add as many as 10 years to the useful life of a roof through repair and restoration. The following is a description of the Company's services:

          Maintenance. Maintenance involves the physical inspection of an existing roofing system to determine its current condition, detect weaknesses and failures and identify any potential future problems. Through a program of regularly-scheduled annual or semi-annual inspections, the Company's technicians assist owners in protecting their roofing investments by seeking to identify damage in its early stages. Early detection of leaks and roofing system failures makes it possible for the Company to repair and extend the life of a roofing system through repair or restoration, which is significantly less expensive and time consuming than re-roofing. The Company also intends to offer its customers a facility management program to coordinate maintenance, repair, restoration and re-roofing as needed. Although direct revenues from these preventive maintenance programs are relatively minor, the Company believes that these services enable it to cultivate strong relationships with its customers and establish a basis for recurring revenues.

          Repair. Repair is a process where an existing roofing system has additions and adjustments made to it, such as caulking, re-coating and repairing penetrations to fix leaks in the roofing system.

          Restoration. Restoration involves the major repair of the roofing system, including the repair of all penetrations and re-surfacing of the roof to restore it to serviceable condition. The opportunity to perform restoration work normally exists two or three years prior to the end of a roof's life cycle and before significant damage occurs. The Company is able to inform building owners when a roof is approaching the end of its 14 year average life cycle through its regularly-scheduled maintenance and repair program. As many as 10 years can be added to the useful life of the roof through restoration and the cost of restoration is typically one-half the cost of re-roofing.

          Re-Roofing. Re-roofing is the process of installing a new roof when a roofing system fails. Roofing system failure can be caused by a number of factors, including age, severe weather, poor workmanship, defective materials, improper specification of a roofing system, abuse and failure to maintain the roof through inspections. The Company performs re-roofing only when all repair and restoration alternatives are deemed incapable of bringing a roof back to serviceable condition, or at the specific request of a customer.

          New Construction. New roof construction involves the construction of a variety of roofing systems, including metal roofing systems, built-up roofing membranes and single ply roofing systems. New roof construction coincides with the construction of a new building.

     New commercial roofing work usually begins with either a proposal request from the building owner, property manager, general contractor or roof consultant. Initial meetings with the parties allow the roofing contractor to prepare preliminary and then more detailed design and product specifications, drawings and cost estimates. Once a project is awarded, it is conducted in scheduled phases, and progress billings are rendered to the owner of the building prior to payment, less a retention (defined as amounts withheld from progress billings until final and satisfactory contract completion) of 5% to 10% of the construction cost of the project. Actual field work (ordering of equipment and materials, fabrication or assembly of certain components, delivery of materials and components to the job site, scheduling of work crews and inspection and quality control) is coordinated during these phases. The Company generally provides the materials to be installed as a part of these contracts.

CUSTOMERS

     In 1997, the Founding Companies provided commercial roofing services to more than 5,000 customers, with no one customer accounting for more than 2% of the Founding Companies' total revenues, and the ten largest customers representing less than 10% of total revenues. The Founding Companies provide roofing services to customers having a local, regional and national presence in a broad range of industries, some of which are listed below:

     INDUSTRIAL              OFFICE            RETAIL        HOSPITALITY      GOVERNMENT       EDUCATIONAL        ENTERTAINMENT
---------------------  ------------------  ---------------  --------------  --------------  -----------------  -------------------
Abbott Laboratories,   Arvida Company      Barnes & Noble,  Bass Hotels &   Army Corp. of   Dade County        AMC Entertainment
 Inc.                                      Inc.             Resorts         Engineers       Public Schools     Inc.
                                                            (Holiday Inn
                                                            Hotels)
Anheuser-Busch         Bell South          Eckerds          Best Western    U. S. Postal    Georgia Institute  Harrah's
 Companies, Inc.       Telecommunications, Corporation      International,  Service         of Technology      Entertainment, Inc.
                       Inc.                                 Inc.
Chrysler Corporation   CB Commercial/      Federated        Embassy         U. S. Air       University of      Metro-Goldwyn-Mayer
                       Koll Management     Department       Suites, Inc.    Force           Central Florida    Studios, Inc.
                       Services            Stores, Inc.
Ford Motor Company     Cushman &           The Home Depot,  Hilton Hotels   U.S. Army       University of      Planet Hollywood
                       Wakefield, Inc.     Inc.             Corp.                           Colorado           International, Inc.
General Motors         Grubb & Ellis Co.   Publix           Marriott        U.S. Navy       University of      Sea World
 Corporation                               Supermarkets,    International,                  Miami
                                           Inc.             Inc.
Lucent Technologies,   Lincoln Properties  Sears Roebuck &  Ramada Inc.                     University of      United Artists
 Inc.                  Company             Company                                          Michigan           Corporation
The Coca-Cola Company  NationsBank, N.A.   Simon-DeBartolo                                  University of      Universal Studios,
                                           Group, Inc.                                      South Florida      Inc.
                       SunTrust Bank,      Wal-Mart                                                            The Walt Disney
                       N.A.                Stores, Inc.                                                        Company
                       Trammel Crow        Winn Dixie
                       Company             Stores, Inc.

     The Company intends to continue its emphasis on developing and maintaining successful long-term relationships with its customers by providing superior, high-quality service in a professional manner. The Founding Companies currently serve customers through 22 offices. The Company believes that there are opportunities to expand its services in other locations through the selective acquisition of commercial roofing companies and that there is demand for the Company to provide services to existing customers in other locations where they are conducting business.

ENTERPRISE INFORMATION SYSTEMS

     In anticipation of the Combination, one of the Founding Companies has made a substantial investment in a proprietary, scalable, advanced enterprise information system to be utilized by the Company, which will provide critical project status and cost information to all employees on a daily basis and will provide management with comprehensive reports on substantially all aspects of the Company's operations. The Company's enterprise information system, which has been developed over a five-year period and has been operational since 1996, is run in tandem with the Company's accounting system. Each of the Company's current locations will be networked with a commonly configured work station electronically linked to all other Company locations and the Company's central databases, resulting in a centrally managed wide area network. The Company has developed a comprehensive set of management information databases covering financial performance, roofing projects budgets, employee productivity, sales and labor and material costs. Upon implementation, Company management will be able to access these databases 24 hours-a-day at all locations via the Internet to analyze substantially all aspects of the Company's operations, including the performance of acquired businesses. In addition, the job cost and productivity reports generated by the project management system are posted on bulletin boards at the Company's headquarters and locations for all personnel to evaluate. Set forth below is a description of the job cost and productivity reports.

          Job Cost Reports. Job cost reports convey the status of a roofing project and are updated daily. These reports provide feedback to management, project managers, and personnel on project budgets and enable them to manage and control material, equipment and labor costs and other project expenses. These reports also include information on total committed costs (costs recognized from purchase orders and unposted time cards), budgeted costs and costs incurred to date. Each cost category in the summary report is shown in bar graph format and detailed cost reports specify individual cost items as a line item and highlight the variance between budgeted and actual costs.

          Productivity Reports (Score Cards). These reports offer a consistent, accurate and fair method of comparing employees, measured by the gross profit attributable to each employee for a reporting period. Employees are compared by profit center, division and job classification. These reports may be generated on a monthly, quarterly and annual basis.

     With limited exceptions, in the initial integration stage following the Combination, the Company intends to continue to operate with the existing accounting and other computer systems currently in place at the various Founding Companies. The Company has developed regular financial and operational "flash reports" and other mechanisms to allow for timely management control and oversight. The Company will utilize this information to establish and monitor performance of individual Founding Companies against operating benchmarks and ratios. The Company will, however, cause each of the Founding Companies to adopt a uniform chart of accounts and to standardize its budgeting process and reports so that results among the Founding Companies more easily can be compared and integrated. The Company believes that its substantial investment in advanced information technology is unique in the commercial roofing industry and will continue to create profit improvement opportunities. In addition, where a Founding Company or a future acquired company has a system in place that is inadequate for its existing or near term needs, the Company will begin the migration to a standard that will allow for greater consistency (and a longer term change to a Company-wide, integrated system). Management believes that the Company's enterprise information system will be fully implemented and accessible on a Company-wide basis by the end of 1999. See "Risk Factors -- Dependence on Enterprise Information Systems."

SALES AND MARKETING

     The Company believes that the reputation of the Founding Companies for providing high-quality services has enabled them to obtain recurring business through customer referrals and new business. The Company intends to further develop its maintenance services, which provide higher margins and ongoing interaction with customers. The Company intends to capitalize on cross-marketing and business development opportunities that it believes will be available to the Company as a national provider of comprehensive commercial roofing services. The Company intends to leverage the diverse technical and marketing strengths of individual Founding Companies to expand the overall penetration of services within those local markets in which two or more Founding Companies are located. Eventually, the Company intends to offer comprehensive services from all of its operating locations.

     The Founding Companies use their direct sales force to market their services in their respective geographic markets. The Company is developing a marketing and advertising program to establish a national brand identity while preserving and enhancing the value of the unique and long-standing trade names and customer identification enjoyed by the individual Founding Companies. The Company's logo and identifying marks will be featured on service trucks, marketing materials and advertising of the Founding Companies, but in a manner that does not detract from the local brand. The Company proposes to develop market-leading warranty and service programs for the commercial markets, as well as an aggressive national account sales program focused on national and major corporations, governmental and private institutions, REITs, real estate management firms and other multi-location commercial property owners and managers. The Company has also created a National Accounts Group, which will be responsible for developing and managing the Company's relationship with customers having a regional or national presence. The Company will supplement its sales and marketing activities through participation in industry trade shows and conferences, direct mail, its Internet website and advertising in local industry publications and the yellow pages in the markets it serves.

PERSONNEL, TRAINING AND SAFETY

     The Company intends to adopt a comprehensive training program, which provides extensive classroom and on-the-job training programs for its personnel based on the NRCA's model training program and provides immediate training to roof laborers in the Company's methods, procedures and standards with an emphasis on high quality service. These programs will be presented by a special training team consisting of senior personnel of the Company and the laborers will be continuously informed of advances in roofing system technology and techniques and product selection. The Company's training program will also be designed to ensure that all of its roofing laborers meet safety standards established by the Company, its insurance carriers and federal, state and local laws and regulations. The Company has safety supervisors who conduct initial and continuous comprehensive training classes for all personnel in safety and risk management. In addition, the safety supervisors work with senior management to observe and evaluate safety procedures in an effort to constantly improve the effectiveness of the Company's safety programs. The Company also maintains a safety report database allowing senior management to oversee safety practices on a Company-wide level. The Company seeks to have all of its roofing laborers participate in on-going training seminars and professional education classes.

     At March 31, 1998, the Founding Companies had 1,960 full-time employees, including 1,666 employees in field operations and 294 managers and administrative employees. Approximately 600 employees in seven of the Founding Companies are members of unions and work under collective bargaining agreements which are subject to renegotiation from time to time. The range of expiration dates for the various collective bargaining agreements to which the Founding Companies are a party is from May 13, 1996 through May 31, 2001. The agreements that have expired contain an "evergreen" clause which provides that upon the expiration of the agreement termination date, the agreement will continue in force until it is terminated and/or superseded by a new agreement. The purpose of an "evergreen" clause is to prevent a disruption in an employer's operations and to preserve the continuity of the terms of the agreement. The Founding Companies have not experienced any labor-related work stoppage and considers its relations with its employees to be good. See "Risk Factors -- Availability of Skilled Roofing Labor."

PURCHASING

     The Company believes it will be able to structure volume purchasing arrangements or otherwise achieve purchasing economies of scale in the following areas: (i) commercial roofing materials and supplies, (ii) purchase or lease and maintenance of equipment, including service vehicles, (iii) casualty, liability and health insurance and related benefits and (iv) accounting and legal services. Each Founding Company will have the opportunity to order products from the manufacturers or distributors at the discounted rate negotiated by the Company and, therefore, benefit from the Company's purchasing power while maintaining existing supplier relationships.

COMPETITION

     The commercial roofing industry is highly fragmented with many roofing contractors competing intensely with the Company on a local basis. In the future, competition may be encountered from new entrants on a regional or national level. The Company believes that purchasing decisions in this industry are based on (i) price, (ii) reputation for reliability and quality of services provided, (iii) long-term customer relationships, and (iv) range of services provided. The Company believes that its strategy of becoming a leading national provider of commercial roofing services will enhance its competitive position. In addition, the Company believes that its enterprise information systems and standardized operating procedures provide the Company with a distinct competitive advantage. The Company believes that the market for its services will expand as it selectively acquires other roofing businesses.

GOVERNMENT REGULATION

     The Company's business and the activities of its roofing contractors are subject to various federal, state, and local laws, regulations and ordinances relating to, among other things, the licensing and certification of roofing contractors, OSHA standards, advertising, building and zoning regulations and environmental laws and regulations relating to the disposal of demolition debris and other solid wastes. The Company has not undertaken comprehensive environmental reviews of all of the individual Founding Companies. Instead, as to environmental issues, the Company will rely on its own investigations and on the indemnity obligations of the Stockholders of each of the Founding Companies contained in the individual Acquisition Agreements. There can be no assurance that the Company will not discover existing or incur future environmental claims, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     In certain jurisdictions, the Company or one of its employees is required to be a licensed contractor. In addition, certain jurisdictions require the Company to obtain a building permit for each roofing project. The Company is also subject to certain federal, state and local laws and regulations, which, among other things, regulate the Company's advertising, warranties and disclosures to customers. Although the Company believes that it has been and is currently in compliance in all material respects with such laws and regulations, there can be no assurance that in the future the Company's results of operations will not be materially adversely affected by existing or new laws or regulations applicable to the Company's business.

INSURANCE

     Upon completion of the Combination, the Company intends to consolidate insurance policies covering general liability, comprehensive property damage, workers' compensation, automobile and other risks. The Company believes that these coverages will be consistent with industry standards and adequate to insure against the various liability risks of its business. There can be no assurance, however, that the coverage limits of such insurance policy will be adequate. A successful claim against the Company in excess of its insurance coverage could have a material adverse affect on the Company's business financial condition and results of operations.

FACILITIES AND VEHICLES

     The following table sets forth the principal operating facilities of the
Company:

                                                                  OWNED/        LEASE
LOCATION                                            SQ. FOOTAGE   LEASED   EXPIRATION DATE
--------                                            -----------   ------   ---------------
Tempe, AZ.........................................     4,800      Leased   March 2000
Tucson, AZ........................................     4,500      Leased   December 1998
Sacramento, CA....................................    10,000      Leased   August 2002
Denver, CO........................................     7,000       Owned         --
DeBary, FL........................................    10,300      Leased   August 1999
Ft. Lauderdale, FL................................    10,500      Leased   December 2001
Jacksonville, FL..................................     6,000       Owned         --
Jacksonville, FL..................................     5,000      Leased   August 1999
Jacksonville, FL..................................     2,000      Leased   December 1999
Orlando, FL.......................................    16,000      Leased   December 2005
Pompano Beach, FL.................................    17,000      Leased   December 2008
Pompano Beach, FL.................................     6,000      Leased   December 2008
Tampa, FL.........................................    13,000      Leased   December 2005
Smyrna, GA........................................     7,500      Leased   December 2003
Aurora, IL........................................    26,000      Leased   December 2001
Indianapolis, IN..................................     5,200       Owned         --
Kansas City, KS...................................    12,500       Owned         --
Detroit, MI.......................................    26,000       Owned         --
Howell, MI........................................    10,400      Leased   August 2000
Rochester Hills, MI...............................    13,000      Leased   December 2000
Indian Trail, NC..................................    12,000       Owned         --
Dallas, TX........................................    11,500      Leased   June 2000
West Allis, WI....................................    24,300       Owned         --

     The Company operates a fleet of approximately 530 trucks, vans and other vehicles. A portion of the Company's fleet consists of rebuilt used vehicles. The Company retrofits these vehicles by increasing the passenger and cargo space which allows the Company to minimize the number of vehicles which are required on roofing jobs.

     The Company believes that its facilities and vehicles are generally well-maintained and adequate for the Company's current operations. See "Certain Transactions."

LEGAL PROCEEDINGS

     The Company and its subsidiaries are, from time to time, parties to various litigation matters arising in the normal course of its business, most of which involve claims for personal injury and property damage incurred in connection with its operations. The Company is not currently involved in any litigation that the Company believes, based on its examination of such matters, is likely to have a material adverse effect on its financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to the executive officers and directors of the Company and those persons who will become directors, executive officers and key employees of the Company prior to or upon the consummation of the Offering.

NAME                          AGE   POSITION
----                          ---   --------
Gregg E. Wallick............  43    Chairman of the Board, President and Chief Executive
                                      Officer
Eric B. Levine..............  61    Senior Vice President of Corporate Development
William A. Abberger III.....  41    Senior Vice President of Operations
Dale E. Eby.................  46    Senior Vice President, Chief Financial Officer and
                                      Treasurer
Robert Brooker..............  34    Vice President of Technology
Angela Pettus...............  31    Vice President of Human Resources Administration
John C. Cook................  53    President and Chief Executive Officer of C.E.I.
                                      Florida and Director Nominee
Joel A. Thompson............  45    President and Chief Executive Officer of Anthony
                                      Roofing and Director Nominee
Thomas E. Brown, Jr.........  51    Chairman and Chief Executive Officer of Wright-Brown
                                      and Director Nominee
J. Patrick Millinor, Jr.....  52    Director Nominee
Francis X. Maguire..........  65    Director Nominee
Charles "Red" Scott.........  70    Director Nominee
David C. Willis.............  66    Director Nominee
Robert G. Shuler............  34    Director Nominee

     GREGG E. WALLICK has served as the Chairman of the Board, President and Chief Executive Officer of the Company since its inception. From 1988 until the Company's inception, Mr. Wallick served as the President and Chief Executive Officer of GRI, one of the Founding Companies. Mr. Wallick has spearheaded the Company's consolidation effort. Mr. Wallick has more than 18 years of experience in the commercial roofing industry. Mr. Wallick is a director of the NRCA and a member of the Board of Governors of the Alliance for Progress and is a member of its Steering Committee. Mr. Wallick holds a Bachelor of Business Administration and a Masters of Business Administration from the University of Miami and is a former captain of the University of Miami Hurricanes football team.

     ERIC B. LEVINE has served as the Senior Vice President of Corporate Development of the Company since its inception. From June 1997 until the Company's inception, Mr. Levine served as the Senior Vice President of GRI, one of the Founding Companies. From June 1990 until he joined the Company, Mr. Levine served as the President of the Chief Executives Organization, an international business development and strategic planning consulting firm which he founded. From 1985 to 1989, Mr. Levine served as the Vice President of Cincinnati Bell Information Systems. From 1981 to 1985, Mr. Levine served as the President of Vorwerk USA, a division of Vorwerk AG, a $2 billion computer products conglomerate engaged in manufacturing and marketing, and as a director for 12 years. Mr. Levine was the founder and President of Metlec Sales, Inc., a franchisee of Vorwerk AG, from 1970 to 1981.

     WILLIAM A. ABBERGER III has served as the Senior Vice President of Operations of the Company since its inception. From November 1997 until the Company's inception, Mr. Abberger served as the Senior Vice President of Operations of GRI, one of the Founding Companies. From 1981 to 1997, Mr. Abberger served as the Vice President of the Quality and Productivity Improvement Group of FMI Corporation, a company which has provided construction consulting services since 1954, where his responsibilities included providing management consulting and education services in the construction industry. Mr. Abberger served as a director of FMI Corporation from 1987 to 1997. Mr. Abberger also currently serves as a member of the Board of Directors of American General Contractors Association. Mr. Abberger holds a Bachelor of Science degree from Clarkson College and a Masters of Business Administration from Dartmouth College.

     DALE E. EBY has served as the Senior Vice President, Chief Financial Officer and Treasurer of the Company since its inception. From July 1997 until the Company's inception, Mr. Eby served as the Chief Financial Officer and Treasurer of GRI, one of the Founding Companies. From December 1995 until July 1997, Mr. Eby served as the Chief Financial Officer of Gold Coast Media Inc., a direct marketing company. From April 1987 until May 1995, Mr. Eby served as Chief Financial Officer and in other financial management positions with Attwoods Incorporated, a waste management company which was a wholly-owned subsidiary of Attwoods PLC, a NYSE company, and a company whose securities traded on the London Stock Exchange. From June 1995 until December 1995, Mr. Eby served as a consultant to Browning-Ferris Industries, Inc., a NYSE company, which acquired Attwoods PLC in December 1994. Mr. Eby is a certified public accountant.

     ROBERT BROOKER has served as the Vice President of Technology of the Company since its inception. From February 1993 until the Company's inception, Mr. Brooker served as the Vice President of Technology of GRI, one of the Founding Companies. From 1988 until February 1993, Mr. Brooker served as the Assistant Supervisor of Administration for the Palm Beach School District in south Florida, where he developed a computerized maintenance management system. From 1981 to 1988, Mr. Brooker served as the General Manager of ABA Roofing & Sheetmetal. Mr. Brooker designed and implemented the Company's enterprise information system.

     ANGELA PETTUS has served as the Vice President of Human Resources Administration of the Company since its inception. From 1995 until the Company's inception, Ms. Pettus served as the Vice President of Human Resources Administration of GRI, one of the Founding Companies. Since 1987, Ms. Pettus has served in various positions with GRI involving its administrative functions. Ms. Pettus has management and administrative expertise in resolving roofing contractors' workers compensation claims and related medical benefits issues.

     JOHN C. COOK will become a Director of the Company and continue in his present position as the President and Chief Executive Officer of C.E.I. Florida, one of the Founding Companies, upon the consummation of the Offering. Mr. Cook is a co-founder of Cook Enterprises and has served as the President and Chief Executive Officer of C.E.I. Florida for more than five years prior to the date hereof. From 1982 to 1992, Mr. Cook served as a member of the Board of Directors of First America Bank.

     JOEL A. THOMPSON will become a Director of the Company and continue in his present position as the President and Chief Executive Officer of Anthony Roofing, one of the Founding Companies, upon the consummation of the Offering. Mr. Thompson is the founder of Anthony Roofing. Mr. Thompson has over 27 years of experience in the roofing industry, and has actively participated in several industry organizations throughout his career, including the NRCA, the Midwest Roofing Contractors Association and the Chicago Roofing Contractors Association.

     THOMAS E. BROWN, JR. will become a Director of the Company and continue in his present position as the Chairman and Chief Executive Officer of Wright-Brown, one of the Founding Companies, upon the consummation of the Offering. Mr. Brown has served as a member of the Board of Directors of the NRCA. Mr. Brown has also served as Chairman and Trustee, and as a member of the Board of Directors of the Sheetmetal Industry Promotion Fund. Mr. Brown has also served as President of the Southeast Michigan Roofing Contractors Association.

     J. PATRICK MILLINOR, JR. will become a Director of the Company upon the consummation of the Offering. Since October 1996, Mr. Millinor has served as the Chief Executive Officer and a Director of Group Maintenance America Corp., a company listed on the NYSE. From September 1994 to October 1996, Mr. Millinor assisted in the formation and management of Agennix Incorporated and Lexicon Genetics, two biotechnology companies. From March 1993 to September 1994, he served as Chief Executive Officer of UltrAir, Inc. a start-up passenger airline. From October 1992 to March 1993, he served as Chief Financial Officer of UltrAir, Inc. From 1991 to 1992, he served as Chief Financial Officer of Lifeco Travel Services, a travel management company. From 1986 to 1991, Mr. Millinor served as Chief Operating Officer and Senior Vice President, respectively, of Commonwealth Savings Association and Bank United. From 1979 to 1986, Mr. Millinor was a partner with KPMG Peat Marwick LLP. He currently serves as a director of Agennix Incorporated and Haelan Health(R) Corporation.

     FRANCIS X. MAGUIRE will become a Director of the Board of the Company upon the consummation of the Offering. Since 1985, Mr. Maguire has served as the Chairman and Chief Executive Officer of Hearth Communication Group and is a key note speaker, trainer and consultant providing services to Fortune 500 companies. From 1974 to 1984, Mr. Maguire served as the Senior Vice President of Industrial Relations at Federal Express. Mr. Maguire has previously served as the Senior Vice President of Kentucky Fried Chicken, Director of Marketing and Public Relations of American Airlines, Director of Program Development at the American Broadcasting Company and as one of the task force members of the "War on Poverty" initiative during the Kennedy-Johnson administration.

     CHARLES "RED" SCOTT will become a Director of the Company upon the consummation of the Offering. Mr. Scott has served as the Chairman and Chief Executive Officer of TEC Florida, Inc., a leadership training organization, for more than five years prior to the date hereof. From 1991 to December 1994, Mr. Scott served as the President and Chief Executive Officer of Actava Group, Inc., a NYSE company. From 1970 until 1991, Mr. Scott served as the President and Chief Executive Officer of Intermark, a NYSE company. In 1984, Mr. Scott was the recipient of the Horatio Alger Award of Distinguished Americans. Mr. Scott currently serves on the Board of Directors of Pier I Imports, a NYSE company, Union Bank of California and PSS World Medical, Inc., companies whose securities are on the Nasdaq Stock Market.

     DAVID C. WILLIS will become a Director of the Company upon the consummation of the Offering. Mr. Willis is a Co-Founder and has served as a Senior Consultant of FMI Corporation. From 1954 to 1997, Mr. Willis served as a partner of FMI Corporation. While at FMI Corporation, Mr. Willis developed a "zero injury" improvement process, which is a worker safety program taught by FMI Corporation's consultants, and co-developed the total quality management program for the construction industry which consists of numerous quality procedures, including inspection procedures, training and supervision of personal and ongoing quality oversight by management. Prior to joining FMI Corporation, Mr. Willis was a professor for 17 years at North Carolina State University. He earned a Bachelor of Science at Tennessee Polytechnic Institute and a Master of Science at North Carolina State University.

     ROBERT G. SHULER will become a Director of the Company upon the consummation of the Offering. Mr. Shuler is a co-founder of Petra Capital, LLC, an investment firm, and since 1996, has served as its co-Managing Partner and a member of its Advisory Board, mostly recently as its President, Chief Executive Officer and a Director. From 1993 to 1996, Mr. Shuler was a Vice President and a Principal at Sirrom Capital Corporation, a NYSE company. From 1991 to 1993, Mr. Shuler served as an investment banker at Equitable Securities Corporation. From 1987 to 1989, Mr. Shuler was a corporate finance professional at The Robinson-Humphrey Company, LLC.

     Effective upon the consummation of the Offering, the Board of Directors of the Company will consist of nine members divided into three classes of three directors per class, serving staggered three-year terms expiring at the annual meeting of shareholders in 1999, 2000, and 2001, respectively. At each annual meeting of shareholders, one class of directors will be elected for a full term of three years to succeed the class of directors whose terms are expiring.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established six committees -- the Executive Committee, Nominating Committee, Audit Committee, Compensation Committee, Finance Committee and Acquisition Committee. Pursuant to resolutions of the Board of Directors, these committees have the responsibilities and authority described below.

     Executive Committee. The Executive Committee is authorized, subject to Florida law, to exercise the power and authority of the Board of Directors in the management of the business and affairs of the Company between meetings of the full Board of Directors. The members of the Executive Committee are Messrs. Wallick and Cook.

     Nominating Committee. The Nominating Committee has the responsibility to propose nominees to the Board of Directors. The members of the Nominating Committee are Messrs. Maguire, Shuler, Scott and Willis.

     Audit Committee. The Audit Committee has the responsibility of (i) recommending the selection of the Company's independent public accountants, (ii) reviewing and approving the scope of the independent public accountants' audit activity and extent of non-audit services, (iii) reviewing with management and the Company's independent public accountants the adequacy of the Company's accounting system and the effectiveness of the Company's internal audit plan and activities, (iv) reviewing with management and the Company's independent public accountants the Company's financial statements and exercising general oversight of the Company's financial reporting process and (v) reviewing with the Company litigation and other legal matters that may affect the Company's financial condition, and monitoring compliance with the Company's business ethics and other policies. The members of the Audit Committee are Messrs. Maguire, Millinor, Shuler, Scott and Willis.

     Compensation Committee. The Compensation Committee has the responsibility of (i) establishing the salary rates of officers and employees of the Company and its subsidiaries, (ii) approving the issuance of stock options under the Company's 1998 Stock Option and Restricted Stock Purchase Plan, as well as any issuance of securities to management and its affiliates other than pursuant to such stock option plan, (iii) examining periodically the compensation structure of the Company and (iv) supervising the welfare and pension plans and compensation plans of the Company. Any options or other securities to be issued to members of the Compensation Committee or their respective affiliates must be approved by a majority of the members of the Company's Board of Directors who do not have an interest in such transaction. The members of the Compensation Committee are Messrs. Maguire, Shuler, Scott and Willis.

     Finance Committee. The Finance Committee has the responsibility of (i) monitoring the financial performance of the Company and (ii) reviewing and making recommendations to the Board of Directors for the Company's annual budget and financial policies. The members of the Finance Committee are Messrs. Wallick, Thompson, Brown, and Cook.

     Acquisition Committee. The Acquisition Committee has the responsibility of establishing the profile of the types of companies, geographic area and valuation formula for the roofing companies to be acquired by the Company. The members of the Acquisition Committee are Messrs. Cook, Thompson, and Brown.

DIRECTOR COMPENSATION

     The Company intends to grant to each director of the Company who is not an employee of the Company or its subsidiaries options to purchase 15,000 shares of Common Stock at a purchase price per share equal to the fair market value of the Common Stock on the date of grant. Such options will remain in effect for ten years after the date of grant and will become exercisable in equal amounts over a three year period. If a director ceases to serve in such capacity because of his death, disability or retirement, the options granted to that director will remain exercisable for the ten year period. Each outside director also will be paid $1,500 and reimbursed for travel expenses incurred for each Board meeting attended. Members of Committees of the Board of Directors of the Company will be compensated $1,000 for each Committee meeting attended.

EXECUTIVE COMPENSATION

     The Company was incorporated in May 1998 and, prior to the Offering, has not conducted any operations other than activities related to the Combination and the Offering. During 1998, the annualized base salaries of its most highly compensated executive officers will be: Gregg E. Wallick -- $200,000; Dale E. Eby -- $120,000; Eric B. Levine -- $120,000; and William A. Abberger III -- $120,000 (collectively, the "Named Executive Officers").

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with uniform terms for each of the Named Executive Officers. Each of the agreements has an initial term of three years, and is terminable after the first year of the term by either party without cause upon 180 days' prior written notice. The employment agreements provide for annual compensation payable to the Named Executive Officers as follows: Gregg E. Wallick -- $200,000; Dale E. Eby -- $120,000; Eric
B. Levine -- $120,000; and William A. Abberger III -- $120,000. The Named Executive Officers are also eligible for bonus compensation and are entitled to participate in the Company's 1998 Stock Option and Restricted Stock Purchase Plan. The agreements also generally restrict certain of the Company's executive officers and members of management from competing with the Company for a period of two years after the date of termination of employment with the Company, and prohibit such officers and members of management from disclosing the Company's confidential information and soliciting employees and former employees of the Company for employment in another company for a period of one year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee's function is to recommend to the Board of Directors compensation decisions for the Company's executive officers and to administer the Company's 1998 Stock Option and Restricted Stock Purchase Plan. See "Management -- Committees of The Board of Directors."

1998 STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN

     The Company has adopted the 1998 Stock Option and Restricted Stock Purchase Plan (the "Plan"). An aggregate of 1,500,000 shares of Common Stock are authorized for issuance under the Plan. After giving effect to the Combination (pursuant to which options to purchase shares of capital stock of GRI will be converted into options to purchase 216,300 shares of Common Stock), the Company will grant options to purchase approximately 560,000 shares of Common Stock to employees and directors of the Company immediately following the Offering. The purpose of the Plan is to attract and retain qualified personnel, to provide additional incentives to employees, officers and directors of the Company and to promote the success of the Company's business. In furtherance of this purpose, the Plan authorizes (i) the granting of incentive and non-statutory stock options to purchase shares of Common Stock to employees, officers and directors of the Company, and (ii) the granting of rights to purchase shares of Common Stock on a "restricted stock" basis (the "Awards") to employees, officers and directors of the Company. Incentive stock options may only be granted to full-time employees of the Company or its subsidiaries. Non-statutory stock options and Awards may be granted to directors of the Company and any person employed by the Company or its subsidiaries. The Plan is administered by the Compensation Committee of the Board. The Compensation Committee has complete discretion to determine which eligible individuals are to receive option or Award grants, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option, the vesting schedule to be in effect for the option or Award grant and the maximum term for which any granted option or Award is to remain outstanding.

     Each option granted under the Plan has a maximum term of ten years (five years with respect to incentive stock options granted to holders of more than 10% of the voting power of the Company's outstanding stock), subject to earlier termination following the optionee's cessation of service with the Company. Options granted under the Plan may be exercised only for fully vested shares. The exercise price of incentive stock options and non-statutory stock options granted under the Plan must be at least 100% and 85% of the fair market value of the stock subject to the option on the date of grant, respectively (or 110% with respect to incentive stock options granted to holders of more than 10% of the voting power of the Company's outstanding stock). The purchase price is payable immediately upon the exercise of the option. Such payment may be made in cash, in outstanding shares of Common Stock held by the participant, through a promissory note payable in installments over a period of years or any combination of the foregoing.

     The Board may amend or modify the Plan at any time, provided that no such amendment or modification may adversely affect the rights and obligations of the participants with respect to their outstanding options, Awards or vested shares without their consent. In addition, no amendment of the Plan may, without the approval of the Company's shareholders: (i) modify the class of individuals eligible for participation; (ii) increase the number of shares available for issuance, except in the event of certain changes to the Company's capital structure; or (iii) extend the term of the Plan.

     Options granted under the Plan have been structured to provide incentive to achieve the Company's financial goals and enhance shareholder value. In general, options granted under the Plan vest ratably over a four year period commencing one year from the date of grant.

                              CERTAIN TRANSACTIONS

     Individuals who are or will become executive officers or directors of the Company will receive the following portions of the Acquisition Consideration in the Combination for their interests in the Founding Companies.

                                                                            SHARES OF
COMPANY                                                          CASH      COMMON STOCK
-------                                                       ----------   ------------
Gregg E. Wallick(1).........................................  $   --        2,067,596
John C. Cook(2).............................................   2,725,978      237,981
Joel A. Thompson(3).........................................   7,514,439    1,022,357
Thomas E. Brown, Jr.(4).....................................   3,634,064      317,259

---------------

(1) Mr. Wallick is the sole stockholder of GRI. See "The Combination."
(2) Mr. Cook is a stockholder of each of the C.E.I. Companies. See "The Combination."
(3) Mr. Thompson and his wife are the sole stockholders of Anthony Roofing. See "The Combination."
(4) Mr. Brown is the principal stockholder of Wright-Brown. See "The
    Combination."

     The Company leases its headquarters offices and operating facilities in Pompano Beach, Tampa and Orlando, Florida from entities controlled by Gregg E. Wallick or members of Mr. Wallick's family. None of these leases expire prior to 2008. The aggregate annual base rent to be paid under these leases is approximately $260,000 with annual increases based on the consumer price index. The Company believes that the terms of such leases are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties.

     General Roofing Industries has from time to time made loans (the "GRI Loans") to Gregg E. Wallick. As of March 31, 1998, the aggregate amount of the GRI Loans was $332,286. The GRI Loans are non-interest bearing and are due and payable upon demand by GRI. Mr. Wallick intends to repay the GRI Loans upon consummation of the Offering.

     Anthony Roofing leases certain office facilities from Molitor, Inc., a company which is wholly owned by Joel A. Thompson. Lease payments made by Anthony Roofing to Molitor, Inc. were $195,677 and $135,741 for the years ended December 31, 1997 and 1996, respectively. The term of the lease expires in 2001 and is subject to a five year renewal option. The minimum annual payments for the years ended 1998, 1999, 2000 and 2001 are $163,800, $172,000, $180,600 and
$189,700, respectively. The Company believes that the terms of such lease are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties.

     From time to time, Anthony Roofing hires as a subcontractor Uni-Craft, Inc., a company specializing in interior protection work which is owned by Joel
A. Thompson's brother. Payments to this company for work performed were approximately $164,000 and $202,000 for the years ended December 31, 1997 and 1996, respectively. Payments to this company through June 30, 1998 were approximately $41,000. There are no existing contracts or commitments for additional payments at the present time.

     C.E.I. Roofing leases certain office space in Michigan and Texas from Wheelock & Associates, a partnership owned by Doug Reader, George Cook and John
C. Cook. Lease payments made by C.E.I. Roofing to Wheelock & Associates were $164,199 and $148,599 for the years ended December 31, 1997 and 1996. The term of the leases expire in 2000. The minimum annual payments for the years ending 1998, 1999 and 2000 are $120,000, $120,000 and $60,000, respectively. The
Company believes that the terms of such leases are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties. C.E.I. Roofing also has granted a corporate guarantee to secure $500,000 of indebtedness of Wheelock & Associates. The loans comprising this guaranteed indebtedness are due in monthly installments of approximately $8,200, but vary based upon the prime rate. The loans are collateralized by real estate and are due at maturity in September 1998 and July 2002. The largest aggregate balance of the indebtedness during 1997 was $525,396.

     C.E.I. Roofing hires certain employees and laborers from CJRFG, Inc. and Chris Jon Roofing, Inc., Texas corporations owned by certain children of Doug Reader. The aggregate amounts paid by C.E.I. Roofing to these companies were $4.4 and $3.7 million for the years ended December 31, 1997 and 1996, respectively. Payments to these companies through June 30, 1998 totalled $2,052,192, and an additional $2,025,000 is expected to be incurred during the remainder of 1998. CJRFG, Inc. and Chris Jon Roofing, Inc. lease the employees and laborers at cost with no markup. As such, C.E.I. Roofing believes these leasing arrangements are no less favorable than could have been negotiated by C.E.I. Roofing with unaffiliated third parties.

     GRI paid the Chief Executive Officers Organization, a consulting company wholly owned by Eric B. Levine, $126,716 and $75,633 during the fiscal years ended October 31, 1997 and 1996, respectively, for certain consulting services. Since October 31, 1997 payments totaling $78,461 have been made to this company and another $13,842 are expected to be made through the date of the Offering.

     In January 1998, Petra Capital, LLC ("Petra") loaned an aggregate of $3,000,000 to General Roofing Industries, Inc. (n/k/a General Roofing Acquisition Corp.), GRI of South Florida, Inc., GRI of Orlando, Inc., GRI of West Florida, Inc. and Dakota Leasing Inc., each of which are Founding Companies and wholly-owned by Gregg E. Wallick. The entire amount of this loan (the "Petra Loan") is currently outstanding. Indebtedness under the Petra Loan bears interest at an annual rate of 13% and is due in January 2003. In consideration of the Petra Loan, Petra received warrants to purchase common stock of General Roofing Industries. Upon completion of the Combination, such warrants will represent the right to purchase 65,922 shares of Common Stock of the Company at a nominal exercise price. Robert G. Shuler, who will become a director of the Company upon the consummation of the Offering, is a co-founder of Petra and is Petra's co-managing partner. The Petra Loan will be repaid upon the closing of the Offering.

     Following consummation of the Offering, the Company will not enter into any material transaction with officers or directors, or their family members, without the approval of a majority of the directors who do not have an interest in such transaction.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the date of this Prospectus, certain information known by the Company with respect to the ownership of shares of Common Stock as to (i) all persons who are expected to be the beneficial owners of 5% or more of the outstanding shares of Common Stock upon consummation of the Offering, (ii) each director and each person who has consented to be named as a director, (iii) each Named Executive Officer, and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the following persons may be deemed to have sole voting and dispositive power with respect to such shares. Information set forth in the table with respect to beneficial ownership of the Common Stock has been provided to the Company by such holders. Each person's address is c/o the Company's principal executive offices at 951 South Andrews Avenue, Pompano Beach, Florida 33069.

                                                                AMOUNT AND
                                                                 NATURE OF         PERCENT OF
                                                                BENEFICIAL         OUTSTANDING
                                                               OWNERSHIP OF       COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                          COMMON STOCK(1)   AFTER OFFERING(2)
------------------------------------                          ---------------   -----------------
Gregg E. Wallick............................................     2,067,596            20.15%
Joel A. Thompson(3).........................................     1,022,357             9.97
Thomas E. Brown, Jr.(4).....................................       317,259             3.09
R. Wayne Cooke..............................................       603,013             5.88
John C. Cook................................................       237,981             2.32
Francis X. Maguire..........................................             0                *
Robert G. Shuler............................................             0                *
David C. Willis.............................................             0                *
Charles "Red" Scott.........................................             0                *
J. Patrick Millinor, Jr.....................................             0                *
Dale E. Eby.................................................             0                *
Eric B. Levine..............................................             0                *
William A. Abberger III.....................................             0                *
                                                                 ---------            -----
All executive officers and directors of the Company as a
  group (12 persons)........................................     3,645,193             35.5%
                                                                 =========            =====

---------------

  * Less than 1%.
(1) The shares of Common Stock will be issued to such persons upon consummation of the Offering.
(2) The above amounts do not include options to purchase shares of Common Stock held by such individuals which are not exercisable within 60 days of the date of this Prospectus.
(3) Includes 511,187 shares of Common Stock owned by Joel A. Thompson's wife.
(4) Such shares of Common Stock are held by the Thomas E. Brown, Jr. Revocable Trust U/T/A September 16, 1980 for the benefit of such shareholder.

                                THE COMBINATION

     In May 1998, the Company entered into separate agreements to acquire the Founding Companies in exchange for cash, Common Stock or a combination thereof. The Combination will be effective concurrently with the consummation of the Offering, and the stockholders of the Founding Companies will receive an aggregate of 6,258,667 shares of Common Stock and an aggregate of approximately $25.7 million in cash from the net proceeds of the Offering. The Company's existing shareholder (the "Existing Shareholder") will receive the difference between (i) the 6,258,667 shares of Common Stock to be outstanding after the Combination, exclusive of the shares sold in the Offering, and (ii) the total number of shares issued to the shareholders of the Founding Companies other than the Existing Shareholder, in consideration for his ownership interest in GRI, the accounting acquirer. The specific number of shares of Common Stock to be issued in the Combination to the stockholders of the Founding Companies other than the Existing Shareholder (the "Stock Consideration") will be determined by dividing approximately $58.7 million by the initial public offering price of the Common Stock. The table below illustrates the aggregate number of shares of Common Stock and the percentage of the total number of shares of Common Stock after the Offering that will be (i) issued to new investors in the Offering,
(ii) issued to the Existing Shareholder in the Combination, and (iii) issued to the shareholders of the Founding Companies (other than the Existing Shareholder) in the Combination if the initial public offering price of the Common Stock is, alternatively, $13.00, $14.00 or $15.00.

                                                   NUMBER OF SHARES OF COMMON STOCK IF
                                                           PRICE TO PUBLIC IS:
                                       ------------------------------------------------------------
                                             $13.00               $14.00               $15.00
                                       ------------------   ------------------   ------------------
                                         SHARES       %       SHARES       %       SHARES       %
                                       ----------   -----   ----------   -----   ----------   -----
New investors........................   4,000,000    39.0    4,000,000    39.0    4,000,000    39.0
Existing Shareholder.................   1,745,206    17.0    2,067,596    20.2    2,347,001    22.9
Other Founding Companies.............   4,513,461    44.0    4,191,071    40.8    3,911,666    38.1
                                       ----------   -----   ----------   -----   ----------   -----
          Total(1)...................  10,258,667   100.0%  10,258,667   100.0%  10,258,667   100.0%
                                       ==========   =====   ==========   =====   ==========   =====

---------------

(1) Excludes 1,500,000 shares of Common Stock reserved for issuance under the Company's 1998 Stock Option and Restricted Stock Purchase Plan of which options to purchase approximately 560,000 shares of Common Stock will be granted to directors and employees of the Company immediately following the Offering. In addition, options and warrants to purchase 282,222 shares of Common Stock are expected to be issued upon the conversion of outstanding options and warrants of GRI shares in the Combination. The options and warrants will be converted based upon the conversion ratio of GRI for shares of the Company's Common Stock, and will contain an equivalent exercise price adjusted to reflect such ratio. See "Management -- 1998 Stock Option and Restricted Stock Purchase Plan."

     The consideration for the Combination was negotiated by the parties and was based primarily upon the historical earnings before interest and taxes of each Founding Company. In addition, the Company intends to repay approximately $9.7 million of existing indebtedness of the Founding Companies with proceeds from the Offering.

     The consummation of each acquisition is subject to customary conditions. These conditions include, among others, the accuracy of the representations and warranties by the Founding Companies, their stockholders and the Company; the performance by each of the parties of their respective covenants; and the nonexistence of a material adverse change in the financial condition or business of each Founding Company. There can be no assurance that the conditions to the closing of each acquisition will be satisfied or waived or that the acquisition agreements will not be terminated.

     The following table sets forth for each Founding Company (i) the approximate portion of the Acquisition Consideration to be paid to the stockholders of each of the Founding Companies in cash and in shares of Common Stock (based upon an assumed initial public offering price of $14.00 per share), which number of shares is subject to adjustment based on the initial public offering price of the Common Stock offered hereby and (ii) the total debt which would have been assumed by the Company as of March 31, 1998, which represents historical indebtedness, excluding indebtedness transferred to owners of the Founding Companies. The Combination excludes certain assets and operations of the Founding Companies with a net book value of $1.1 million not required for the ongoing operations of the Company. The Company offered purchase price alternatives to the stockholders of several of the Founding Companies based upon the relative proportion of cash and Common Stock to be received by them in the Combination. The Company agreed to pay stockholders of the Founding Companies who elected to receive a higher proportion of the purchase price in shares of Common Stock up to 20% more than the purchase price they would have received if they had elected to receive a lower proportion of the purchase price in shares of Common Stock.



                                                              CASH AND       SHARES OF
                                                           S CORPORATION      COMMON        ASSUMED
FOUNDING COMPANIES                                        DISTRIBUTIONS(1)     STOCK      INDEBTEDNESS
------------------                                        ----------------   ---------   --------------
                                                           (IN THOUSANDS)                (IN THOUSANDS)
General Roofing Industries(2)...........................      $   732        2,067,596      $ 4,651
The C.E.I. Companies:
  C.E.I. Roofing, Inc. .................................        3,190          278,500          305
  C.E.I. West Roofing Company, Inc. ....................        3,460          302,000          512
  C.E.I. Florida, Inc. .................................        4,085          356,643          331
Blackmore and Buckner Roofing, Inc.(3)(8)...............        1,481          129,286          100
Cyclone Roofing Company.................................        3,800          603,000          323
Anthony Roofing, Ltd....................................        7,514        1,022,357           --
Slavik, Butcher & Baecker Construction Company,
  Inc.(4)(8)............................................          900          192,857          170
Advanced Roofing, Inc. and Affiliates...................        3,596          268,143          660
Five-K Industries, Inc. and Subsidiary..................        4,747          414,357           87
Wright-Brown Roofing Company............................        3,825          334,000          168
Register Contracting Company, Inc.(5)(8)................        3,210               --          177
Harrington-Scanlon Roofing Company, Inc. and
  Affiliates(6)(8)......................................          360           31,428        1,393
Specialty Associates, Inc. and Affiliate(7)(8)..........        1,206          258,500        1,471
                                                              -------        ---------      -------
          Total(9)......................................      $42,106        6,258,667      $10,348
                                                              =======        =========      =======


---------------

(1) In lieu of the cash consideration, certain Founding Companies may distribute cash or certain assets (principally cash surrender value of life insurance) to their stockholders prior to the Combination. The Combination excludes certain assets and operations of the Founding Companies. Slavik Butcher has a general contracting business that will be retained by Slavik Butcher's stockholders prior to the Combination and Advanced Roofing has a business that leases equipment to third parties and an airplane that will be retained by the stockholders of Advanced Roofing prior to the Combination.
(2) Consists of (i) GRI of South Florida, Inc., (ii) GRI of West Florida, Inc.,
    (iii) GRI of Orlando, Inc. and (iv) Dakota Leasing, Inc.
(3) An additional payment of up to $192,000 may be made to the stockholders of Blackmore & Buckner based on a multiple of six of (i) the excess of its earnings before interest and taxes ("EBIT") in the year following the Combination over (ii) $435,586. Such payment will be made, at the election of the stockholders of Blackmore & Buckner, in cash or shares of Common Stock valued at the average market price for the last five business days of the earn-out period.
(4) An additional payment of up to $161,000 may be made to the stockholders of Slavik Butcher based on a multiple of seven of (i) the excess of its EBIT in the year following the Combination over (ii) $497,000. The consideration is payable in cash or shares of Common Stock valued at the average market price for the last five business days of the earn-out period. Slavik Butcher has also warranted that its earnings for the year ended June 30, 1998 will be at least a specified amount.
(5) An additional payment of up to $1,019,340 may be made to the stockholders of Register Roofing based on a multiple of seven of (i) the excess of its average annual EBIT in the two years following the Combination over (ii) $458,571. Such payment will be made, at the election of the stockholders of Register Roofing, in cash or shares of Common Stock valued at the average market price for the last five business days of the earn-out period.

(6) An additional payment of up to $5,820,000 may be made to the stockholders of Harrington-Scanlon based on (i) its EBIT in each of two years following the Combination multiplied by (ii) two. Such payment will be made, at the election of the stockholders of Harrington-Scanlon, in cash or shares of Common Stock valued at the average market price for the last five business days of the earn-out period.
(7) An additional cash payment of up to $420,000 may be made to the stockholders of Specialty Associates based on a multiple of seven of (i) the excess of its EBIT in the year following the Combination over (ii) $600,000.
(8) All earn-out payments are required to be made within 60 days following the end of the applicable EBIT measurement period.
(9) The following table reconciles cash consideration and distributions and assumed indebtedness per the Founding Companies' stock purchase agreements to the corresponding amounts shown in the Unaudited Pro Forma Combined Financial Statements. The Unaudited Pro Forma Combined Financial Statement adjustments assume that the S Corporation Distributions were made prior to the date of the Combination and exclude amounts related to GRI, the accounting acquirer.

                                                                           ASSUMED
                                                                CASH     INDEBTEDNESS
                                                              --------   ------------
Per Stock Purchase Agreements...............................  $ 42,106     $ 10,348
Adjustments in Pro Forma Financial Statements:
  S Corporation Distributions...............................   (15,310)      12,096
  Net Assets Withdrawn......................................    (1,110)          --
                                                              --------     --------
                                                                25,686       22,444
  Less GRI Debt Assumed -- Existing.........................        --       (4,651)
  Less GRI Debt Assumed -- S Distributions..................        --         (400)
                                                              --------     --------
Per Pro Forma Financial Statements..........................  $ 25,686     $ 17,393
                                                              ========     ========

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 90,000,000 shares of Common Stock, $0.01 par value, and 10,000,000 shares of Preferred Stock, $.01 par value. Upon completion of the Offering and the Combination there will be 10,258,667 shares of Common Stock outstanding. No shares of Preferred Stock have been issued or are currently outstanding.

     The following description of the capital stock of the Company and certain provisions of the Company's Articles and Bylaws is a summary and is qualified in its entirety by the provisions of the Articles and Bylaws which have been filed as exhibits to the Company's Registration Statement, of which this Prospectus is a part.

COMMON STOCK

     All shares of Common Stock have one vote on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor. Holders of Common Stock have no preemptive, conversion or other registration or subscription rights. There are no redemption or sinking fund provisions available to the Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of Preferred Stock, if any, then outstanding.

PREFERRED STOCK

     The Board has the authority without further action by the shareholders to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the number of shares constituting any such series, the voting powers, designations, preferences and relative participation, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights and dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without further vote or action by the shareholders. The issuance of Preferred Stock by the Board could adversely effect the rights of the holders of Common Stock. For example, such issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends, and in liquidation, over the Common Stock, and could (upon conversion) enjoy all of the rights of the Common Stock.

     The authority possessed by the Board to issue Preferred Stock could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. The Board may issue Preferred Stock with voting or conversion rights that could adversely affect the voting power of the holders of Common Stock. There are no agreements or understandings for the issuance of Preferred Stock and the Board has no present intention to issue Preferred Stock.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF FLORIDA LAW

     The Company is subject to (i) the Florida Control Share Act, which generally provides that shares acquired in excess of thresholds equaling 20%, 33% and 55% of a corporation's voting power will not possess any voting rights unless such voting rights are approved by a majority vote of the Company's disinterested shareholders and (ii) the Florida Fair Price Act which generally requires approval by the disinterested directors or supermajority approval by shareholders for certain specified transactions between a corporation and a holder of more than 10% of the outstanding shares of the corporation (or their affiliates). These provisions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES AND BYLAWS

     Certain provisions of the Articles and Bylaws summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

     Advance Notice Requirements for Shareholder Proposals and Director Nominations. The Bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company's notice of annual meeting provided with respect to the previous year's annual meeting; provided, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than 30 calendar days earlier than or 60 calendar days after such anniversary, notice by the shareholder, to be timely, must be so received not more than 90 days nor later than the later of (i) 60 days prior to the annual meeting or (ii) the close of business on the 10th day following the date on which notice of the date of the meeting is given to shareholders or made public, whichever first occurs. The Bylaws also specify certain requirements for a shareholder's notice to be in proper written form. These provisions may preclude shareholders from bringing matters before the shareholders at an annual meeting or from making nominations for directors at an annual meeting.

     Authorized but Unissued Shares. The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate combinations and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock may enable the Board to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.

     Classification of the Board of Directors. The Articles classify the Board of Directors into three classes of directors serving staggered three-year terms. Under a three-class structure, at least two annual shareholder meetings, instead of one, would generally be required for a shareholder of the Company holding a substantial amount of Common Stock to obtain control of the Board of Directors by electing a majority of such shareholder's representatives to the Board of Directors. As a result, it will be more time-consuming for such a shareholder to obtain majority control of the Board of Directors without the consent of the Board of Directors. The Company believes that a three-class structure will serve to encourage any person or entity intending to effect a takeover of the Company, restructuring or sale of all or part of the Company or any other extraordinary transaction to negotiate with, and to seek to obtain the approval of, the existing Board of Directors.

LIMITED LIABILITY AND INDEMNIFICATION

     Under the Florida Business Corporation Act ("FBCA"), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director and (ii) a director's breach of, or failure to perform, those duties constitutes (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (3) a circumstance under which an unlawful distribution is made, (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the FBCA.

     The Articles and Bylaws of the Company provide that the Company shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

     Prior to this Offering, the Company will enter into separate indemnification agreements with its directors and certain of its officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Company's Bylaws. The indemnification agreements may require the Company, among other things, to indemnify such directors and officers against certain liabilities, including liabilities under the federal securities laws, that may arise by reason of their status as directors and officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to provide directors' and officers' insurance, if available on reasonable terms. The Company believes these agreements are necessary to attract and retain qualified persons as executive officers and directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have outstanding 10,258,667 shares of Common Stock (10,858,667 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 4,000,000 shares (4,600,000 shares if the Underwriters' over-allotment option is exercised in full) sold in the Offering will be freely tradable in the public market without restriction or limitation under the Securities Act, except for any shares held by an "affiliate" (as defined in the Securities Act) of the Company. The remaining 6,258,667 shares issued in connection with the acquisition of the Founding Companies will be "restricted securities" within the meaning of Rule 144.

     In addition, certain of the Company's directors, executive officers and principal shareholders, who hold an aggregate of 6,258,667 shares of Common Stock, have entered into lock-up agreements with the Representatives of the Underwriters. These persons have agreed not to offer, sell, contract to sell, grant any option with respect to, pledge, hypothecate or otherwise dispose of, any shares of Common Stock owned by them until the date occurring 180 days after the date of this Prospectus without the prior written consent of The Robinson-Humphrey Company, LLC. Based upon the relevant circumstances of the individual request, The Robinson-Humphrey Company, LLC may, in its sole and absolute discretion, grant exceptions to these lock-up agreements. All such 6,258,667 shares will become available for sale 180 days after the date of this Prospectus upon expiration of these lock-up agreements, subject to compliance with Rule 144 promulgated under the Securities Act. Furthermore, the shareholders of the Founding Companies, who collectively will hold 6,258,667 shares of Common Stock, have entered or will enter into Stock Transfer Restriction Agreements that impose restrictions of the transferability of their shares. See "-- Transfer Restrictions."

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned, for at least one year, shares of Common Stock that have not been registered under the Securities Act or that were acquired from an "affiliate" of the Company is entitled to sell within any three-month period the number of shares of Common Stock that does not exceed the greater of (i) one percent of the number of the then outstanding shares or (ii) the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and to the availability of current public information about the Company and must be made in unsolicited brokers' transactions or to a market maker. A person (or persons whose shares are aggregated) who is not an "affiliate" of the Company under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the information, volume, manner of sale and notice provisions of such Rule. At the date of this Prospectus, 6,258,667 "restricted" shares of Common Stock will be eligible for resale within one year of the date of this Prospectus pursuant to Rule 144, subject to the volume, manner of sale and other limitations thereof.

     Prior to this Offering, there has been no active trading market for the Common Stock. No predictions can be made of the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of Common Stock could adversely affect the prevailing market price of Common Stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities.

     Upon the closing of the Offering, the Company also will have outstanding options and warrants to purchase up to a total of 282,222 shares of Common Stock, none of which will be exercisable until February 1999. In addition, the Company will grant options to purchase approximately 560,000 shares of Common Stock to employees and directors of the Company upon the consummation of the Offering pursuant to the Company's 1998 Stock Option and Restricted Stock Purchase Plan. The Company intends to register all the shares subject to these options and warrants under the Securities Act for public resale.

TRANSFER RESTRICTIONS

     All of the stockholders of the Founding Companies to receive shares of Common Stock in the Combination have agreed that they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of such Common Stock, directly or indirectly, without the prior written consent of the Company and the Underwriters for a period of two years after the date of this Prospectus.

     In the event that after the Offering the Company files a registration statement under the Securities Act with respect to a subsequent public offering of its Common Stock, and any shareholders of the Company participate in such offering, the Company has agreed to register under the Securities Act a portion of the shares of Common Stock received by the stockholders of the Founding Companies in the Combination in connection with, and as part of, the Combination.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") among the Company and the underwriters named below (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters, for whom The Robinson-Humphrey Company, LLC, BancAmerica Robertson Stephens and Raymond James & Associates, Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company the number of shares of Common Stock set forth below opposite their respective names. The Underwriters are committed to purchase all of such shares if any are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased as set forth in the Underwriting Agreement.

                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
------------                                                  ---------
The Robinson-Humphrey Company, LLC..........................
BancAmerica Robertson Stephens..............................
Raymond James & Associates, Inc.............................

                                                              --------
          Total.............................................
                                                              ========


     The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain
dealers at such price less a concession not in excess of $          per share.
The Underwriters may allow, and such dealers may reallow, a discount not in
excess of $          per share on sales to certain other dealers. After the
initial public offering, the public offering price, concession and discount may be changed. In addition, The Robinson-Humphrey Company, LLC has agreed to act as the exclusive agent for the Company in connection with the obtaining, negotiating and securing of the Company's Credit Facility, for which The Robinson-Humphrey Company, LLC will receive a customary fee at the time of closing such Credit Facility.


     The Company has granted the Underwriters an option, exercisable by the Representatives, to purchase up to 600,000 additional shares of Common Stock at the initial public offering price less the underwriting discount. Such option, which expires 30 days after the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent the Representatives exercise such option, each of the Underwriters will be obligated, subject to certain conditions, to purchase approximately the same percentage of the option shares as the number of shares to be purchased initially by that Underwriter bears to the total number of shares to be purchased initially by the Underwriters.

     Prior to this Offering, there has been no established trading market for the Common Stock. The initial price to the public for the Common Stock offered hereby was determined by negotiations among the Company and the Representatives. Among the factors considered in determining the initial price to the public were the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company and the historical results of operations of the Company, the prospects for future earnings of the Company, the general condition of the securities markets at the time of the Offering, and the recent market prices of securities of generally comparable companies. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when shares of Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq Stock Market or otherwise and, if commenced, may be discontinued at any time.

     In connection with the Offering, the Company's officers and directors and certain of its shareholders have agreed that, during a period of 180 days from the date of this Prospectus, such holders will not, without the prior written consent of The Robinson-Humphrey Company, LLC, directly or indirectly, offer, sell, contract to sell, grant any option with respect to, pledge, hypothecate or otherwise dispose of, any shares of Common Stock except for a cashless exercise of stock options or a bona fide gift provided that the donee agrees to be bound by the terms of the donor's lockup agreement. In addition, the Company has agreed that, during a period of 180 days from the date of this Prospectus, the Company will not, without the prior written consent of The Robinson-Humphrey Company, LLC, directly or indirectly, offer, sell, contract to sell, grant any option with respect to, pledge, hypothecate or otherwise dispose of any shares of Common Stock except for shares of Common Stock to be issued in the Offering, in connection with acquisitions generally, and upon the exercise of the stock options which are either (i) outstanding on the date of this Prospectus or (ii) issued under the Plan. Based upon the relevant circumstances of the individual request, The Robinson-Humphrey Company, LLC may, in its sole and absolute discretion, grant exceptions to these lock-up agreements.

                                 LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for the Company by Baker & McKenzie, Miami, Florida, and for the Underwriters by King & Spalding, Atlanta, Georgia.

                                    EXPERTS

     The financial statements of General Roofing Services, Inc., the combined financial statements of GRI of South Florida, Inc., GRI of Orlando, Inc., GRI of West Florida, Inc. and Dakota Leasing, Inc., the combined financial statements of Advanced Roofing, Inc., Advanced Leasing, Inc., K&M Warehouse, Inc. and Hi-Rise Crane, Inc., the combined financial statements of Harrington-Scanlon Roofing Company, Inc. and Affiliates, the combined financial statements of Specialty Associates, Inc. and Affiliate, the financial statements of Register Contracting Company, Inc. and Slavik, Butcher and Baecker Construction Company, Inc., Wright-Brown Roofing Company, Cyclone Roofing Company, Anthony Roofing, Ltd. as of December 31, 1997 and for the year then ended, and Blackmore and Buckner Roofing, Inc. as of December 31, 1997 and for the year then ended, and the consolidated financial statements of Five-K Industries, Inc. and Subsidiary as of March 31, 1998 and for the year then ended included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The combined financial statements of C.E.I. Roofing, Inc., C.E.I. Florida, Inc. and C.E.I. West Roofing Company, Inc., included in this Prospectus have been audited by Belew Averitt LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Anthony Roofing, Ltd. as of December 31, 1996 and for the fourteen month period ended December 31, 1995 and the year ended December 31, 1996 included in this Prospectus have been audited by Dugan & Lopatka CPAs, PC, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Scott & Stringfellow, Inc. has acted as independent appraisers in connection with the valuation of General Roofing Industries.

     The financial statements of Blackmore and Buckner Roofing, Inc. as of December 31, 1996 and for the two years in the period ended December 31, 1996 included in this Prospectus have been audited by Blue & Co. LLC, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Five-K Industries, Inc. and Subsidiary as of March 31, 1997 and for each of the two years in the period ended March 31, 1997 included in this Prospectus have been audited by Bearden & Smith PC, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Form S-1 Registration Statement (which term encompasses any and all amendments thereto) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which were omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus concerning the contents of any contract, agreement or other document referred to are summaries of the terms of such contract, agreement or other document and are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission:
7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference facilities of the Commission, upon payment of the prescribed fees. The Registration Statement is also available on the Internet at the Commission's World Wide Web site at http://www.sec.gov. The Common Stock has been approved for quotation on The Nasdaq Stock Market's National Market, and reports, proxy statements and other information concerning the Company can be inspected and copied at Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     As a result of the Offering, the Company will be subject to the reporting requirements under the Exchange Act and, in accordance therewith, will file reports, proxy statements, information statements and other information with the Commission. The Company intends to furnish annual reports to its shareholders containing audited financial statements reported on by an independent certified public accounting firm and quarterly reports containing unaudited summary financial information for each of the first three quarters of each year.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              -----
General Roofing Services, Inc. (Unaudited) Pro Forma
  Combined Financial Statements
  Introduction to Unaudited Pro Forma Combined Financial
     Statements.............................................    F-3
  Unaudited Pro Forma Combined Balance Sheet................    F-4
  Unaudited Pro Forma Combined Statements of Operations.....    F-5
  Notes to Unaudited Pro Forma Combined Financial
     Statements.............................................    F-7
General Roofing Services, Inc.
  Independent Auditors' Report..............................   F-12
  Balance Sheet.............................................   F-13
  Notes to Financial Statements.............................   F-14
Founding Companies Historical Financial Statements
General Roofing Industries
  Independent Auditors' Report..............................   F-16
  Combined Balance Sheets...................................   F-17
  Combined Statements of Operations.........................   F-18
  Combined Statements of Stockholder's Equity...............   F-19
  Combined Statements of Cash Flows.........................   F-20
  Notes to Combined Financial Statements....................   F-21
CEI Roofing, Inc., CEI Florida, Inc., and CEI West Roofing
  Company, Inc. (The C.E.I. Companies)
  Independent Auditors' Report..............................   F-29
  Combined Balance Sheets...................................   F-30
  Combined Statements of Income.............................   F-31
  Combined Statements of Stockholders' Equity...............   F-32
  Combined Statements of Cash Flows.........................   F-33
  Notes to Combined Financial Statements....................   F-34
Anthony Roofing, Ltd.
  Independent Auditors' Report..............................   F-40
  Balance Sheets............................................   F-42
  Statements of Operations..................................   F-43
  Statements of Stockholders' Equity........................   F-44
  Statements of Cash Flows..................................   F-45
  Notes to Financial Statements.............................   F-46
Specialty Associates, Inc. and Affiliate
  Independent Auditors' Report..............................   F-51
  Combined Balance Sheets...................................   F-52
  Combined Statements of Operations.........................   F-53
  Combined Statements of Stockholders' Equity...............   F-54
  Combined Statements of Cash Flows.........................   F-55
  Notes to Combined Financial Statements....................   F-56
Cyclone Roofing Company
  Independent Auditors' Report..............................   F-62
  Balance Sheets............................................   F-63
  Statements of Operations..................................   F-64
  Statements of Stockholders' Equity........................   F-65
  Statements of Cash Flows..................................   F-66
  Notes to Financial Statements.............................   F-67

                                                              PAGE
                                                              -----
Wright-Brown Roofing Company
  Independent Auditors' Report..............................   F-73
  Balance Sheets............................................   F-74
  Statements of Operations..................................   F-75
  Statements of Stockholder's Equity........................   F-76
  Statements of Cash Flows..................................   F-77
  Notes to Financial Statements.............................   F-78
Harrington -- Scanlon Roofing Company, Inc. and Affiliates
  Independent Auditors' Report..............................   F-84
  Combined Balance Sheets...................................   F-85
  Combined Statements of Operations.........................   F-86
  Combined Statements of Stockholders' Equity...............   F-87
  Combined Statements of Cash Flows.........................   F-88
  Notes to Combined Financial Statements....................   F-89
Slavik, Butcher & Baecker Construction Company, Inc.
  Independent Auditors' Report..............................   F-96
  Balance Sheets............................................   F-97
  Statements of Operations..................................   F-98
  Statements of Stockholders' Equity........................   F-99
  Statements of Cash Flows..................................  F-100
  Notes to Financial Statements.............................  F-101
Five-K Industries, Inc. and Subsidiary
  Independent Auditors' Report..............................  F-107
  Consolidated Balance Sheets...............................  F-109
  Consolidated Statements of Operations.....................  F-110
  Consolidated Statements of Stockholder's Equity...........  F-111
  Consolidated Statements of Cash Flows.....................  F-112
  Notes to Consolidated Financial Statements................  F-113
Advanced Roofing, Inc. and Affiliates
  Independent Auditors' Report..............................  F-119
  Combined Balance Sheets...................................  F-120
  Combined Statements of Operations.........................  F-121
  Combined Statements of Stockholders' Equity...............  F-122
  Combined Statements of Cash Flows.........................  F-123
  Notes to Combined Financial Statements....................  F-124
Blackmore and Buckner Roofing, Inc.
  Independent Auditors' Report..............................  F-130
  Balance Sheets............................................  F-132
  Statements of Operations..................................  F-133
  Statements of Stockholders' Equity........................  F-134
  Statements of Cash Flows..................................  F-135
  Notes to Financial Statements.............................  F-136
Register Contracting Company, Inc.
  Independent Auditors' Report..............................  F-142
  Combined Balance Sheets...................................  F-143
  Combined Statements of Operations.........................  F-144
  Combined Statements of Stockholders' Equity...............  F-145
  Combined Statements of Cash Flows.........................  F-146
  Notes to Combined Financial Statements....................  F-147

                GENERAL ROOFING SERVICES AND FOUNDING COMPANIES

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

     The following unaudited pro forma combined financial statements give effect to (i) the acquisitions by General Roofing Services, Inc. ("GRS") (the "Combination"), of the outstanding capital stock and other equity interests of GRI, Advanced Roofing, Anthony Roofing, Blackmore & Buckner, The C.E.I. Companies, Cyclone Roofing, Five-K, Harrington-Scanlon, Register Roofing, Slavik-Butcher, Specialty Associates, and Wright-Brown (together, the "Founding Companies"), and related transactions, and (ii) GRS' initial public offering of 4,000,000 shares of Common Stock (the "Offering"). The Combination will occur concurrently with the closing of the Offering and will be accounted for using the purchase method of accounting. GRI has been reflected as the accounting acquirer for financial statement presentation purposes.

     The unaudited pro forma combined balance sheet gives effect to the Combination and related transactions, and the Offering, as if they had occurred on March 31, 1998. The unaudited pro forma combined statements of operations give effect to these transactions as if they had occurred on January 1, 1997.

     GRS has preliminarily analyzed the savings that it expects to be realized from reductions in salaries, bonuses and certain benefits to the owners of the Founding Companies. To the extent the owners of the Founding Companies have contractually agreed to prospective changes in salary, bonuses, benefits and lease payments, these changes have been reflected in the unaudited pro forma combined statements of operations. With respect to other anticipated cost savings, GRS will not be able to accurately quantify these savings until completion of the Combination. It is expected that these savings will be partially offset by costs related to GRS' new corporate management and by the costs associated with being a public company. However, because these costs cannot be quantified at this time, they have not been included in the pro forma combined financial information of GRS.

     The estimated excess of the cost of the acquisitions over the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed (goodwill) may be revised for changes in assets and liabilities to date of closing as well as changes in fair value of assets acquired and liabilities assumed based upon conditions existing at date of closing. However, it is not expected that the revisions, if any, will be significant.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that GRS management deems appropriate and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what GRS' combined financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of GRS' combined financial position or combined results of operations for any future period. Since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus. See also "Risk Factors" included elsewhere herein.

             GENERAL ROOFING SERVICES, INC. AND FOUNDING COMPANIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1998
                                 (IN THOUSANDS)


                                                             WRIGHT-   ANTHONY   SPECIALTY
                                           GRI       CEI      BROWN    ROOFING   ASSOCIATES
                                          ------   -------   -------   -------   ----------
                                                                ASSETS
Cash....................................  $  156   $   294   $  253    $2,531      $   31
Receivables, net........................   5,548     9,549    2,239     2,736       1,753
Inventories.............................     347       370      198       107         800
Prepaid Expenses........................     241        77       --        28          24
Deferred Tax Assets.....................      --        --       --        --          31
                                          ------   -------   ------    ------      ------
      Total Current Assets..............   6,292    10,290    2,690     5,402       2,639
Property and Equipment, net.............   1,754     2,008      790       696       1,565
Goodwill................................      --        --       --        --          --
Life Insurance -- CSV...................      --       420       56        --          --
Other Noncurrent Assets.................   1,348        --      162        --         162
                                          ------   -------   ------    ------      ------
      Total Assets......................  $9,394   $12,718   $3,698    $6,098      $4,366
                                          ======   =======   ======    ======      ======
                                               LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts Payable........................  $2,329   $ 4,560   $1,087    $  449      $  824
Accrued Expenses........................     692       564      610       174         389
Billings in Excess of Costs and
 Profit.................................     494       744       98        50         205
Distributions Payable and Accrued.......      --       434       --        --          --
Deferred Income Taxes...................      --        --       --        --          --
Notes Payable...........................      --       328       --        --         800
Current Portion of Long-Term Debt.......     774       387       33        --         202
Current Portion of Capitalized Leases...     157        --       55        --          --
Due to Related Parties..................      --        --       --        --          --
                                          ------   -------   ------    ------      ------
      Total Current Liabilities.........   4,446     7,017    1,883       673       2,420
Long-Term Debt..........................   3,245       433       58        --         469
Long-Term Capitalized Leases............     275        --       22        --          --
Deferred Income Taxes...................      --        --       --        --         139
Other Non-Current Liabilities...........     150        --       --        --          --
Stockholders' Equity:
 Common Stock...........................       1       335        5         1          34
 Additional Paid In Capital.............     879        85       24        --         216
 Retained Earnings......................     398     4,848    1,706     5,424       1,246
 Treasury Stock.........................      --        --       --        --        (158)
                                          ------   -------   ------    ------      ------
      Total Stockholders' Equity........   1,278     5,268    1,735     5,425       1,338
                                          ------   -------   ------    ------      ------
      Total Liabilities and
       Stockholders' Equity.............  $9,394   $12,718   $3,698    $6,098      $4,366
                                          ======   =======   ======    ======      ======


                                          CYCLONE   ADVANCED   REGISTER   SLAVIK    HARRINGTON-             BLACKMORE
                                          ROOFING   ROOFING    ROOFING    BUTCHER     SCANLON     FIVE-K    & BUCKNER
                                          -------   --------   --------   -------   -----------   -------   ---------
                                                                            ASSETS
Cash....................................  $  487     $  210     $  489    $  186      $    1      $  696     $  247
Receivables, net........................   3,514      2,436      1,545     1,861       2,495       1,769      1,050
Inventories.............................      12         95         88        --         242          36         76
Prepaid Expenses........................      --         23         34        18          --          --         24
Deferred Tax Assets.....................      --         --         --        --          38          --         --
                                          ------     ------     ------    ------      ------      ------     ------
      Total Current Assets..............   4,013      2,764      2,156     2,065       2,776       2,501      1,397
Property and Equipment, net.............     837      2,063        549       366       1,057         374        343
Goodwill................................      --         --         --        --          --          --         --
Life Insurance -- CSV...................      --         --         --        --          --          --         85
Other Noncurrent Assets.................      37         --         46        31          80          97          5
                                          ------     ------     ------    ------      ------      ------     ------
      Total Assets......................  $4,887     $4,827     $2,751    $2,462      $3,913      $2,972     $1,830
                                          ======     ======     ======    ======      ======      ======     ======

                                                                LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts Payable........................  $  281     $  713     $  590    $  817      $1,342      $  428     $  291
Accrued Expenses........................     173        565        504       309         227         605        255
Billings in Excess of Costs and
 Profit.................................     236        249        256       194         586         121        122
Distributions Payable and Accrued.......      --         --         --        --          --          --         --
Deferred Income Taxes...................      --         --         69       117          --         360         --
Notes Payable...........................      --         --         --        --          --          --         --
Current Portion of Long-Term Debt.......     185        828         45       105         543          40         23
Current Portion of Capitalized Leases...      26         --         --        --          30          --         --
Due to Related Parties..................      --         --         --        --          --          --         --
                                          ------     ------     ------    ------      ------      ------     ------
      Total Current Liabilities.........     901      2,355      1,464     1,542       2,728       1,554        691
Long-Term Debt..........................      78        563        132       118         834          47         77
Long-Term Capitalized Leases............      34         --         --        --          79          --         --
Deferred Income Taxes...................      --         --         22         9          --          15         --
Other Non-Current Liabilities...........      --         --         --        --          --          --         --
Stockholders' Equity:
 Common Stock...........................      25          1         20        10           2           8         29
 Additional Paid In Capital.............      --        673         73        --          19          30        370
 Retained Earnings......................   3,849      1,340      1,040       783         251       1,318        663
 Treasury Stock.........................      --       (105)        --        --          --          --         --
                                          ------     ------     ------    ------      ------      ------     ------
      Total Stockholders' Equity........   3,874      1,909      1,133       793         272       1,356      1,062
                                          ------     ------     ------    ------      ------      ------     ------
      Total Liabilities and
       Stockholders' Equity.............  $4,887     $4,827     $2,751    $2,462      $3,913      $2,972     $1,830
                                          ======     ======     ======    ======      ======      ======     ======

                                                                                              PRO FORMA
                                                      PRO FORMA    PRO FORMA    OFFERING      COMBINED
                                          COMBINED   ADJUSTMENTS   COMBINED    ADJUSTMENTS   AS ADJUSTED
                                          --------   -----------   ---------   -----------   -----------
                                                                       ASSETS
Cash....................................  $5 ,581     $ (3,176)    $  2,405     $ 12,724      $ 15,129
Receivables, net........................   36,495         (820)      35,675           --        35,675
Inventories.............................    2,371           --        2,371           --         2,371
Prepaid Expenses........................      469          (13)         456           --           456
Deferred Tax Assets.....................       69           --           69           --            69
                                          -------     --------     --------     --------      --------
      Total Current Assets..............   44,985       (4,009)      40,976       12,724        53,700
Property and Equipment, net.............   12,402       (1,315)      11,087           --        11,087
Goodwill................................       --       64,298       64,298           --        64,298
Life Insurance -- CSV...................      561         (561)          --           --            --
Other Noncurrent Assets.................    1,968         (148)       1,820           --         1,820
                                          -------     --------     --------     --------      --------
      Total Assets......................  $59,916     $ 58,265     $118,181     $ 12,724      $130,905
                                          =======     ========     ========     ========      ========
                                                        LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts Payable........................  $13,711     $   (434)    $ 13,277     $     --      $ 13,277
Accrued Expenses........................    5,067         (181)       4,886           --         4,886
Billings in Excess of Costs and
 Profit.................................    3,355          (64)       3,291           --         3,291
Distributions Payable and Accrued.......      434         (434)          --           --            --
Deferred Income Taxes...................      546          430          976           --           976
Notes Payable...........................    1,128       12,096       13,224       (1,128)       12,096
Current Portion of Long-Term Debt.......    3,165         (267)       2,898       (2,898)           --
Current Portion of Capitalized Leases...      268           --          268           --           268
Due to Related Parties..................       --       25,686       25,686      (25,686)           --
                                          -------     --------     --------     --------      --------
      Total Current Liabilities.........   27,674       36,832       64,506      (29,712)       34,794
Long-Term Debt..........................    6,054         (410)       5,644       (5,644)           --
Long-Term Capitalized Leases............      410           --          410           --           410
Deferred Income Taxes...................      185           --          185           --           185
Other Non-Current Liabilities...........      150           --          150           --           150
Stockholders' Equity:
 Common Stock...........................      471         (408)          63           40           103
 Additional Paid In Capital.............    2,369       44,854       47,223       48,040        95,263
 Retained Earnings......................   22,866      (22,866)          --           --            --
 Treasury Stock.........................     (263)         263           --           --            --
                                          -------     --------     --------     --------      --------
      Total Stockholders' Equity........   25,443       21,843       47,286       48,080        95,366
                                          -------     --------     --------     --------      --------
      Total Liabilities and
       Stockholders' Equity.............  $59,916     $ 58,265     $118,181     $ 12,724      $130,905
                                          =======     ========     ========     ========      ========

             GENERAL ROOFING SERVICES, INC. AND FOUNDING COMPANIES

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                         TOTAL
                                                                                         OTHER                    PRO FORMA
                                            WRIGHT-   ANTHONY   SPECIALTY    CYCLONE   FOUNDING     PRO FORMA     COMBINED
                          GRI       CEI      BROWN    ROOFING   ASSOCIATES   ROOFING   COMPANIES   ADJUSTMENTS   AS ADJUSTED
                         ------   -------   -------   -------   ----------   -------   ---------   -----------   -----------
Revenues...............  $7,135   $10,025   $2,447    $2,489      $2,300     $2,829     $13,521      $(1,162)    $    39,584
Cost of Revenues.......   5,308     7,733    2,113     2,132       2,286      2,457      10,824       (1,152)         31,701
                         ------   -------   ------    ------      ------     ------     -------      -------     -----------
Gross Profit...........   1,827     2,292      334       357          14        372       2,697          (10)          7,883
SG&A Expenses..........   2,049     2,105      306       445         317        227       2,479           61           7,989
                         ------   -------   ------    ------      ------     ------     -------      -------     -----------
Income (Loss) From
  Operations...........    (222)      187       28       (88)       (303)       145         218          (71)           (106)
Other Income
  (Expense)............    (147)      (58)     (17)       56         (32)         7         (43)         100            (134)
                         ------   -------   ------    ------      ------     ------     -------      -------     -----------
Income (Loss) before
  Taxes................    (369)      129       11       (32)       (335)       152         175           29            (240)
Income Tax (Provision)
  Benefit..............      --        (3)      --        --         131         --          24         (216)            (64)
                         ------   -------   ------    ------      ------     ------     -------      -------     -----------
Net Income (Loss)......  $ (369)  $   126   $   11    $  (32)     $ (204)    $  152     $   199      $  (187)    $      (304)
                         ======   =======   ======    ======      ======     ======     =======      =======     ===========
Basic and Diluted Loss
  Per Share............                                                                                          $     (0.03)
                                                                                                                 ===========
Shares Used in
  Computing Pro Forma
  Net Loss Per Share...                                                                                           10,258,667
                                                                                                                 ===========


                                                                 OTHER FOUNDING COMPANIES                          TOTAL
                                             -----------------------------------------------------------------     OTHER
                                             ADVANCED   REGISTER   SLAVIK    HARRINGTON-             BLACKMORE   FOUNDING
                                             ROOFING    ROOFING    BUTCHER     SCANLON     FIVE-K    & BUCKNER   COMPANIES
                                             --------   --------   -------   -----------   -------   ---------   ---------
Revenues...................................   $3,097     $1,964    $2,858      $2,369      $2,172     $1,061      $13,521
Cost of Revenues...........................    2,467      1,660     2,303       2,185       1,313        896       10,824
                                              ------     ------    ------      ------      ------     ------      -------
Gross Profit...............................      630        304       555         184         859        165        2,697
SG&A Expenses..............................      400        258       347         377         882        215        2,479
                                              ------     ------    ------      ------      ------     ------      -------
Income (Loss) From Operations..............      230         46       208        (193)        (23)       (50)         218
Other Income (Expense).....................      (31)         8        (1)        (27)          8         --          (43)
                                              ------     ------    ------      ------      ------     ------      -------
Income (Loss) before Taxes.................      199         54       207        (220)        (15)       (50)         175
Income Tax (Provision) Benefit.............       --        (17)      (59)         94           6         --           24
                                              ------     ------    ------      ------      ------     ------      -------
Net Income (Loss)..........................   $  199     $   37    $  148      $ (126)     $   (9)    $  (50)     $   199
                                              ======     ======    ======      ======      ======     ======      =======

             GENERAL ROOFING SERVICES, INC. AND FOUNDING COMPANIES

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                             TOTAL
                                                                                             OTHER                    PRO FORMA
                                             WRIGHT-    ANTHONY    SPECIALTY    CYCLONE    FOUNDING     PRO FORMA     COMBINED
                           GRI       CEI      BROWN     ROOFING    ASSOCIATES   ROOFING    COMPANIES   ADJUSTMENTS   AS ADJUSTED
                         -------   -------   --------   --------   ----------   --------   ---------   -----------   -----------
Revenues...............  $26,792   $45,163   $15,316    $19,778     $17,198     $16,058     $61,865      $(6,261)    $   195,909
Cost of Revenues.......   19,101    34,899    12,820     14,441      14,957      12,524      50,311       (5,663)        153,390
                         -------   -------   -------    -------     -------     -------     -------      -------     -----------
Gross Profit...........    7,691    10,264     2,496      5,337       2,241       3,534      11,554         (598)         42,519
SG&A Expenses..........    6,995     8,018     1,393      2,870       1,487       1,099       9,431       (2,189)         29,104
                         -------   -------   -------    -------     -------     -------     -------      -------     -----------
Income From
  Operations...........      696     2,246     1,103      2,467         754       2,435       2,123        1,591          13,415
Other Income
  (Expense)............      (71)        7      (147)       103        (134)        (13)       (106)        (170)           (531)
                         -------   -------   -------    -------     -------     -------     -------      -------     -----------
Income Before Taxes....      625     2,253       956      2,570         620       2,422       2,017        1,421          12,884
Income Tax (Provision)
  Benefit..............       --       (27)       --        (50)       (285)         --        (467)      (4,823)         (5,652)
                         -------   -------   -------    -------     -------     -------     -------      -------     -----------
        Net Income.....  $   625   $ 2,226   $   956    $ 2,520     $   335     $ 2,422     $ 1,550      $(3,402)    $     7,232
                         =======   =======   =======    =======     =======     =======     =======      =======     ===========
Basic and Diluted
  Earnings Per Share...                                                                                              $      0.70
                                                                                                                     ===========
Shares Used in
  Computing Pro Forma
  Earnings Per Share...                                                                                               10,258,667
                                                                                                                     ===========

                                                                  OTHER FOUNDING COMPANIES                          TOTAL
                                             ------------------------------------------------------------------     OTHER
                                             ADVANCED   REGISTER    SLAVIK    HARRINGTON-             BLACKMORE   FOUNDING
                                             ROOFING    ROOFING    BUTCHER      SCANLON     FIVE-K    & BUCKNER   COMPANIES
                                             --------   --------   --------   -----------   -------   ---------   ---------
Revenues...................................  $12,174     $6,832    $12,213      $11,816     $11,091    $7,739      $61,865
Cost of Revenues...........................    9,827      5,792     10,446       10,046       7,879     6,321       50,311
                                             -------     ------    -------      -------     -------    ------      -------
Gross Profit...............................    2,347      1,040      1,767        1,770       3,212     1,418       11,554
SG&A Expenses..............................    1,571      1,002      1,314        1,549       2,775     1,220        9,431
                                             -------     ------    -------      -------     -------    ------      -------
Income From Operations.....................      776         38        453          221         437       198        2,123
Other Income (Expense).....................     (124)        90        (19)        (102)         32        17         (106)
                                             -------     ------    -------      -------     -------    ------      -------
Income Before Taxes........................      652        128        434          119         469       215        2,017
Income Tax (Provision) Benefit.............       --        (82)      (147)         (28)       (210)       --         (467)
                                             -------     ------    -------      -------     -------    ------      -------
        Net Income.........................  $   652     $   46    $   287      $    91     $   259    $  215      $ 1,550
                                             =======     ======    =======      =======     =======    ======      =======

             GENERAL ROOFING SERVICES, INC. AND FOUNDING COMPANIES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. GENERAL

     General Roofing Services, Inc. ("GRS"), was founded to create a leading national provider of roofing contracting and maintenance services to the commercial, government and new construction markets. GRS has conducted no operations to date and will effect the Combination concurrently with and as a condition to the closing of the Offering.

     The historical financial statements reflect the financial position and results of operations of the Founding Companies and were derived from the respective Founding Companies' financial statements. The periods included in these financial statements for the individual Founding Companies are as of and for the year ended December 31, 1997, except for GRI for which the period is for the year ended October 31, 1997, Register Roofing, for which the period is for the year ended September 30 1997, Specialty Associates, for which the period is for the year ended February 2, 1998, and Five-K for which the period is for the year ended March 31, 1998. The audited historical financial statements included elsewhere herein have been included in accordance with Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 80.

2. ACQUISITION OF FOUNDING COMPANIES

     Concurrently with and as a condition to the closing of the Offering, GRS will acquire all of the outstanding capital stock and other equity interests of the Founding Companies. The Combination will be accounted for using the purchase method of accounting with GRI being reflected as the accounting acquirer.


     The following table sets forth the consideration to be paid (a) in cash and
(b) in shares of Common Stock to the common stockholders of each of the Founding Companies, other than the accounting acquirer (GRI). For purposes of computing the estimated purchase price for accounting purposes, the value of the shares was determined using an estimated fair value of $11.20 per share (or $46.9 million), which is less than the assumed initial public offering price of $14.00 per share due primarily to restrictions on the sale and transferability of the shares issued. This discount represents a 20% reduction from the Offering price. The Company believes that the difference between the 20% discount rate applied to the Offering price and a nominal discount rate is not material to the Unaudited Pro Forma Financial Statements and is not expected to be material to the Financial Statements in future periods. The Company is currently in process of obtaining a valuation which management believes will support this discount. The total purchase price, including cash consideration of $41.3 million, is $88.2 million (without giving effect to certain earn-out provisions and S Corporation Distributions to be made by certain Founding Companies prior to the consummation of the Offering). The following table is reflected net of estimated purchase price adjustments of $799,000 and net transfers of $14.6 million which represents previously undistributed earnings of the Founding Companies other than GRI (dollars in thousands):


                                                                 SHARES OF       ASSUMED
                                                       CASH     COMMON STOCK   INDEBTEDNESS
                                                      -------   ------------   ------------
CEI.................................................  $ 8,630      937,143       $ 3,267
Wright-Brown........................................    1,440      334,000         2,065
Anthony Roofing.....................................    2,466    1,022,357         2,717
Specialty Associates................................    1,068      258,500         1,471
Cyclone Roofing.....................................     (268)     603,000         3,836
Advanced Roofing....................................    2,596      268,143         1,660
Register Roofing....................................    3,210           --           177
Slavik Butcher......................................      820      192,857           170
Harrington-Scanlon..................................      352       31,428         1,393
Five-K..............................................    4,524      414,357            87
Blackmore & Buckner.................................      848      129,286           550
                                                      -------    ---------       -------
                                                      $25,686    4,191,071       $17,393
                                                      =======    =========       =======

             GENERAL ROOFING SERVICES, INC. AND FOUNDING COMPANIES

     The above table differs from the schedule at "The Combination" because it excludes GRI, the accounting acquirer, and it assumes that the S Corporation Distributions were made prior to the date of the Combination. Certain of the Founding Companies will incur debt to fund the S Corporation Distributions.


3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS


     (A) Records the S Corporation Distributions of $15.3 million, using cash on hand and distributions of other net assets of the applicable company and the incurrence of debt in the amount of $12.1 million.


     (B) Records the deferred income tax liabilities associated with converting all acquired companies taxed under Subchapter S of the Internal Revenue Code (the Code) to corporations taxed under Subchapter C of the Internal Revenue Code.

     (C) Records the payment of S Corporation Distributions established above in adjustment A through borrowings.

     (D) Records the elimination of all non-operating assets and liabilities to be retained by the owners of the Founding Companies as well as affiliated businesses to be retained by the owners of the Founding Companies.


     (E) Records the elimination of the historical equity accounts of the Founding Companies excluding GRI, the accounting acquirer.



     (F) Records the acquisition of the Founding Companies excluding GRI, the accounting acquirer, including the cash and common stock due to those companies, and records all fair value adjustments necessary in purchase accounting. In connection with the combination of certain of the Founding Companies, the Company has agreed to make contingent payments, if earned, to the former owners over periods up to two years based on formulas in their respective acquisition agreements. These payments will be made through a combination of cash and shares of Common Stock. Amounts earned under these terms will be recorded as additional goodwill at the time the amounts are known and will be amortized over the remaining amortization period.



     (G) Records the extraordinary charge related to early extinguishment of debt.



     (H) Records net proceeds from the issuance of 4,000,000 shares of General Roofing Services' Common Stock at $14.00 per share, net of estimated offering costs of $7.9 million. Offering costs consist primarily of underwriting discounts and commissions, accounting fees, legal fees, and printing expenses.



     (I) The Company periodically reviews the carrying value of goodwill (whenever events or circumstances indicate that the carrying amount of the asset may not be recoverable), along with other long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of, and impairments, if any, are recognized when the expected net future undiscounted cash flows derived from such assets are less than their carrying value. Measurement of the amount of impairment, if any, is based upon the difference between the carrying value and the fair value of the related assets.

             GENERAL ROOFING SERVICES, INC. AND FOUNDING COMPANIES

     The following tables summarize unaudited pro forma combined balance sheet adjustments:


                                                        PRO FORMA ADJUSTMENTS                            TOTAL       OFFERING
                                  -----------------------------------------------------------------    PRO FORMA    ADJUSTMENT
                                    (A)     (B)      (C)        (D)       (E)        (F)      (G)     ADJUSTMENTS      (H)
                                  -------   ----   --------   -------   --------   -------   ------   -----------   ----------
Cash............................  $(2,718)  $ --   $     --   $  (458)  $     --   $    --   $   --     $(3,176)     $12,724
Receivables, net................     (332)    --         --      (488)        --        --       --        (820)          --
Prepaid Expenses................       --     --         --       (13)        --        --       --         (13)          --
Property and Equipment, net.....       --     --         --    (1,815)        --       500       --      (1,315)          --
Goodwill........................       --    300         --        --     (8,554)   72,552       --      64,298           --
Cash Surrender Value of Life
  Insurance.....................       --     --         --      (561)        --        --       --        (561)          --
Other Noncurrent Assets.........       --     --         --      (148)        --        --       --        (148)          --
Accounts Payable................       --     --         --      (434)        --        --       --        (434)          --
Accrued Expenses................       --     --         --      (181)        --        --       --        (181)          --
Billings in Excess of Costs and
  Estimated Profit..............       --     --         --       (64)        --        --       --         (64)          --
Distributions Payable and
  Accrued.......................     (434)    --         --        --         --        --       --        (434)          --
Deferred Income Taxes...........       --    300         --       (65)        --       195       --         430           --
Notes Payable...................       --     --     12,694      (598)        --        --       --      12,096       (1,128)
Current Portion of Long-Term
  Debt..........................       --     --         --      (267)        --        --       --        (267)      (2,898)
Due to Related Parties..........   12,694     --    (12,694)     (231)        --    25,917       --      25,686      (25,686)
Long-Term Debt..................       --     --         --      (610)        --        --      200        (410)      (5,644)
Common Stock....................       --     --         --        (5)      (465)       62       --        (408)          40
Additional Paid In Capital......  (14,912)    --         --      (667)    13,555    46,878       --      44,854       48,040
Retained Earnings...............     (398)    --         --      (361)   (21,907)       --     (200)    (22,866)          --
Treasury Stock..................       --     --         --        --        263        --       --         263           --
                                  -------   ----   --------   -------   --------   -------   ------     -------      -------
                                  $    --   $ --   $     --   $    --   $     --   $    --   $   --     $    --      $    --
                                  =======   ====   ========   =======   ========   =======   ======     =======      =======



     The following table summarizes adjustment D to the pro forma combined balance sheet:



                                                     WRIGHT                       THERREL
                                              CEI    BROWN    ADVANCED   SLAVIK    KIZER    BLACKMORE   HARRINGTON    TOTAL
MARCH, 31, 1998                              -----   ------   --------   ------   -------   ---------   ----------   -------
Cash.......................................  $  --    $(98)   $   (29)   $(331)    $  --      $ --         $ --      $  (458)
Receivables, net...........................     --      --         18     (506)       --        --           --         (488)
Prepaid Expenses...........................     --      --         --      (13)       --        --           --          (13)
Property and Equipment, net................     --      --     (1,500)     (81)     (133)       --         (101)      (1,815)
Goodwill...................................     --      --         --       --        --        --           --           --
Cash Surrender Value of Life Insurance.....   (420)    (56)        --       --        --       (85)          --         (561)
Other Noncurrent Assets....................     --     (37)        --      (21)      (90)       --           --         (148)
Accounts Payable...........................     --      --         --     (434)       --        --           --         (434)
Accrued Expenses...........................     --     (98)        (1)     (82)       --        --           --         (181)
Billings in Excess of Costs and Estimated
  Profit...................................     --      --         --      (64)       --        --           --          (64)
Distributions Payable and Accrued..........     --      --         --       --        --        --           --           --
Deferred Income Taxes......................     --      --         --      (65)       --        --           --          (65)
Notes Payable..............................   (420)    (93)        --       --        --       (85)          --         (598)
Current Portion of Long-Term Debt..........     --      --       (220)     (47)       --        --           --         (267)
Due to Related Parties.....................     --      --         --       --      (223)       --           (8)        (231)
Long-Term Debt.............................     --      --       (511)      (6)       --        --          (93)        (610)
Common Stock...............................     --      --         --       (5)       --        --           --           (5)
Additional Paid In Capital.................     --      --       (667)      --        --        --           --         (667)
Retained Earnings..........................     --      --       (112)    (249)       --        --           --         (361)
Treasury Stock.............................     --      --         --       --        --        --           --           --
                                             -----    ----    -------    -----     -----      ----         ----      -------
                                             $  --    $ --    $    --    $  --     $  --      $ --         $ --      $    --
                                             =====    ====    =======    =====     =====      ====         ====      =======


4. UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS

     (A) Records the prospective reduction in salaries, bonuses and benefits to the owners of the Founding Companies to which they have agreed. These reductions in salaries, bonuses and benefits are in accordance with the terms of employment agreements. Such employment agreements are generally for two years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances.

     The salaries, bonuses and benefits and other compensation items recorded in the individual financial statements of each of the Founding Companies amounted to $5.9 million and $1.0 million in the twelve month period ended at or near December 31, 1997 and the three month period ended March 31, 1998, respectively.

             GENERAL ROOFING SERVICES, INC. AND FOUNDING COMPANIES

The contractually agreed upon compensation and benefits for these same companies, on a going forward basis, amount to $2.6 million and $0.7 million for the twelve month period ended at or near December 31, 1997 and the three month period ended March 31, 1998. The differences between these amounts for the periods noted herein equate to $3.3 million and $0.3 million, respectively, and are reflected as pro forma adjustments.

     (B) Records reductions in historical interest expense of the Founding Companies related to debt to be repaid with proceeds of the Offering.

     (C) Records interest expense incurred on borrowings used to fund the S Corporation Distributions.

     (D) Records statement of operations effect of the elimination of all non-operating assets and liabilities to be retained by the owners of the Founding Companies as well as affiliated businesses to be retained by the owners of the Founding Companies.

     (E) Records amortization of goodwill to be recorded as a result of the Combination over an estimated life of 40 years.

     (F) Records the incremental provision for federal and state income taxes related to pro forma adjustments as well as income taxes on S Corporation earnings.


     (G) In connection with early extinguishment of debt, the Company expects to incur an extraordinary charge of $200,000. This amount is not reflected in the pro forma statement of operations due to its non-recurring nature.


     The following tables summarize unaudited pro forma combined statements of operations adjustments at March 31, 1998:


                                                             PRO FORMA ADJUSTMENTS
                                          ------------------------------------------------------------
                                                                                              TOTAL
                                                                                            PRO FORMA
                                           (A)    (B)     (C)      (D)      (E)     (F)    ADJUSTMENTS
                                          -----   ----   -----   -------   -----   -----   -----------
Revenues................................  $  --   $ --   $  --   $(1,162)  $  --   $  --     $(1,162)
Cost of Revenues........................     --     --      --    (1,152)     --      --      (1,152)
                                          -----   ----   -----   -------   -----   -----     -------
Gross Profit............................     --     --      --       (10)     --      --         (10)
Selling, General and Administrative.....   (317)    --      --       (24)    402      --          61
                                          -----   ----   -----   -------   -----   -----     -------
Income From Operations..................    317     --      --        14    (402)     --         (71)
Other Income (Expense)..................     --    322    (242)       20      --      --         100
                                          -----   ----   -----   -------   -----   -----     -------
Income before Taxes.....................    317    322    (242)       34    (402)     --          29
Income Tax (Provision) Benefit..........     --     --      --        (1)     --    (215)       (216)
                                          -----   ----   -----   -------   -----   -----     -------
         Net Income.....................  $ 317   $322   $(242)  $    33   $(402)  $(215)    $  (187)
                                          =====   ====   =====   =======   =====   =====     =======



     The following table summarizes adjustment D to the pro forma combined statement of operations at March 31, 1998:



                                                ADVANCED   REGISTER   SLAVIK    HARRINGTON    TOTAL
                                                --------   --------   -------   ----------   -------
Revenues......................................   $ (106)     $193     $(1,249)     $ --      $(1,162)
Cost of Revenues..............................     (121)      101      (1,132)       --       (1,152)
                                                 ------      ----     -------      ----      -------
Gross Profit..................................       15        92        (117)       --          (10)
Selling, General and Administrative...........       (5)       70         (86)       (3)         (24)
                                                 ------      ----     -------      ----      -------
Income From Operations........................       20        22         (31)        3           14
Other Income (Expense)........................       18        (1)         --         3           20
                                                 ------      ----     -------      ----      -------
Income Before Taxes...........................       38        21         (31)        6           34
Income Tax (Provision) Benefit................       --        (9)          8        --           (1)
                                                 ------      ----     -------      ----      -------
Net Income....................................   $   38      $ 12     $   (23)     $  6      $    33
                                                 ======      ====     =======      ====      =======

             GENERAL ROOFING SERVICES, INC. AND FOUNDING COMPANIES

     The following tables summarize unaudited pro forma combined statements of operations adjustments at December 31, 1997:

                                                           PRO FORMA ADJUSTMENTS
                                     ------------------------------------------------------------------
                                                                                               TOTAL
                                                                                             PRO FORMA
                                       (A)     (B)     (C)      (D)       (E)       (F)     ADJUSTMENTS
                                     -------   ----   -----   -------   -------   -------   -----------
Revenues...........................  $    --   $ --   $  --   $(6,261)  $    --   $    --     $(6,261)
Cost of Revenues...................       --     --      --    (5,663)       --        --      (5,663)
                                     -------   ----   -----   -------   -------   -------     -------
Gross Profit.......................       --     --      --      (598)       --        --        (598)
Selling, General and
  Administrative...................   (3,262)    --      --      (534)    1,607        --      (2,189)
                                     -------   ----   -----   -------   -------   -------     -------
Income From Operations.............    3,262     --      --       (64)   (1,607)       --       1,591
Other Income (Expense).............       --    711    (968)       87        --        --        (170)
                                     -------   ----   -----   -------   -------   -------     -------
Income before Taxes................    3,262    711    (968)       23    (1,607)       --       1,421
Income Tax (Provision) Benefit.....       --     --      --        44        --    (4,867)     (4,823)
                                     -------   ----   -----   -------   -------   -------     -------
         Net Income................  $ 3,262   $711   $(968)  $    67   $(1,607)  $(4,867)    $(3,402)
                                     =======   ====   =====   =======   =======   =======     =======


     The following table summarizes adjustment D to the pro forma combined statement of operations at December 31, 1998:



                                                        ADVANCED   REGISTER   SLAVIK    HARRINGTON    TOTAL
                                                        --------   --------   -------   ----------   -------
Revenues..............................................   $ (577)     $307     $(5,991)     $ --      $(6,261)
Cost of Revenues......................................     (619)      161      (5,205)       --       (5,663)
                                                         ------      ----     -------      ----      -------
Gross Profit..........................................       42       146        (786)       --         (598)
Selling, General and Administrative...................      (21)      114        (614)      (13)        (534)
                                                         ------      ----     -------      ----      -------
Income From Operations................................       63        32        (172)       13          (64)
Other Income (Expense)................................       78        --          --         9           87
                                                         ------      ----     -------      ----      -------
Income Before Taxes...................................      141        32        (172)       22           23
Income Tax (Provision) Benefit........................       --       (14)         58        --           44
                                                         ------      ----     -------      ----      -------
Net Income............................................   $  141      $ 18     $  (114)     $ 22      $    67
                                                         ======      ====     =======      ====      =======

                          INDEPENDENT AUDITORS' REPORT

To the Stockholder of General Roofing Services, Inc.:

     We have audited the accompanying balance sheet of General Roofing Services, Inc. (the "Company") as of May 8, 1998 (date of formation). This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company as of May 8, 1998 (date of formation) in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Miami, Florida
May 26, 1998

                         GENERAL ROOFING SERVICES, INC.

                                 BALANCE SHEET
                        MAY 8, 1998 (DATE OF FORMATION)

TOTAL ASSETS................................................  $     --
                                                              --------
LIABILITIES.................................................        --
STOCKHOLDER'S EQUITY:
  Common stock, 90,000,000 shares authorized, no shares
     issued or outstanding; $0.01 par value.................        --
  Preferred stock, no shares issued or outstanding..........        --
                                                              --------
          TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY........  $     --
                                                              --------

                         GENERAL ROOFING SERVICES, INC.

                             NOTES TO BALANCE SHEET
                        MAY 8, 1998 (DATE OF FORMATION)

1. BUSINESS AND ORGANIZATION

     General Roofing Services, Inc. (referred to herein as "GRS" or the "Company") was formed on May 8, 1998 to become a holding company of entities that provide commercial roofing services. GRS intends to acquire a number of such companies (the "Combination"), complete an initial public offering (the "Offering") of its common stock and, subsequent to the Offering, continue to acquire through merger or purchase, similar companies to expand its operations on a national basis. GRS has not conducted any operations to date and has not yet been capitalized.

     GRS has signed a definitive agreement to acquire by Combination certain companies that are wholly-owned by GRS' stockholder (the "General Roofing Industries"). These acquisitions will be accounted for as a reorganization of entities under common control which is similar to the pooling of interests method of accounting for business combinations. The General Roofing Industries has been identified as the accounting acquirer of the unrelated entities described below for financial statement presentation purposes.

     GRS has signed definitive agreements to acquire by Combination certain unrelated companies. The acquisition of these unrelated companies will be accounted for under the purchase method of accounting for business combinations.

     GRS is dependent upon the Offering to execute the pending Combination. There is no assurance that the pending Offering or Combination will be completed.

2. STOCK OPTION PLAN

     1998 STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN -- The Company has adopted a 1998 Stock Option and Restricted Stock Purchase Plan (the "Plan"). As of May 26, 1998, no options have been granted. After the Combination with General Roofing Industries is consummated, GRS expects to convert options issued by General Roofing Industries into options to purchase shares of GRS' common stock. The number of GRS options that are to be outstanding as a result of the conversion will be in direct proportion to the number of shares of GRS that will be issued to the General Roofing Industries' stockholder in the reorganization. It is anticipated to amount to options to acquire approximately 216,300 shares of GRS common stock. The aggregate exercise price of the options to acquire these shares of GRS will be approximately $1.4 million. Such is the same aggregate exercise price of the General Roofing Industries options that were previously granted and that are expected to be converted after the reorganization. The conversion of the General Roofing Industries options into GRS options is expected to occur upon the reorganization and merger of these related entities. As such, it is not considered to be a new issuance or modification (and thus not a new measurement date) of the original grant by General Roofing Industries. Further it is anticipated that an additional 560,000 options will be granted at the date of the Offering at the initial public offering price. A reserve of 1,500,000 shares of the Company's common stock has been established for issuance under the Option Plan.

     The purpose of the Plan is to attract and retain qualified personnel, to provide additional incentives to employees, officers and directors of the Company and to promote the success of the Company's business. In furtherance of this purpose, the Plan authorizes (i) the granting of incentive and non-statutory stock options to purchase shares of Common Stock to employees, officers and directors of the Company, and (ii) the granting of rights to purchase shares of Common Stock on a "restricted stock" basis (the "Awards") to employees, officers and directors of the Company. Incentive stock options may only be granted to full-time employees of the Company or its subsidiaries. Non-statutory stock options and Awards may be granted to directors of the Company and any person employed by the Company or its subsidiaries. The Plan is administered by the Compensation Committee of the Board. The Compensation Committee has complete discretion to determine which eligible individuals are to receive option or Award grants, the number of shares subject to each such

                         GENERAL ROOFING SERVICES, INC.

grant, the status of any granted option as either an incentive stock option or a non-statutory option, the vesting schedule to be in effect for the option or Award grant and the maximum term for which any granted option or Award is to remain outstanding.

     Each option granted under the Plan has a maximum term of 10 years (except incentive stock options granted to holders of more than 10% of the voting power of the Company's outstanding stock which has a maximum term of five years), subject to earlier termination following the optionee's cessation of service with the Company. Options granted under the Plan may be exercised only for fully vested shares. The exercise price of incentive stock options and non-statutory stock option's granted under the Plan must be at least 100% and 85% of the fair market value of the stock subject to the option on the date of grant, respectively (or 110% with respect to incentive stock options granted to holders of more than 10% of the voting power of the Company's outstanding stock). The Board or the Compensation Committee has the authority to determine the fair market value of the stock. The purchase price is payable immediately upon the exercise of the option.

     Options granted under the Plan have been structured to provide incentive to achieve the Company's financial goals. In general, options granted under the Plan will vest ratably over a four-year period commencing one year from the date of grant.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholder of
  GRi of South Florida, Inc.,
  GRi of Orlando, Inc.,
  GRi of West Florida, Inc. and
  Dakota Leasing, Inc.:

     We have audited the accompanying combined balance sheets of GRi of South Florida, Inc., GRi of Orlando, Inc., GRi of West Florida, Inc. and Dakota Leasing, Inc., all of which are under common ownership and common management, as of October 31, 1996 and 1997, and the related combined statements of operations, stockholder's equity and cash flows for each of the three years in the period ended October 31, 1997. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the combined financial position of GRi of South Florida, Inc., GRi of Orlando, Inc., GRi of West Florida, Inc. and Dakota Leasing, Inc. as of October 31, 1996 and 1997, and the combined results of their operations and their combined cash flows for each of the three years in the period ended October 31, 1997 in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Miami, Florida
December 12, 1997,
(January 20, 1998 as to the final paragraph of Note 6)
(February 16, 1998 as to Note 11)

                           GENERAL ROOFING INDUSTRIES

                            COMBINED BALANCE SHEETS


                                                                   OCTOBER 31,
                                                             -----------------------    MARCH 31,
                                                                1996         1997         1998
                                                             ----------   ----------   -----------
                                                                                       (UNAUDITED)
                                              ASSETS
Current Assets:
  Cash and cash equivalents................................  $  106,783   $  240,679   $  155,634
  Contract receivables, net of an allowance for doubtful
     accounts of $7,054, $36,345 and $36,345,
     respectively..........................................   4,580,183    4,011,561    4,924,733
  Due from stockholder.....................................     172,317      326,679      332,286
  Costs and estimated earnings in excess of billings.......     264,573      428,791      290,957
  Inventory................................................     304,742      320,889      347,285
  Other current assets.....................................      51,327      104,645      240,515
                                                             ----------   ----------   ----------
          Total current assets.............................   5,479,925    5,433,244    6,291,410
Property and Equipment -- net..............................   1,111,263    1,605,369    1,754,506
Deferred Costs.............................................                  483,972    1,348,466
                                                             ----------   ----------   ----------
          Total............................................  $6,591,188   $7,522,585   $9,394,382
                                                             ==========   ==========   ==========

                               LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Accounts payable.........................................  $2,986,574   $2,693,636   $2,328,722
  Accrued workers' compensation............................     265,000      409,782      354,822
  Accrued payroll..........................................     166,771      266,637      294,898
  Other accrued expenses and current liabilities...........       6,113                    42,319
  Billings in excess of costs and estimated earnings.......     718,171      237,316      493,660
  Current portion of long-term debt........................     157,739    1,227,326      774,270
  Current portion of capitalized lease obligations.........      86,627      151,114      157,499
                                                             ----------   ----------   ----------
          Total current liabilities........................   4,386,995    4,985,811    4,446,190
Long-Term Debt, net of current portion.....................     420,725      485,429    3,245,463
Capitalized Lease Obligations, net of current portion......     243,895      281,659      274,594
Other Liabilities..........................................     400,000      200,000      150,000
                                                             ----------   ----------   ----------
          Total............................................   5,451,615    5,952,899    8,116,247
                                                             ----------   ----------   ----------
Commitments and Contingencies (Note 11)
Stockholder's Equity:
  Common stock.............................................       1,200        1,200        1,200
  Additional paid-in capital...............................     572,825      572,825      878,967
  Retained earnings........................................     565,548      995,661      397,968
                                                             ----------   ----------   ----------
          Total............................................   1,139,573    1,569,686    1,278,135
                                                             ----------   ----------   ----------
          Total............................................  $6,591,188   $7,522,585   $9,394,382
                                                             ==========   ==========   ==========


                  See notes to combined financial statements.

                           GENERAL ROOFING INDUSTRIES

                       COMBINED STATEMENTS OF OPERATIONS


                                                                                FIVE MONTHS ENDED
                                          YEAR ENDED OCTOBER 31,                    MARCH 31,
                                  ---------------------------------------   -------------------------
                                     1995          1996          1997          1997          1998
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
Contract Revenues Earned........  $18,174,012   $24,810,346   $26,792,268   $11,338,671   $10,838,123
Costs of Contract Revenues
  Earned........................   13,559,134    17,258,133    19,100,850     7,737,795     8,015,732
                                  -----------   -----------   -----------   -----------   -----------
Gross Profit....................    4,614,878     7,552,213     7,691,418     3,600,876     2,822,391
Selling, General and
  Administrative Expenses.......    4,954,614     6,570,209     6,995,095     2,556,510     3,244,448
                                  -----------   -----------   -----------   -----------   -----------
Income (Loss) from Operations...     (339,736)      982,004       696,323     1,044,366      (422,057)
Other Income (Expense):
  Interest and Other Income.....       26,184        81,216        81,338        69,690        24,280
  Interest Expense..............      (99,332)     (103,134)     (152,548)      (54,641)     (199,916)
                                  -----------   -----------   -----------   -----------   -----------
          Net Income (Loss).....  $  (412,884)  $   960,086   $   625,113   $ 1,059,415   $  (597,693)
                                  ===========   ===========   ===========   ===========   ===========


                  See notes to combined financial statements.

                           GENERAL ROOFING INDUSTRIES

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY


                                                                ADDITIONAL
                                                      COMMON     PAID-IN     RETAINED
                                                       STOCK     CAPITAL     EARNINGS      TOTAL
                                                      -------   ----------   ---------   ----------
BALANCE, OCTOBER 31, 1994...........................  $1,200     $197,825    $ 483,949   $  682,974
  Net loss..........................................                          (412,884)    (412,884)
  Contribution from stockholder.....................              175,000                   175,000
  Distributions to stockholder......................                          (175,000)    (175,000)
                                                      ------     --------    ---------   ----------
BALANCE, OCTOBER 31, 1995...........................   1,200      372,825     (103,935)     270,090
  Net income........................................                           960,086      960,086
  Contribution from stockholder.....................              200,000                   200,000
  Distributions to stockholder......................                          (290,603)    (290,603)
                                                      ------     --------    ---------   ----------
BALANCE, OCTOBER 31, 1996...........................   1,200      572,825      565,548    1,139,573
  Net income........................................                           625,113      625,113
  Distributions to stockholder......................                          (195,000)    (195,000)
                                                      ------     --------    ---------   ----------
BALANCE, OCTOBER 31, 1997...........................   1,200      572,825      995,661    1,569,686
  Net loss (unaudited)..............................                          (597,693)    (597,693)
  Issuance of warrants (unaudited)..................              306,142                   306,142
                                                      ------     --------    ---------   ----------
BALANCE, MARCH 31, 1998 (unaudited).................  $1,200     $878,967    $ 397,968   $1,278,135
                                                      ======     ========    =========   ==========


                  See notes to combined financial statements.

                           GENERAL ROOFING INDUSTRIES

                       COMBINED STATEMENTS OF CASH FLOWS


                                                                                          FIVE MONTHS ENDED
                                                     YEAR ENDED OCTOBER 31,                   MARCH 31,
                                             ---------------------------------------   ------------------------
                                                1995          1996          1997          1997         1998
                                             -----------   -----------   -----------   ----------   -----------
                                                                                             (UNAUDITED)
Cash Flows from Operating Activities:
  Net Income (Loss)........................  $  (412,884)  $   960,086   $   625,113   $1,059,415   $  (597,693)
  Adjustments to Reconcile Net Income
    (Loss) to Net Cash Provided (Used) by
    Operating Activities:
    Depreciation and Amortization..........      175,356       214,319       380,010      161,357       244,467
    Loss (Gain) on Disposal of Assets......       (9,001)        5,747       (23,667)                    (7,554)
    Changes in Operating Assets and
      Liabilities:
      Contract Receivables, Net............     (452,728)     (958,375)      568,622     (265,330)     (913,172)
      Costs and Estimated Earnings in
         Excess of Billings................     (134,699)      (38,407)     (164,218)     114,771       137,834
      Inventory............................       (1,042)      (68,576)      (16,147)      33,049       (26,396)
      Other Current Assets.................       36,752       (49,765)      (53,318)    (166,166)     (135,870)
      Accounts Payable.....................    1,025,163       509,524      (292,938)    (942,348)     (364,914)
      Accrued Workers' Compensation,
         Payroll and Other.................     (119,340)      193,151       238,535      500,326        15,620
      Billings in Excess of Costs and
         Estimated Earnings................       93,180       (12,975)     (480,855)    (204,831)      256,344
      Other Liabilities....................      200,000      (100,000)     (200,000)                   (50,000)
                                             -----------   -----------   -----------   ----------   -----------
         Net Cash Provided by (Used in)
           Operating Activities............      400,757       654,729       581,137      290,243    (1,441,334)
                                             -----------   -----------   -----------   ----------   -----------
Cash Flows from Investing Activities:
  Purchases of Property and Equipment......      (49,391)     (404,319)     (651,248)    (436,754)     (302,679)
  Proceeds from Sale of Property and
    Equipment..............................      145,821                      40,000       23,616        34,566
  Advances to Stockholder..................     (205,252)      (58,613)     (154,362)                    (5,607)
  Deferred Costs Incurred..................                                 (483,972)                  (808,350)
                                             -----------   -----------   -----------   ----------   -----------
         Net Cash Used in Investing
           Activities......................     (108,822)     (462,932)   (1,249,582)    (413,138)   (1,082,070)
                                             -----------   -----------   -----------   ----------   -----------
Cash Flows from Financing Activities:
  Proceeds From the Issuance of Long-Term
    Debt...................................    1,049,287     1,594,597     3,570,043      625,300     5,433,895
  Repayment of Long-Term Debt..............   (1,098,897)   (1,953,863)   (2,435,752)     (68,616)   (2,926,915)
  Principal Payments Under Capital Lease
    Obligations............................      (10,857)      (68,387)     (136,950)     (40,760)      (68,617)
  Contributions from Stockholder...........      175,000       200,000
  Distributions to Stockholder.............     (175,000)     (290,603)     (195,000)     (88,660)
                                             -----------   -----------   -----------   ----------   -----------
         Net Cash (Used in) Provided by
           Financing Activities............      (60,467)     (518,256)      802,341      427,264     2,438,363
                                             -----------   -----------   -----------   ----------   -----------
Net Increase (Decrease) in Cash and Cash
  Equivalents..............................      231,468      (326,459)      133,896      304,369       (85,041)
Cash and Cash Equivalents, Beginning of
  Period...................................      201,774       433,242       106,783      106,783       240,679
                                             -----------   -----------   -----------   ----------   -----------
Cash and Cash Equivalents, End of Period...  $   433,242   $   106,783   $   240,679   $  411,152   $   155,638
                                             ===========   ===========   ===========   ==========   ===========
Supplemental Schedule of Non-Cash Financing
  and Investing Activities:
  Equipment Acquired Through Capital
    Leases, Net of Disposals...............  $   130,289   $   279,477   $   239,201   $  201,218   $    67,937
                                             ===========   ===========   ===========   ==========   ===========


                  See notes to combined financial statements.

                           GENERAL ROOFING INDUSTRIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     General -- GRI of South Florida, Inc., GRI of Orlando, Inc., GRI of West Florida, Inc., and Dakota Leasing, Inc. (collectively referred to herein as "General Roofing Industries," "GRI" or the "Company"), all of which are S Corporations wholly-owned by the same stockholder and are under common management. The Company operates in one segment as a provider of comprehensive roofing services to commercial, construction and government customers. At the present time, primarily all of the Company's revenues are generated in Florida.

     The capital structure of each entity as of October 31, 1996 and 1997 is as follows:

                                                                        ADDITIONAL
                                                              COMMON     PAID-IN
                                                               STOCK     CAPITAL
                                                              -------   ----------
GRI of South Florida, Inc.
  (500 Shares Authorized, 100 Shares
  Issued and Outstanding; $1 Par Value).....................  $  100     $371,925
GRI of Orlando, Inc.
  (100 Shares Authorized, Issued
  and Outstanding; $1 Par Value)............................     100          400
GRI of West Florida, Inc.
  (500 Shares Authorized, Issued
  and Outstanding; $1 Par Value)............................     500      200,500
Dakota Leasing, Inc.
  (500 Shares Authorized, Issued
  and Outstanding; $1 Par Value)............................     500
                                                              ------     --------
                                                              $1,200     $572,825
                                                              ======     ========

     Principles of Combination -- The combined financial statements include all of the accounts of GRi of South Florida, Inc., GRI of Orlando, Inc., GRi of West Florida, Inc. and Dakota Leasing, Inc. All significant intercompany balances and transactions have been eliminated in combination.

     Interim Financial Information -- The interim financial statements and information as of March 31, 1998 and for the five months ended March 31, 1997 and 1998 are unaudited and certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position, results of operations, and cash flows with respect to the interim financial statements have been included. The results of operations for the interim period are not necessarily indicative of the results for an entire fiscal year.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Contract Receivables -- The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollecti-

                           GENERAL ROOFING INDUSTRIES
ble based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of contract receivables that become uncollectible could differ from those estimated.

     Credit Policy -- In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, state and local governments and well known local companies whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. Credit checks are performed for significant new customers that are not known to the Company. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

     Inventories -- Inventories consist primarily of materials and supplies and are valued at the lower of first-in, first-out cost or market.

     Property and Equipment -- Property and equipment is stated at cost less accumulated depreciation. Property and equipment are reviewed for impairment and a provision recorded, if necessary, whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost. Depreciation is recorded using accelerated and straight-line methods over the estimated useful lives of the related assets. Depreciation and amortization is provided over the following estimated useful lives.

Service equipment...........................................   5 to 7 years
Capitalized leased equipment................................   3 to 5 years
Leasehold improvements......................................  3 to 31 years
Machinery and equipment.....................................  3 to 10 years
Computer equipment..........................................  5 to 10 years

     Leases that transfer substantially all the benefits and risks of ownership to the Company are accounted for as an acquisition of assets and incurrence of obligations. Accordingly, capitalized leased assets are recorded as property and equipment and the present value of the future minimum lease payments are recorded as capitalized lease obligations. Amortization of such assets is computed using the straight-line method over the shorter of the estimated useful lives of the respective assets or the lease agreement.

     Warranties -- The Company provides for future estimated warranty obligations in the period in which the related revenue is recognized.

     Revenue and Cost Recognition -- Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, and tools. Selling, general, and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from the percentage of completion calculation for purposes of determining profits earned on uncompleted contracts.

     Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecasted for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

     The asset, "Costs and estimated earnings in excess of billings" on uncompleted contracts, represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings" on uncompleted contracts, represents billings in excess of revenues recognized.

                           GENERAL ROOFING INDUSTRIES

     Deferred Costs -- Included in deferred costs are certain costs incurred in connection with the Company's proposed mergers and acquisitions described in
Note 13 and certain costs incurred in connection with obtaining related debt or equity financing. The deferred acquisition costs will become part of the Company's basis of the acquired businesses and the deferred financing and offering costs will be either amortized as interest expense over the term of debt instruments or charged as a cost of raising capital as appropriate. Should the transactions not be consummated, the amounts will be charged to operations.

     Income Taxes -- The Company is an S Corporation for federal income tax purposes. As such, the income tax effects of the results of operations of the Company accrue directly to the Shareholder. Accordingly, the accompanying combined balance sheets do not include a provision for income taxes.

     Long-Lived Assets -- In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS No. 121"). This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 requires that long-lived assets to be held and used by the Company be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment is recognized to the extent that the sum of undiscounted estimated future cash flows expected to result from the assets used is less than the carrying value. The Company has evaluated its asset base, and determined that no impairment was required.

     Stock Options -- Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation" encourages but does not require companies to record compensation cost for stock based compensation plans at fair value. The Company has chosen to account for stock based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured based on the excess, if any, of the fair value of the Company's stock at the date of the grant over the exercise price of the option.

     New Accounting Pronouncement -- In June 1997, SFAS No. 130, Reporting Comprehensive Income, was issued. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that a company (a) classify items of other comprehensive income by their nature in a financial statement and
(b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company has not determined the effects, if any, that SFAS No. 130 will have on its combined financial statements.

                           GENERAL ROOFING INDUSTRIES

2. CONTRACT RECEIVABLES

     Contract receivables consisted of the following as of October 31, 1996 and 1997:

                                                                    OCTOBER 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
Completed contracts:
  Current accounts..........................................  $1,273,283   $1,806,993
  Retention.................................................     563,481      418,943
                                                              ----------   ----------
          Subtotal..........................................   1,836,764    2,225,936
                                                              ----------   ----------
Contracts in progress:
  Current accounts..........................................   2,440,096    1,579,273
  Retention.................................................     310,377      242,697
                                                              ----------   ----------
          Subtotal..........................................   2,750,473    1,821,970
                                                              ----------   ----------
                                                               4,587,237    4,047,906
Less: allowance for doubtful accounts.......................      (7,054)     (36,345)
                                                              ----------   ----------
          Contract receivables, net.........................  $4,580,183   $4,011,561
                                                              ==========   ==========

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following as of October 31, 1996 and 1997:

                                                                    OCTOBER 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
Service equipment...........................................  $  543,753   $  826,809
Capitalized leased equipment................................     409,766      648,967
Leasehold improvements......................................     249,164      251,227
Machinery and equipment.....................................     295,946      459,057
Computer equipment..........................................      96,341      279,360
                                                              ----------   ----------
          Subtotal..........................................   1,594,970    2,465,420
Less accumulated depreciation (including $68,387 and
  $122,599 on capital leased equipment).....................    (483,707)    (860,051)
                                                              ----------   ----------
Property and equipment, net.................................  $1,111,263   $1,605,369
                                                              ==========   ==========

4. CONTRACTS IN PROGRESS

     Information relative to contracts in progress is summarized as follows:

                                                                    OCTOBER 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
Costs incurred on uncompleted contracts.....................  $6,458,979   $5,211,664
Estimated earnings..........................................   2,178,635    1,259,043
                                                              ----------   ----------
          Total.............................................   8,637,614    6,470,707
Less billings to date.......................................   9,091,212    6,279,232
                                                              ----------   ----------
          Net (over) under billings.........................  $ (453,598)  $  191,475
                                                              ==========   ==========

                           GENERAL ROOFING INDUSTRIES

     Included in the accompanying balance sheets under the following captions:

                                                                  OCTOBER 31,
                                                              --------------------
                                                                1996        1997
                                                              ---------   --------
Costs and estimated earnings in excess of billings..........  $ 264,573   $428,791
Billings in excess of costs and estimated earnings..........    718,171    237,316
                                                              ---------   --------
          Total.............................................  $(453,598)  $191,475
                                                              =========   ========

5. CAPITALIZED LEASE OBLIGATIONS

     The Company has entered into lease arrangements which expire through the year 2002 and accrue interest on a monthly basis using a variable rate of interest which is based on the prime interest rate for certain vehicles (see
Note 3). Such arrangements transfer to the Company substantially all of the risks and benefits of ownership of the related assets. The assets have been capitalized and the obligations have been recorded as capitalized lease obligations. As of October 31, 1997, approximate future minimum lease payments (excluding interest) under capitalized lease obligations were as follows for the year ended October 31:

1998........................................................  $ 151,114
1999........................................................    150,740
2000........................................................     90,455
2001........................................................     37,640
2002........................................................      2,824
                                                              ---------
Present value of net future minimum lease payments..........    432,773
Less current portion of capitalized lease obligations.......   (151,114)
                                                              ---------
Long-term portion of capitalized lease obligations..........  $ 281,659
                                                              =========

6. LONG-TERM DEBT

     A summary of long-term debt is as follows:

                                                                1996        1997
                                                              --------   -----------
Note payable due on April 21, 2000, bearing interest at a
  variable rate based on the lender's index rate (9.5% and
  9% at October 31, 1996 and 1997, respectively). Note is
  payable in monthly payments of $10,537 of principal and
  interest. Secured by contract receivables and equipment...  $374,403   $   275,983
Various loans payable due through the year 2001, bearing
  interest rates ranging from 9.0% to 9.75%. Secured by
  service and other equipment...............................   204,061       440,786
Revolving credit lines due on demand, bearing interest at a
  variable rate based on the lender's index rate (9% at
  October 31, 1997). Secured by contract receivables and
  equipment.................................................                 995,986
                                                              --------   -----------
          Total.............................................   578,464     1,712,755
Less current portion........................................  (157,739)   (1,227,326)
                                                              --------   -----------
          Total long term portion...........................  $420,725   $   485,429
                                                              ========   ===========

                           GENERAL ROOFING INDUSTRIES

     Maturities of long-term debt are as follows at October 31, 1997:

1998........................................................  $1,227,326
1999........................................................     258,646
2000........................................................     198,785
2001........................................................      27,998
                                                              ----------
          Total.............................................  $1,712,755
                                                              ==========

     On January 20, 1998, the Company obtained a subordinated loan in the amount of $3 million. Proceeds from the loan are to be used for general working capital needs and to complete the transactions described in Note 12. The subordinated loan is payable on or before January 20, 2003 with interest payable monthly at the rate of 13% per year. In accordance with the terms of the subordinated loan, the Company issued warrants at fair value which are convertible at a nominal amount into an initial 3.183% of the Company's fully diluted ownership with annual increases of 2%, as the loan remains outstanding, up to an aggregate of 10.75% of the Company's fully diluted ownership. The loan is subordinate to other bank financing and is secured by a second lien on the assets of the Company. The balance due under the subordinated loan at March 31, 1998 amounted to $3 million.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, contract receivables, accounts and notes payable, debt and capitalized lease obligations. The carrying value of these financial instruments approximates fair value because of their short duration or current interest rates. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure with any one financial institution. The carrying value of debt and capitalized lease obligations approximates their fair value based on current rates for borrowings of similar quality and terms.

     Other financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of contract receivables. The Company's customers are concentrated in the Florida market. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base.

8. 401(K) PROFIT SHARING PLAN

     The Company has a 401(k) profit sharing plan covering substantially all employees. Each year, participants may contribute up to 15% of pretax annual compensation, not to exceed $9,500, as defined in the plan. The Company shall contribute and allocate to each participant's account an amount equal to the amount withheld from the compensation of such participant pursuant to his or her salary savings agreement. Discretionary matching amounts may be contributed at the Company's option, not to exceed 6% of the participant's compensation. During the year ended October 31, 1997, the Company contributed $22,763. No amounts were contributed by the Company during the year ended October 31, 1996.

                           GENERAL ROOFING INDUSTRIES

9. RELATED PARTY TRANSACTIONS

     The Company has entered into long-term lease arrangements (expiring through 2004) with entities controlled by and related to the Company's stockholder. The following are the Company's commitments with respect to these leases:

                                                              FISCAL YEAR
                                                                 ENDED
                                                              OCTOBER 31,
                                                              -----------
1998........................................................  $  293,548
1999........................................................     314,319
2000........................................................     334,495
2001........................................................     201,151
2002........................................................     120,964
2003 and thereafter.........................................     335,249
                                                              ----------
          Total.............................................  $1,599,726
                                                              ==========

     Rent expense related to these arrangements were $216,756, $219,509 and $261,091 during the years ended October 31, 1995, 1996 and 1997, respectively.

     In addition, the Company has entered into a long-term consulting agreement (expiring through 2003) with a party related to the Company's stockholder. The following are the Company's commitments with respect to this agreement.

                                                              FISCAL YEAR
                                                                 ENDED
                                                              OCTOBER 31,
                                                              ------------
1998........................................................    $ 97,024
1999........................................................      91,256
2000........................................................      85,487
2001........................................................      79,718
2002........................................................      73,950
2003 and thereafter.........................................      78,984
                                                                --------
          Total.............................................    $506,419
                                                                ========

     The Company paid consulting fees related to this arrangement of $54,187, $75,633 and $126,715 during the years ended October 31, 1995, 1996 and 1997, respectively.

10. COMMITMENTS AND CONTINGENCIES

     The Company is party to various litigation matters involving routine claims incidental to the business of the Company. Although the ultimate outcome cannot presently be determined with certainty, the Company believes, with advice from its legal counsel, that the ultimate liability associated with such claims, if any, will not have a material adverse effect on the Company's financial position or results of operations.

11. STOCK OPTIONS

     The Company issued options to purchase an aggregate of approximately 10.5% of the Company's outstanding common stock to certain key employees. The options were issued on February 16, 1998 at an aggregate exercise price of approximately $1.4 million. Based in part on the results of an independent appraisal, the Company's management believes such exercise price to approximate the fair value on the date of grant of the shares issuable upon exercise of the options.

                           GENERAL ROOFING INDUSTRIES

12. SUBSEQUENT EVENT

     The Company expects to sign a stock purchase agreement with General Roofing Services, Inc. ("GRS"). GRS is a newly-formed holding company and is presently wholly-owned by the Company's shareholder. Therefore the acquisition of the Company will be accounted for as a reorganization of entities under common control which is similar to a pooling of interests business combination. GRS plans to acquire a number of unrelated commercial roofing companies and complete an initial public offering of a portion of its shares of common stock to effect these acquisitions. GRS is dependent upon the initial public offering to execute the acquisitions and the Company will be reflected as the accounting acquirer for financial reporting purposes.

                                *  *  *  *  *  *

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of CEI Roofing, Inc., CEI Florida, Inc. and CEI West Roofing Company, Inc.:

     We have audited the accompanying combined balance sheets of CEI Roofing, Inc., CEI Florida, Inc. and CEI West Roofing Company, Inc. (collectively, the Companies) as of December 31, 1996 and 1997, and the related combined statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits the combined financial statements referred to above present fairly, in all material respects, the combined financial position of CEI Roofing, Inc., CEI Florida, Inc. and CEI West Roofing Company, Inc. as of December 31, 1996 and 1997, and the results of their combined operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          BELEW AVERITT LLP

Dallas, Texas
February 18, 1998, except for
Note 13, as to which the date
is May 13, 1998

                    CEI ROOFING, INC., CEI FLORIDA, INC. AND
                         CEI WEST ROOFING COMPANY, INC.

                            COMBINED BALANCE SHEETS

                                                               DECEMBER 31,
                                                         -------------------------    MARCH 31,
                                                            1996          1997           1998
                                                         -----------   -----------   ------------
                                                                                     (UNAUDITED)
                                             ASSETS
CURRENT ASSETS
  Cash.................................................  $   617,173   $   539,852   $    293,589
  Accounts receivable (Notes 4 and 5):
  Contract billings....................................    5,252,952     5,934,232      5,376,629
  Contract retainage...................................    2,114,346     2,751,702      2,852,934
  Other................................................       36,656        34,333         91,832
                                                         -----------   -----------   ------------
                                                           7,403,954     8,720,267      8,321,395
  Costs and estimated earnings in excess of billings on
     uncompleted contracts (Note 2)....................      748,584       791,908      1,227,407
  Inventory (Notes 4 and 5)............................      686,955       521,629        370,656
  Prepaid expenses and other current assets............      118,464       137,206         76,619
                                                         -----------   -----------   ------------
          Total current assets.........................    9,575,130    10,710,862     10,289,666
PROPERTY AND EQUIPMENT, at cost, net of accumulated
  depreciation and amortization
  (Notes 3, 4 and 5)...................................    1,922,458     2,054,701      2,008,508
OTHER ASSETS...........................................      395,559       429,124        419,475
                                                         -----------   -----------   ------------
                                                         $11,893,147   $13,194,687   $ 12,717,649
                                                         ===========   ===========   ============

                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Lines-of-credit (Note 4).............................  $    80,000   $   300,000   $    327,615
  Accounts payable, trade..............................    3,241,044     4,209,856      4,560,085
  Accrued payroll......................................      474,551       433,881        245,732
  Accrued insurance....................................      502,420       157,495        151,615
  Other accrued liabilities............................       73,691       144,888        166,333
  Distributions payable (Note 6).......................      328,126       797,651        434,482
  Billings in excess of costs and estimated earnings on
     uncompleted contracts (Note 2)....................    1,333,731     1,010,559        744,478
  Current portion of long-term (Note 5)................      395,079       399,393        387,040
                                                         -----------   -----------   ------------
          Total current liabilities....................    6,428,642     7,453,723      7,017,380
LONG-TERM DEBT, net of current portion (Note 5)........      520,519       535,474        433,424
COMMITMENTS AND CONTINGENCIES
  (Notes 8 and 9)......................................           --            --             --
STOCKHOLDERS' EQUITY (Notes 9 and 10)
  Common stock, voting.................................        3,315         3,315          3,315
  Common stock, nonvoting..............................      331,346       331,346        331,346
  Paid-in capital......................................       84,499        84,499         84,499
  Retained earnings....................................    4,524,826     4,786,330      4,847,685
                                                         -----------   -----------   ------------
          Total stockholders' equity...................    4,943,986     5,205,490      5,266,845
                                                         -----------   -----------   ------------
                                                         $11,893,147   $13,194,687   $ 12,717,649
                                                         ===========   ===========   ============

            See accompanying notes to combined financial statements.

                    CEI ROOFING, INC., CEI FLORIDA, INC. AND
                         CEI WEST ROOFING COMPANY, INC.

                         COMBINED STATEMENTS OF INCOME

                                                                                THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                   MARCH 31,
                                   ---------------------------------------   -------------------------
                                      1995          1996          1997          1997          1998
                                   -----------   -----------   -----------   -----------   -----------
                                                                             (UNAUDITED)   (UNAUDITED)
CONTRACT REVENUE.................  $39,693,912   $42,525,236   $45,163,485   $9,652,618    $10,025,121
DIRECT CONTRACT COSTS............   31,188,523    32,851,735    34,899,406    7,741,858      7,733,485
                                   -----------   -----------   -----------   ----------    -----------
GROSS PROFIT.....................    8,505,389     9,673,501    10,264,079    1,910,760      2,291,636
GENERAL AND ADMINISTRATIVE
  EXPENSES (Note 11).............    7,289,281     7,699,302     8,018,064    1,932,600      2,105,173
                                   -----------   -----------   -----------   ----------    -----------
INCOME FROM OPERATIONS...........    1,216,108     1,974,199     2,246,015      (21,840)       186,463
OTHER INCOME (EXPENSE) Interest
  income.........................        2,286        14,507        12,885          417          1,101
  Interest expense...............     (112,674)     (102,341)     (131,289)     (24,341)       (66,421)
  Gain (loss) on sale of
     assets......................       (6,772)        3,388        18,109       (2,493)        (1,254)
  Miscellaneous..................      198,161        97,213       107,384       20,720          9,222
                                   -----------   -----------   -----------   ----------    -----------
                                        81,001        12,767         7,089       (5,697)       (57,352)
                                   -----------   -----------   -----------   ----------    -----------
INCOME (LOSS) BEFORE INCOME
  TAXES..........................    1,297,109     1,986,966     2,253,104      (27,537)       129,111
STATE INCOME TAXES (Note 7)......       12,668        31,243        27,195          853          2,729
                                   -----------   -----------   -----------   ----------    -----------
          NET INCOME (LOSS)......  $ 1,284,441   $ 1,955,723   $ 2,225,909   $  (28,390)   $   126,382
                                   ===========   ===========   ===========   ==========    ===========

            See accompanying notes to combined financial statements.

                    CEI ROOFING, INC., CEI FLORIDA, INC. AND
                         CEI WEST ROOFING COMPANY, INC.

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                               COMMON STOCK
                                 -----------------------------------------
                                 OUTSTANDING SHARES          AMOUNT          ADDITIONAL
                                 -------------------   -------------------    PAID-IN      RETAINED
                                 VOTING   NON-VOTING   VOTING   NON-VOTING    CAPITAL      EARNINGS        TOTAL
                                 ------   ----------   ------   ----------   ----------   -----------   -----------
BALANCE AT DECEMBER 31, 1994...  3,315     338,416     $3,315    $338,416     $84,499     $ 3,372,963   $ 3,799,193
    Stock Redemption (Note
      9).......................     --      (7,070)        --      (7,070)         --        (269,734)     (276,804)
    Distributions..............     --          --         --          --          --        (640,500)     (640,500)
    Net income.................     --          --         --          --          --       1,284,441     1,284,441
                                 -----     -------     ------    --------     -------     -----------   -----------
BALANCE AT DECEMBER 31, 1995...  3,315     331,346      3,315     331,346      84,499       3,747,170     4,166,330
    Distributions..............     --          --         --          --          --      (1,178,067)   (1,178,067)
    Net income.................     --          --         --          --          --       1,955,723     1,955,723
                                 -----     -------     ------    --------     -------     -----------   -----------
BALANCE AT DECEMBER 31, 1996...  3,315     331,346      3,315     331,346      84,499       4,524,826     4,943,986
    Distributions..............     --          --         --          --          --      (1,964,405)   (1,964,405)
    Net income.................     --          --         --          --          --       2,225,909     2,225,909
                                 -----     -------     ------    --------     -------     -----------   -----------
BALANCE AT DECEMBER 31, 1997...  3,315     331,346      3,315     331,346      84,499       4,786,330     5,205,490
    Distributions(Unaudited)...     --          --         --          --          --         (65,027)      (65,027)
    Net income (Unaudited).....     --          --         --          --          --         126,382       126,382
                                 -----     -------     ------    --------     -------     -----------   -----------
BALANCE AT MARCH 31, 1998......  3,315     331,346     $3,315    $331,346     $84,499     $ 4,847,685   $ 5,266,845
                                 =====     =======     ======    ========     =======     ===========   ===========


            See accompanying notes to combined financial statements.

                    CEI ROOFING, INC., CEI FLORIDA, INC. AND
                         CEI WEST ROOFING COMPANY, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                            THREE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                   MARCH 31,
                                               ---------------------------------------   -------------------------
                                                  1995          1996          1997          1997          1998
                                               -----------   -----------   -----------   -----------   -----------
                                                                                         (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)..........................  $ 1,284,441   $ 1,955,723   $ 2,225,909    $ (28,390)    $ 126,382
  Adjustments to reconcile net income (loss)
    to net cash provided by operating
    activities:
    Depreciation and amortization............      436,366       432,447       486,063      105,431       107,945
    (Gain) loss on sale of assets............        6,772        (3,388)      (18,109)       2,493         1,254
    Net (increase) decrease in:
      Contract billings and retainage........      931,198      (925,593)   (1,318,636)     (44,013)      456,371
      Accounts receivable, other.............      132,273        13,875         2,323      (30,114)      (57,499)
      Costs and estimated earnings in excess
         of billings on uncompleted
         contracts...........................      375,350      (314,971)      (43,324)    (178,636)     (435,499)
      Inventory..............................     (129,183)     (143,762)      165,326      240,592       150,973
      Prepaid expenses and other current
         assets..............................       55,230       (30,321)      (18,742)     107,081        60,587
    Net increase (decrease) in:
      Accounts payable and accrued
         liabilities.........................     (538,015)     (465,727)      654,414      215,363       177,645
      Billings in excess of costs and
         estimated earnings on uncompleted
         contracts...........................      117,597       579,270      (323,172)     (87,707)     (266,081)
                                               -----------   -----------   -----------    ---------     ---------
         Net cash provided by operating
           activities........................    2,672,029     1,097,553     1,812,052      302,100       322,078
CASH FLOWS FROM INVESTING ACTIVITIES
  Increase in other assets...................      (53,554)      (51,661)      (33,565)      (7,927)        9,649
  Proceeds from sale of equipment............       44,350        18,343        49,717           --            --
  Purchases of property and equipment........     (314,790)     (338,565)     (390,090)     (93,128)      (63,006)
                                               -----------   -----------   -----------    ---------     ---------
         Net cash used in investing
           activities........................     (323,994)     (371,883)     (373,938)    (101,055)      (53,357)
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from lines-of-credit and long-term
    debt.....................................      217,709       426,852     1,202,665      464,381       596,878
  Payments on lines-of-credit................     (366,700)           --            --     (265,000)     (635,000)
  Principal payments on long-term debt.......     (720,028)     (576,152)   (1,223,220)     (61,009)      (48,666)
  Distributions paid.........................     (590,607)   (1,069,541)   (1,494,880)    (458,545)     (428,196)
  Redemption of stock........................     (100,000)           --            --           --            --
                                               -----------   -----------   -----------    ---------     ---------
         Net cash used in financing
           activities........................   (1,559,626)   (1,218,841)   (1,515,435)    (320,173)     (514,984)
                                               -----------   -----------   -----------    ---------     ---------
         NET INCREASE (DECREASE) IN CASH.....      788,409      (493,171)      (77,321)    (119,128)     (246,263)
CASH AT BEGINNING OF YEAR....................      321,935     1,110,344       617,173      617,173       539,852
                                               -----------   -----------   -----------    ---------     ---------
CASH AT END OF YEAR..........................  $ 1,110,344   $   617,173   $   539,852    $ 498,045     $ 293,589
                                               ===========   ===========   ===========    =========     =========
SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid..............................  $   110,223   $    91,842   $   141,126    $  24,341     $  66,421
                                               ===========   ===========   ===========    =========     =========
  State income taxes paid....................  $    38,281   $    25,142   $    18,892    $      --     $      --
                                               ===========   ===========   ===========    =========     =========
SUMMARY OF NON-CASH TRANSACTIONS
  Redemption of stock:
    For note payable.........................  $   165,000   $        --   $        --    $      --     $      --
                                               ===========   ===========   ===========    =========     =========
    For insurance policy.....................  $    11,804   $        --   $        --    $      --     $      --
                                               ===========   ===========   ===========    =========     =========
Financed equipment purchases.................  $   221,708   $   166,443   $   259,824    $      --     $      --
                                               ===========   ===========   ===========    =========     =========

            See accompanying notes to combined financial statements.

                    CEI ROOFING, INC., CEI FLORIDA, INC. AND
                         CEI WEST ROOFING COMPANY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     CEI Roofing, Inc. (CEI), was incorporated in Texas on May 14, 1981, and operates as a roofing and sheet metal contractor engaged in the installation of new roofs and reroofing of existing commercial, industrial and residential buildings. CEI has offices in Dallas, Texas and Howell, Michigan.

     CEI Florida, Inc. (Florida), was incorporated in Florida on May 10, 1982, and operates as a roofing contractor engaged in the installation of new roofs and reroofing of existing commercial, industrial and residential buildings, primarily in the southern United States. Florida has an office located in DeBary, Florida.

     CEI West Roofing Company, Inc. (West), was incorporated in Colorado on August 24, 1977, and operates as a roofing contractor engaged in the installation of new roofs and reroofing of existing commercial, industrial and residential buildings, primarily in the western United States. West has offices located in Denver, Colorado and Sacramento, California.

COMBINATION POLICY

     The accompanying combined financial statements include the accounts of CEI Roofing, Inc., CEI Florida, Inc. and CEI West Roofing Company, Inc. (collectively, the Companies), all of which have some common ownership. All significant intercompany transactions and balances have been eliminated in combination.

INTERIM FINANCIAL INFORMATION

     The interim financial statements, as of March 31, 1998 and for the three months ended March 31, 1997 and 1998, are unaudited and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for an entire fiscal year.

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Actual results could differ from management's estimates.

CASH AND CASH EQUIVALENTS

     The Companies consider all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

INVENTORY

     Inventory of construction materials is carried at the lower of cost or market value under the first-in, first-out method.

                    CEI ROOFING, INC., CEI FLORIDA, INC. AND
                         CEI WEST ROOFING COMPANY, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

PROPERTY AND EQUIPMENT

     Property and equipment are depreciated using the straight-line and accelerated methods for financial statement purposes and accelerated methods for Federal income tax purposes over estimated useful lives ranging from 3 to 39 years.

     Maintenance and repairs of a routine nature are expensed as incurred. Renewals and betterments, which substantially extend the useful life of an existing asset, are capitalized and depreciated over the asset's estimated useful life.

RECOGNITION OF CONTRACT REVENUE

     Generally, the work performed by CEI, Florida and West is done so under fixed-price contracts of durations less than one year.

     Contract revenue is recognized using the percentage-of-completion method. Under this method, the percentage of contract revenue to be recognized currently is computed as the percentage of estimated total revenue that incurred costs to date bear to total estimated costs, after giving effect to the most recent estimate of costs to complete.

     Revisions in costs and revenue estimates are reflected in the period in which the facts requiring revision become known. When revised cost estimates indicate a loss on an individual contract, the total estimated loss is provided for currently without regard to the percentage-of-completion. Revenues recognized in excess of amounts billed are classified under current assets as costs and estimated earnings in excess of billings on uncompleted contracts. Amounts billed in excess of revenue recognized to date on contracts are classified under current liabilities as contract billings in excess of costs and estimated earnings on uncompleted contracts.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments, which potentially subject the Companies to concentrations of credit risk, consist principally of cash, contract billings and retainage. The Companies deposit cash with reliable financial institutions which management considers to be of high credit quality. Concentration of credit risk with respect to contract billings and retainage is limited due to the large number of customers comprising the Companies' customer bases. In addition, the Companies review a customer's credit history before extending credit and generally obtain liens to ensure payment. Management of the Companies does not anticipate significant credit losses from such financial instruments.

ADVERTISING

     The Companies expense the costs of advertising as the costs are incurred. Advertising expense was approximately $50,300, $74,200 and $62,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

                    CEI ROOFING, INC., CEI FLORIDA, INC. AND
                         CEI WEST ROOFING COMPANY, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2. CONTRACTS IN PROGRESS

     Costs and estimated earnings on uncompleted contracts at December 31, 1996 and 1997 are summarized as follows:

                                                                1996           1997
                                                            ------------   ------------
Costs incurred on uncompleted contracts...................  $ 20,780,460   $ 24,133,642
Estimated earnings........................................     4,710,518      6,416,367
                                                            ------------   ------------
                                                              25,490,978     30,550,009
Less billings to date.....................................   (26,076,125)   (30,768,660)
                                                            ------------   ------------
                                                            $   (585,147)  $   (218,651)
                                                            ============   ============

     Included in the accompanying balance sheets at December 31, 1996 and 1997 are the following captions and amounts:

                                                                 1996          1997
                                                              -----------   -----------
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................  $   748,584   $   791,908
Billings in excess of costs and estimated earnings on
  uncompleted contracts.....................................   (1,333,731)   (1,010,559)
                                                              -----------   -----------
                                                              $  (585,147)  $  (218,651)
                                                              ===========   ===========

     The Companies' backlog of signed contracts at December 31, 1996 and 1997, amounted to $12,205,250 and $11,414,215, respectively, which represented work not yet commenced and uncompleted construction in progress.

3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31, 1996 and 1997:

                                                                 1996          1997
                                                              -----------   -----------
Leasehold improvements......................................  $   308,758   $   368,620
Building and improvements...................................      437,019       439,268
Land........................................................      141,724       141,724
Land improvements...........................................       87,749        89,048
Equipment...................................................    1,540,200     1,409,748
Autos and trucks............................................    2,651,253     2,884,473
Furniture and fixtures......................................      810,842       708,158
                                                              -----------   -----------
                                                                5,977,545     6,041,039
Less accumulated depreciation and amortization..............   (4,055,087)   (3,986,338)
                                                              -----------   -----------
                                                              $ 1,922,458   $ 2,054,701
                                                              ===========   ===========

4. LINES-OF-CREDIT

     The Companies have various lines-of-credit which allow for combined borrowings, at December 31, 1997, of up to $1,325,000 with interest at the bank's prime rate plus 1%. The lines-of-credit are collateralized by accounts receivable, inventory, property and equipment, and limited personal guarantees of certain stockholders. The lines-of-credit mature during the first six months of 1998. At December 31, 1996 and 1997, the Companies had been advanced $80,000 and $300,000, respectively, under the lines-of-credit. The bank's prime rate at December 31, 1996 and 1997 was 8.25% and 8.5%, respectively. The Companies had $845,000 and $1,025,000 available under the lines-of-credit at December 31, 1996 and 1997, respectively.

                    CEI ROOFING, INC., CEI FLORIDA, INC. AND
                         CEI WEST ROOFING COMPANY, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. LONG-TERM DEBT

     Long-term debt at December 31, 1996 and 1997 consisted of the following:

                                                                1996       1997
                                                              --------   ---------
Equipment loans, due in monthly installments ranging from
  $293 to $2,479 including interest at rates ranging from
  2.9% to 12.5%, maturing on various dates through May 2002;
  collateralized by equipment and vehicles..................  $568,000   $ 643,106
Mortgage note payable, due in monthly installments of
  $1,600, including interest at 8.75%, with a balloon
  payment due at maturity in June 1999; collateralized by
  real property.............................................   146,102     139,144
Note payable to former stockholder, payable in five annual
  installments of $33,000, plus interest at 6.0%, commencing
  June 1996 (see Note 9)....................................   132,000      99,000
Notes payable, due in monthly installments ranging from
  $1,308 to $12,349, including interest at 7.5%, unsecured,
  paid-in full subsequent to December 31, 1997..............    50,097      50,075
Note payable to bank, due on demand, but if no demand is
  made, then due in monthly installments of $2,500, plus
  interest at the bank's base lending rate plus 2% (10.5% at
  December 31, 1997), maturing in October 1998;
  collateralized by inventory, equipment and accounts
  receivable................................................     7,369       3,542
Note payable to insurance company, due in monthly
  installments of $1,135, non-interest bearing and
  unsecured, paid-in full subsequent to December 31, 1996...     3,987          --
Notes payable to stockholder, due in monthly installments of
  $410 to $759, including interest at 7.0%, maturing in
  December 1997, collateralized by insurance policy.........     8,043          --
                                                              --------   ---------
                                                               915,598     934,867
  Less current portion......................................  (395,079)   (399,393)
                                                              --------   ---------
                                                              $520,519   $ 535,474
                                                              ========   =========

     Scheduled maturities of long-term debt as of December 31, 1997 were as follows:

YEAR ENDING DECEMBER 31,
------------------------
       1998.................................................  $399,393
       1999.................................................   340,880
       2000.................................................   134,188
       2001.................................................    48,303
       2002.................................................    12,103
                                                              --------
                                                              $934,867
                                                              ========

6. DISTRIBUTIONS TO STOCKHOLDERS

     The Companies' declared distributions to stockholders of $1,178,067 and $1,964,405 during 1996 and 1997, respectively, of which $328,126 and $797,651 were payable at December 31, 1996 and 1997, respectively.

                    CEI ROOFING, INC., CEI FLORIDA, INC. AND
                         CEI WEST ROOFING COMPANY, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7. INCOME TAXES

     The Companies have elected S Corporation status and as a result, the Companies' taxable income is included in the Federal income tax returns of the stockholders. Accordingly, no provision has been made for Federal income taxes.

     The Companies are obligated to pay state income taxes to certain states in which they do business. Provisions for state income taxes are computed at statutory rates for each state in which a return is filed.

8. COMMITMENTS AND CONTINGENCIES

     The Companies lease office space and operating equipment under agreements which are accounted for as operating leases. The leases require monthly payments ranging from approximately $43 to $4,700 and expire on various dates through December 2002.

     Approximate minimum rental commitments for operating leases in effect at December 31, 1997, with initial or remaining lease terms in excess of one year, were as follows:

YEAR ENDING DECEMBER 31,
------------------------
       1998.................................................  $346,014
       1999.................................................   315,153
       2000.................................................   160,612
       2001.................................................    99,132
       2002.................................................    70,512
                                                              --------
                                                              $991,423
                                                              ========

     Rent expense for office facilities and operating equipment for the years ended December 31, 1995, 1996 and 1997 was approximately $411,991, $438,439 and $499,115, respectively.

     CEI has guaranteed two bank loans of a partnership owned by the stockholders of CEI. The loans are due in monthly installments of approximately $8,200, but vary based upon the prime rate. The remaining principal and interest are due at maturity in September 1998 and July 2002. CEI was contingently liable for $501,013 as guarantor of the indebtedness at December 31, 1997. The loans are collateralized by real estate.

     Approximately 12% of CEI's non-management employees are covered by collective bargaining agreements, which expire within the next year. If CEI and the unions representing such workers are unable to agree on a new contract prior to the expiration of the current contract, a work stoppage may occur which could adversely affect the results of operations. Management anticipates successful renegotiations of the contracts.

9. STOCK PURCHASE AND OTHER AGREEMENTS

     The individual companies have agreements with the stockholders to provide for the acquisition of stock in the event of the death, disability or withdrawal of a stockholder. The Companies have obtained life insurance to fund all or part of the redemption. The purchase price of the stock is to be determined by the net book value of the individual companies at a designated date.

     Effective May 1, 1995, West agreed to purchase all of the non-voting common stock (7,070 shares) held by a stockholder for $276,804. The redemption of the stock was paid by the transfer of a life insurance policy with a value of $11,804, cash payments in 1995 totaling $100,000 and the issuance of a promissory note for $165,000 (see Note 5).

     The Companies have consulting and non-compete agreements with a former stockholder. Terms of the agreements call for monthly payments of $6,400 through December 1999 for specific services to be performed.

                    CEI ROOFING, INC., CEI FLORIDA, INC. AND
                         CEI WEST ROOFING COMPANY, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

10. COMMON STOCK

     Common stock of the Companies consisted of the following:

CEI:
Common Stock -- Voting...............  $1 par value, 10,000 shares authorized; 750 shares issued and
                                       outstanding.
Common Stock -- Nonvoting............  $1 par value; 150,000 shares authorized; 132,416 shares issued and
                                       outstanding.
FLORIDA:
Common Stock -- Voting...............  $1 par value; 10,000 shares authorized; 2,250 shares issued and
                                       outstanding.
Common Stock -- Nonvoting............  $1 par value; 250,000 shares authorized; 174,500 shares issued and
                                       outstanding.
WEST:
Common Stock -- Voting...............  $1 par value; 10,000 shares authorized; 315 shares issued and
                                       outstanding.
Common Stock -- Nonvoting............  $1 par value; 50,000 shares authorized; 24,430 shares issued and
                                       outstanding.

11. RELATED PARTY TRANSACTIONS

     CEI and Florida lease office space from two different partnerships owned by stockholders of CEI and Florida, respectively. The lease agreements require combined monthly payments of approximately $14,000 through June 2000. Total rent paid to the related partnerships for the years ended December 31, 1995, 1996 and 1997 was $152,524, $148,599 and $164,199, respectively.

     The Companies use numerous labor and material subcontractors on an ongoing basis, as needed. Two such labor providers are companies owned by trusts whose beneficiaries are children of one of the company's stockholders. Amounts paid to the related company during 1995, 1996 and 1997 were approximately $3,140,000, $3,681,000 and $4,388,000, respectively.

12. EMPLOYEE BENEFIT PLANS

     The Companies have retirement plans (Plans) for all employees meeting certain eligibility requirements. The Plans qualify under Section 401(k) of the Internal Revenue Code. The Plans allow employee contributions of agreed-upon salary reductions equal to a percentage of the employees' annual compensation, subject to limitations. Employer contributions may be made at the discretion of the employer in each year the Companies have accumulated earnings. The Companies contributed $104,361, $122,650 and $57,265 to the Plans for the years ended December 31, 1995, 1996 and 1997, respectively.

13. SUBSEQUENT EVENT

     Effective May 13, 1998, the stockholders of the Companies executed a stock purchase agreement to sell all of their outstanding common stock to General Roofing Services, Inc. (GRS) for cash and common shares of GRS.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholder of
  Anthony Roofing Ltd.:

     We have audited the accompanying balance sheet of Anthony Roofing Ltd. (the "Company") as of December 31, 1997, and the related statements of operations, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Anthony Roofing Ltd. as of December 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Dallas, Texas
April 23, 1998
(May 13, 1998 as to Note 11)

                          INDEPENDENT AUDITORS' REPORT

To the Stockholder of
  Anthony Roofing Ltd.:

     We have audited the accompanying balance sheet of Anthony Roofing Ltd. as of December 31, 1996 and the related statements of operations, stockholder's equity and cash flows for the fourteen month period ended December 31, 1995 and the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Anthony Roofing Ltd. and the results of its operations and its cash flows for the fourteen month period ended December 31, 1995 and the year ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          DUGAN & LOPATKA CPA'S, P.C.

Wheaton, Illinois
May 22, 1998

                              ANTHONY ROOFING LTD.

                                 BALANCE SHEETS

                                                                  DECEMBER 31,
                                                             -----------------------    MARCH 31,
                                                                1996         1997         1998
                                                             ----------   ----------   -----------
                                                                                       (UNAUDITED)
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................  $  922,347   $1,939,026   $2,531,185
  Contract receivables.....................................   2,732,086    3,499,477    1,815,320
  Costs and estimated earnings in excess of billings.......     583,485      460,548      920,018
  Other receivables........................................       4,084       16,265          796
  Due from related parties.................................     273,868
  Inventories..............................................      68,713       46,369      106,881
  Prepaid expenses and other current assets................      61,068       22,365       27,687
  Refundable income taxes..................................      33,933
                                                             ----------   ----------   ----------
          Total current assets.............................   4,679,584    5,984,050    5,401,887
PROPERTY AND EQUIPMENT, net................................     416,255      683,677      695,897
                                                             ----------   ----------   ----------
          TOTAL............................................  $5,095,839   $6,667,727   $6,097,784
                                                             ==========   ==========   ==========

                               LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Notes payable............................................  $  803,086   $            $
  Accounts payable.........................................     814,339      445,406      449,016
  Accrued salaries and wages...............................     136,434      222,620       76,355
  Accrued pension..........................................      40,872       63,322       23,669
  Accrued expenses and other current liabilities...........      57,328       98,483       73,633
  Billings in excess of costs and estimated earnings.......     133,922      381,066       50,388
                                                             ----------   ----------   ----------
          Total current liabilities........................   1,985,981    1,210,897      673,061
COMMITMENTS (Note 11)
STOCKHOLDER'S EQUITY:
  Common stock.............................................       1,000        1,000        1,000
  Retained earnings........................................   3,108,858    5,455,830    5,423,723
                                                             ----------   ----------   ----------
          Total............................................   3,109,858    5,456,830    5,424,723
                                                             ----------   ----------   ----------
          TOTAL............................................  $5,095,839   $6,667,727   $6,097,784
                                                             ==========   ==========   ==========

                       See notes to financial statements.

                              ANTHONY ROOFING LTD.

                            STATEMENTS OF OPERATIONS

                                       PERIOD
                                    NOVEMBER 1,                                  THREE MONTHS ENDED
                                      1994 TO      YEARS ENDED DECEMBER 31,           MARCH 31,
                                    DECEMBER 31,   -------------------------   -----------------------
                                        1995          1996          1997          1997         1998
                                    ------------   -----------   -----------   ----------   ----------
                                                                                     (UNAUDITED)
CONTRACT REVENUES EARNED..........  $13,310,048    $12,226,082   $19,777,750   $2,523,732   $2,488,841
COSTS OF CONTRACT REVENUES
  EARNED..........................    9,916,484      9,507,011    14,440,829    2,242,095    2,132,006
                                    -----------    -----------   -----------   ----------   ----------
GROSS PROFIT......................    3,393,564      2,719,071     5,336,921      281,637      356,835
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES.........    1,915,034      2,086,484     2,869,800      371,818      444,744
                                    -----------    -----------   -----------   ----------   ----------
INCOME (LOSS) FROM OPERATIONS.....    1,478,530        632,587     2,467,121      (90,181)     (87,909)
                                    -----------    -----------   -----------   ----------   ----------
OTHER INCOME (EXPENSE):
  Interest income.................       47,916         30,922        32,912                    27,181
  Interest expense................       (5,371)       (35,591)      (10,452)      (3,598)      (1,676)
  Other income (expense), net.....       (5,133)       (17,279)       79,979        1,500       30,873
                                    -----------    -----------   -----------   ----------   ----------
                                         37,412        (21,948)      102,439       (2,098)      56,378
INCOME (LOSS) BEFORE INCOME
  TAXES...........................    1,515,942        610,639     2,569,560      (92,279)     (31,531)
INCOME TAX PROVISION..............       (5,200)       (10,400)      (50,000)
                                    -----------    -----------   -----------   ----------   ----------
          NET INCOME (LOSS).......  $ 1,510,742    $   600,239   $ 2,519,560   $  (92,279)  $  (31,531)
                                    ===========    ===========   ===========   ==========   ==========

                       See notes to financial statements.

                              ANTHONY ROOFING LTD.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                                   COMMON STOCK
                                                  SHARES STATED                RETAINED
                                                    VALUE $10       AMOUNT     EARNINGS       TOTAL
                                                 ----------------   -------   ----------   -----------
BALANCE, NOVEMBER 1, 1994......................        100          $1,000    $2,864,110   $ 2,865,110
  Net income...................................                                1,510,742     1,510,742
  Distribution to stockholder..................                                 (614,164)     (614,164)
                                                       ---          ------    ----------   -----------
BALANCE, DECEMBER 31, 1995.....................        100           1,000     3,760,688     3,761,688
  Net income...................................                                  600,239       600,239
  Distributions to stockholder.................                               (1,252,069)   (1,252,069)
                                                       ---          ------    ----------   -----------
BALANCE, DECEMBER 31, 1996.....................        100           1,000     3,108,858     3,109,858
  Net income...................................                                2,519,560     2,519,560
  Distributions to stockholder.................                                 (172,588)     (172,588)
                                                       ---          ------    ----------   -----------
BALANCE, DECEMBER 31, 1997.....................        100           1,000     5,455,830     5,456,830
  Net loss (unaudited).........................                                  (31,531)      (31,531)
  Distributions to stockholder (unaudited).....                                     (576)         (576)
                                                       ---          ------    ----------   -----------
BALANCE, MARCH 31, 1998
  (unaudited)..................................        100          $1,000    $5,423,723   $ 5,424,723
                                                       ===          ======    ==========   ===========

                       See notes to financial statements.

                              ANTHONY ROOFING LTD.

                            STATEMENTS OF CASH FLOWS

                                                             PERIOD
                                                          NOVEMBER 1,          YEARS ENDED            THREE MONTHS ENDED
                                                            1994 TO            DECEMBER 31,               MARCH 31,
                                                          DECEMBER 31,   ------------------------   ----------------------
                                                              1995          1996          1997        1997         1998
                                                          ------------   -----------   ----------   ---------   ----------
                                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................................  $ 1,510,742    $   600,239   $2,519,560   $ (92,279)  $  (31,531)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization.......................      188,417        165,177      219,578      42,939       57,000
    Loss (gain) on disposal of assets...................        5,133         24,539      (55,534)                    (740)
    Changes in operating assets and liabilities:
      Contract receivables, net.........................      763,867       (257,545)    (767,391)    706,571    1,684,157
      Costs and estimated earnings in excess of
        billings........................................      254,581         35,634      122,937    (292,407)    (459,470)
      Inventories.......................................                     (68,713)      22,344     (36,258)     (60,512)
      Other current assets..............................      (58,577)        79,930       60,455      10,059       10,147
      Accounts payable and accrued expenses.............     (570,645)       664,182     (219,142)   (327,447)    (207,158)
      Billings in excess of costs and estimated
        earnings........................................     (335,587)      (112,227)     247,144     (85,095)    (330,678)
                                                          -----------    -----------   ----------   ---------   ----------
        Net cash provided by (used in) operating
          activities....................................    1,757,931      1,131,216    2,149,951     (73,917)     661,215
                                                          -----------    -----------   ----------   ---------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...................     (217,615)      (260,869)    (506,197)    (23,579)     (69,997)
  Due from related parties..............................                    (273,868)     273,868     273,868
  Proceeds from sale of property and equipment..........       12,086         14,500       74,731                    1,517
  Other.................................................        1,370
                                                          -----------    -----------   ----------   ---------   ----------
        Net cash provided by (used in) investing
          activities....................................     (204,159)      (520,237)    (157,598)    250,289      (68,480)
                                                          -----------    -----------   ----------   ---------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net payments on notes payable to bank.................     (450,000)       803,086     (803,086)   (803,086)
  Distributions to stockholder..........................     (614,164)    (1,152,069)    (172,588)                    (576)
                                                          -----------    -----------   ----------   ---------   ----------
        Net cash used in financing activities...........   (1,064,164)      (348,983)    (975,674)   (803,086)        (576)
                                                          -----------    -----------   ----------   ---------   ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....      489,608        261,996    1,016,679    (626,714)     592,159
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..........      170,743        660,351      922,347     922,347    1,939,026
                                                          -----------    -----------   ----------   ---------   ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD................  $   660,351    $   922,347   $1,939,026   $ 295,633   $2,531,185
                                                          ===========    ===========   ==========   =========   ==========
CASH PAYMENTS FOR:
  Interest..............................................  $     5,371    $    35,591   $    5,613   $   3,356   $      168
  Taxes.................................................       31,365         22,449       35,100      25,532       47,000
NONCASH FINANCING ACTIVITY -- Note receivable
  distributed to shareholder............................                 $   100,000

                       See notes to financial statements.

                              ANTHONY ROOFING LTD.

                         NOTES TO FINANCIAL STATEMENTS

1. GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     General -- Anthony Roofing Ltd. (the "Company") operates as a provider of comprehensive roofing services to commercial, construction and government customers. The work is generally performed under fixed-price contracts. The lengths of the Company's contracts vary, but generally are less than one year. The Company's offices are located in Aurora, Illinois and the majority of the Company's business is transacted with customers in Illinois. A majority of the Company's employees are covered by collective bargaining agreements.

     Change in Fiscal Year -- Prior to 1995, the Company had a fiscal year of October 31. In 1995, the year-end was changed to December 31, and the Company's financial statements include the fourteen-month period ended December 31, 1995. On an unaudited basis, for the months of November and December 1995, revenues were $1,019,845, loss from operations was ($5,898) and net loss was ($8,476).

     Interim Financial Information -- The interim financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited, and certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim period are not necessarily indicative of the results for an entire fiscal year.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Contract Receivables -- The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amounts of contract receivables that become uncollectible could differ from those estimated.

     Credit Policy -- In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, state and local governments and local companies whose reputation is known to the Company. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

     Inventories -- Inventories consist primarily of materials and supplies and are valued at the lower of first-in, first-out cost or market.

                              ANTHONY ROOFING LTD.

     Property and Equipment -- Property and equipment are stated at cost less accumulated depreciation. Property and equipment are reviewed for impairment and a provision recorded, if necessary, whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation is recorded using accelerated and straight-line methods over the estimated useful lives of the related assets. Depreciation and amortization are provided over the following estimated useful lives:

Leasehold improvements....................................    7 to 39 years
Machinery and equipment...................................    3 to  7 years
Computer equipment........................................    3 to  7 years

     Revenue and Cost Recognition -- Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies and tools. Selling, general and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from the percentage of completion calculation for purposes of determining profits earned on uncompleted contracts.

     Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

     The asset, "Costs and estimated earnings in excess of billings" on uncompleted contracts, represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings" on uncompleted contracts, represents billings in excess of revenues recognized.

     Income Taxes -- The Company is an S Corporation for federal income tax purposes. Accordingly, the current taxable income of the Company is taxable to the shareholder, who is responsible for the payment of taxes thereon. The income tax provision and related deferred income tax balances are for state income and franchise taxes. The tax basis of assets and liabilities of the Company differs from the financial statement basis principally due to the use of the completed contract method of reporting revenues for income tax purposes and due to accelerated depreciation of assets for tax purposes.

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. There are no differences between comprehensive income and net income as reported in the statement of operations.

     Reclassification -- Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform to the 1997 presentation.

                              ANTHONY ROOFING LTD.

2. CONTRACT RECEIVABLES

     Contract receivables consist of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
Completed contracts:
  Current accounts..........................................  $1,265,792   $1,192,346
  Retention.................................................      18,923      205,904
Contracts in progress:
  Current accounts..........................................   1,165,709    1,701,751
  Retention.................................................     281,662      399,476
                                                              ----------   ----------
          Contract receivables, net.........................  $2,732,086   $3,499,477
                                                              ==========   ==========

     There is no allowance for doubtful accounts recorded at December 31, 1997 and 1996; management believes all amounts are collectible.

3. CONTRACTS IN PROGRESS

     Information relative to contracts in progress is summarized as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
Costs incurred on uncompleted contracts.....................  $3,284,673   $6,367,687
Estimated earnings..........................................   1,199,215    2,274,900
                                                              ----------   ----------
                                                               4,483,888    8,642,587
Activity in prior years on contracts in progress............                  447,380
                                                              ----------   ----------
Total.......................................................   4,483,888    9,089,967
Less: billings to date......................................  (4,034,325)  (9,010,485)
                                                              ----------   ----------
          Net under billings................................  $  449,563   $   79,482
                                                              ==========   ==========

     The foregoing is included in the accompanying balance sheets under the following captions:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1996        1997
                                                              ---------   ---------
Costs and estimated earnings in excess of billings..........  $ 583,485   $ 460,548
Billings in excess of costs and estimated earnings..........   (133,922)   (381,066)
                                                              ---------   ---------
          Total.............................................  $ 449,563   $  79,482
                                                              =========   =========

                              ANTHONY ROOFING LTD.

4. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
Leasehold improvements......................................  $    42,112   $    69,614
Machinery and equipment.....................................    1,474,459     1,853,457
Computer equipment..........................................      162,279       181,238
                                                              -----------   -----------
Subtotal....................................................    1,678,850     2,104,309
Less: accumulated depreciation..............................   (1,262,595)   (1,420,632)
                                                              -----------   -----------
          Property and equipment, net.......................  $   416,255   $   683,677
                                                              ===========   ===========

5. NOTES PAYABLE

                                                               DECEMBER 31,
                                                              ---------------
                                                                1996     1997
                                                              --------   ----
$1,250,000 revolving line of credit due May 31, 1998,
  bearing Interest at a variable rate based on the LIBOR
  rate plus 2.75% (8.5% and 8.25% at December 31, 1996 and
  1997, respectively). Secured by contract receivables,
  inventories and equipment. The Company must retain a
  compensating Balance of $70,000 in the bank at all
  times.....................................................  $803,086    $0
$200,000 revolving line of credit due May 31, 1998, bearing
  interest at a variable rate based on the LIBOR rate plus
  2.75%. Secured by contract receivables, inventories and
  equipment.................................................
                                                              --------    --
                                                              $803,086    $0
                                                              ========    ==

     At December 31, 1997, the Company had unused lines of credit totalling $1,450,000 to provide for additional borrowings.

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, contract receivables, accounts and notes payable, and debt. The carrying value of these financial instruments approximates fair value because of their short duration or current interest rates. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure with any one financial institution.

     Other financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of contract receivables. The Company's customers are concentrated in the Illinois market. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base.

7. MAJOR CUSTOMERS

     Sales to three customers were 18%, 13% and 10% of total sales, respectively, for the fourteen month period ended December 31, 1995. Sales to two customers were 16% and 12% of total sales, respectively, for the year ended December 31, 1996, and sales to one customer was 14% of total sales for the year ended December 31, 1997.

                              ANTHONY ROOFING LTD.

8. MAJOR SUPPLIERS

     Purchases from each of two suppliers exceeded 10% of materials purchased for the fourteen month period ended December 31, 1995, aggregating 26%, purchases from each of three suppliers exceeded 10% of materials purchased for the year ended December 31, 1996 aggregating 48% and purchases from each of four suppliers exceeded 10% of materials purchased for the year ended December 31, 1997, aggregating 64%.

9. EMPLOYEE BENEFIT PLANS

     The Company has A defined contribution money purchase plan covering substantially all full-time, nonunion employees who have completed at least one year of service. Participants vest 20% per year over a five-year period until 100% vested. The plan requires the Company to contribute 10% of an employee's compensation to the plan annually. The Company's contribution to the plan for the fourteen month period ended December 31, 1995 and the years ended December 31, 1996 and 1997 was $61,598, $40,872 and $63,322, respectively.

     The Company contributes monthly to multi-employer defined benefit union plans based upon hours worked by each eligible employee. Pension expense for these plans was approximately $429,000, $209,000 and $340,000 for the fourteen month period ended December 31, 1995 and the years ended December 31, 1996 and 1997, respectively.

10. RELATED PARTY TRANSACTIONS

     The Company has entered into a long-term lease arrangement (with an initial term expiring in December 2001 and options to extend through 2016) with an entity controlled by and related to the Company's stockholder. The following are the Company's commitments with respect to the lease for the years ending December 31:

1998........................................................  $164,000
1999........................................................   172,000
2000........................................................   181,000
2001........................................................   190,000
                                                              --------
          Total.............................................  $707,000
                                                              ========

     Total rent expense with related entities was $140,182, $135,741 and $195,677 during the fourteen month period ended December 31, 1995 and the years ended December 31, 1996 and 1997, respectively.

     During the fourteen month period ended December 31, 1995 and the years ended December 31, 1996 and 1997, the Company purchased $74,000, $200,000 and $164,000, respectively, of subcontractor services from a company owned by a relative of the Company's stockholder.

     The Company has entered into an employment agreement with the officer/shareholder which includes a nonqualified deferred compensation program. There was no deferral required under the plan at December 31, 1996 and 1997. A deduction for income tax purposes is allowed at the time the deferred compensation is paid to the employee.

11. SUBSEQUENT EVENT


     On May 13, 1998, the Company signed a stock purchase agreement with General Roofing Services, Inc. ("GRS") whereby GRS will acquire the Company for a combination of cash and common shares of GRS concurrent with the consummation of an initial public offering of the common stock of GRS, subject to certain conditions including the consummation of the Offering.


                                *  *  *  *  *  *

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
  Specialty Associates, Inc.
  and to the Stockholder of
  SAI Wholesale Distributors, Inc.

     We have audited the accompanying combined balance sheets of Specialty Associates, Inc. and Affiliate both of which are under common ownership and common management (the "Company") as of February 1, 1998 and February 2, 1997, and the related combined statements of operations, stockholders' equity and cash flows for each of the two years in the period ended February 1, 1998. The combined financial statements include the accounts of Specialty Associates, Inc. and SAI Wholesale Distributors, Inc., which are affiliates under common ownership and common management. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the combined financial position of Specialty Associates, Inc. and Affiliate as of February 1, 1998 and February 2, 1997, and the combined results of operations and combined cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Dallas, Texas
April 27, 1998
(May 12,1998 as to Note 12)

                    SPECIALTY ASSOCIATES, INC. AND AFFILIATE

                            COMBINED BALANCE SHEETS

                                                             FEBRUARY 2,   FEBRUARY 1,    APRIL 5,
                                                                1997          1998          1998
                                                             -----------   -----------   -----------
                                                                                         (UNAUDITED)
                                               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................  $    9,318    $  135,781    $   30,544
  Contract receivables, net of an allowance for doubtful
     accounts of $25,000, $25,000 and $26,000,
     respectively..........................................   2,058,528     1,877,343     1,699,082
  Costs and estimated earnings in excess of billings.......      45,677        49,524        53,835
  Inventories..............................................     708,430       657,131       800,374
  Prepaid expenses and other current assets................      14,623                      24,382
  Deferred income taxes....................................      31,000        31,000        31,000
                                                             ----------    ----------    ----------
          Total current assets.............................   2,867,576     2,750,779     2,639,217
          PROPERTY AND EQUIPMENT, net......................   1,279,129     1,599,824     1,564,724
OTHER ASSETS...............................................      85,127       149,823       161,823
                                                             ----------    ----------    ----------
          TOTAL............................................  $4,231,832    $4,500,426    $4,365,764
                                                             ==========    ==========    ==========
                                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit...........................................  $  700,000    $  700,000    $  800,000
  Accounts payable.........................................   1,115,813       906,488       824,074
  Accrued expenses and other current liabilities...........     233,752       453,362       389,240
  Billings in excess of costs and estimated earnings.......     261,994       162,254       204,717
  Current portion of long-term debt........................     183,736       202,000       202,000
                                                             ----------    ----------    ----------
          Total current liabilities........................   2,495,295     2,424,104     2,420,031
LONG-TERM DEBT, net of current portion.....................     533,297       518,696       468,933
DEFERRED INCOME TAXES......................................      73,000       139,000       139,000
                                                             ----------    ----------    ----------
          Total............................................   3,101,592     3,081,800     3,027,964
                                                             ----------    ----------    ----------
                            COMMITMENTS AND CONTINGENCIES (NOTES 10, 11)
STOCKHOLDERS' EQUITY:
  Common stock.............................................      34,488        34,488        34,488
  Additional paid-in capital...............................     216,175       216,175       216,175
  Retained earnings........................................     991,379     1,326,245     1,245,419
  Treasury stock...........................................    (111,802)     (158,282)     (158,282)
                                                             ----------    ----------    ----------
          Total............................................   1,130,240     1,418,626     1,337,800
                                                             ----------    ----------    ----------
          TOTAL............................................  $4,231,832    $4,500,426    $4,365,764
                                                             ==========    ==========    ==========

                  See notes to combined financial statements.

                    SPECIALTY ASSOCIATES, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF OPERATIONS

                                                                                   NINE WEEK
                                                                                 PERIOD ENDED
                                                FEBRUARY 2,   FEBRUARY 1,   -----------------------
                                                   1997          1998        APRIL 6,     APRIL 5,
                                                (53 WEEKS)    (52 WEEKS)       1997         1998
                                                -----------   -----------   ----------   ----------
                                                                                  (UNAUDITED)
REVENUES:
  Construction revenues.......................  $14,211,377   $16,148,375   $2,336,771   $1,486,539
  Product sales...............................    1,095,261     1,049,214       57,415       54,885
COSTS OF SALES AND CONSTRUCTION:
  Cost of construction........................   12,919,520    14,276,016    2,177,734    1,400,766
  Cost of product sold........................      740,117       680,965       34,623       38,240
                                                -----------   -----------   ----------   ----------
GROSS PROFIT..................................    1,647,001     2,240,608      181,829      102,418
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES.....................    1,235,738     1,486,581      188,739      212,371
                                                -----------   -----------   ----------   ----------
INCOME (LOSS) FROM
     OPERATIONS...............................      411,263       754,027       (6,910)    (109,953)
OTHER INCOME (EXPENSE):
  Interest expense............................     (144,817)     (136,428)     (23,776)     (22,358)
  Other income, net...........................        2,195         2,267          303          485
                                                -----------   -----------   ----------   ----------
                                                   (142,622)     (134,161)     (23,473)     (21,873)
INCOME (LOSS) BEFORE
  INCOME TAXES................................      268,641       619,866      (30,383)    (131,826)
INCOME TAX (PROVISION) BENEFIT................     (132,000)     (285,000)      12,000       51,000
                                                -----------   -----------   ----------   ----------
          NET INCOME (LOSS)...................  $   136,641   $   334,866   $  (18,383)  $  (80,826)
                                                ===========   ===========   ==========   ==========

                  See notes to combined financial statements.

                    SPECIALTY ASSOCIATES, INC. AND AFFILIATE

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                     ADDITIONAL
                                                      PAID-IN     TREASURY     RETAINED
                                           AMOUNT     CAPITAL       STOCK      EARNINGS      TOTAL
                                           -------   ----------   ---------   ----------   ----------
BALANCE, JANUARY 28, 1996................  $34,488    $216,175    $(109,960)  $  854,738   $  995,441
  Net income.............................                                        136,641      136,641
  Stock repurchase (100 shares)..........                            (1,842)                   (1,842)
                                           -------    --------    ---------   ----------   ----------
BALANCE, FEBRUARY 2, 1997................   34,488     216,175     (111,802)     991,379    1,130,240
  Net income.............................                                        334,866      334,866
  Stock repurchase (1,495 shares)........                           (46,480)                  (46,480)
                                           -------    --------    ---------   ----------   ----------
BALANCE, FEBRUARY 1, 1998................   34,488     216,175     (158,282)   1,326,245    1,418,626
  Net loss (unaudited)...................                                        (80,826)     (80,826)
                                           -------    --------    ---------   ----------   ----------
BALANCE, APRIL 5, 1998
  (unaudited)............................  $34,488    $216,175    $(158,282)  $1,245,419   $1,337,800
                                           =======    ========    =========   ==========   ==========

                  See notes to combined financial statements.

                    SPECIALTY ASSOCIATES, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS

                                                            YEARS ENDED          NINE WEEK PERIOD ENDED
                                                     -------------------------   ----------------------
                                                     FEBRUARY 2,   FEBRUARY 1,    APRIL 6,    APRIL 5,
                                                        1997          1998          1997        1998
                                                     -----------   -----------   ----------   ---------
                                                     (53 WEEKS)    (52 WEEKS)         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)................................   $136,641      $334,866     $ (18,383)   $(80,826)
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating
     activities:
     Depreciation and amortization.................    202,457       222,072        37,235      35,100
     Deferred income taxes.........................     29,000        66,000
     Changes in operating assets and liabilities:
       Contract receivables, net...................   (496,309)      181,185       147,393     178,261
       Costs and estimated earnings in excess of
          billings.................................    (13,625)       (3,847)      (27,517)     (4,311)
       Inventories.................................    (72,260)       51,299         9,262    (143,243)
       Prepaid expenses and other current assets...     (5,352)       14,623       (13,406)    (24,382)
       Accounts payable and accrued expenses.......    353,268        10,285       113,178    (146,536)
       Billings in excess of costs and estimated
          earnings.................................    119,532       (99,740)      (41,622)     42,463
                                                      --------      --------     ---------    --------
          Net cash provided by (used in) operating
            activities.............................    253,352       776,743       206,140    (143,474)
                                                      --------      --------     ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment..............   (183,926)     (536,363)     (135,245)
  Other............................................      1,032       (71,100)      (10,000)    (12,000)
                                                      --------      --------     ---------    --------
          Net cash used in investing activities....   (182,894)     (607,463)     (145,245)    (12,000)
                                                      --------      --------     ---------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchase of Treasury shares......................     (1,842)      (46,480)
  Net proceeds from (payments on) line of credit...                               (100,000)    100,000
  Proceeds from the issuance of long-term debt.....    498,170       247,037       106,449
  Repayments of long-term debt.....................   (580,968)     (243,374)      (32,183)    (49,763)
                                                      --------      --------     ---------    --------
          Net cash (used in) provided by financing
            activities.............................    (84,640)      (42,817)      (25,734)     50,237
                                                      --------      --------     ---------    --------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS......................................    (14,182)      126,463        35,161    (105,237)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.....     23,500         9,318         9,318     135,781
                                                      --------      --------     ---------    --------
CASH AND CASH EQUIVALENTS, END OF PERIOD...........   $  9,318      $135,781     $  44,479    $ 30,544
                                                      ========      ========     =========    ========
CASH PAYMENTS FOR:
  Interest.........................................   $147,436      $135,469     $  24,768    $ 22,358
  Taxes............................................     42,302       103,680

                  See notes to combined financial statements.

                    SPECIALTY ASSOCIATES, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     General -- Specialty Associates, Inc. is a construction contractor whose principal business is commercial and residential roofing, including architectural sheet metal fabrication, primarily in the Midwest United States. SAI Wholesale Distributors, Inc. distributes roofing material primarily to Specialty Associates, Inc. and other roofing contractors. The Company has general office facilities in West Allis, Wisconsin.

     Fiscal Year -- The Company operates on a 52-53 week fiscal year ending on the Sunday nearest to January 31.

     Basis of Presentation -- The combined financial statements include the accounts of Specialty Associates, Inc. and SAI Wholesale Distributors, Inc. (collectively, the "Company"). The companies have common ownership, share management and facilities, and accordingly, the financial statements have been combined. Significant intercompany transactions have been eliminated in the accompanying combined financial statements.

     The capital structure of each entity as of February 1, 1998 and February 2, 1997 is as follows:

                                                                        ADDITIONAL
                                                              COMMON     PAID-IN
                                                               STOCK     CAPITAL
                                                              -------   ----------
SAI Wholesale Distributors, Inc., 2,200 shares authorized,
  1,000 issued and outstanding no par value common stock....  $ 2,288
Specialty Associates, Inc., 100,000 shares authorized and no par value common stock, and outstanding 91,304 shares in
  1998 and 92,799 shares in 1997............................   32,200    $216,175
                                                              -------    --------
                                                              $34,488    $216,175
                                                              =======    ========

     Interim Financial Information -- The interim financial statements as of April 5, 1998 and for the nine week period ended April 6, 1997 and April 5, 1998 are unaudited, and certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim period are not necessarily indicative of the results for an entire fiscal year.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Contract Receivables -- The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amounts of contract receivables that become uncollectible could differ from those estimated.

     Credit Policy -- In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, state and local governments and local companies whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. Credit checks are performed for significant

                    SPECIALTY ASSOCIATES, INC. AND AFFILIATE new customers that are not known to the Company. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

     Inventories -- Inventories are valued at the lower of first-in, first-out cost or market.

     Property and Equipment -- Property and equipment are stated at cost less accumulated depreciation. Property and equipment are reviewed for impairment and a provision recorded, if necessary, whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation is recorded using accelerated and straight-line methods over the estimated useful lives of the related assets. Depreciation and amortization are provided over the following estimated useful lives:

Building and improvements...................................  5 to 39 years
Machinery and equipment.....................................  4 to 10 years
Furniture and fixtures......................................       10 years

     Revenue and Cost Recognition -- Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs.

     Contract costs include all direct material and labor costs related to contract performance. Indirect costs are included in total construction costs but are not allocated to specific contracts. Selling, general and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from costs incurred for purposes of increasing revenue recognition and profits.

     Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

     The asset, "Costs and estimated earnings in excess of billings" on uncompleted contracts, represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings" on uncompleted contracts, represents billings in excess of revenues recognized.

     Income Taxes -- The Company reports income taxes pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Under SFAS No. 109, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred tax assets and liabilities represent the future tax consequences of those differences. Deferred taxes are also recognized for operating losses and tax credits that are available to offset future taxable income and income taxes, respectively. A valuation allowance is provided if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     New Accounting Pronouncements -- Effective February 2, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. There are no significant differences between comprehensive income and net income as reported in the Company's statements of operations.

                    SPECIALTY ASSOCIATES, INC. AND AFFILIATE

2. CONTRACT RECEIVABLES

     Contract receivables consist of the following:

                                                              FEBRUARY 2,   FEBRUARY 1,
                                                                 1997          1998
                                                              -----------   -----------
Trade.......................................................  $1,590,632    $1,352,844
Retention...................................................     492,896       549,499
                                                              ----------    ----------
Subtotal....................................................   2,083,528     1,902,343
Less: allowance for doubtful accounts.......................     (25,000)      (25,000)
                                                              ----------    ----------
          Contract receivables, net.........................  $2,058,528    $1,877,343
                                                              ==========    ==========

3. CONTRACTS IN PROGRESS

     Information relative to contracts in progress is summarized as follows:

                                                              FEBRUARY 2,   FEBRUARY 1,
                                                                 1997          1998
                                                              -----------   -----------
Costs incurred on uncompleted contracts.....................  $2,174,756    $1,511,001
Estimated earnings..........................................     556,235       437,097
                                                              ----------    ----------
Total.......................................................   2,730,991     1,948,098
Less: billings to date......................................  (2,947,308)   (2,060,828)
                                                              ----------    ----------
          Net over billings.................................  $ (216,317)   $ (112,730)
                                                              ==========    ==========

     The foregoing is included in the accompanying balance sheets under the following captions:

                                                              FEBRUARY 2,   FEBRUARY 1,
                                                                 1997          1998
                                                              -----------   -----------
Costs and estimated earnings in excess of billings..........   $  45,677     $  49,524
Billings in excess of costs and estimated earnings..........    (261,994)     (162,254)
                                                               ---------     ---------
          Total.............................................   $(216,317)    $(112,730)
                                                               =========     =========

4. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                              FEBRUARY 2,   FEBRUARY 1,
                                                                 1997          1998
                                                              -----------   -----------
Land........................................................  $   125,000   $   125,000
Building and improvements...................................      616,145       659,445
Machinery and equipment.....................................    2,155,729     2,648,792
                                                              -----------   -----------
Subtotal....................................................    2,896,874     3,433,237
Less: accumulated depreciation..............................   (1,617,745)   (1,833,413)
                                                              -----------   -----------
          Property and equipment, net.......................  $ 1,279,129   $ 1,599,824
                                                              ===========   ===========

                    SPECIALTY ASSOCIATES, INC. AND AFFILIATE

5. LINE OF CREDIT, LONG-TERM DEBT AND NOTES PAYABLE

     A summary of long-term debt is as follows:

                                                              FEBRUARY 2,   FEBRUARY 1,
                                                                 1997          1998
                                                              -----------   -----------
Mortgage note payable to bank, due in monthly installments
  of $5,297, including interest at prime plus 1.5% (10% at
  February 1, 1998) to September 2001 when the unpaid
  balance is due............................................   $447,318      $407,831

Notes payable collateralized by equipment and vehicles,
  payable in monthly installments ranging from $322 to
  $3,896, including interest ranging from 8.50% to 12.25% to
  various dates through 2002................................    269,715       312,865
                                                               --------      --------
          Total debt........................................    717,033       720,696
Less: current maturities....................................    183,736       202,000
                                                               --------      --------
          Total long-term debt..............................   $533,297      $518,696
                                                               ========      ========

     At February 1, 1998, the Company has a $1,000,000 revolving credit agreement with a bank which expires June 1, 1998. Advances on the credit agreement bear interest at the prime rate plus .75% (9.25% at February 1, 1998), are due on demand, and are secured by a General Business Security Agreement covering substantially all assets of the Company and by a second mortgage on real estate owned by the Company. The agreement is further secured by a guaranty of the majority stockholder. In addition, the agreement requires the Company to meet certain financial covenants. Advances may not exceed 80% of qualified receivables and 50% of qualified inventory. As of February 1, 1998 and February 2, 1997, $700,000 was drawn on the line.

     Aggregate maturities of long-term debt for years ending February 1 are as follows:

1999........................................................  $202,000
2000........................................................   111,563
2001........................................................    72,900
2002........................................................   334,233
                                                              --------
          Total.............................................  $720,696
                                                              ========

6. INCOME TAXES

     The Company's provisions for income taxes consist of the following:

                                                              FEBRUARY 2,   FEBRUARY 1,
                                                                 1997          1998
                                                              -----------   -----------
Current:
  Federal...................................................   $ 92,000      $176,000
  State.....................................................     11,000        43,000
                                                               --------      --------
                                                                103,000       219,000
                                                               --------      --------
Deferred:
  Federal...................................................     29,000        66,000
                                                               --------      --------
                                                               $132,000      $285,000
                                                               ========      ========

                    SPECIALTY ASSOCIATES, INC. AND AFFILIATE

     The difference between the statutory federal income tax rate and the Company's effective tax rate is as follows:

                                                              FEBRUARY 2,    FEBRUARY 1,
                                                                 1997           1998
                                                              -----------    -----------
Statutory federal tax rate..................................     34.0%          34.0%
State tax, net of federal benefit...........................      5.1            5.1
Other.......................................................      9.9            6.9
                                                                 ----           ----
Effective rate..............................................     49.0%          46.0%
                                                                 ====           ====

     During 1997 and 1998, the Company increased the estimated effective rate for temporary differences as a result of increased taxable income.

     Components of the Company's deferred tax assets and liabilities are as follows:

                                                              FEBRUARY 2,   FEBRUARY 1,
                                                                 1997          1998
                                                              -----------   -----------
Deferred tax assets:
  Allowance for doubtful accounts...........................   $ 10,000      $  10,000
  Accrual for unpaid self-insurance claims..................     10,000         10,000
  Impact on gross profit for uninstalled contract
     materials..............................................     16,000          8,000
  Other temporary differences, net..........................      3,000          3,000
                                                               --------      ---------
                                                                 39,000         31,000
                                                               --------      ---------
Deferred tax liabilities:
  Accelerated depreciation for income tax purposes..........    (73,000)      (139,000)
  Prepaid expenses..........................................     (8,000)             0
                                                               --------      ---------
                                                                (81,000)      (139,000)
                                                               --------      ---------
          Net deferred income tax liability.................   $(42,000)     $(108,000)
                                                               ========      =========

     The components of deferred income taxes included in the February 2, 1997 and February 1, 1998 balance sheet are as follows:

Net current assets..........................................  $ 31,000   $  31,000
Net non-current liabilities.................................   (73,000)   (139,000)
                                                              --------   ---------
                                                              $(42,000)  $(108,000)
                                                              ========   =========

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, contract receivables, and accounts and notes payable. The carrying value of these financial instruments approximates fair value because of their short duration or current interest rates. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure with any one financial institution. The carrying value of debt approximates fair value based on current rates for borrowings of similar quality and terms.

8. PENSION AND PROFIT SHARING/401(K) PLANS

     The Company contributes to various union-sponsored, multi-employer pension and benefit plans and trust funds on behalf of the union employees. The total amount contributed to these union plans and trusts was approximately $429,000 and $476,000 in fiscal 1997 and 1998, respectively. If the Company's employees were to vote to withdraw from the union, certain amounts may be due for under-funded pension obligations.

                    SPECIALTY ASSOCIATES, INC. AND AFFILIATE

     The Company has two profit sharing/401(k) plans covering eligible employees. One plan is for non-union employees and one is for union employees. Contributions to these plans are discretionary based on approval of the Board of Directors. Currently, the Company is matching 30% of the first 6% of compensation contributed by the employees for the non-union plan, and 10% of the first 6% of compensation for union employees. In addition, certain non-union employees receive an additional $1.45 per hour worked as a contribution from the Company. Contributions made by the Company for the years ended February 2, 1997 and February 1, 1998 to the plans were approximately $26,000 and $48,000, respectively.

9. SELF-INSURANCE PLAN

     The Company, in an effort to reduce health and dental insurance premiums, participates in a partial self-funding insurance program. The maximum annual liability of the Company under this plan is $30,000 per employee for the years ended February 2, 1997 and February 1, 1998. The Company has purchased insurance to cover claims in excess of this amount.

     Total expenses under this plan, including insurance premiums and administration costs, aggregated approximately $187,000 and $155,000 for the years ended February 2, 1997 and February 1, 1998, respectively. Approximately $25,000 had been recorded as an accrued liability for claims incurred but unpaid.

10. COMMITMENTS AND CONTINGENCIES

     The Company is party to various litigation matters involving routine claims incidental to the business of the Company. Although the ultimate outcome cannot presently be determined with certainty, the Company believes, with advice from its legal counsel, that the ultimate liability associated with such claims, if any, will not have a material adverse effect on the Company's financial position or results of operations.

11. MAJOR MATERIAL SUPPLIER

     Purchases from one material supplier comprised approximately 33% and 31% of material purchases in fiscal years 1997 and 1998. Amounts due to this supplier represented approximately 35% and 20% of outstanding accounts payable at February 2, 1997 and February 1, 1998, respectively.

12. SUBSEQUENT EVENT


     On May 12, 1998, the Company signed a stock purchase agreement with General Roofing Services, Inc. ("GRS") whereby GRS will acquire the Company in a merger for a combination of cash and common shares of GRS concurrent with the consummation of an initial public offering of the common stock of GRS, subject to certain conditions including the consummation of the Offering.


                                *  *  *  *  *  *

                          INDEPENDENT AUDITORS' REPORT

To the Stockholder of
  Cyclone Roofing Company:

     We have audited the accompanying balance sheets of Cyclone Roofing Company (the "Company") as of December 31, 1996 and 1997, and the related statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Cyclone Roofing Company as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Atlanta, Georgia
May 19, 1998

                            CYCLONE ROOFING COMPANY

                                 BALANCE SHEETS

                                                                  DECEMBER 31,
                                                             -----------------------    MARCH 31,
                                                                1996         1997         1998
                                                             ----------   ----------   -----------
                                                                                       (UNAUDITED)
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................  $  432,718   $  935,952   $  486,531
  Contract receivables, net of an allowance for doubtful
     accounts of $5,000....................................   1,408,108    2,179,878    2,020,074
  Costs and estimated earnings in excess of billings.......     419,247    1,190,001    1,377,515
  Other receivables from stockholder and employees.........      98,114      126,909      116,670
  Inventories..............................................      12,247        9,691       12,003
  Prepaid expenses and other current assets................      39,889          675
                                                             ----------   ----------   ----------
          Total current assets.............................   2,410,323    4,443,106    4,012,793
PROPERTY AND EQUIPMENT, net................................     664,056      754,585      837,179
OTHER ASSETS...............................................      37,006       37,006       37,006
                                                             ----------   ----------   ----------
          TOTAL............................................  $3,111,385   $5,234,697   $4,886,978
                                                             ==========   ==========   ==========
                               LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable.........................................  $  583,445   $  251,797   $  281,427
  Accrued payroll and payroll taxes........................      48,212       81,950      125,672
  Accrued workmen's compensation...........................      37,793       14,546       45,904
  Accrued interest.........................................      42,400        1,389        1,325
  Billings in excess of costs and estimated earnings.......     307,844      427,354      236,330
  Current portion of long-term debt........................     103,736       48,822      184,473
  Current portion of capitalized lease obligations.........      32,299       29,596       26,128
                                                             ----------   ----------   ----------
          Total current liabilities........................   1,155,729      855,454      901,259
LONG-TERM DEBT, net of current portion.....................     203,163      235,450       77,964
CAPITALIZED LEASE OBLIGATIONS, net of current portion......      68,216       37,691       33,619
                                                             ----------   ----------   ----------
          Total............................................   1,427,108    1,128,595    1,012,842
                                                             ----------   ----------   ----------
COMMITMENTS AND CONTINGENCIES (Note 9)
STOCKHOLDER'S EQUITY:
  Common stock, $1 par value; 100,000 shares authorized;
     25,000 shares issued and outstanding..................      25,000       25,000       25,000
  Retained earnings........................................   1,659,277    4,081,102    3,849,136
                                                             ----------   ----------   ----------
          Total............................................   1,684,277    4,106,102    3,874,136
                                                             ----------   ----------   ----------
          TOTAL............................................  $3,111,385   $5,234,697   $4,886,978
                                                             ==========   ==========   ==========

                       See notes to financial statements.

                            CYCLONE ROOFING COMPANY

                            STATEMENTS OF OPERATIONS

                                                                                THREE MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,                 MARCH 31,
                                     --------------------------------------   -----------------------
                                        1995         1996          1997          1997         1998
                                     ----------   -----------   -----------   ----------   ----------
                                                                                    (UNAUDITED)
CONTRACT REVENUES EARNED...........  $9,242,737   $10,254,249   $16,057,460   $3,084,923   $2,828,887
COSTS OF CONTRACT REVENUES
  EARNED...........................   7,618,135     8,537,692    12,523,599    2,583,706    2,457,334
                                     ----------   -----------   -----------   ----------   ----------
GROSS PROFIT.......................   1,624,602     1,716,557     3,533,861      501,217      371,553
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.........................     682,572     1,157,109     1,099,068      226,520      227,397
                                     ----------   -----------   -----------   ----------   ----------
INCOME FROM OPERATIONS.............     942,030       559,448     2,434,793      274,697      144,156
OTHER INCOME (EXPENSE):
  Interest income..................                     4,448        16,200        2,576        6,709
  Interest expense.................     (29,161)      (32,789)      (40,847)      (8,136)      (5,799)
  Other income, net................      11,208        94,005        11,679        1,122        6,968
                                     ----------   -----------   -----------   ----------   ----------
          NET INCOME...............  $  924,077   $   625,112   $ 2,421,825   $  270,259   $  152,034
                                     ==========   ===========   ===========   ==========   ==========

                       See notes to financial statements.

                            CYCLONE ROOFING COMPANY

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                                          COMMON STOCK
                                                        ----------------    RETAINED
                                                        SHARES   AMOUNT     EARNINGS      TOTAL
                                                        ------   -------   ----------   ----------
BALANCE, JANUARY 1, 1995..............................  25,000   $25,000   $  450,088   $  475,088
  Net income..........................................                        924,077      924,077
  Distributions to stockholder........................                       (250,000)    (250,000)
                                                        ------   -------   ----------   ----------
BALANCE, DECEMBER 31, 1995............................  25,000    25,000    1,124,165    1,149,165
  Net income..........................................                        625,112      625,112
  Distributions to stockholder........................                        (90,000)     (90,000)
                                                        ------   -------   ----------   ----------
BALANCE, DECEMBER 31, 1996............................  25,000    25,000    1,659,277    1,684,277
  Net income..........................................                      2,421,825    2,421,825
                                                        ------   -------   ----------   ----------
BALANCE, DECEMBER 31, 1997............................  25,000    25,000    4,081,102    4,106,102
  Net income (unaudited)..............................                        152,034      152,034
  Distributions to stockholder (unaudited)............                       (384,000)    (384,000)
                                                        ------   -------   ----------   ----------
BALANCE, MARCH 31, 1998
  (Unaudited).........................................  25,000   $25,000   $3,849,136   $3,874,136
                                                        ======   =======   ==========   ==========

                       See notes to financial statements.

                            CYCLONE ROOFING COMPANY

                            STATEMENTS OF CASH FLOWS

                                                                                         THREE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,              MARCH 31,
                                                   ----------------------------------   ---------------------
                                                     1995        1996         1997        1997        1998
                                                   ---------   ---------   ----------   ---------   ---------
                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................  $ 924,077   $ 625,112   $2,421,825   $ 270,259   $ 152,034
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Depreciation and amortization................     76,774     120,582      154,225      38,077      41,944
    Loss (gain) on disposal of assets............                              10,602      (1,077)
    Changes in operating assets and liabilities:
      Contract receivables, net..................    (25,579)   (588,273)    (771,770)   (566,163)    159,804
      Costs and estimated earnings in excess of
         billings................................   (235,517)   (115,695)    (770,754)     66,573    (187,514)
      Other receivables from stockholder and
         employees...............................    (95,960)      2,831      (28,795)    (16,875)     10,239
      Inventories................................      3,889         392        2,556     (10,080)     (2,312)
      Prepaid expenses and other current
         assets..................................     10,597     (19,496)      39,214      28,492         675
      Accounts payable...........................   (117,499)    395,358     (331,648)    266,375      29,630
      Accrued expenses...........................     24,892      48,327      (30,520)    (34,084)     75,016
      Billings in excess of costs and estimated
         earnings................................    116,273    (228,095)     119,510    (139,251)   (191,024)
                                                   ---------   ---------   ----------   ---------   ---------
         Net cash provided by (used in) operating
           activities............................    681,947     241,043      814,445     (97,754)     88,492
                                                   ---------   ---------   ----------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment............   (191,889)   (293,896)    (296,094)   (179,092)   (124,538)
  Proceeds from sale of property and equipment...                              40,738      16,500
                                                   ---------   ---------   ----------   ---------   ---------
         Net cash used in investing activities...   (191,889)   (293,896)    (255,356)   (162,592)   (124,538)
                                                   ---------   ---------   ----------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of long-term debt...     40,000      23,177      590,000     120,000
  Repayments of long-term debt...................    (31,085)    (42,787)    (613,556)    (36,561)    (21,835)
  Principal payments under capital lease
    obligations..................................                 (5,314)     (32,299)     (7,933)     (7,540)
  Distributions to stockholder...................   (250,000)    (90,000)                            (384,000)
                                                   ---------   ---------   ----------   ---------   ---------
         Net cash provided by (used in) financing
           activities............................   (241,085)   (114,924)     (55,855)     75,506    (413,375)
                                                   ---------   ---------   ----------   ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS....................................    248,973    (167,777)     503,234    (184,840)   (449,421)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...    351,522     600,495      432,718     432,718     935,952
                                                   ---------   ---------   ----------   ---------   ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD.........  $ 600,495   $ 432,718   $  935,952   $ 247,878   $ 486,531
                                                   =========   =========   ==========   =========   =========
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND
  INVESTING ACTIVITIES:
  Equipment acquired through capital leases......              $ 111,646
                                                               =========
CASH PAYMENTS FOR:
  Interest.......................................  $  19,391   $  22,052   $   81,858   $  48,404   $   5,863
                                                   =========   =========   ==========   =========   =========

                       See notes to financial statements.

                            CYCLONE ROOFING COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1. GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     General -- Cyclone Roofing Company (the "Company") operates as a provider of comprehensive roofing services to commercial, industrial, manufacturing, construction and government customers. The Company also provides residential roofing and remodeling services. The work is generally performed under fixed-price contracts. The length of the Company's contracts varies, but generally are less than one year. The Company's principal offices are located in Matthews, North Carolina and the majority of the Company's business is transacted with customers in North Carolina and South Carolina.

     Interim Financial Information -- The interim financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited and certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position, results of operations, and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim period are not necessarily indicative of the results for an entire fiscal year.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Contract Receivables -- The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of contract receivables that become uncollectible could differ from those estimated.

     Credit Policy -- In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, state and local governments and well known local companies whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. Credit checks are performed for significant new customers that are not known to the Company. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

     Inventories -- Inventories consist primarily of materials and supplies and are valued at the lower of cost, using the first-in, first-out method, or market.

                            CYCLONE ROOFING COMPANY

     Property and Equipment -- Property and equipment are stated at cost less accumulated depreciation. Property and equipment are reviewed for impairment and a provision recorded, if necessary, whenever events or circumstances indicate that the carrying amounts of an asset may not be recoverable. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation is recorded using straight-line methods over the estimated useful lives of the related assets. Amortization of assets under capitalized leases is computed using the straight-line method over the shorter of the estimated useful lives of the respective assets or the lease agreement. Depreciation and amortization is provided over the following estimated useful lives:

Building and improvements...................................  25 years
Service equipment...........................................  5 years
Machinery and equipment.....................................  5 to 7 years
Furniture and fixtures......................................  5 years
Computer equipment..........................................  5 to 7 years
Equipment under capitalized leases..........................  7 years

     Warranties -- The Company provides for future estimated warranty obligations in the period in which the related revenue is recognized.

     Revenue and Cost Recognition -- Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, and tools. Selling, general, and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from the percentage of completion calculation for purposes of determining profits earned on uncompleted contracts.

     Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

     The asset, "Costs and estimated earnings in excess of billings" on uncompleted contracts, represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings" on uncompleted contracts, represents billings in excess of revenues recognized.

     Income Taxes -- The Company is an S Corporation for federal and state income tax purposes. Accordingly, the current taxable income of the Company is taxable to the shareholder who is responsible for the payment of taxes thereon.

     New Accounting Pronouncement -- Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standard No. 130, Reporting Comprehensive Income. There are no significant differences between comprehensive income and net income as reported in the Company's Statements of Operations.

                            CYCLONE ROOFING COMPANY

2. CONTRACT RECEIVABLES

     Contract receivables consist of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
Completed contracts:
  Retention.................................................  $  194,254   $  134,094
Contracts in progress:
  Current accounts..........................................   1,076,720    1,451,861
  Retention.................................................     142,134      598,923
                                                              ----------   ----------
  Subtotal..................................................   1,413,108    2,184,878
  Less: allowance for doubtful accounts.....................       5,000        5,000
                                                              ----------   ----------
          Contract receivables, net.........................  $1,408,108   $2,179,878
                                                              ==========   ==========

3. CONTRACTS IN PROGRESS

     Information relative to contracts in progress is summarized as follows:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996         1997
                                                              ----------   -----------
Costs incurred on uncompleted contracts.....................  $5,223,203   $10,257,311
Estimated earnings..........................................   2,109,782     3,662,170
                                                              ----------   -----------
          Total.............................................   7,332,985    13,919,481
  Less: billings to date....................................   7,221,582    13,156,834
                                                              ----------   -----------
          Net under billings................................  $  111,403   $   762,647
                                                              ==========   ===========

     Included in the accompanying balance sheets under the following captions:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996         1997
                                                              ---------   ----------
Costs and estimated earnings in excess of billings..........  $ 419,247   $1,190,001
Billings in excess of costs and estimated earnings..........   (307,844)    (427,354)
                                                              ---------   ----------
          Total.............................................  $ 111,403   $  762,647
                                                              =========   ==========

                            CYCLONE ROOFING COMPANY

4. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
Land........................................................  $   40,000   $   40,000
Building and improvements...................................     154,702      154,702
Service equipment...........................................     544,384      608,089
Machinery and equipment.....................................     525,544      706,056
Furniture and fixtures......................................      18,871       18,871
Computer equipment..........................................      29,288       29,288
                                                              ----------   ----------
Subtotal....................................................   1,312,789    1,557,006
  Less: accumulated depreciation............................     648,733      802,421
                                                              ----------   ----------
          Property and equipment, net.......................  $  664,056   $  754,585
                                                              ==========   ==========

     Included in property and equipment are the following assets under capitalized leases:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1997
                                                              --------   --------
Equipment...................................................  $104,900   $104,900
  Less: accumulated depreciation............................     7,975     23,924
                                                              --------   --------
          Leased equipment, net.............................  $ 96,925   $ 80,976
                                                              ========   ========

                            CYCLONE ROOFING COMPANY

5. LONG-TERM DEBT AND NOTES PAYABLE

     A summary of long-term debt is as follows:

                                                                1996       1997
                                                              --------   --------
Mortgage payable due on February 11, 1999, bearing interest
  at a fixed rate of 7.25%. Note is payable in monthly
  payments of $1,734 of principal and interest and a balloon
  payment of $149,468. Secured by land and building.........  $167,005   $159,003
Loan payable to stockholder dated June 1992 with annual
  interest payments at 10%. Unsecured.......................    75,000      8,746
Note payable due on July 10, 1999, bearing interest at a
  fixed rate of 8.5%. Note is payable in monthly payments of
  $618 of principal and interest. Secured by equipment......    17,036     10,828
Note payable due on March 26, 1998, bearing interest at a
  fixed rate of 8.99%. Note is payable in monthly payments
  of $1,059 of principal and interest. Secured by
  vehicle...................................................    14,968      3,129
Note payable due on January 15, 2002, bearing interest at a
  fixed rate of 10.49%. Note is payable in monthly payments
  of $2,582 of principal and interest. Secured by
  equipment.................................................              102,566
Note payable due on May 5, 2000, bearing interest at a fixed rate of 9.75%. Note is payable in monthly payments of $848
  of principal and interest. Secured by vehicle.............    29,971
Note payable due on October 26, 1997, bearing interest at a
  fixed rate of 8.79%. Note is payable in monthly payments
  of $304 of principal and interest. Secured by vehicle.....     2,919
                                                              --------   --------
          Total.............................................   306,899    284,272
  Less: current portion.....................................   103,736     48,822
                                                              --------   --------
          Total.............................................  $203,163   $235,450
                                                              ========   ========
  Revolving line of credit for $250,000 due on demand,
     bearing interest at a variable rate based on the prime
     rate plus 0.5% (9.0% at December 31, 1997). Secured by
     property and cash balances.............................             $     --
                                                                         ========

     Interest accrued and unpaid on the loan payable to stockholder was $41,125 and $474 at December 31, 1996 and 1997, respectively. Interest expense on the loan payable to stockholder was approximately $9,530, $10,560, and $3,720 for the years ended December 31, 1995, 1996 and 1997, respectively.

     Aggregate maturities of long-term debt for years ending December 31 are as follows:

1998........................................................  $ 48,822
1999........................................................   177,683
2000........................................................    26,163
2001........................................................    29,044
2002........................................................     2,560
                                                              --------
          Total.............................................  $284,272
                                                              ========

                            CYCLONE ROOFING COMPANY

6. CAPITALIZED LEASE OBLIGATIONS

     The Company has entered into lease arrangements for certain equipment which expire through the year 2000 with interest rates from 6.55% to 7.01%. The assets have been capitalized and the obligations have been recorded as capitalized lease obligations. As of December 31, 1997, approximate future minimum lease payments (excluding interest) under capitalized lease obligations were as follows for the years ending December 31:

1998........................................................  $29,596
1999........................................................   19,358
2000........................................................   18,333
                                                              -------
Present value of net future minimum lease payments..........   67,287
  Less: current portion of capitalized lease obligations....   29,596
Long-term portion of capitalized lease obligations..........  $37,691
                                                              =======

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts and notes payable, debt, and capitalized lease obligations. The carrying value of these financial instruments approximates fair value because of their short duration or current interest rates. The Company places its temporary cash investments with one financial institution. The carrying value of debt and capitalized lease obligations approximates their fair value based on current rates for borrowings of similar quality and terms.

     Other financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of contract receivables. The Company's customers are concentrated in the North Carolina and South Carolina markets. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base.

8. MAJOR CUSTOMERS

     At December 31, 1996, $178,223 was due from one customer of the Company. At December 31, 1997, $69,529, $103,429, and $408,420 was due from three customers of the Company. For the years ended December 31, 1995 and 1996, sales of 21% and 16%, respectively, of total sales were made to one customer of the Company. For the year ended December 31, 1997, sales of 12%, 10%, and 13% of total sales were made to three customers of the Company.

9. COMMITMENTS AND CONTINGENCIES

     The Company is party to various litigation matters involving routine claims incidental to the business of the Company. Although the ultimate outcome cannot presently be determined with certainty, the Company believes, with advice from its legal counsel, that the ultimate liability associated with such claims, if any, will not have a material adverse effect on the Company's financial position or results of operations.

10. SUBSEQUENT EVENT

     In May 1998, the Company signed a stock purchase agreement with General Roofing Services, Inc. (GRS) whereby GRS will acquire the Company for a combination of cash and common shares of GRS concurrent with the consummation of an initial public offering of the common stock of GRS, subject to certain conditions including consummation of the offering.

                                *  *  *  *  *  *

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
  Wright-Brown Roofing Company:

     We have audited the accompanying balance sheets of Wright-Brown Roofing Company as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Atlanta, Georgia
April 29, 1998
(May 13, 1998 as to Note 12)

                          WRIGHT-BROWN ROOFING COMPANY

                                 BALANCE SHEETS

                                                                  DECEMBER 31,
                                                             -----------------------    MARCH 31,
                                                                1996         1997         1998
                                                             ----------   ----------   -----------
                                                                                       (UNAUDITED)
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................  $  441,430   $  184,424   $  252,882
  Contract receivables, net of an allowance for doubtful
     accounts of $13,000, $15,000, and $10,000,
     respectively..........................................   2,119,649    2,803,378    1,945,348
  Costs and estimated earnings in excess of billings.......     189,451      367,816      291,221
  Other receivables........................................       3,562        2,500        3,250
  Inventories..............................................     199,725      184,165      198,313
                                                             ----------   ----------   ----------
          Total current assets.............................   2,953,817    3,542,283    2,691,014
PROPERTY AND EQUIPMENT, net................................     821,755      803,576      789,537
OTHER ASSETS...............................................     162,307      157,069      217,725
                                                             ----------   ----------   ----------
          TOTAL............................................  $3,937,879   $4,502,928   $3,698,276
                                                             ==========   ==========   ==========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.........................................  $1,179,690   $1,571,688   $1,086,870
  Accrued expenses and other current liabilities...........     494,612      630,851      609,873
  Billings in excess of costs and estimated earnings.......     123,450      123,316       97,813
  Current portion of long-term debt........................      21,600       34,096       33,657
  Current portion of capitalized lease obligations.........      71,748       62,953       54,855
                                                             ----------   ----------   ----------
          Total current liabilities........................   1,891,100    2,422,904    1,883,068
LONG-TERM DEBT, net of current portion.....................      63,001       66,705       58,339
CAPITALIZED LEASE OBLIGATIONS, net of current portion......      76,005       33,386       22,025
                                                             ----------   ----------   ----------
                                                              2,030,106    2,522,995    1,963,432
                                                             ----------   ----------   ----------
COMMITMENTS AND CONTINGENCIES (Notes 10 and 11)
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 50,000 shares authorized,
     5,000 shares issued and outstanding...................       5,000        5,000        5,000
  Additional paid-in capital...............................      24,470       24,470       24,470
  Retained earnings........................................   1,878,303    1,950,463    1,705,374
                                                             ----------   ----------   ----------
                                                              1,907,773    1,979,933    1,734,844
                                                             ----------   ----------   ----------
          TOTAL............................................  $3,937,879   $4,502,928   $3,698,276
                                                             ==========   ==========   ==========

                       See notes to financial statements.

                          WRIGHT-BROWN ROOFING COMPANY

                            STATEMENTS OF OPERATIONS

                                                                              THREE MONTHS ENDED
                                                                                   MARCH 31,
                                                                            -----------------------
                                                   1996          1997          1997         1998
                                                -----------   -----------   ----------   ----------
                                                                                  (UNAUDITED)
CONTRACT REVENUES EARNED......................  $12,819,966   $15,316,153   $2,134,788   $2,446,532
COSTS OF CONTRACT REVENUES EARNED.............   10,629,771    12,820,307    1,787,799    2,112,995
                                                -----------   -----------   ----------   ----------
GROSS PROFIT..................................    2,190,195     2,495,846      346,989      333,537
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES....................................    1,284,843     1,392,972      393,121      306,439
                                                -----------   -----------   ----------   ----------
INCOME (LOSS) FROM OPERATIONS.................      905,352     1,102,874      (46,132)      27,098
OTHER INCOME (EXPENSE):
  Interest income.............................          495         5,400          463            6
  Interest expense............................      (68,383)      (76,928)     (15,306)     (15,923)
  Other income (expense), net.................      (50,108)      (75,678)       2,000
                                                -----------   -----------   ----------   ----------
          NET INCOME (LOSS)...................  $   787,356   $   955,668   $  (58,975)  $   11,181
                                                ===========   ===========   ==========   ==========

                       See notes to financial statements.

                          WRIGHT-BROWN ROOFING COMPANY

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                 COMMON STOCK     ADDITIONAL
                                                ---------------    PAID-IN      RETAINED
                                                SHARES   AMOUNT    CAPITAL      EARNINGS      TOTAL
                                                ------   ------   ----------   ----------   ----------
BALANCE, JANUARY 1, 1996......................  5,000    $5,000    $24,470     $1,945,088   $1,974,558
  Net income..................................                                    787,356      787,356
  Distributions to stockholders...............                                   (854,141)    (854,141)
                                                -----    ------    -------     ----------   ----------
BALANCE, DECEMBER 31, 1996....................  5,000     5,000     24,470      1,878,303    1,907,773
  Net income..................................                                    955,668      955,668
  Distributions to stockholders...............                                   (883,508)    (883,508)
                                                -----    ------    -------     ----------   ----------
BALANCE, DECEMBER 31, 1997....................  5,000     5,000     24,470      1,950,463    1,979,933
  Net income (Unaudited)......................                                     11,181       11,181
  Distributions to stockholders (Unaudited)...                                   (256,270)    (256,270)
                                                -----    ------    -------     ----------   ----------
BALANCE, MARCH 31, 1998 (Unaudited)...........  5,000    $5,000    $24,470     $1,705,374   $1,734,844
                                                =====    ======    =======     ==========   ==========

                       See notes to financial statements.

                          WRIGHT-BROWN ROOFING COMPANY

                            STATEMENTS OF CASH FLOWS

                                                                             THREE MONTHS ENDED
                                                                                  MARCH 31,
                                                                            ---------------------
                                                     1996         1997        1997        1998
                                                  -----------   ---------   ---------   ---------
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).............................  $   787,356   $ 955,668   $ (58,975)  $  11,181
  Adjustments to reconcile net income (loss) to
     net cash provided by (used in) operating
     activities:
     Depreciation and amortization..............      185,615     206,450      47,880      58,421
     Loss (gain) on disposal of assets..........         (800)      4,310      (2,000)
     Changes in operating assets and
       liabilities:
       Contract receivables, net................      864,820    (683,729)    261,934     858,030
       Costs and estimated earnings in excess of
          billings..............................      (55,041)   (178,365)    (73,112)     76,595
       Inventories..............................      (27,600)     15,560       3,721     (14,148)
       Other receivables........................       (3,562)      1,062        (467)       (750)
       Other assets.............................         (275)      5,238         958     (60,656)
       Accounts payable and accrued expenses....     (132,479)    528,237    (191,852)   (505,796)
       Billings in excess of costs and estimated
          earnings..............................        8,320        (134)    (39,559)    (25,503)
                                                  -----------   ---------   ---------   ---------
          Net cash provided by (used in)
            operating activities................    1,626,354     854,297     (51,472)    397,374
                                                  -----------   ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...........     (177,476)   (178,438)    (23,193)    (44,382)
  Proceeds from sale of property and
     equipment..................................          800      17,036      12,736
                                                  -----------   ---------   ---------   ---------
          Net cash used in investing
            activities..........................     (176,676)   (161,402)    (10,457)    (44,382)
                                                  -----------   ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of long-term
     debt.......................................                   37,800
  Repayments of long-term debt..................     (190,177)    (21,600)     (5,400)     (8,805)
  Principal payments under capital lease
     obligations................................      (70,508)    (82,593)    (24,813)    (19,459)
  Distributions to stockholders.................     (854,141)   (883,508)   (109,668)   (256,270)
                                                  -----------   ---------   ---------   ---------
          Net cash used in financing
            activities..........................   (1,114,826)   (949,901)   (139,881)   (284,534)
                                                  -----------   ---------   ---------   ---------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS..............................      334,852    (257,006)   (201,810)     68,458
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD........................................      106,578     441,430     441,430     184,424
                                                  -----------   ---------   ---------   ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD........  $   441,430   $ 184,424   $ 239,620   $ 252,882
                                                  ===========   =========   =========   =========
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND
  INVESTING ACTIVITIES:
  Equipment acquired through capital leases.....  $    81,052   $  31,179   $  20,897   $
CASH PAYMENTS FOR:
  Interest......................................  $    68,383   $  76,928   $  15,306   $  16,489

                       See notes to financial statements.

                          WRIGHT-BROWN ROOFING COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1. GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     General -- Wright-Brown Roofing Company (the "Company") operates as a provider of comprehensive roofing services to commercial, industrial, manufacturing, construction and government customers. The Company also provides residential roofing and remodeling services. The work is generally performed under fixed-price contracts. The lengths of the Company's contracts vary, but generally are less than one year. The Company's principal offices are located in Detroit, Michigan and the majority of the Company's business is transacted with customers in Michigan.

     A majority of the Company's hourly employees are covered under a collective bargaining agreement which expires June 1, 1998.

     Interim Financial Information -- The interim financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited and certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position, results of operations, and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim period are not necessarily indicative of the results for an entire fiscal year.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Contract Receivables -- The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of contract receivables that become uncollectible could differ from those estimated.

     Credit Policy -- In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, state and local governments and well known local companies whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. Credit checks are performed for significant new customers that are not known to the Company. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

     Inventories -- Inventories consist primarily of materials and supplies and are valued at the lower of cost, using the first-in, first-out method, or market.

                          WRIGHT-BROWN ROOFING COMPANY

     Property and Equipment -- Property and equipment are stated at cost less accumulated depreciation. Routine repairs and maintenance are expensed as incurred. Property and equipment are reviewed for impairment and a provision recorded, if necessary, whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Significant improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets. Amortization of assets under capitalized leases is computed using the straight-line method generally over the estimated useful lives of the respective assets. Depreciation and amortization is provided over the following estimated useful lives:

Buildings................................................  15 to 31.5 years
Machinery and equipment..................................      3 to 7 years
Transportation equipment.................................           5 years
Equipment under capitalized leases.......................           5 years
Office furniture and equipment...........................      5 to 7 years

     Warranties -- The Company provides for future estimated warranty obligations in the period in which the related revenue is recognized.

     Revenue and Cost Recognition -- Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, and tools. Selling, general, and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from the percentage of completion calculation for purposes of determining profits on uncompleted contracts.

     Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

     The asset, "Costs and estimated earnings in excess of billings," represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings," represents billings in excess of revenues recognized.

     Income Taxes -- The Company is an S Corporation for federal income tax purposes. Accordingly, the current taxable income of the Company is taxable to the shareholders who are responsible for the payment of taxes thereon.

     New Accounting Pronouncement -- Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standard No. 130, Reporting Comprehensive Income. There are no significant differences between comprehensive income and net income as reported in the Company's statement of operations.

                          WRIGHT-BROWN ROOFING COMPANY

2. CONTRACT RECEIVABLES

     Contract receivables consist of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
Completed contracts:
  Current accounts..........................................  $  844,910   $1,418,118
  Retention.................................................      69,576      131,503
Contracts in progress:
  Current accounts..........................................   1,147,061    1,126,041
  Retention.................................................      71,102      142,716
                                                              ----------   ----------
Subtotal....................................................   2,132,649    2,818,378
  Less: allowance for doubtful accounts.....................      13,000       15,000
                                                              ----------   ----------
          Contract receivables, net.........................  $2,119,649   $2,803,378
                                                              ==========   ==========

3. CONTRACTS IN PROGRESS

     Information relative to contracts in progress is summarized as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
Costs incurred on uncompleted contracts.....................  $1,613,639   $4,130,038
Estimated earnings..........................................     313,657      801,315
                                                              ----------   ----------
          Total.............................................   1,927,296    4,931,353
  Less: billings to date....................................   1,861,295    4,686,853
                                                              ----------   ----------
          Net under-billings................................  $   66,001   $  244,500
                                                              ==========   ==========

     Included in the accompanying balance sheets under the following captions:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1996        1997
                                                              ---------   ---------
Costs and estimated earnings in excess of billings..........  $ 189,451   $ 367,816
Billings in excess of costs and estimated earnings..........   (123,450)   (123,316)
                                                              ---------   ---------
          Total.............................................  $  66,001   $ 244,500
                                                              =========   =========

                          WRIGHT-BROWN ROOFING COMPANY

4. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
Land........................................................  $   34,770   $   34,770
Buildings...................................................     257,220      257,220
Machinery and equipment.....................................     820,003      665,182
Transportation equipment....................................     789,384      714,651
Office furniture and equipment..............................     188,177      136,112
                                                              ----------   ----------
Subtotal....................................................   2,089,554    1,807,935
  Less: accumulated depreciation............................   1,267,799    1,004,359
                                                              ----------   ----------
          Property and equipment, net.......................  $  821,755   $  803,576
                                                              ==========   ==========

     Included in property and equipment are the following assets under capitalized leases:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1997
                                                              --------   --------
Equipment...................................................  $254,544   $213,926
  Less: accumulated depreciation............................    77,111     85,033
                                                              --------   --------
          Leased equipment, net.............................  $177,433   $128,893
                                                              ========   ========

5. LONG-TERM DEBT AND NOTES PAYABLE

     A summary of long-term debt is as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1997
                                                              -------   --------
Note payable to a bank due November 2000, bearing interest
  at 7.85%. Note is payable in monthly principal payments of
  $1,800 plus interest. Secured by any items deposited in
  any account with the bank.................................  $84,601   $ 63,001
Notes payable to a financial institution due November 2000,
  bearing interest at 2.9%. Notes are payable in total
  monthly principal and interest payments of $1,118. Secured
  by transportation equipment...............................              37,800
                                                              -------   --------
          Total.............................................   84,601    100,801
  Less: current portion.....................................   21,600     34,096
                                                              -------   --------
          Long-term debt, net of current portion............  $63,001   $ 66,705
                                                              =======   ========

     Aggregate maturities of long-term debt for years ending December 31 are as follows:

1998........................................................  $ 34,096
1999........................................................    34,464
2000........................................................    32,241
                                                              --------
          Total.............................................  $100,801
                                                              ========

     The Company also has a $500,000 revolving line of credit with a bank, bearing interest at the bank's prime rate. The line is secured by any items deposited in any account with the bank. At December 31, 1997, no amount was outstanding under this line of credit.

                          WRIGHT-BROWN ROOFING COMPANY

6. CAPITALIZED LEASE OBLIGATIONS

     The Company has entered into lease arrangements for certain transportation equipment which expire through November 2000 with interest at fixed rates. The assets have been capitalized and the obligations have been recorded as capitalized lease obligations. As of December 31, 1997, approximate future minimum lease payments (excluding interest) under capitalized lease obligations are as follows for each of the years ending December 31:

1998........................................................  $62,953
1999........................................................   31,710
2000........................................................    1,676
                                                              -------
Present value of net future minimum lease payments..........   96,339
  Less: current portion of capitalized lease obligations....   62,953
                                                              -------
          Long-term portion of capitalized lease
           obligations......................................  $33,386
                                                              =======

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, contract receivables, accounts and notes payable, debt, and capitalized lease obligations or current interest rates. The carrying value of these financial instruments approximates fair value because of their short duration. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure with any one financial institution. The carrying value of debt and capitalized lease obligations approximates their fair value based on current rates for borrowings of similar quality and terms.

     Other financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist primarily of contract receivables. The Company's customers are concentrated in the Michigan market. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base.

8. MAJOR CUSTOMERS

     At December 31, 1996, contract receivables of $227,914 and $233,820, respectively, were due from two customers of the Company. At December 31, 1997, contract receivables of $351,536 were due from one other customer of the Company. During the year ended December 31, 1997, sales of 11.5% of total sales were made to one customer.

9. 401(K) PROFIT SHARING PLAN

     The Company has a 401(k) profit sharing plan covering substantially all non-union employees. Each year, participants may contribute up to 10% of pretax annual compensation, not to exceed amounts allowable by the IRS. Discretionary matching amounts may be contributed at the Company's option. During the years ended December 31, 1996 and 1997, the Company contributed $10,556 and $19,386, respectively.

10. EMPLOYMENT AGREEMENT

     The Company maintains an employment agreement (the "Agreement") with a certain officer of the Company. Under the terms of the Agreement, the employee is entitled to an annual bonus of 5% of the Company's profits, if such profits are in excess of specified limits, prior to any other employee bonus and prior to the computation of income taxes, if any.

     In addition, the Agreement provides for the awarding and potential repurchase of Phantom Stock Rights, as defined. Under this provision, as of each December 1, the employee shall receive common stock rights

                          WRIGHT-BROWN ROOFING COMPANY

("Phantom Stock") equal to 2 1/2% of the sum of the issued and outstanding common stock, the Phantom Stock to be awarded and any previously awarded Phantom Stock. The total aggregate amount of Phantom Stock to be awarded shall not exceed 25% of the sum of the issued and outstanding common stock and Phantom Stock. Such shares of Phantom Stock shall be converted to shares of common stock upon the employee's attainment of the age of 60 or the occurrence of the death or permanent disability, as defined, of the principle stockholder. The Agreement also provides for the repurchase of the Phantom Stock in the event of the employee's death or permanent disability, a change of control, as defined, or termination of employment, other than termination for cause, as defined. In the event of repurchase, the purchase price of each share of Phantom Stock is to be determined by dividing the Net Book Value of the Company, as defined, as of the last day of the Company's fiscal year immediately prior to any such event, by the sum of the issued and outstanding common stock and Phantom Stock.

     The Company awarded 128 shares and 132 shares of Phantom Stock during the years ended December 31, 1996 and 1997, respectively. The Company also recorded compensation expense of $47,694 and $49,498 related to these awards in the years ended December 31, 1996 and 1997, respectively. Should the Company be required to repurchase the Phantom Stock prior to December 1, 1998, due to any of the events described above (see also Note 12), the Company would be potentially liable for such repurchase in the amount of $97,759.

11. COMMITMENTS AND CONTINGENCIES

     The Company is party to various litigation matters involving routine claims incidental to the business of the Company. Although the ultimate outcome cannot presently be determined with certainty, the Company believes, with advice from its legal counsel, that the ultimate liability associated with such claims, if any, will not have a material adverse effect on the Company's financial position or results of operations.

     The Company has entered into long-term operating lease arrangements (expiring through December 1998) for certain automobiles. Rental expense for the years ended December 31, 1996 and 1997 was $18,474 and $13,216, respectively. The total commitment under these leases for the year ending December 31, 1998 is $8,019.

12. SUBSEQUENT EVENT

     On May 13, 1998, the Company signed a stock purchase agreement with General Roofing Services, Inc. (GRS) whereby GRS will acquire the Company for a combination of cash and common shares of GRS concurrent with the consummation of an initial public offering of the common stock of GRS, subject to certain conditions including consummation of the offering.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of:
  Harrington-Scanlon Roofing Company, Inc.
  H&S Investments, LLC
  Architectural Sheet Metal, Inc.:

     We have audited the accompanying combined balance sheet of Harrington-Scanlon Roofing Company, Inc. and affiliates (the "Company"), as of December 31, 1997, and the related combined statements of operations, owners' equity and cash flows for the year ended December 31, 1997. The combined financial statements include the accounts of Harrington-Scanlon Roofing Company, Inc. and subsidiary and affiliate companies, H&S Investments, LLC and Architectural Sheet Metal, Inc., which are under common control and management. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of Harrington-Scanlon Roofing Company, Inc. and affiliates, and the results of their operations and their cash flows for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Dallas, Texas
May 15, 1998

            HARRINGTON-SCANLON ROOFING COMPANY, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $   29,838    $    1,386
  Contract receivables, net of an allowance for doubtful
     accounts of $45,000 and $45,000, respectively..........    3,095,651     2,376,687
  Costs and estimated earnings in excess of billings........       42,112       118,537
  Inventories...............................................      237,888       241,731
  Deferred income tax assets................................       38,000        38,000
                                                               ----------    ----------
          Total current assets..............................    3,443,489     2,776,341
PROPERTY AND EQUIPMENT, net.................................    1,074,877     1,057,025
OTHER ASSETS................................................       73,417        79,795
                                                               ----------    ----------
          TOTAL.............................................   $4,591,783    $3,913,161
                                                               ==========    ==========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................   $1,664,018    $1,341,597
  Accrued expenses and other current liabilities............      344,528       226,722
  Billings in excess of costs and estimated earnings........      706,601       586,524
  Current portion of long-term debt.........................      512,175       542,675
  Current portion of capitalized lease obligations..........       30,904        30,000
                                                               ----------    ----------
          Total current liabilities.........................    3,258,226     2,727,518
LONG-TERM DEBT, net of current portion......................      848,936       833,867
CAPITALIZED LEASE OBLIGATIONS, net of current portion.......       86,646        79,500
                                                               ----------    ----------
          Total.............................................    4,193,808     3,640,885
                                                               ----------    ----------
COMMITMENTS AND CONTINGENCIES (Note 11)
OWNERS' EQUITY:
  Common stock..............................................        2,000         2,000
  Additional paid-in capital................................       19,000        19,000
  Retained earnings and members equity......................      376,975       251,276
                                                               ----------    ----------
          Total.............................................      397,975       272,276
                                                               ----------    ----------
          TOTAL.............................................   $4,591,783    $3,913,161
                                                               ==========    ==========

                  See notes to combined financial statements.

            HARRINGTON-SCANLON ROOFING COMPANY, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS

                                                                            THREE MONTHS ENDED
                                                            YEAR ENDED           MARCH 31,
                                                           DECEMBER 31,   -----------------------
                                                               1997          1997         1998
                                                           ------------   ----------   ----------
                                                                                (UNAUDITED)
CONTRACT REVENUES EARNED.................................  $11,815,850    $2,653,978   $2,368,456
COSTS OF CONTRACT REVENUES EARNED........................   10,046,144     2,186,058    2,184,737
                                                           -----------    ----------   ----------
GROSS PROFIT.............................................    1,769,706       467,920      183,719
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.............    1,549,380       328,809      377,009
                                                           -----------    ----------   ----------
INCOME (LOSS) FROM OPERATIONS............................      220,326       139,111     (193,290)
                                                           -----------    ----------   ----------
OTHER INCOME (EXPENSE):
  Interest income........................................        3,234
  Interest expense.......................................     (144,775)      (22,007)     (29,768)
  Other income, net......................................       40,249        42,154        3,063
                                                           -----------    ----------   ----------
INCOME (LOSS) BEFORE INCOME TAXES........................      119,034       159,258     (219,995)
                                                           -----------    ----------   ----------
INCOME TAX PROVISION (BENEFIT)...........................       28,553        56,977      (94,296)
                                                           -----------    ----------   ----------
          NET INCOME (LOSS)..............................  $    90,481    $  102,281   $ (125,699)
                                                           ===========    ==========   ==========

                  See notes to combined financial statements.

            HARRINGTON-SCANLON ROOFING COMPANY, INC. AND AFFILIATES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                 RETAINED
                                                 COMMON STOCK     ADDITIONAL     EARNINGS
                                                ---------------    PAID-IN     AND MEMBERS'
                                                SHARES   AMOUNT    CAPITAL       CAPITAL       TOTAL
                                                ------   ------   ----------   ------------   --------
BALANCE, JANUARY 1, 1997......................  2,000    $2,000    $19,000      $ 343,863     $364,863
  Net income..................................                                     90,481       90,481
  Distributions to stockholders...............                                     57,369       57,369
                                                -----    ------    -------      ---------     --------
BALANCE, DECEMBER 31, 1997....................  2,000     2,000     19,000        376,975      397,975
  Net loss (unaudited)........................                                   (125,699)    (125,699)
                                                -----    ------    -------      ---------     --------
BALANCE, MARCH 31, 1998
  (unaudited).................................  2,000    $2,000    $19,000      $ 251,276     $272,276
                                                =====    ======    =======      =========     ========

                  See notes to combined financial statements.

            HARRINGTON-SCANLON ROOFING COMPANY, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                              THREE MONTHS ENDED
                                                              YEAR ENDED          MARCH 31,
                                                             DECEMBER 31,   ----------------------
                                                                 1997          1997        1998
                                                             ------------   ----------   ---------
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)........................................    $  90,481    $ 102,2811   $(125,699)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization.........................      253,535        37,900      59,612
     Deferred taxes........................................      (38,000)       (2,000)
     Changes in operating assets and liabilities:
       Contract receivables, net...........................     (133,884)      503,096     718,964
       Costs and estimated earnings in excess billings.....      (35,008)     (334,458)    (76,425)
       Inventories.........................................      (76,279)       39,003      (3,843)
       Other current assets................................         (134)       (4,391)     (6,378)
       Accounts payable and accrued expenses...............     (116,387)     (207,892)   (440,227)
       Billings in excess of costs and estimated
          earnings.........................................      344,734      (154,919)   (120,077)
                                                               ---------    ----------   ---------
          Net cash provided by operating activities........      289,058       (21,380)      5,927
                                                               ---------    ----------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES --
  Purchases of property and equipment......................     (369,622)     (201,508)    (41,760)
                                                               ---------    ----------   ---------
          Net cash used in investing activities............     (369,622)     (201,508)    (41,760)
                                                               ---------    ----------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of long-term debt.............      356,490       225,519
  Repayments of long-term debt.............................     (192,497)      (51,591)    (67,794)
  Principal payments under capital lease obligations.......      (43,163)       (1,788)     (7,500)
  Net borrowings under line of credit......................       42,032        50,000      82,675
  Distributions to stockholders............................      (57,369)
                                                               ---------    ----------   ---------
          Net cash provided by financing activities........      105,493       222,140       7,381
                                                               ---------    ----------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......       24,929          (748)    (28,452)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.............        4,909         4,909      29,838
                                                               ---------    ----------   ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD...................    $  29,838    $    4,161   $   1,386
                                                               =========    ==========   =========
SUPPLEMENTAL SCHEDULE OF NON-CASH
  FINANCING AND INVESTING ACTIVITIES --
     Equipment acquired through capital leases.............    $ 148,146    $    8,884
                                                               =========    ==========
CASH PAYMENTS FOR:
  Interest.................................................    $ 125,033    $   22,007   $  53,486
  Taxes....................................................       34,738

                  See notes to combined financial statements.

            HARRINGTON-SCANLON ROOFING COMPANY, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     General -- The combined financial statements include the consolidated financial statements of Harrington-Scanlon Roofing Company, Inc. and its wholly-owned subsidiary Harrington-Nissen Roofing Company, Inc., ("H-S"), H & S Investments, LLC which is owned by the stockholders in H-S and Architectural Sheet Metal, Inc. owned by the spouses of the stockholders of H-S (collectively, the "Company"). The combined Company is under common management. The Company operates as a provider of comprehensive roofing services to commercial, construction and government customers. The work is generally performed under fixed-price contracts. The length of the Company's contracts varies, but generally are less than one year. The Company's principal offices are located in Kansas City, Kansas and the majority of the Company's business is transacted with customers in Missouri, Kansas and Arizona. A majority of the Company's employees are covered by collective bargaining agreements.

     The financial statements of the individual companies are combined for presentation purposes. The capital structure of each entity as of December 31, 1997 is as follows:

                                                                       ADDITIONAL
                                                              COMMON    PAID-IN
                                                              STOCK     CAPITAL
                                                              ------   ----------
Harrington-Scanlon Roofing Company, Inc. and subsidiary
  common stock, par value $1: authorized 50,000 shares,
  issued and outstanding 1,000 shares.......................  $1,000    $10,000
Architectural Sheet Metal, Inc. common stock, par value $1:
  authorized 1,000 shares, issued and outstanding 1,000
  shares....................................................   1,000      9,000
                                                              ------    -------
                                                              $2,000    $19,000
                                                              ======    =======

     Principles of Combination -- The combined financial statements include all of the accounts of the Company. All significant intercompany balances and transactions have been eliminated in combination.

     Interim Financial Information -- The interim financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited and certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position, results of operations, and cash flows with respect to the interim financial statements have been included. The results of operations for the interim period are not necessarily indicative of the results for an entire fiscal year.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Contract Receivables -- The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of contract receivables that become uncollectible could differ from those estimated.

     Credit Policy -- In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, state and local

            HARRINGTON-SCANLON ROOFING COMPANY, INC. AND AFFILIATES governments and well known local companies whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

     Inventories -- Inventories consist primarily of materials and supplies and are valued at the lower of cost or market using the first-in, first-out method.

     Property and Equipment -- Property and equipment is stated at cost less accumulated depreciation. Property and equipment are reviewed for impairment and a provision recorded, if necessary, whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation is recorded using accelerated and straight-line methods over the estimated useful lives of the related assets. Amortization of assets under capitalized leases is computed using the straight-line method over the shorter of the estimated useful lives of the respective assets or the lease agreement. Depreciation and amortization is provided over the following estimated useful lives:

Building and improvements...................................    31.5 years
Vehicles....................................................  3 to 5 years
Furniture and fixtures......................................  5 to 7 years
Machinery and equipment.....................................  5 to 7 years
Computer equipment..........................................       5 years
Equipment under capitalized leases..........................  3 to 5 years

     Warranties -- The Company provides for future estimated warranty obligations in the period in which the related revenue is recognized.

     Revenue and Cost Recognition -- Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, and tools. Selling, general, and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from costs incurred for purposes of profit recognition.

     Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

     The asset, "Costs and estimated earnings in excess of billings" on uncompleted contracts, represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings" on uncompleted contracts, represents billings in excess of revenues recognized.

     Income Taxes -- H&S Investments is a limited liability company for federal income tax purposes. Accordingly, the current taxable income of H&S Investments is taxable to the shareholders who are responsible for the payment of taxes thereon.

     Harrington-Scanlon, Inc. and subsidiary and Architectural Sheet Metal, Inc. reports income taxes pursuant to Statement of Financial Accounting Standards
(SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred tax assets and

            HARRINGTON-SCANLON ROOFING COMPANY, INC. AND AFFILIATES liabilities represent the future tax consequences of those differences. A valuation allowance is provided if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     New Accounting Pronouncements -- Effective January 1, 1998 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income. There are no significant differences between comprehensive income and net income as reported in the Company's statements of operations.

2. CONTRACT RECEIVABLES

     Contract receivables consist of the following:

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Current accounts............................................   $2,309,024
Retention...................................................      831,627
                                                               ----------
Subtotal....................................................    3,140,651
  Less: allowance for doubtful accounts.....................       45,000
                                                               ----------
          Contract receivables, net.........................   $3,095,651
                                                               ==========

3. CONTRACTS IN PROGRESS

     Information relative to contracts in progress is summarized as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Costs incurred on uncompleted contracts.....................   $3,365,291
Estimated earnings..........................................      670,063
                                                               ----------
          Total.............................................    4,035,354
  Less: billings to date....................................    4,699,843
                                                               ----------
          Net over billings.................................   $ (664,489)
                                                               ==========

     Included in the accompanying balance sheets under the following captions:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Costs and estimated earnings in excess of billings..........   $  42,112

Billings in excess of costs and estimated earnings..........    (706,601)
                                                               ---------
          Total.............................................   $(664,489)
                                                               =========

            HARRINGTON-SCANLON ROOFING COMPANY, INC. AND AFFILIATES

4. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Land........................................................   $  205,997
Building and improvements...................................      304,950
Vehicles....................................................      793,472
Furniture and fixtures......................................       62,272
Machinery and equipment.....................................      681,973
Computer equipment..........................................       57,552
                                                               ----------
Subtotal....................................................    2,106,216
  Less: accumulated depreciation............................    1,031,339
                                                               ----------
          Property and equipment, net.......................   $1,074,877
                                                               ==========

     Included in property and equipment are the following assets under capitalized leases:

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Equipment...................................................    $155,719
  Less: accumulated depreciation............................      32,652
                                                                --------
          Leased equipment, net.............................    $123,067
                                                                ========

     Property and equipment are reviewed for impairment and a provision recorded if necessary whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable.

5. NOTES PAYABLE

     A summary of notes payable is as follows:

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
HARRINGTON-SCANLON
  Note payable -- line of credit............................   $  342,032
  Note payable to bank due in June 2001, bearing interest at
     8.5% at December 31, 1997. Note is payable in monthly
     principal and interest payments of $558 and is secured
     by equipment...........................................       20,328
  Notes payable to finance institutions due between 1998 and
     2001 bearing interest between 2.7% and 8.0%. Notes are
     payable in monthly payments of $1,728 of principal and
     interest and are secured by property and equipment.....       41,189
  Note payable to bank due in March 2000, bearing interest
     at 7.9% at December 31, 1997. Note is payable in
     monthly principal and interest payments of $7,523 and
     is secured by contract receivables, inventory and
     equipment..............................................      179,786

            HARRINGTON-SCANLON ROOFING COMPANY, INC. AND AFFILIATES

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
HARRINGTON-NISSEN
  Notes payable to banks due between 2000 and 2001, bearing
     interest between 8.5% and 9.5% at December 31, 1997.
     Notes are payable in monthly principal and interest
     payments of $1,205 and are secured by property and
     equipment..............................................       42,741
  Note payable to finance institution due in 2001 bearing
     interest at 9.0%. Note is payable in monthly payments
     of $351 of principal and interest and is secured by
     equipment..............................................       13,696
H&S INVESTMENTS
  Notes payable to banks due between 1999 and 2026, bearing
     interest between 7.75% and 9.75% at December 31, 1997.
     Notes are payable in monthly principal and interest
     payments of $7,456 and are secured by property and
     equipment..............................................      381,063
  Notes payable to finance institutions due between 1998 and
     2002 bearing interest between 8.75% and 10.5%. Notes
     are payable in monthly payments of $2,426 of principal
     and interest and are secured by property and
     equipment..............................................       53,062
  Note payable -- land contract due in May 2000 bearing
     interest at prime plus 2% (10.5% at December 31, 1997).
     Note is payable in monthly installments of $5,269 and
     is secured by the related land.........................       60,972
ARCHITECTURAL SHEET METAL
  Notes payable to banks due between 2001 and 2002, bearing
     interest between 7.75% and 10.25% at December 31, 1997.
     Notes are payable in monthly principal and interest
     payments of $3,268 and are secured by property and
     equipment..............................................      144,497
  Note payable to finance institution due in December 2001
     bearing interest at 8.5%. Note is payable in monthly
     payments of $1,668 of principal and interest and is
     secured by equipment...................................       81,745
                                                               ----------
          Total.............................................    1,361,111
  Less: current portion.....................................      512,175
                                                               ----------
          Total.............................................   $  848,936
                                                               ==========

     At December 31, 1997 Harrington-Scanlon had a line of credit for $350,000 bearing interest at Prime plus 2% (10.5% at December 31, 1997) and collateralized by a first security interest in accounts receivable, a second security interest in inventory and certain equipment and personal guarantees of the Company's stockholders. The Small Business Administration ("SBA") guarantees 75% of the loan for an additional 0.25% fee on the outstanding balance. Borrowings on the line were $342,032 at December 31, 1997.

     Aggregate maturities of long-term debt for years ending December 31 are as follows:

1998........................................................  $  512,175
1999........................................................     312,477
2000........................................................     321,302
2001........................................................      88,060
2002........................................................      28,466
Thereafter..................................................      98,630
                                                              ----------
          Total.............................................  $1,361,110
                                                              ==========

            HARRINGTON-SCANLON ROOFING COMPANY, INC. AND AFFILIATES

     The loan includes certain restrictive covenants including limitations on dividends, capital stock transactions, affiliated transactions and distributions of assets, see Note 13 for additional line of credit made available subsequent to December 31, 1997.

6. CAPITALIZED LEASE OBLIGATIONS

     The Company has entered into lease arrangements for certain vehicles which expire through the year 2002 with interest at variable rates which are based on changes in the prime interest rate (see Note 4). The assets have been capitalized and the obligations have been recorded as capitalized lease obligations. As of December 31, 1997, approximate future minimum lease payments (excluding interest) under capitalized lease obligations were as follows for the years ending December 31:

1998........................................................  $30,904
1999........................................................   30,000
2000........................................................   28,850
2001........................................................   27,796
                                                              -------
Present value of net future minimum lease payments..........  117,550
  Less: current portion of capitalized lease obligations....   30,904
                                                              -------
Long-term portion of capitalized lease obligations..........  $86,646
                                                              =======

7. INCOME TAXES

     The Company's provisions for income taxes consists of the following:

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Current:
  Federal...................................................    $56,570
  State.....................................................      9,983
                                                                -------
                                                                 66,553
                                                                -------
Deferred:
  Federal...................................................    (32,300)
  State.....................................................     (5,700)
                                                                -------
                                                                (38,000)
                                                                -------
                                                                $28,553
                                                                =======

     The difference between the statutory federal income tax rate and the Company's effective tax rate is as follows:

                                                              DECEMBER 31,
                                                                  1997
                                                              -------------
Statutory federal tax rate..................................  $40,460    34%
State tax, net of federal benefit...........................    7,140     6
H&S Investments LLC Tax allocation..........................  (20,843)  (18)
Net operating loss utilized.................................   (5,909)   (5)
Other.......................................................    7,705     7
                                                              -------   ---
Effective rate..............................................  $28,553   24%
                                                              =======   ===

            HARRINGTON-SCANLON ROOFING COMPANY, INC. AND AFFILIATES

     Components of the Company's deferred income tax assets are as follows:

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Deferred tax assets:
  Warranties................................................    $20,000
  Allowance for doubtful accounts...........................     18,000
                                                                -------
          Total deferred taxes..............................    $38,000
                                                                =======

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, contract receivables, accounts and notes payable, and current and long-term capitalized lease obligations. The carrying value of cash and cash equivalents approximates fair value because of their short duration. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure with any one financial institution. The carrying value of debt and capitalized lease obligations approximates their fair value based on current rates for borrowings of similar quality and terms.

     Other financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of contract receivables The Company's customers are concentrated in the Missouri, Kansas and Arizona markets. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base. At December 31, 1997, $519,711 was due from one customer of the Company.

9. PENSION PLAN

     The Company has a simplified employee pension plan covering substantially all non-union employees. Discretionary amounts may be contributed at the Company's option based on years of service and employee compensation. During the years ended December 31, 1997, no contributions were made to the plan.

     The Company contributes monthly to multi-employer defined benefit union plans based upon hours worked by each eligible employee. Pension expense for these plans was approximately 291,575 for the year ended December 31, 1997.

10. COMMITMENTS AND CONTINGENCIES

     The Company is party to various litigation matters involving routine claims incidental to the business of the Company. Although the ultimate outcome cannot presently be determined with certainty, the Company believes, with advice from its legal counsel, that the ultimate liability associated with such claims, if any, will not have a material adverse effect on the Company's financial position or results of operations.

11. SUBSEQUENT EVENTS

     In January 1998, the Company obtained an additional line of credit facility for $150,000 bearing interest at 10%. The facility is secured by accounts receivable, inventory and certain equipment.

     On May 12, 1998, the Company signed a stock purchase agreement with General Roofing Services, Inc. (GRS) whereby GRS will acquire the Company for a combination of cash and common shares of GRS concurrent with the consummation of an initial public offering of the common stock of GRS, subject to certain conditions including consummation of the offering.

                                *  *  *  *  *  *

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
  Slavik, Butcher & Baecker
  Construction Company, Inc.:

     We have audited the accompanying balance sheet of Slavik, Butcher & Baecker Construction Company, Inc. as of June 30, 1997, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Atlanta, Georgia
May 8, 1998
(May 13, 1998 as to Note 13)

              SLAVIK, BUTCHER & BAECKER CONSTRUCTION COMPANY, INC.

                                 BALANCE SHEETS

                                                               JUNE 30,      MARCH 31,
                                                                 1997          1998
                                                              ----------    -----------
                                                                            (UNAUDITED)
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   62,697    $  185,748
  Contract receivables, net of an allowance for doubtful
     accounts of $33,246 and $34,309, respectively..........     939,665     1,475,488
  Costs and estimated earnings in excess of billings........     359,624       331,937
  Other receivables.........................................       2,609         8,989
  Due from stockholder......................................                    45,000
  Prepaid expenses and other current assets.................      54,685        18,178
  Refundable income taxes...................................      11,530
                                                              ----------    ----------
          Total current assets..............................   1,430,810     2,065,340
PROPERTY AND EQUIPMENT, net.................................     308,578       365,969
OTHER ASSETS................................................      29,018        30,793
                                                              ----------    ----------
          TOTAL.............................................  $1,768,406    $2,462,102
                                                              ==========    ==========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  895,668    $  816,683
  Accrued expenses and other current liabilities............     156,784       291,916
  Billings in excess of costs and estimated earnings........      44,644       194,477
  Note payable..............................................      75,000        35,000
  Current portion of long-term debt.........................      31,937        50,406
  Current portion of capitalized lease obligation...........      20,124        20,124
  Income taxes payable......................................                    16,862
  Deferred tax liabilities..................................     116,955       116,955
                                                              ----------    ----------
          Total current liabilities.........................   1,341,112     1,542,423
LONG-TERM DEBT, net of current portion......................      36,893        80,615
CAPITALIZED LEASE OBLIGATION, net of current portion........      54,519        37,374
DEFERRED TAX LIABILITIES....................................       8,548         8,548
                                                              ----------    ----------
                                                               1,441,072     1,668,960
                                                              ----------    ----------
COMMITMENTS AND CONTINGENCIES (Note 12)
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 50,000 shares authorized,
     10,000 shares issued and outstanding...................      10,000        10,000
  Retained earnings.........................................     317,334       783,142
                                                              ----------    ----------
                                                                 327,334       793,142
                                                              ----------    ----------
          TOTAL.............................................  $1,768,406    $2,462,102
                                                              ==========    ==========

                       See notes to financial statements.

              SLAVIK, BUTCHER & BAECKER CONSTRUCTION COMPANY, INC.

                            STATEMENTS OF OPERATIONS

                                                                          NINE MONTHS ENDED
                                                        YEAR ENDED            MARCH 31,
                                                         JUNE 30,      ------------------------
                                                           1997           1997          1998
                                                        -----------    ----------    ----------
                                                                             (UNAUDITED)
CONTRACT REVENUES EARNED..............................  $11,264,944    $8,494,369    $9,491,802
COSTS OF CONTRACT REVENUES EARNED.....................    9,927,627     7,476,627     7,744,014
                                                        -----------    ----------    ----------
GROSS PROFIT..........................................    1,337,317     1,017,742     1,747,788
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..........    1,215,085       897,177     1,074,936
                                                        -----------    ----------    ----------
INCOME FROM OPERATIONS................................      122,232       120,565       672,852
OTHER INCOME (EXPENSE):
  Interest income.....................................          507           379             3
  Interest expense....................................      (19,856)      (14,892)       (9,819)
  Other income (expense), net.........................       (1,338)       (1,002)        1,426
                                                        -----------    ----------    ----------
INCOME BEFORE INCOME TAXES............................      101,545       105,050       664,462
INCOME TAX PROVISION..................................       39,958        10,980       198,654
                                                        -----------    ----------    ----------
          NET INCOME..................................  $    61,587    $   94,070    $  465,808
                                                        ===========    ==========    ==========

                       See notes to financial statements.

              SLAVIK, BUTCHER & BAECKER CONSTRUCTION COMPANY, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                             COMMON STOCK
                                                           ----------------   RETAINED
                                                           SHARES   AMOUNT    EARNINGS     TOTAL
                                                           ------   -------   ---------   --------
BALANCE, JULY 1, 1996....................................  10,000   $10,000   $255,747    $265,747
  Net income.............................................                       61,587      61,587
                                                           ------   -------   --------    --------
BALANCE, JUNE 30, 1997...................................  10,000    10,000    317,334     327,334
  Net income (unaudited).................................                      465,808     465,808
                                                           ------   -------   --------    --------
BALANCE, MARCH 31, 1998
  (Unaudited)............................................  10,000   $10,000   $783,142    $793,142
                                                           ======   =======   ========    ========

                       See notes to financial statements.

              SLAVIK, BUTCHER & BAECKER CONSTRUCTION COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                                                             NINE MONTHS ENDED
                                                              YEAR ENDED         MARCH 31,
                                                               JUNE 30,    ---------------------
                                                                 1997        1997        1998
                                                              ----------   ---------   ---------
                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  61,587    $  94,070   $ 465,808
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    101,421       73,720     124,394
     Deferred taxes.........................................     39,958       25,673
     Changes in operating assets and liabilities:
       Contract receivables, net............................     42,093     (136,297)   (535,823)
       Costs and estimated earnings in excess of billings...    (28,374)     221,085      27,687
       Refundable income taxes..............................                              11,530
       Other assets.........................................     (4,087)      11,718      28,352
       Accounts payable and accrued expenses................   (129,384)    (179,315)     56,147
       Billings in excess of costs and estimated earnings...     (9,120)     (15,990)    149,833
       Income taxes payable.................................                              16,862
                                                              ---------    ---------   ---------
          Net cash provided by operating activities.........     74,094       94,664     344,790
                                                              ---------    ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................    (82,693)     (80,346)   (181,785)
  Advance to stockholder....................................                             (45,000)
                                                              ---------    ---------   ---------
          Net cash used in investing activities.............    (82,693)     (80,346)   (226,785)
                                                              ---------    ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) on line of credit.............     18,550      (21,450)    (40,000)
  Proceeds from long-term debt..............................     24,247       24,247      85,549
  Repayments of long-term debt..............................    (26,105)     (22,332)    (23,358)
  Principal payments under capital lease obligations........    (15,146)      (9,160)    (17,145)
                                                              ---------    ---------   ---------
          Net cash provided by (used in) financing
            activities......................................      1,546      (28,695)      5,046
                                                              ---------    ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     (7,053)     (14,377)    123,051
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     69,750       69,750      62,697
                                                              ---------    ---------   ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $  62,697    $  55,373   $ 185,748
                                                              =========    =========   =========
CASH PAYMENTS FOR:
  Interest..................................................  $  19,856    $  14,892   $   9,819
  Taxes.....................................................  $            $           $ 170,262

                       See notes to financial statements.

              SLAVIK, BUTCHER & BAECKER CONSTRUCTION COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     General -- Slavik, Butcher & Baecker Construction Company, Inc. (the "Company") operates as a provider of general contractor construction services as well as comprehensive roofing services to commercial, industrial, manufacturing, construction and government customers. The Company also provides residential roofing and remodeling services. The work is generally performed under fixed-price contracts. The lengths of the Company's contracts vary, but generally are less than one year. The Company's principal offices are located in Rochester Hills, Michigan, and the majority of the Company's business is transacted with customers in Michigan.

     Interim Financial Information -- The interim financial statements as of March 31, 1998 and for the nine months ended March 31, 1997 and 1998 are unaudited and certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position, results of operations, and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim period are not necessarily indicative of the results for an entire fiscal year.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Contract Receivables -- The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of contract receivables that become uncollectible could differ from those estimated.

     Credit Policy -- In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, state and local governments and well known local companies whose reputation is known to the Company. Credit checks are performed periodically on its customers' financial condition. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

     Property and Equipment -- Property and equipment is stated at cost less accumulated depreciation. Property and equipment are reviewed for impairment and a provision recorded, if necessary, whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Routine repairs and maintenance are expensed as incurred; significant improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation is recorded using accelerated and straight-line methods over the estimated useful lives of the related assets. Amortization of assets under capitalized leases is computed using the straight-line method over the shorter of the estimated useful lives of the respective assets or the lease agreement. Depreciation and amortization is provided over the following estimated useful lives:

Construction equipment......................................   5 years
Vehicles....................................................   5 years
Office equipment............................................   5 years
Leasehold improvements......................................  31 years
Equipment under capitalized leases..........................   5 years

              SLAVIK, BUTCHER & BAECKER CONSTRUCTION COMPANY, INC.

     Revenue and Cost Recognition -- Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, and tools. Selling, general, and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from the percentage of completion calculation for purposes of determining profits earned on uncompleted contracts.

     Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

     The asset, "Costs and estimated earnings in excess of billings," represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings," represents billings in excess of revenues recognized.

     Income Taxes -- The Company reports income taxes pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred tax assets and liabilities represent the future tax consequences of those differences. Deferred taxes are also recognized for operating losses and tax credits that are available to offset future taxable income and income taxes, respectively. A valuation allowance is provided if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     New Accounting Pronouncement -- In June 1997, SFAS No. 130, Reporting Comprehensive Income, was issued. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Company has not adopted SFAS No. 130, but does not believe that the effects, if any, that SFAS No. 130 will have on its financial statements would be significant.

2. CONTRACT RECEIVABLES

     Contract receivables consist of the following:

                                                              JUNE 30,
                                                                1997
                                                              --------
Completed contracts:
  Current accounts..........................................  $439,501
  Retention.................................................    18,097
Contracts in progress:
  Current accounts..........................................   463,171
  Retention.................................................    52,142
                                                              --------
Subtotal....................................................   972,911
  Less allowance for doubtful accounts......................    33,246
                                                              --------
          Contract receivables, net.........................  $939,665
                                                              ========

              SLAVIK, BUTCHER & BAECKER CONSTRUCTION COMPANY, INC.

3. CONTRACTS IN PROGRESS

     Information relative to contracts in progress is summarized as follows:

                                                               JUNE 30,
                                                                 1997
                                                              ----------
Costs incurred on uncompleted contracts.....................  $1,890,329
Estimated earnings..........................................     146,494
                                                              ----------
          Total.............................................   2,036,823
  Less billings to date.....................................   1,721,843
                                                              ----------
          Net underbillings.................................  $  314,980
                                                              ==========

     Included in the accompanying balance sheets under the following captions:

                                                              JUNE 30,
                                                                1997
                                                              --------
Costs and estimated earnings in excess of billings..........  $359,624
Billings in excess of costs and estimated earnings..........   (44,644)
                                                              --------
          Total.............................................  $314,980
                                                              ========

4. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                              JUNE 30,
                                                                1997
                                                              --------
Construction equipment......................................  $221,869
Vehicles....................................................   400,348
Office equipment............................................   100,874
Leasehold improvements......................................    59,671
                                                              --------
Subtotal....................................................   782,762
  Less accumulated depreciation.............................   474,184
                                                              --------
          Property and equipment, net.......................  $308,578
                                                              ========

     Included in property and equipment are the following assets under capitalized leases:

                                                              JUNE 30,
                                                                1997
                                                              --------
Equipment...................................................  $106,034
  Less: accumulated depreciation............................    57,771
                                                              --------
          Leased equipment, net.............................  $ 48,263
                                                              ========

              SLAVIK, BUTCHER & BAECKER CONSTRUCTION COMPANY, INC.

5. LONG-TERM DEBT AND NOTES PAYABLE

     A summary of long-term debt is as follows:

                                                              JUNE 30,
                                                                1997
                                                              --------
Note payable to a financial institution, due April 1999,
  bearing interest at 11.5%, with monthly principal and
  interest payments of $830. Secured by a vehicle. .........  $14,264
Note payable to a financial institution, due March 2001,
  bearing interest at 9.25%, with monthly principal and
  interest payments of $606. Secured by a vehicle. .........   22,983
Various loans payable to a bank, due through fiscal year
  2000, bearing interest at rates ranging from 8.75% to
  10.25%. Secured by vehicles. .............................   31,583
                                                              -------
          Total.............................................   68,830
Less: current portion.......................................   31,937
                                                              -------
          Long-term debt, net of current portion............  $36,893
                                                              =======

     The Company has a revolving line of credit facility from a bank. Borrowings under this facility are bearing interest at a variable rate based on the lender's index rate (10% at June 30, 1997). Outstanding borrowings at June 30, 1997 were $75,000 and were secured by contract receivables and equipment. Total available unused line as of June 30, 1997 was $175,000.

     The Company has an additional unused line of credit with a bank of $100,000, available at 1 3/4% above the lender's prime rate.

     Aggregate maturities of long-term debt for years ending June 30 are as follows:

1998........................................................  $31,937
1999........................................................   23,752
2000........................................................   11,974
2001........................................................    1,167
                                                              -------
          Total.............................................  $68,830
                                                              =======

6. CAPITALIZED LEASE OBLIGATION

     The Company has entered into a lease arrangement for a certain vehicle which expires July 31, 2000 with interest at 9.75%. The asset has been capitalized and the obligation has been recorded as a capitalized lease obligation. As of June 30, 1997, approximate future minimum lease payments (excluding interest) under this capitalized lease obligation were as follows for years ending June 30:

1998........................................................  $20,124
1999........................................................   20,978
2000........................................................   33,541
                                                              -------
Present value of net future minimum lease payments..........   74,643
  Less: current portion of capitalized lease obligations....   20,124
                                                              -------
Long-term portion of capitalized lease obligations..........  $54,519
                                                              =======

7. INCOME TAXES

     The Company's provision for income taxes for the year ended June 30, 1997 consists of deferred federal income tax expense of $39,958.

              SLAVIK, BUTCHER & BAECKER CONSTRUCTION COMPANY, INC.

     The difference between the statutory federal income tax rate and the Company's effective tax rate is as follows:

                                                              JUNE 30,
                                                                1997
                                                              --------
Statutory federal tax rate..................................     34%
Nondeductible meals and entertainment.......................      2
Nondeductible officers' life insurance......................      2
Other.......................................................      1
                                                                 --
                                                                 39%
                                                                 ==

     Components of the Company's deferred tax liabilities are as follows:

                                                              JUNE 30,
                                                                1997
                                                              --------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 21,169
  Allowance for doubtful accounts...........................    11,304
  Other.....................................................     2,125
                                                              --------
          Total.............................................    34,598
                                                              --------
Deferred tax liabilities:
  Contracts in progress.....................................   145,008
  Operating versus capital lease treatment..................    10,673
  Other.....................................................     4,420
                                                              --------
          Total.............................................   160,101
                                                              --------
          Net deferred tax liability........................  $125,503
                                                              ========

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, contract receivables, accounts and notes payable, debt and capitalized lease obligations. The carrying value of these financial instruments approximates fair value because of their short duration or current interest rates. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure with any one financial institution. The carrying value of debt and capitalized lease obligations approximates their fair value based on current rates for borrowings of similar quality and terms.

     Other financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of contract receivables. The Company's customers are concentrated in the Michigan market. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base.

9. MAJOR CUSTOMERS

     At June 30, 1997, $130,251, $111,462, $134,350 and $164,891, respectively, were due from four customers of the Company. For the year ended June 30, 1997, sales of 17% of total sales were made to one customer of the Company.

10. 401(K) PROFIT SHARING PLAN

     The Company has a 401(k) profit sharing plan covering substantially all employees. Each year, participants may contribute up to 15% of pretax annual compensation, not to exceed $10,000, as defined in the

              SLAVIK, BUTCHER & BAECKER CONSTRUCTION COMPANY, INC.

plan. Discretionary matching amounts may be contributed at the Company's option. During the year ended June 30, 1997, the Company contributed $28,979.

11. RELATED PARTY TRANSACTIONS

     The Company leases its facilities under a long-term lease arrangement (expiring March 2000) with an entity owned by the Company's stockholders. The following are the Company's commitments with respect to this lease for the years ending June 30:

  1998........................................................  $ 78,000
  1999........................................................    78,000
  2000........................................................    78,000
                                                                --------
            Total.............................................  $234,000
                                                                ========

     The Company paid rents of $78,000 related to this lease during the year ended June 30, 1997.

     In addition, the Company paid $273,400 in consulting fees during the year ended June 30, 1997 to its stockholders.

12. COMMITMENTS AND CONTINGENCIES

     The Company is party to various litigation matters involving routine claims incidental to the business of the Company. Although the ultimate outcome cannot presently be determined with certainty, the Company believes, with advice from its legal counsel, that the ultimate liability associated with such claims, if any, will not have a material adverse effect on the Company's financial position or results of operations.

     The Company has entered into a long-term lease arrangement (expiring November 1999) for warehouse facilities. The following are the Company's commitments with respect to this lease for years ending June 30:

  1998........................................................  $18,456
  1999........................................................   18,456
  2000........................................................    7,690
                                                                -------
            Total.............................................  $44,602
                                                                =======

13. SUBSEQUENT EVENT

     On May 13, 1998, the Company signed a stock purchase agreement with General Roofing Services, Inc. (GRS) whereby GRS will acquire the Company for a combination of cash and common shares of GRS concurrent with the consummation of an initial public offering of the common stock of GRS, subject to certain conditions including consummation of the offering.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholder of
  Five K Industries, Inc. and Subsidiary:

     We have audited the accompanying consolidated balance sheet of Five K Industries, Inc. and subsidiary (the "Company") as of March 31, 1998, and the related consolidated statements of operations, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of Five K Industries, Inc. and subsidiary as of March 31, 1998 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Atlanta, Georgia
April 30, 1998
(May 19, 1998 as to Note 12)

                          INDEPENDENT AUDITORS' REPORT

To the Stockholder of
  Five K Industries, Inc. and Subsidiary:

     We have audited the accompanying consolidated balance sheet of Five K Industries, Inc. and subsidiary (the "Company") as of March 31, 1997, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the two years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 1997, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.

                                          BEARDEN & SMITH, P.C.

Atlanta, Georgia
April 28, 1997

                     FIVE K INDUSTRIES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                     MARCH 31,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  312,292   $  696,417
  Contract receivables, net of an allowance for doubtful
     accounts of $29,481 and $18,500, respectively..........   1,752,465    1,715,404
  Costs and estimated earnings in excess of billings........      57,838       16,850
  Other receivables.........................................      28,193       11,236
  Due from related parties..................................          --       25,000
  Inventories...............................................       3,694       35,700
  Refundable income taxes...................................     217,297           --
                                                              ----------   ----------
          Total current assets..............................   2,371,779    2,500,607
PROPERTY AND EQUIPMENT, net.................................     287,401      374,120
DEFERRED TAX ASSETS.........................................       5,730           --
OTHER ASSETS................................................      97,862       97,349
                                                              ----------   ----------
          TOTAL.............................................  $2,762,772   $2,972,076
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  563,341   $  427,628
  Accrued expenses and other current liabilities............     372,361      376,535
  Income taxes payable......................................                  228,581
  Billings in excess of costs and estimated earnings........     263,904      121,314
  Current portion of long-term debt.........................          --       40,114
  Deferred tax liabilities..................................     441,750      360,346
                                                              ----------   ----------
          Total current liabilities.........................   1,641,356    1,554,518
LONG-TERM DEBT, net of current portion......................          --       46,378
DEFERRED TAX LIABILITIES....................................          --       15,334
                                                              ----------   ----------
          Total.............................................   1,641,356    1,616,230
                                                              ----------   ----------
COMMITMENTS AND CONTINGENCIES (Note 11)
STOCKHOLDER'S EQUITY:
  Common stock, 100,000 shares authorized, $1.00 par value,
     7,800 shares outstanding...............................       7,800        7,800
  Additional paid-in capital................................      30,031       30,031
  Retained earnings.........................................   1,083,585    1,318,015
                                                              ----------   ----------
          Total.............................................   1,121,416    1,355,846
                                                              ----------   ----------
          TOTAL.............................................  $2,762,772   $2,972,076
                                                              ==========   ==========

                See notes to consolidated financial statements.

                     FIVE K INDUSTRIES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEARS ENDED MARCH 31,
                                                           --------------------------------------
                                                              1996          1997         1998
                                                           -----------   ----------   -----------
CONTRACT REVENUES EARNED.................................  $10,402,374   $9,360,861   $11,091,546
COSTS OF CONTRACT REVENUES EARNED........................    8,053,314    6,520,807     7,879,086
                                                           -----------   ----------   -----------
GROSS PROFIT.............................................    2,349,060    2,840,054     3,212,460
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.............    2,225,794    2,652,257     2,775,241
                                                           -----------   ----------   -----------
INCOME FROM OPERATIONS...................................      123,266      187,797       437,219
OTHER INCOME (EXPENSE):
  Interest income........................................                                  14,104
  Interest expense.......................................       (5,149)      (3,010)       (5,094)
  Other income, net......................................       30,848       16,625        22,650
                                                           -----------   ----------   -----------
INCOME BEFORE INCOME TAXES...............................      148,965      201,412       468,879
INCOME TAX PROVISION.....................................       44,000       80,000       209,449
                                                           -----------   ----------   -----------
          NET INCOME.....................................  $   104,965   $  121,412   $   259,430
                                                           ===========   ==========   ===========

                See notes to consolidated financial statements.

                     FIVE K INDUSTRIES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                 COMMON STOCK     ADDITIONAL
                                                ---------------    PAID-IN      RETAINED
                                                AMOUNT   SHARES    CAPITAL      EARNINGS      TOTAL
                                                ------   ------   ----------   ----------   ----------
BALANCE, APRIL 1, 1995........................  $7,800   7,800     $30,031     $  894,708   $  932,539
  Net income..................................                                    104,965      104,965
  Distributions to owner......................      --      --          --         (6,250)      (6,250)
                                                ------   -----     -------     ----------   ----------
BALANCE, MARCH 31, 1996.......................   7,800   7,800      30,031        993,423    1,031,254
  Net income..................................                                    121,412      121,412
  Distributions to owner......................      --      --          --        (31,250)     (31,250)
                                                ------   -----     -------     ----------   ----------
BALANCE, MARCH 31, 1997.......................   7,800   7,800      30,031      1,083,585    1,121,416
  Net income..................................                                    259,430      259,430
  Distributions to owner......................      --      --          --        (25,000)     (25,000)
                                                ------   -----     -------     ----------   ----------
BALANCE, MARCH 31, 1998.......................  $7,800   7,800     $30,031     $1,318,015   $1,355,846
                                                ======   =====     =======     ==========   ==========

                See notes to consolidated financial statements.

                     FIVE K INDUSTRIES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEARS ENDED MARCH 31,
                                                             -----------------------------------
                                                                1996         1997        1998
                                                             -----------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................................  $   104,965   $ 121,412   $ 259,430
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Depreciation and amortization.........................       72,391      89,552     132,308
     Loss (gain) on disposal of assets.....................      (14,134)     11,621          --
     Deferred taxes........................................     (211,786)    234,296     (60,340)
  Changes in operating assets and liabilities:
     Contract receivables, net.............................   (1,137,937)    464,845      37,061
     Costs and estimated earnings in excess of billings....       (6,254)    (51,584)     40,988
     Due from related parties..............................                              (25,000)
     Inventories...........................................       (6,901)      8,217     (32,006)
     Other receivables.....................................      (30,156)     39,341      17,470
     Accounts payable, accrued expenses, other current
       liabilities and income taxes........................    1,054,345    (995,807)    314,339
  Billings in excess of costs and estimated earnings.......      115,271     109,410    (142,590)
                                                             -----------   ---------   ---------
          Net cash provided by (used in) operating
            activities.....................................      (60,196)     31,303     541,660
                                                             -----------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment......................     (118,048)    (92,057)   (219,027)
  Proceeds from sale of property and equipment.............       14,134      19,500          --
  Other....................................................           --     (75,000)         --
                                                             -----------   ---------   ---------
          Net cash used in investing activities............     (103,914)   (147,557)   (219,027)
                                                             -----------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of long-term debt.............       50,569          --     108,792
  Repayments of long-term debt.............................      (59,667)    (58,996)    (22,300)
  Distributions to stockholder.............................       (6,250)    (31,250)    (25,000)
                                                             -----------   ---------   ---------
          Net cash provided by (used in) financing
            activities.....................................      (15,348)    (90,246)     61,492
                                                             -----------   ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......     (179,458)   (206,500)    384,125
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR...............      698,250     518,792     312,292
                                                             -----------   ---------   ---------
CASH AND CASH EQUIVALENTS, END OF YEAR.....................  $   518,792   $ 312,292   $ 696,417
                                                             ===========   =========   =========
CASH PAYMENTS FOR (RECEIPTS FROM):
  Interest.................................................  $     5,149   $   3,010   $   6,044
  Taxes....................................................  $    69,740   $ 288,101   $(153,822)

                See notes to consolidated financial statements.

                     FIVE K INDUSTRIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     General -- Five K Industries, Inc. and subsidiary (collectively, the "Company") operates as a provider of comprehensive roofing services to commercial, industrial, manufacturing, construction and government customers. The work is generally performed under fixed-price contracts. The length of the Company's contracts varies, but generally are less than one year. The Company's principal offices are located in Smyrna, Georgia and the majority of the Company's business is transacted with customers in Georgia. A majority of the Company's hourly employees are covered by collective bargaining agreements, which expire June 30, 1998 and July 31, 2000.

     Principles of Consolidation -- The consolidated financial statements include all of the accounts of the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Contract Receivables -- The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of contract receivables that become uncollectible could differ from those estimated.

     Credit Policy -- In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

     Inventories -- Inventories consist primarily of materials and supplies and are valued at the lower of cost, using the first-in, first-out method, or market.

     Property and Equipment -- Property and equipment are stated at cost less accumulated depreciation. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Property and equipment are reviewed for impairment and a provision recorded, if necessary, whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Depreciation is recorded using accelerated methods over the estimated useful lives of the related assets. Depreciation and amortization is provided over the following estimated useful lives:

                                                                    5 years
Vehicles....................................................
                                                              5 to 10 years
Leasehold improvements......................................
                                                               5 to 7 years
Machinery and equipment.....................................
                                                               5 to 7 years
Furniture and fixtures......................................

     Revenue and Cost Recognition -- Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, and tools. Selling, general, and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project, which are not reflective of

                     FIVE K INDUSTRIES, INC. AND SUBSIDIARY
effort, are excluded from the percentage of completion calculation for purposes of determining profits on uncompleted contracts.

     Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

     The asset, "Costs and estimated earnings in excess of billings," represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings," represents billings in excess of revenues recognized.

     Income Taxes -- The Company reports income taxes pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred tax assets and liabilities represent the future tax consequences of those differences. Deferred taxes are also recognized for operating losses and tax credits that are available to offset future taxable income and income taxes, respectively. A valuation allowance is provided if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     Reclassification -- Certain amounts in the 1996 and 1997 financial statements have been reclassified to conform to the 1998 presentation.

2. CONTRACT RECEIVABLES

     Contract receivables consist of the following:

                                                                     MARCH 31,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
Completed contracts, including retention....................  $  200,550   $  298,075
Contracts in progress:
  Current accounts..........................................   1,070,834      816,724
  Retention.................................................     510,562      619,105
                                                              ----------   ----------
                                                               1,781,946    1,733,904
Subtotal
Less: allowance for doubtful accounts.......................      29,481       18,500
                                                              ----------   ----------
          Contract receivables, net.........................  $1,752,465   $1,715,404
                                                              ==========   ==========

3. CONTRACTS IN PROGRESS

     Information relative to contracts in progress is summarized as follows:

                                                                     MARCH 31,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
Costs incurred on uncompleted contracts.....................  $2,883,371   $3,164,782
Estimated earnings..........................................   1,469,633    1,082,867
                                                              ----------   ----------
Total.......................................................   4,353,004    4,247,649
Less: billings to date......................................   4,559,070    4,352,113
                                                              ----------   ----------
          Net over-billings.................................  $ (206,066)  $ (104,464)
                                                              ==========   ==========

                     FIVE K INDUSTRIES, INC. AND SUBSIDIARY

     Included in the accompanying balance sheets under the following captions:

                                                                    MARCH 31,
                                                              ---------------------
                                                                1997        1998
                                                              ---------   ---------
Costs and estimated earnings in excess of billings..........  $  57,838   $  16,850
Billings in excess of costs and estimated earnings..........   (263,904)   (121,314)
                                                              ---------   ---------
          Total.............................................  $(206,066)  $(104,464)
                                                              =========   =========

4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                    MARCH 31,
                                                              ---------------------
                                                                1997        1998
                                                              --------   ----------
Vehicles....................................................  $529,323   $  712,126
Leasehold improvements......................................    23,813       23,835
Machinery and equipment.....................................   214,138      250,340
Furniture and fixtures......................................    33,352       33,352
                                                              --------   ----------
Subtotal....................................................   800,626    1,019,653
Less: accumulated depreciation..............................   513,225      645,533
                                                              --------   ----------
          Property and equipment, net.......................  $287,401   $  374,120
                                                              ========   ==========

5. LINE OF CREDIT FACILITY AND LONG-TERM DEBT

     On October 15, 1996, the Company entered into a line of credit agreement (the "1996 Line of Credit") with a financial institution, which allowed the Company to borrow up to $200,000. Interest was payable monthly at prime rate plus 1% (prime rate at March 31, 1997 was 8.5%). The 1996 Line of Credit was secured by the Company's accounts receivable. There were no borrowings on the 1996 Line of Credit as of March 31, 1997 and it matured on October 15, 1997.

     On October 15, 1997, concurrent with the expiration of the 1996 Line of Credit, the Company entered into another line of credit agreement (the "1997 Line of Credit") with terms and conditions similar to the 1996 Line of Credit. There were no borrowings on the 1997 Line of Credit as of March 31, 1998 and it matures on October 15, 1998.

     A summary of the Company's long-term debt is as follows:

                                                              MARCH 31,
                                                                1998
                                                              ---------
Note payable due on April 1, 1999, bearing interest at a
  fixed rate of 9.25%. Note is payable in monthly
  installments of $1,313 of principal and interest. Secured
  by certain fixed assets...................................   $16,179
Note payable due on October 15, 2000, bearing interest at a
  fixed rate of 9.5%. Note is payable in monthly payments of
  $2,567 of principal and interest. Secured by certain fixed
  assets....................................................    70,313
                                                               -------
          Total.............................................    86,492
Less: current portion.......................................    40,114
                                                               -------
          Total.............................................   $46,378
                                                               =======

                     FIVE K INDUSTRIES, INC. AND SUBSIDIARY

     Aggregate maturities of long-term debt for years ending March 31 are as follows:

1999........................................................  $40,114
2000........................................................   28,978
2001........................................................   17,400
                                                              -------
          Total.............................................  $86,492
                                                              =======

6. INCOME TAXES

     The Company's provisions for income taxes consists of the following:

                                                             YEARS ENDED MARCH 31,
                                                        -------------------------------
                                                          1996       1997        1998
                                                        --------   ---------   --------
Current:
  Federal.............................................  $225,250   $(104,550)  $222,005
  State...............................................    39,750     (18,450)    47,784
                                                        --------   ---------   --------
                                                         265,000    (123,000)   269,789
                                                        --------   ---------   --------
Deferred
  Federal.............................................  (187,850)    172,550    (51,289)
  State...............................................   (33,150)     30,450     (9,051)
                                                        --------   ---------   --------
                                                        (221,000)    203,000    (60,340)
                                                        --------   ---------   --------
                                                        $ 44,000   $  80,000   $209,449
                                                        ========   =========   ========

     The difference between the statutory federal income tax rate and the Company's effective tax rate is as follows:

                                                               YEARS ENDED MARCH 31,
                                                              -----------------------
                                                              1996     1997     1998
                                                              -----    -----    -----
Statutory federal tax rate..................................  34.0%    34.0%    34.0%
State tax net of federal benefit............................   4.0      4.0      4.0
Depreciation adjustment.....................................   0.0      0.0      3.6
Other -- permanent differences..............................  (8.5)     1.7      3.1
                                                              ----     ----     ----
Effective tax rate..........................................  29.5%    39.7%    44.7%
                                                              ====     ====     ====

                     FIVE K INDUSTRIES, INC. AND SUBSIDIARY

     Components of the Company's deferred tax liabilities are as follows:

                                                                   MARCH 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Deferred tax assets:
  Allowance for doubtful accounts...........................  $ 11,203   $  7,030
  Alternative minimum tax carryforward......................    47,282         --
  Depreciation..............................................     5,730         --
  Contribution carryforward.................................     6,922         --
                                                              --------   --------
          Total.............................................    71,137      7,030
                                                              --------   --------
Deferred tax liabilities:
  Contracts in progress.....................................   507,157    367,376
  Depreciation..............................................        --     15,334
                                                              --------   --------
          Total.............................................   507,157    382,710
                                                              --------   --------
          Net deferred tax liability........................  $436,020   $375,680
                                                              ========   ========

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, contract receivables, accounts and notes payable and debt. The carrying value of these financial instruments approximates fair value because of their short duration. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure with any one financial institution. The carrying value of debt approximates their fair value based on current rates for borrowings of similar quality and terms.

     Other financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of contract receivables. The Company's customers are concentrated in the Georgia market. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base.

8. EMPLOYEE BENEFIT PLANS

     The Company has a 401(k) profit sharing plan covering substantially all non-union employees. Each year, participants may contribute up to 15% of pretax annual compensation as defined in the plan. Discretionary matching amounts may be contributed at the Company's option. During the years ended March 31, 1996, 1997, and 1998, the Company contributed $49,000, $52,000, and $51,000, respectively.

     The Company contributes monthly to multi-employer defined benefit union plans based upon hours worked by each eligible employee. Pension expense for these plans was approximately $73,040, $65,180, and $70,740 for the years ended March 31, 1996, 1997 and 1998, respectively.

9. RELATED PARTY TRANSACTIONS

     The Company's headquarters and warehouse are leased from a relative of the sole shareholder of the Company on a month-to-month basis. The monthly rental for this lease is approximately $3,900.

10. COMMITMENTS AND CONTINGENCIES

     The Company has entered into a noncancelable lease arrangement for a certain vehicle. The future minimum lease payments are $22,028 which are due in the year ending March 31, 1999.

                     FIVE K INDUSTRIES, INC. AND SUBSIDIARY

11. MAJOR CUSTOMERS

     At March 31, 1997 and 1998, 12.0% and 26.3% of contracts receivable, respectively, were due from two customers of the Company. For the years ended March 31, 1996, 1997, and 1998, sales of 25.6%, 34.4%, and 24.0%, respectively, of total sales were made to two customers of the Company.

12. SUBSEQUENT EVENT

     On May 19, 1998, the Company signed a stock purchase agreement with General Roofing Services, Inc. ("GRS") whereby GRS will acquire the Company for a combination of cash and common shares of GRS concurrent with the consummation of an initial public offering of the common stock of GRS, subject to certain conditions including consummation of the offering.

                                 *  *  *  *  *

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
  Advanced Roofing, Inc.,
  Advanced Leasing, Inc.,
  K&M Warehouse, Inc. and
  Hi-Rise Crane, Inc.:

     We have audited the accompanying combined balance sheets of Advanced Roofing, Inc., Advanced Leasing, Inc., K & M Warehouse, Inc. and Hi-Rise Crane, Inc., all of which are under common ownership and common management, as of December 31, 1996 and October 31, 1997, and the related combined statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996 and for the ten-month period ended October 31, 1997. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the combined financial position of Advanced Roofing, Inc., Advanced Leasing, Inc., K & M Warehouse, Inc. and Hi-Rise Crane, Inc. as of December 31, 1996 and October 31, 1997, and the results of their combined operations and their combined cash flows for each of the two years in the period ended December 31, 1996 and for the ten-month period ended October 31, 1997 in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Miami, Florida
April 10, 1998,
(May 20, 1998 as to the first
paragraph of Note 12)

                     ADVANCED ROOFING, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS

                                                            DECEMBER 31,   OCTOBER 31,    MARCH 31,
                                                                1996          1997          1998
                                                            ------------   -----------   -----------
                                                                                         (UNAUDITED)
                                               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............................   $  329,926    $  211,224    $  209,849
  Contract receivables....................................    1,614,524     1,200,826     1,671,793
  Costs and estimated earnings in excess of billings......      138,836       383,225       551,279
  Other current assets, principally supplies..............      113,233        69,698       118,464
  Due from affiliates.....................................           --       181,013       212,812
                                                             ----------    ----------    ----------
          Total current assets............................    2,196,519     2,045,986     2,764,197
PROPERTY AND EQUIPMENT, net...............................    1,854,496     2,175,025     2,062,833
                                                             ----------    ----------    ----------
          TOTAL...........................................   $4,051,015    $4,221,011    $4,827,030
                                                             ==========    ==========    ==========
                                            LIABILITIES
CURRENT LIABILITIES:
  Accounts payable........................................   $1,042,188    $  585,693    $  713,032
  Accrued workers' compensation...........................      162,092       105,868       105,868
  Other accrued expenses and current liabilities..........      215,424       279,717       459,039
  Billings in excess of costs and estimated earnings......      165,500       156,100       249,600
  Due to related parties..................................       41,850       100,000       100,000
  Note payable to bank....................................      250,100       400,100       445,100
  Current portion of long-term debt.......................      245,225       296,354       282,901
                                                             ----------    ----------    ----------
          Total current liabilities.......................    2,122,379     1,923,832     2,355,540
                                                             ----------    ----------    ----------
LONG-TERM DEBT, net of current portion....................      588,465       649,719       562,538
                                                             ----------    ----------    ----------
COMMITMENTS AND CONTINGENCIES (Note 11)
STOCKHOLDERS' EQUITY:
  Common stock............................................          850           873           873
  Additional paid-in capital..............................      664,203       673,170       673,170
  Retained earnings.......................................      780,129     1,078,428     1,339,920
                                                             ----------    ----------    ----------
                                                              1,445,182     1,752,471     2,013,963
  Less treasury stock, at cost............................     (105,011)     (105,011)     (105,011)
                                                             ----------    ----------    ----------
          Total stockholders' equity......................    1,340,171     1,647,460     1,908,952
                                                             ----------    ----------    ----------
          TOTAL...........................................   $4,051,015    $4,221,011    $4,827,030
                                                             ==========    ==========    ==========

                  See notes to combined financial statements.

                     ADVANCED ROOFING, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS

                                                                  FOR THE
                                       FOR THE YEAR ENDED        TEN-MONTH     FOR THE FIVE-MONTH PERIODS
                                          DECEMBER 31,          PERIOD ENDED         ENDED MARCH 31,
                                    -------------------------   OCTOBER 31,    ---------------------------
                                       1995          1996           1997           1997           1998
                                    -----------   -----------   ------------   ------------   ------------
                                                                                       (UNAUDITED)
CONTRACT REVENUES EARNED..........  $12,077,920   $10,681,751   $10,202,701     $4,933,294     $5,068,342
COSTS OF CONTRACT REVENUES
  EARNED..........................   10,337,731     8,843,162     8,311,953      4,201,115      3,982,463
                                    -----------   -----------   -----------     ----------     ----------
GROSS PROFIT......................    1,740,189     1,838,589     1,890,748        732,179      1,085,879
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES.........    1,218,750     1,316,394     1,205,377        676,401        755,651
                                    -----------   -----------   -----------     ----------     ----------
INCOME FROM OPERATIONS............      521,439       522,195       685,371         55,778        330,228
OTHER (INCOME) EXPENSE:
  Interest expense................       24,052        80,198        99,527         37,093         59,871
  Other (income) expense..........      (11,953)        3,172        13,531         17,015         (8,237)
                                    -----------   -----------   -----------     ----------     ----------
          NET INCOME..............  $   509,340   $   438,825   $   572,313     $    1,670     $  278,594
                                    ===========   ===========   ===========     ==========     ==========

                  See notes to combined financial statements.

                     ADVANCED ROOFING, INC. AND AFFILIATES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                     ADDITIONAL
                                            COMMON    PAID-IN      RETAINED    TREASURY
                                            STOCK     CAPITAL      EARNINGS      STOCK       TOTAL
                                            ------   ----------   ----------   ---------   ----------
BALANCE, DECEMBER 31, 1994................   $850     $ 58,483    $  530,787               $  590,120
  Net income..............................                           509,340                  509,340
  Purchase of treasury stock..............                                     $(105,011)    (105,011)
  Contributions from stockholders.........             605,720                                605,720
  Distributions to stockholders...........                          (470,839)                (470,839)
                                             ----     --------    ----------   ---------   ----------
BALANCE, DECEMBER 31, 1995................    850      664,203       569,288    (105,011)   1,129,330
  Net income..............................                           438,825                  438,825
  Distributions to stockholders...........                          (227,984)                (227,984)
                                             ----     --------    ----------   ---------   ----------
BALANCE, DECEMBER 31, 1996................    850      664,203       780,129    (105,011)   1,340,171
  Net income..............................                           572,313                  572,313
  Issuance of common stock................     23          427                                    450
  Contributions from stockholders.........               8,540                                  8,540
  Distributions to stockholders...........                          (274,014)                (274,014)
                                             ----     --------    ----------   ---------   ----------
BALANCE, OCTOBER 31, 1997.................    873      673,170     1,078,428    (105,011)   1,647,460
  Net income (unaudited)..................                           278,594                  278,594
  Distributions to stockholders
     (unaudited)..........................                           (17,102)                 (17,102)
                                             ----     --------    ----------   ---------   ----------
BALANCE, MARCH 31, 1998 (unaudited).......   $873     $673,170    $1,339,920   $(105,011)  $1,908,952
                                             ====     ========    ==========   =========   ==========

                  See notes to combined financial statements.

                     ADVANCED ROOFING, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                       FOR THE       FOR THE FIVE-MONTH
                                                                 FOR THE YEAR         TEN-MONTH         PERIODS ENDED
                                                              ENDED DECEMBER 31,     PERIOD ENDED         MARCH 31,
                                                             ---------------------   OCTOBER 31,    ---------------------
                                                               1995        1996          1997         1997        1998
                                                             ---------   ---------   ------------   ---------   ---------
                                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................................  $ 509,340   $ 438,825    $ 572,313     $   1,670   $ 278,594
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization..........................    165,951     261,092      282,161       138,505     146,283
    (Gain) loss on disposal of assets......................                 (8,482)      19,785         3,994
    Changes in assets and liabilities:
      Contracts receivable.................................    323,295    (920,195)     413,698      (660,857)   (470,967)
      Costs and estimated earnings in excess of billings...   (670,589)    574,033     (244,389)      (40,743)   (168,054)
      Other current assets.................................      7,499     (72,082)      43,535        28,043     (48,766)
      Accounts due from affiliates.........................                            (181,013)         (553)    (31,799)
      Accounts payable.....................................    372,980       8,655     (456,495)      126,448     127,339
      Accrued workers' compensation and other accrued
        expenses...........................................    130,336     (32,493)       8,069       339,554     179,320
      Billings in excess of costs and estimated earnings...   (159,124)    165,500       (9,400)      241,100      93,500
                                                             ---------   ---------    ---------     ---------   ---------
        Net cash provided by operating activities..........    679,688     414,853      448,264       177,161     105,450
                                                             ---------   ---------    ---------     ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment......................   (873,937)   (599,376)    (625,525)     (112,463)    (34,091)
  Proceeds from the sale of equipment......................                  8,000        3,500
                                                             ---------   ---------    ---------     ---------   ---------
        Net cash used in investing activities..............   (873,937)   (591,376)    (622,025)     (112,463)    (34,091)
                                                             ---------   ---------    ---------     ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of long-term debt.............    434,070     446,191      350,240                    44,033
  Payments of long-term debt...............................   (293,818)   (172,464)    (237,857)     (124,800)   (144,665)
  Net borrowings on note payable to bank...................                250,000      150,000                    45,000
  Borrowings from related parties..........................                             100,000
  Payments on borrowings from related parties..............     (8,865)    (54,296)     (41,850)
  Contributions from stockholders..........................    401,220                    8,540         8,540
  Distributions to stockholders............................   (266,339)   (227,984)    (274,014)                  (17,102)
                                                             ---------   ---------    ---------     ---------   ---------
        Net cash provided by (used in) financing
          activities.......................................    266,268     241,447       55,059      (116,260)    (72,734)
                                                             ---------   ---------    ---------     ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......     72,019      64,924     (118,702)      (51,562)     (1,375)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.............    192,983     265,002      329,926       145,465     211,224
                                                             ---------   ---------    ---------     ---------   ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD...................  $ 265,002   $ 329,926    $ 211,224     $  93,903   $ 209,849
                                                             ---------   ---------    ---------     ---------   ---------
SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest...................................  $  24,052   $  80,198    $  99,527     $  37,093   $  59,871
                                                             =========   =========    =========     =========   =========
NONCASH FINANCING ACTIVITY:
  During 1995, the Company issued notes payable in the
    amount of $105,011 in exchange for ten shares of common
    stock.
  During 1995, the Company distributed property with a book
    value of $204,500 to the stockholders.
  During 1995, the Company's stockholders contributed
    property with a book value of $204,500 to the Company.

                  See notes to combined financial statements.

                     ADVANCED ROOFING, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
        FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 1996,
                FOR THE TEN-MONTH PERIOD ENDED OCTOBER 31, 1997,
    AND FOR THE FIVE-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

1. GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     General -- The accompanying combined financial statements include the accounts of Advanced Roofing, Inc., Advanced Leasing, Inc., K&M Warehouse, Inc. and Hi-Rise Crane, Inc. (collectively referred to herein as the "Company"), all of which are under common ownership and common management and are presented on a combined basis since they are managed as one entity. The Company operates as a provider of comprehensive roofing services to commercial, industrial, manufacturing, construction and government customers. The work is generally performed under fixed-price contracts. The length of the Company's contracts varies, but generally are less than one year. The Company's principal offices are located in Fort Lauderdale, Florida and the majority of the Company's business is transacted with customers in Florida.

     The following represents the components of the Company's capital accounts at October 31, 1997:

                                                                         ADDITIONAL
                                            PAR      SHARES     COMMON    PAID-IN     TREASURY
COMPANY NAME                               VALUE   AUTHORIZED   STOCK     CAPITAL      STOCK
------------                               -----   ----------   ------   ----------   --------
Advanced Roofing, Inc....................  $   1     1,000       $100     $    400    $105,011
Advanced Leasing, Inc....................      1     1,000        500      499,500
K&M Warehouse, Inc.......................      1       500        250      164,303
Hi-Rise Crane, Inc.......................   0.50     1,000         23        8,967
                                                                 ----     --------    --------
          Total at October 31, 1997......                        $873     $673,170    $105,011
                                                                 ====     ========    ========

     The Hi-Rise Crane, Inc. shares were issued during the ten-month period ended October 31, 1997 and were the only shares issued by any of the entities since December 31, 1994.

     Principles of Combination -- The combined financial statements include the accounts of Advanced Roofing, Inc., Advanced Leasing, Inc., K&M Warehouse, Inc. and Hi-Rise Crane, Inc. All significant intercompany balances and transactions have been eliminated in combination.

     Interim Financial Information -- The interim financial statements as of March 31, 1998 and for the five months ended March 31, 1997 and 1998 are unaudited and certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position, results of operations, and cash flows with respect to the interim financial statements have been included. The results of operations for the interim period are not necessarily indicative of the results for an entire fiscal year.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Contract Receivables -- The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of contract receivables that become uncollectible could differ from those estimated.

                     ADVANCED ROOFING, INC. AND AFFILIATES

     Credit Policy -- In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, state and local governments and local companies whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. Credit checks are performed for significant new customers that are not known to the Company. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

     Inventories -- Inventories consist primarily of materials and supplies and are valued at the lower of first-in, first-out cost or market.

     Property and Equipment -- Property and equipment are stated at cost less accumulated depreciation. Property and equipment are reviewed for impairment and a provision recorded, if necessary, whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation and amortization are recorded using the straight-line method over the estimated useful lives of the related assets. Depreciation and amortization are provided over the following estimated useful lives:

Buildings and improvements.................................  30 to 39 years
Office equipment...........................................   5 to  7 years
Service equipment and vehicles.............................   5 to  7 years

     Warranties -- The Company provides for future estimated warranty obligations in the period in which the related revenue is recognized.

     Revenue and Cost Recognition -- Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, and tools. Selling, general, and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from the percentage of completion calculation for purposes of determining profits earned on uncompleted contracts.

     Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

     The asset, "Costs and estimated earnings in excess of billings" on uncompleted contracts, represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings" on uncompleted contracts, represents billings in excess of revenues recognized.

     Income Taxes -- The Company is an S Corporation for federal income tax purposes. Accordingly, the current taxable income of the Company is taxable to the shareholders who are responsible for the payment of taxes thereon. The tax basis of assets and liabilities of the Company differ from the financial statement basis principally due to the use of the completed contract method of reporting revenues for income tax purposes and due to accelerated depreciation of assets for tax purposes.

     New Accounting Pronouncements -- In June 1997, SFAS No. 130, Reporting Comprehensive Income, was issued. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components

                     ADVANCED ROOFING, INC. AND AFFILIATES
of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that a company (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company has not determined the effects, if any, that SFAS No. 130 will have on its combined financial statements.

     Year-End Change -- During the ten-month period ended October 31, 1997 the Company changed its year-end to October 31.

2. CONTRACT RECEIVABLES

     Contract receivables consist of the following:

                                                              DECEMBER 31,   OCTOBER 31,
                                                                  1996          1997
                                                              ------------   -----------
Completed contracts:
  Current accounts..........................................   $  708,598    $  653,726
  Retention.................................................        2,500
                                                               ----------    ----------
                                                                  711,098       653,726
Contracts in progress:
  Current accounts..........................................      750,326       417,400
  Retention.................................................      153,100       129,700
                                                               ----------    ----------
Subtotal....................................................      903,426       547,100
                                                               ----------    ----------
Contract receivables........................................   $1,614,524    $1,200,826
                                                               ==========    ==========

3. PROPERTY AND EQUIPMENT

     Property, plant and equipment consist of the following as of:

                                                              DECEMBER 31,   OCTOBER 31,
                                                                  1996          1997
                                                              ------------   -----------
Land........................................................   $  151,498    $  151,498
Buildings and improvements..................................      677,807       754,438
Office equipment............................................      132,455       132,455
Service equipment and vehicles..............................    1,878,035     2,404,094
                                                               ----------    ----------
                                                                2,839,795     3,442,485
Less accumulated depreciation...............................      985,299     1,267,460
                                                               ----------    ----------
                                                               $1,854,496    $2,175,025
                                                               ==========    ==========

                     ADVANCED ROOFING, INC. AND AFFILIATES

4. CONTRACTS IN PROGRESS

     Information relative to contracts in progress is summarized as follows:

                                                              DECEMBER 31,   OCTOBER 31,
                                                                  1996          1997
                                                              ------------   -----------
Costs incurred on uncompleted contracts.....................   $2,601,836    $1,759,125
Estimated earnings..........................................      756,100       558,000
                                                               ----------    ----------
          Total.............................................    3,357,936     2,317,125
Less billings to date.......................................    3,384,600     2,090,000
                                                               ----------    ----------
          Net (over) under billings.........................   $  (26,664)   $  227,125
                                                               ==========    ==========

     Included in the accompanying balance sheets under the following captions:

                                                              DECEMBER 31,   OCTOBER 31,
                                                                  1996          1997
                                                              ------------   -----------
Costs and estimated earnings in excess of billings..........    $138,836      $383,225
Billings in excess of costs and estimated earnings..........     165,500       156,100
                                                                --------      --------
          Total.............................................    $(26,664)     $227,125
                                                                ========      ========

5. 401(K) PROFIT SHARING PLAN

     The Company has a 401(k) profit sharing plan covering substantially all employees. Each year, participants may contribute up to 15% of pretax annual compensation, not to exceed $9,000 and $9,500 in 1996 and 1997, respectively, as defined in the plan. The Company shall contribute and allocate to each participant's account an amount equal to the amount withheld from the compensation of such participant pursuant to his or her salary savings agreement. Discretionary matching amounts may be contributed at the Company's option, not to exceed 25% of the participant's contributions. The Company's contributions were $44,979, $30,839, and $25,931 for the years ended December 31, 1995 and 1996 and the ten-month period ended October 31, 1997, respectively.

6. RELATED PARTY TRANSACTIONS

     During 1995, the Company entered into an agreement to purchase ten shares of issued and outstanding common stock of Advanced Roofing, Inc. from the spouse of a deceased former shareholder under the terms of a Stockholders' Agreement dated January 16, 1992. In exchange for the stock, the Company issued notes payable in the amount of $105,011. The notes bear an interest rate of 10% and are payable in twenty-four equal monthly installments of $4,846 from 1995 through 1997. The amounts payable under the Stockholders' Agreement was $41,850 at December 31, 1996. No amount was outstanding at October 31, 1997.

     During 1997, the Company borrowed $100,000 from a relative of one of the Company's shareholders. The note bears an interest rate of 10%; interest is payable monthly with the principal payable in a lump-sum payment in 1998. The note is secured by an airplane and related equipment owned by one of the Company's shareholders and guaranteed by that same shareholder.

     During the ten-month period ended October 31, 1997, the Company made cash advances to certain affiliates totaling $181,013. The entire balance was outstanding at October 31, 1997.

                     ADVANCED ROOFING, INC. AND AFFILIATES

7. LONG-TERM DEBT

     A summary of long-term debt is as follows:

                                                              DECEMBER 31,   OCTOBER 31,
                                                                  1996          1997
                                                              ------------   -----------
Mortgage note bearing an annual interest rate of 10%,
  interest and principal payable in equal monthly
  installments of $5,286 from 1995 through 2005; secured by
  certain real estate.......................................    $362,186      $338,705
Mortgage note bearing an annual interest rate of 9%,
  interest and principal payable in equal monthly
  installments of $1,282 from 1994 through 2003; secured by
  certain real estate.......................................      77,631        70,389
Various equipment and automobile notes bearing interest
  rates ranging from 7.75% to 9.00%, interest and principal
  payable in equal monthly payments due from 1995 through
  2000; secured by certain equipment and automobiles........     393,873       536,975
                                                                --------      --------
          Total long-term debt..............................     833,690       946,069
Less current portion........................................     245,225       296,354
                                                                --------      --------
          Long-term debt, net of current portion............    $588,465      $649,715
                                                                ========      ========

     The annual aggregate maturities of long-term debt are as follows:

OCTOBER 31,
-----------
1998........................................................  $296,354
1999........................................................   236,167
2000........................................................   138,197
2001........................................................    53,989
2002........................................................    59,508
Thereafter..................................................   161,854
                                                              --------
          Total.............................................  $946,069
                                                              ========

8. NOTE PAYABLE TO BANK

     The Company has a revolving credit facility with a financial institution for direct borrowings, bearing one percentage point above the lender's prime interest rate (8.5% and 8.25% for 1997 and 1996, respectively) and maturing in yearly intervals, with the next maturity date of April 26, 1998. The credit facility is generally renewed annually and is guaranteed by the stockholders and secured by substantially all of Advanced Roofing, Inc.'s assets. Amounts payable under the revolving credit facility were $250,100 and $400,100 at December 31, 1996 and October 31, 1997, respectively.

9. MAJOR CUSTOMERS

     At October 31, 1997, $89,498 was due from one customer of the Company. For the ten-month period ended October 31, 1997, sales of 21% of total sales were made to this customer.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, contract receivables, accounts and notes payable, debt and capitalized lease obligations. The carrying value of these financial instruments approximates fair value because of their short duration or current interest rates. The Company places its

                     ADVANCED ROOFING, INC. AND AFFILIATES
temporary cash investments with financial institutions and limits the amount of credit exposure with any one financial institution. The carrying value of debt and capitalized lease obligations approximates their fair value based on current rates for borrowings of similar quality and terms.

     Other financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of contract receivables. The Company's customers are concentrated in the Florida market. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base.

11. COMMITMENTS AND CONTINGENCIES

     The Company is party to various litigation matters involving routine claims incidental to the business of the Company. Although the ultimate outcome cannot presently be determined with certainty, the Company believes, with advice from its legal counsel, that the ultimate liability associated with such claims, if any, will not have a material adverse effect on the Company's financial position or results of operations.

12. SUBSEQUENT EVENT


     On May 20, 1998, the Company signed a stock purchase agreement with General Roofing Services, Inc. ("GRS") whereby GRS will acquire the Company for a combination of cash and common shares of GRS concurrent with the consummation of an initial public offering of the common stock of GRS, subject to certain conditions including the consummation of the Offering. The assets and operations related to K&M Warehouse, Inc. and Hi-Rise Crane, Inc. ("Hi-Rise"), together with certain portions of Advanced Leasing, Inc. (consisting primarily of the assets related to Hi-Rise) will not be acquired in connection with the proposed transaction with GRS.


     Additionally, in January 1998, one of the Company's stockholders relinquished control of Hi-Rise. In connection therewith, 45% of Hi-Rise's stock was transferred to an unrelated third party and 10% of the stock was transferred to an officer of the Company.

                                *  *  *  *  *  *

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Blackmore and Buckner Roofing, Inc.:

     We have audited the accompanying balance sheet of Blackmore and Buckner Roofing, Inc. (the "Company") as of December 31, 1997, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 1997 financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Atlanta, Georgia
April 23, 1998
(May 12, 1998 as to Note 11)

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Blackmore and Buckner Roofing, Inc.:

     We have audited the accompanying balance sheet of Blackmore and Buckner Roofing, Inc. (the "Company") as of December 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1996 and December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the above-mentioned financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          BLUE & CO., LLC

Indianapolis, Indiana
January 29, 1997

                      BLACKMORE AND BUCKNER ROOFING, INC.

                                 BALANCE SHEETS

                                                            DECEMBER 31,   DECEMBER 31,    MARCH 31,
                                                                1996           1997          1998
                                                            ------------   ------------   -----------
                                                                                          (UNAUDITED)
                                               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............................   $   66,884     $  238,524    $  246,957
  Contract receivables....................................    2,453,687      1,532,800       778,602
  Cost and estimated earnings in excess of billings.......       66,993        233,135       271,678
  Inventories.............................................       83,327         80,208        75,734
  Prepaid expenses and other current assets...............       13,460         20,060        24,480
                                                             ----------     ----------    ----------
          Total current assets............................    2,684,351      2,104,727     1,397,451
PROPERTY AND EQUIPMENT, NET...............................      334,096        361,396       342,734
OTHER ASSETS..............................................       72,213         85,250        90,168
                                                             ----------     ----------    ----------
                                                             $3,090,660     $2,551,373    $1,830,353
                                                             ==========     ==========    ==========

                                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable........................................   $  586,427     $  345,532    $  291,104
  Accrued payroll and withholdings........................      363,581        323,391       159,644
  Accrued expenses........................................      200,189        131,081        95,332
  Billings in excess of costs and estimated earnings......      497,601        362,752       122,156
  Current maturities of long-term debt....................       19,286         22,645        22,838
                                                             ----------     ----------    ----------
          Total current liabilities.......................    1,667,084      1,185,401       691,074
LONG-TERM DEBT, net of current portion....................       58,610         85,073        76,912
                                                             ----------     ----------    ----------
          Total liabilities...............................    1,725,694      1,270,474       767,986
                                                             ----------     ----------    ----------
STOCKHOLDERS' EQUITY:
  Common stock, $1 stated value, 40,000 shares authorized,
     37,851, 29,014 and 29,014 shares issued,
     respectively.........................................       37,851         29,014        29,014
  Additional paid-in capital..............................      501,265        370,352       370,352
  Retained earnings.......................................      880,600        881,533       663,001
  Treasury stock, 4,716 shares in 1996....................      (54,750)
                                                             ----------     ----------    ----------
          Total stockholders' equity......................    1,364,966      1,280,899     1,062,367
                                                             ----------     ----------    ----------
                                                             $3,090,660     $2,551,373    $1,830,353
                                                             ==========     ==========    ==========

                       See notes to financial statements.

                      BLACKMORE AND BUCKNER ROOFING, INC.

                            STATEMENTS OF OPERATIONS

                                                                                THREE MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,                MARCH 31,
                                       ------------------------------------   -----------------------
                                          1995         1996         1997         1997         1998
                                       ----------   ----------   ----------   ----------   ----------
                                                                                    (UNAUDITED)
CONTRACT AND SERVICE
  REVENUES EARNED....................  $7,210,134   $7,704,410   $7,738,719   $1,401,394   $1,061,435
COST OF CONTRACT AND SERVICE REVENUES
  EARNED.............................   5,794,958    5,948,466    6,320,994    1,273,060      896,081
                                       ----------   ----------   ----------   ----------   ----------
GROSS PROFIT.........................   1,415,176    1,755,944    1,417,725      128,334      165,354
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................   1,161,527    1,326,300    1,219,461      205,840      215,422
                                       ----------   ----------   ----------   ----------   ----------
INCOME (LOSS) FROM OPERATIONS........     253,649      429,644      198,264      (77,506)     (50,068)
OTHER INCOME (EXPENSE):
  Interest income....................       2,518       11,306       17,331                     5,559
  Interest expense...................     (12,433)      (8,438)      (6,958)      (1,557)      (3,108)
  Other income (expense), net........      15,879       (1,025)       6,016       (1,357)      (2,646)
                                       ----------   ----------   ----------   ----------   ----------
          NET INCOME (LOSS)..........  $  259,613   $  431,487   $  214,653   $  (80,420)  $  (50,263)
                                       ==========   ==========   ==========   ==========   ==========

                       See notes to financial statements.

                      BLACKMORE AND BUCKNER ROOFING, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                         COMMON STOCK     ADDITIONAL    TREASURY STOCK
                                       ----------------    PAID-IN     -----------------   RETAINED
                                       SHARES   AMOUNT     CAPITAL     SHARES    AMOUNT    EARNINGS      TOTAL
                                       ------   -------   ----------   ------   --------   ---------   ----------
BALANCES, JANUARY 1, 1995............  37,851   $37,851   $ 501,265     4,716   $(54,750)  $ 404,878   $  889,244
  Distributions to shareholders......                                                        (71,240)     (71,240)
  Net income.........................                                                        259,613      259,613
                                       ------   -------   ---------    ------   --------   ---------   ----------
BALANCES, DECEMBER 31, 1995..........  37,851    37,851     501,265     4,716    (54,750)    593,251    1,077,617
  Distributions to stockholders......                                                       (144,138)    (144,138)
  Net income.........................                                                        431,487      431,487
                                       ------   -------   ---------    ------   --------   ---------   ----------
BALANCES, DECEMBER 31, 1996..........  37,851    37,851     501,265     4,716    (54,750)    880,600    1,364,966
  Purchase of treasury stock.........                                   4,121    (85,000)                 (85,000)
  Distributions to stockholders......                                                       (213,720)    (213,720)
  Retirement of treasury stock.......  (8,837)   (8,837)   (130,913)   (8,837)   139,750
  Net income.........................                                                        214,653      214,653
                                       ------   -------   ---------    ------   --------   ---------   ----------
BALANCES, DECEMBER 31, 1997..........  29,014    29,014     370,352                          881,533    1,280,899
  Net loss (unaudited)...............                                                        (50,263)     (50,263)
  Distributions to stockholders
    (unaudited)......................                                                       (168,269)    (168,269)
                                       ------   -------   ---------    ------   --------   ---------   ----------
BALANCES, MARCH 31, 1998
  (unaudited)........................  29,014   $29,014   $ 370,352                        $ 663,001   $1,062,367
                                       ======   =======   =========    ======   ========   =========   ==========

                       See notes to financial statements.

                      BLACKMORE AND BUCKNER ROOFING, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                   THREE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,               MARCH 31,
                                           -----------------------------------   ----------------------
                                             1995         1996         1997         1997        1998
                                           ---------   -----------   ---------   ----------   ---------
                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................  $ 259,613   $   431,487   $ 214,653   $  (80,420)  $ (50,263)
  Adjustments to reconcile net income
    (loss) to net cash provided by (used
    in) operating activities:
    Depreciation.........................     99,120        82,321      88,776       20,197      18,662
    Gain on disposal of assets...........     (9,807)         (900)
    Life insurance premiums paid in
       excess of increase in cash
       surrender value of officers' life
       insurance.........................                     (576)     (2,456)      (2,139)     (2,273)
    Changes in operating assets and
       liabilities:
       Contract receivables..............    191,137    (1,275,210)    920,887    1,090,507     754,198
       Costs and estimated earnings in
         excess of billings..............     53,936       (47,297)   (166,142)     (74,990)    (38,543)
       Inventories.......................     11,425        25,158       3,119        2,532       4,474
       Other current assets..............    (16,540)       17,813      (6,600)      (3,172)     (4,420)
       Accounts payable and accrued
         expenses........................    (27,979)      360,925    (350,193)    (440,773)   (253,924)
       Billings in excess of costs and
         estimated earnings..............   (209,658)      270,778    (134,849)      34,785    (240,596)
                                           ---------   -----------   ---------   ----------   ---------
         Net cash provided by (used in)
            operating activities.........    351,247      (135,501)    567,195      546,527     187,315
                                           ---------   -----------   ---------   ----------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment....    (85,519)      (19,071)   (116,076)      (9,849)
  Proceeds from sale of property and
    equipment............................     13,473           900
  Increase in cash surrender value of
    officers' life insurance.............     (9,906)      (10,581)    (10,581)      (2,495)     (2,645)
                                           ---------   -----------   ---------   ----------   ---------
         Net cash used in investing
            activities...................    (81,952)      (28,752)   (126,657)     (12,344)     (2,645)
                                           ---------   -----------   ---------   ----------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of long-term debt...........    (19,414)      (20,222)    (20,178)      (5,135)     (7,968)
  Distributions to stockholders..........    (71,240)     (144,138)   (213,720)    (120,396)   (168,269)
  Purchase of treasury stock.............                              (35,000)
                                           ---------   -----------   ---------   ----------   ---------
         Net cash used in financing
            activities...................    (90,654)     (164,360)   (268,898)    (125,531)   (176,237)
                                           ---------   -----------   ---------   ----------   ---------
         NET INCREASE (DECREASE) IN CASH
            AND CASH EQUIVALENTS.........    178,641      (328,613)    171,640      408,652       8,433
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD.................................    216,856       395,497      66,884       66,884     238,524
                                           ---------   -----------   ---------   ----------   ---------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD.................................  $ 395,497   $    66,884   $ 238,524   $  475,536   $ 246,957
                                           =========   ===========   =========   ==========   =========
Cash payments for:
  Interest...............................  $  12,433   $     8,438   $   6,958   $    1,557   $   3,108
                                           =========   ===========   =========   ==========   =========

                       See notes to financial statements.

                      BLACKMORE AND BUCKNER ROOFING, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     General -- Blackmore and Buckner Roofing, Inc. (the "Company") is a roofing contractor headquartered in Indianapolis, Indiana. The principal activities of the Company include installing commercial and residential roofing, repair work on existing and newly constructed buildings, and metal fabrication. The Company performs these construction activities primarily in Indiana for commercial enterprises.

     A majority of the Company's hourly employees are covered by collective bargaining agreements, which expire May 31, 1998 and May 31, 1999.

     Interim Financial Information -- The interim financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited and certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position, results of operations, and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim period are not necessarily indicative of the results for an entire fiscal year.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Contract Receivables -- The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of contract receivables that become uncollectible could differ from those estimated.

     Credit Policy -- In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, local school districts, and well-known companies whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. Credit checks are performed for significant new customers that are not known to the Company. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

     Inventories -- Inventories consist primarily of materials and supplies and are valued at the lower of cost, using the first-in, first-out method, or market.

     Property and Equipment -- Property and equipment is stated at cost less accumulated depreciation. Property and equipment are reviewed for impairment and a provision is provided, if necessary, whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation is recorded using the straight-line method over the estimated useful life of the related assets. Depreciation is provided over the following estimated useful lives:

Buildings...................................................  10-31 years
Shop and general equipment..................................    2-7 years
Office equipment............................................   5-10 years
Trucks, trailers and vehicles...............................    3-5 years
Fabrication equipment.......................................     10 years

                      BLACKMORE AND BUCKNER ROOFING, INC.

     Warranties -- The Company provides for future estimated warranty obligations in the period in which the related revenue is recognized.

     Revenue and Cost Recognition -- The Company performs repair work under time-and-material contracts and installation work generally under fixed-price contracts. Revenues from time-and-material contracts are recognized currently as the work is performed. Revenue from fixed price contracts is recognized under the percentage-of-completion method measured by the ratio of contract costs incurred to date to estimated total contract costs.

     Contract costs include all direct material and labor costs and those indirect costs relating to contract performance such as indirect labor, supplies and tools. Selling, general and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project, which are not reflective of effort, are excluded from the percentage of completion calculation for purposes of determining profits on uncompleted contracts.

     Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of work are reflected in the period in which the facts requiring the revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

     The asset, "Costs and estimated earnings in excess of billings," represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings," represents billings in excess of revenues recognized on uncompleted contracts.

     Income Taxes -- The Company is an S Corporation for federal income tax purposes. The current taxable income of the Company is taxable to the shareholders who are responsible for the payment of taxes thereon. Accordingly, the accompanying financial statements do not include any provision for federal and state income taxes.

     New Accounting Pronouncement -- Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standard No. 130, Reporting Comprehensive Income. There are no significant differences between comprehensive income and net income as reported in the Company's Statements of Operations.

     Reclassification -- Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform to the 1997 presentation.

2. CONTRACT RECEIVABLES

     Contract receivables include the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
Completed contracts:
  Current accounts..........................................  $  593,996   $  851,246
Contracts in progress:
  Current accounts..........................................   1,766,182      526,072
  Retention.................................................      93,509      155,482
                                                              ----------   ----------
                                                              $2,453,687   $1,532,800
                                                              ==========   ==========

                      BLACKMORE AND BUCKNER ROOFING, INC.

3. CONTRACTS IN PROGRESS

     Information relative to contracts in progress, earnings thereon and related billings includes the following:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
Costs incurred on uncompleted contracts.....................  $ 3,103,306   $ 3,563,178
Estimated earnings..........................................      884,365       477,665
                                                              -----------   -----------
Total.......................................................    3,987,671     4,040,843
Less: billings to date......................................   (4,418,279)   (4,170,460)
                                                              -----------   -----------
          Net over billings.................................  $  (430,608)  $  (129,617)
                                                              ===========   ===========

     Included in the accompanying balance sheets under the following captions:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1996        1997
                                                              ---------   ---------
Costs and estimated earnings in excess of billings..........  $  66,993   $ 233,135
Billings in excess of costs and estimated earnings..........   (497,601)   (362,752)
                                                              ---------   ---------
          Total.............................................  $(430,608)  $(129,617)
                                                              =========   =========

4. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
Land........................................................  $   107,381   $   107,381
Buildings...................................................      351,657       351,657
Shop and general equipment..................................      431,954       468,685
Office equipment............................................      114,297       138,841
Trucks, trailers and vehicles...............................      333,967       372,567
Fabrication equipment.......................................      143,459       159,660
                                                              -----------   -----------
                                                                1,482,715     1,598,791
Accumulated depreciation....................................   (1,148,619)   (1,237,395)
                                                              -----------   -----------
                                                              $   334,096   $   361,396
                                                              ===========   ===========

                      BLACKMORE AND BUCKNER ROOFING, INC.

5. LONG-TERM DEBT

     A summary of long-term debt is as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
Note payable to bank under equipment line-of-credit due
  October 2000 bears interest at prime plus 1 1/4% (9.5% and
  9.75% at December 31, 1996 and 1997, respectively) Note is payable in monthly principal payments of $744 plus
  interest..................................................  $    34,226   $    27,120

Note payable to U.S. Small Business Administration due
  October 2003 bears interest at 5.2%. Note is payable in
  monthly payments of $560 of principal and interest........       38,151        33,313

Note payable to former stockholder due August 2002 bears
  interest at 8.5%. Note is payable in monthly payments of
  $1,026 of principal and interest..........................                     47,285

Note payable to former stockholder repaid in 1997...........        5,519
                                                              -----------   -----------
                                                                   77,896       107,718
Current maturities..........................................      (19,286)      (22,645)
                                                              -----------   -----------
                                                              $    58,610   $    85,073
                                                              ===========   ===========

     Aggregate annual maturities of long-term debt for the years ending December 31, are as follows:

1998........................................................  $ 22,645
1999........................................................    23,679
2000........................................................    25,130
2001........................................................    17,075
2002........................................................    14,253
Thereafter..................................................     4,936
                                                              --------
                                                              $107,718
                                                              ========

     The Company has a $500,000 line-of-credit with a bank which is available for its current working capital needs, through July 1998, and a $85,000 line-of-credit to be used for capital expenditures. No amounts were outstanding under the working capital line of credit at December 31, 1996 and 1997. The Company had outstanding borrowings of $34,226 and $27,120 under the equipment line of credit at December 31, 1996 and 1997, respectively. These credit facilities require monthly interest payments at the bank's prime rate (8.25% and 8.5% at December 31, 1996 and December 31, 1997, respectively) plus 3/4% and
1 1/4%, respectively.

     The credit facilities are secured by contract receivables, equipment, and mortgages on certain commercial properties, and are personally guaranteed by several of the Company's stockholders. The loan agreements place restrictive covenants on the Company, including maintenance of certain collateral ratios, a specified minimum amount of working capital and net worth, as defined. The credit facilities also contain acceleration clauses in the event the Company enters into a merger agreement or a transfer of ownership occurs. The note payable to the U.S. Small Business Administration is secured under the same terms as the line-of-credit facilities.

                      BLACKMORE AND BUCKNER ROOFING, INC.

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, contract receivables, accounts and notes payable and debt. The carrying value of these financial instruments approximates fair value because of their short duration or current interest rates. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure with any one financial institution. The carrying value of debt obligations approximates their fair value based on current rates for borrowings of similar quality and terms.

     Other financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist primarily of contract receivables. The Company's customers are concentrated in the Indiana market. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base.

7. MAJOR CUSTOMERS

     At December 31, 1996 and 1997, 51% and 28% of contract receivables, respectively, were due from two customers of the Company. For the years ended December 31, 1995, 1996 and 1997, sales of 27%, 41% and 26%, respectively, of total sales were made to two customers of the Company.

8. PENSION PLANS

     Substantially all of the Company's nonmanagement employees are covered by collective bargaining agreements. The Company's contributions to various union-sponsored multi-employer pension plans were $113,492, $159,631 and $214,842 in 1995, 1996 and 1997, respectively. Information on the Company's portion of the accumulated plan benefits and the plans' net assets, if any, is not determinable. Under the Employee Retirement Income Security Act of 1974, as amended in 1980, an employer, upon withdrawing from a multi-employer pension plan, is obligated for its proportionate share of the plan's unfunded vested benefits. The Company has no intention of withdrawing from the plans.

     In 1990, the Company adopted a Simplified Employee Pension ("SEP") plan which covers all non-union employees who meet certain age and employment criteria. Contributions to the plan are at the discretion of the Board of Directors. The Company's liability for benefits is limited to the amount funded to the plan. Contributions to the SEP plan were $92,371, $99,077 and $112,023 in 1995, 1996 and 1997, respectively.

9. STOCKHOLDERS' EQUITY

     Common Stock -- At December 31, 1996 and 1997, the Company's common stock consists of 40,000 shares authorized ($1 stated value), 37,851 and 29,014 shares issued and outstanding, respectively, including shares held in treasury. All common shares have equal voting, dividend, participation and liquidation rights.

     Treasury Stock -- The Company purchased 4,121 shares of common stock on August 1, 1997 for $85,000. The Company paid cash of $35,000 and issued a note payable to a former stockholder in the amount of $50,000.

     On December 31, 1997, the Company retired 8,837 shares of treasury stock at a cost of $139,750. The shares were originally issued at one dollar per share. Additional paid-in capital was reduced for the amount in excess of the original $8,837 purchase price of the common stock, or $130,913.

10. CONTINGENCY

     The Company is currently involved in arbitration to recover costs incurred in connection with a warranty replacement. Although it is not possible to predict the outcome of the arbitration, in the opinion of

                      BLACKMORE AND BUCKNER ROOFING, INC.

management, resolution will not have a material effect on the financial position, results of operations or cash flows of the Company.

11. SUBSEQUENT EVENT

     On May 12, 1998, the Company signed a stock purchase agreement with General Roofing Services, Inc. ("GRS") whereby GRS will acquire the Company for a combination of cash and common shares of GRS concurrent with the consummation of an initial public offering of the common stock of GRS, subject to certain conditions including consummation of the offering.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
  Register Contracting Company, Inc.:

     We have audited the accompanying balance sheets of Register Contracting Company, Inc. (the "Company"), as of September 30, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Register Contracting Company, Inc. as of September 30, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Jacksonville, Florida
October 31, 1997
(May 8, 1998 as to Note 11)

                       REGISTER CONTRACTING COMPANY, INC.

                                 BALANCE SHEETS

                                                                  SEPTEMBER 30,
                                                             -----------------------    MARCH 31,
                                                                1996         1997         1998
                                                             ----------   ----------   -----------
                                                                                       (UNAUDITED)
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................  $  549,829   $  594,137   $  489,396
  Contract receivables, net of an allowance for doubtful
     accounts of $20,916, $20,916, and $35,916,
     respectively..........................................     612,910    1,139,133    1,342,682
  Costs and estimated earnings in excess of billings.......     109,739       15,352      116,654
  Due from related parties.................................     122,619      103,412       85,223
  Inventories..............................................      73,981       71,079       88,165
  Prepaid expenses and other current assets................      20,276       35,670       33,622
  Deferred tax assets......................................                    2,862
                                                             ----------   ----------   ----------
          Total current assets.............................   1,498,354    1,961,645    2,155,742
PROPERTY AND EQUIPMENT, net................................     438,530      476,332      549,253
OTHER ASSETS...............................................      22,000       46,000       46,000
                                                             ----------   ----------   ----------
          TOTAL............................................  $1,949,884   $2,483,977   $2,750,995
                                                             ==========   ==========   ==========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.........................................  $  551,941   $  540,846   $  590,038
  Accrued expenses.........................................     252,890      344,664      359,160
  Billings in excess of costs and estimated earnings.......      94,268      174,671      255,582
  Current portion of long-term debt........................      21,723       44,558       44,895
  Accrued bonuses..........................................                  213,684      145,000
  Income taxes payable.....................................       5,605      107,441
  Deferred tax liabilities.................................      93,929                    68,777
                                                             ----------   ----------   ----------
          Total current liabilities........................   1,020,356    1,425,864    1,463,452
LONG-TERM DEBT, net of current portion.....................      10,406       54,795      132,010
DEFERRED TAX LIABILITIES...................................      12,730       22,739       22,739
                                                             ----------   ----------   ----------
          Total............................................   1,043,492    1,503,398    1,618,201
                                                             ----------   ----------   ----------
COMMITMENTS AND CONTINGENCIES (Note 5)
STOCKHOLDERS' EQUITY:
  Common stock, $10 par value; 10,000 shares authorized;
     1902, 1992 and 1992 shares issued and outstanding.....      19,020       19,920       19,920
  Additional paid-in capital...............................      45,291       72,932       72,932
  Retained earnings........................................     842,081      887,727    1,039,942
                                                             ----------   ----------   ----------
          Total............................................     906,392      980,579    1,132,794
                                                             ----------   ----------   ----------
          TOTAL............................................  $1,949,884   $2,483,977   $2,750,995
                                                             ==========   ==========   ==========

                       See notes to financial statements.

                       REGISTER CONTRACTING COMPANY, INC.

                            STATEMENTS OF OPERATIONS

                                                                                 SIX MONTHS ENDED
                                            YEARS ENDED SEPTEMBER 30,                MARCH 31,
                                       ------------------------------------   -----------------------
                                          1995         1996         1997         1997         1998
                                       ----------   ----------   ----------   ----------   ----------
                                                                                    (UNAUDITED)
CONTRACT REVENUES EARNED.............  $6,532,709   $6,187,007   $6,831,850   $3,043,586   $4,169,021
COSTS OF CONTRACT REVENUES EARNED....   5,871,215    5,173,719    5,791,836    2,536,567    3,443,424
                                       ----------   ----------   ----------   ----------   ----------
GROSS PROFIT.........................     661,494    1,013,288    1,040,014      507,019      725,597
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................     591,763      803,940    1,002,174      431,272      516,888
                                       ----------   ----------   ----------   ----------   ----------
INCOME FROM OPERATIONS...............      69,731      209,348       37,840       75,747      208,709
OTHER INCOME (EXPENSE):
  Interest income....................       7,531       16,665       26,131        9,046       10,884
  Interest expense...................     (19,738)     (17,083)      (9,038)      (4,099)      (8,014)
  Other income.......................       3,100       67,337       73,267        6,872       12,275
                                       ----------   ----------   ----------   ----------   ----------
INCOME BEFORE INCOME TAXES...........      60,624      276,267      128,200       87,566      223,854
INCOME TAX PROVISION.................      18,848       88,730       82,554       56,042       71,639
                                       ----------   ----------   ----------   ----------   ----------
          NET INCOME.................  $   41,776   $  187,537   $   45,646   $   31,524   $  152,215
                                       ==========   ==========   ==========   ==========   ==========

                       See notes to financial statements.

                       REGISTER CONTRACTING COMPANY, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                 COMMON STOCK     ADDITIONAL
                                               ----------------    PAID-IN      RETAINED
                                               SHARES   AMOUNT     CAPITAL      EARNINGS      TOTAL
                                               ------   -------   ----------   ----------   ----------
BALANCE, OCTOBER 1, 1994.....................  1,800    $18,000                $  612,768   $  630,768
  Issuance of common stock...................    102      1,020    $45,291                      46,311
  Net income.................................                                      41,776       41,776
                                               -----    -------    -------     ----------   ----------
BALANCE, SEPTEMBER 30, 1995..................  1,902     19,020     45,291        654,544      718,855
  Net income.................................                                     187,537      187,537
                                               -----    -------    -------     ----------   ----------
BALANCE, SEPTEMBER 30, 1996..................  1,902     19,020     45,291        842,081      906,392
  Issuance of common stock...................     90        900     27,641                      28,541
  Net income.................................                                      45,646       45,646
                                               -----    -------    -------     ----------   ----------
BALANCE, SEPTEMBER 30, 1997..................  1,992     19,920     72,932        887,727      980,579
  Net income (Unaudited).....................                                     152,215      152,215
                                               -----    -------    -------     ----------   ----------
BALANCE, MARCH 31, 1998
  (Unaudited)................................  1,992    $19,920    $72,932     $1,039,942   $1,132,794
                                               =====    =======    =======     ==========   ==========

                       See notes to financial statements.

                       REGISTER CONTRACTING COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                   SIX MONTHS ENDED
                                                                 YEARS ENDED SEPTEMBER 30,            MARCH 31,
                                                              --------------------------------   --------------------
                                                                1995        1996       1997        1997        1998
                                                              ---------   --------   ---------   ---------   --------
                                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  41,776   $187,537   $  45,646   $  31,524   $152,215
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................     90,081     92,781      97,405      41,823     48,702
    Loss (gain) on disposal of assets.......................      5,803    (48,759)    (11,999)     (2,690)
    Deferred taxes..........................................     19,442     29,195     (86,782)     12,895     71,640
    Changes in operating assets and liabilities:
      Contract receivables, net.............................    247,563    145,671    (526,223)   (278,859)  (203,549)
      Costs and estimated earnings in excess billings.......    208,685    (88,686)     94,387     (66,400)  (101,302)
      Due from related parties..............................     (2,592)    (6,587)     26,290      18,268     18,189
      Inventories...........................................    (44,416)    (8,434)      2,902      (3,435)   (17,086)
      Other current assets..................................     36,129     (2,618)    (15,394)     (9,039)     2,048
      Accounts payable and accrued expenses.................   (345,147)    73,063      80,679     121,467     63,688
      Billings in excess of costs and estimated earnings....    125,032   (150,641)     80,403      36,176     80,911
      Accrued bonuses.......................................    (29,850)               213,684                (68,684)
      Income taxes payable..................................     (1,706)     5,605     101,836      50,437   (107,442)
                                                              ---------   --------   ---------   ---------   --------
        Net cash provided by (used in) operating
          activities........................................    350,800    228,127     102,834     (47,833)   (60,670)
                                                              ---------   --------   ---------   ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................    (51,762)  (106,760)    (60,331)    (59,000)  (121,623)
  Proceeds from sale of property and equipment..............                56,901      41,833       4,000
  Loans to related parties..................................   (100,000)    (3,242)    (19,377)
  Receipts on loans to related parties......................      7,138                 12,294
  Deposits..................................................                           (24,000)
                                                              ---------   --------   ---------   ---------   --------
        Net cash used in investing activities...............   (144,624)   (53,101)    (49,581)    (55,000)  (121,623)
                                                              ---------   --------   ---------   ---------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of long-term debt..............      1,500                             53,740    106,593
  Repayments of long-term debt..............................    (76,855)   (52,231)    (37,486)    (22,170)   (29,041)
  Repayment of loan to stockholders.........................    (34,023)   (15,318)
  Net change in line of credit..............................    140,750   (140,000)
  Proceeds from issuance of stock...........................     46,311                 28,541      28,541
                                                              ---------   --------   ---------   ---------   --------
        Net cash provided by (used in) financing
          activities........................................     77,683   (207,549)     (8,945)     60,111     77,552
                                                              ---------   --------   ---------   ---------   --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    283,859    (32,523)     44,308     (42,722)  (104,741)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................    298,493    582,352     549,829     549,829    594,137
                                                              ---------   --------   ---------   ---------   --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $ 582,352   $549,829   $ 594,137   $ 507,107   $489,396
                                                              =========   ========   =========   =========   ========
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING
  ACTIVITIES:
    Equipment acquired through non-cash financing...........              $ 25,008   $ 104,710
CASH PAYMENTS FOR:
  Interest..................................................  $  19,738   $ 17,083   $   9,038   $   4,098   $  8,012
  Taxes.....................................................                         $  55,000   $  12,500   $ 91,000

                       See notes to financial statements.

                       REGISTER CONTRACTING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     General -- Register Contracting Company, Inc. ("RCCI" or the "Company") was incorporated on September 15, 1981 and is engaged in the business of general contracting and commercial roofing throughout the southeastern United States with the majority of its contracts in Florida. The work is generally performed under fixed-price contracts. The lengths of the Company's contracts vary, but are typically less than one year.

     Interim Financial Information -- The interim financial statements as of March 31, 1998 and for the six months ended March 31, 1997 and 1998 are unaudited and certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position, results of operations, and cash flows with respect to the interim financial statements have been included. The results of operations for the interim period are not necessarily indicative of the results for an entire fiscal year.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Contract Receivables -- The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of contract receivables that become uncollectible could differ from those estimated.

     Credit Policy -- In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, state and local governments and well known local companies whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. Credit checks are performed for significant new customers that are not known to the Company. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

     Inventories -- Inventories consist primarily of materials and supplies and are valued at the lower of cost or market using the first-in, first-out method.

     Property and Equipment -- Property and equipment are stated at cost less accumulated depreciation. Property and equipment are reviewed for impairment and a provision recorded, if necessary, whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation is recorded using straight-line methods over the estimated useful lives of the related assets. Depreciation is provided over the following estimated useful lives:

Building improvements.......................................  15 to 39 years
Service equipment...........................................    5 to 7 years
Furniture and equipment.....................................    5 to 7 years
Computer equipment..........................................         5 years
Vehicles....................................................         5 years

     Warranties -- The Company provides for future estimated warranty obligations in the period in which the related revenue is recognized.

                       REGISTER CONTRACTING COMPANY, INC.

     Revenue and Cost Recognition -- Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, and tools. Selling, general, and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from the percentage of completion calculation for purposes of determining profits earned on uncompleted contracts.

     Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

     The asset, "Costs and estimated earnings in excess of billings" on uncompleted contracts, represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings" on uncompleted contracts, represents billings in excess of revenues recognized.

     Income Taxes -- The Company reports income taxes pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred tax assets and liabilities represent the future tax consequences of those differences. Deferred taxes are also recognized for operating losses and tax credits that are available to offset future taxable income and income taxes, respectively. A valuation allowance is provided if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     New Accounting Pronouncements -- Effective October 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. There are no significant differences between comprehensive income and net income as reported in the Company's statements of operations.

2. CONTRACT RECEIVABLES

     Contract receivables consist of the following:

                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                1996        1997
                                                              --------   ----------
Completed contracts, including retention....................  $128,183   $  821,008
Contracts in progress:
  Current accounts..........................................   294,312      234,365
  Retention.................................................   211,331      104,676
                                                              --------   ----------
Subtotal....................................................   633,826    1,160,049
Less: allowance for doubtful accounts.......................   (20,916)     (20,916)
                                                              --------   ----------
          Contract receivables, net.........................  $612,910   $1,139,133
                                                              ========   ==========

                       REGISTER CONTRACTING COMPANY, INC.

3. CONTRACTS IN PROGRESS

     Information relative to contracts in progress is summarized as follows:

                                                                   SEPTEMBER 30,
                                                             -------------------------
                                                                1996          1997
                                                             -----------   -----------
Costs incurred on uncompleted contracts....................  $ 1,884,145   $   701,714
Estimated earnings.........................................      321,836       185,726
                                                             -----------   -----------
Total......................................................    2,205,981       887,440
Less: billings to date.....................................   (2,190,510)   (1,046,759)
                                                             -----------   -----------
          Net under (over) billings........................  $    15,471   $  (159,319)
                                                             ===========   ===========

     Included in the accompanying balance sheets under the following captions:

                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1996       1997
                                                              --------   ---------
Costs and estimated earnings in excess of billings..........  $109,739   $  15,352
Billings in excess of costs and estimated earnings..........   (94,268)   (174,671)
                                                              --------   ---------
          Total.............................................  $ 15,471   $(159,319)
                                                              ========   =========

4. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
Land........................................................  $   96,266   $  103,803
Building and improvements...................................     254,622      254,622
Service equipment and vehicles..............................     607,043      690,156
Office equipment............................................      86,415       89,451
                                                              ----------   ----------
Subtotal....................................................   1,044,346    1,138,032
Less: accumulated depreciation..............................    (605,816)    (661,700)
                                                              ----------   ----------
          Property and equipment, net.......................  $  438,530   $  476,332
                                                              ==========   ==========

                       REGISTER CONTRACTING COMPANY, INC.

5. LONG-TERM DEBT

     A summary of long-term debt is as follows:

                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1996       1997
                                                              --------   --------
$250,000 unsecured line of credit; interest is payable
  monthly and accrues at the prime rate plus 1% (9.5% at
  September 30, 1997); matures December 31, 1997; renewable
  annually..................................................  $  1,000   $  1,000
Vehicle loans; interest accrues at various fixed rates
  ranging from 7% to 9.14%; original maturities are from 24
  to 36 months; collateralized by vehicles with a net book
  value of $112,102, and $24,486 at September 30, 1996 and
  1997, respectively........................................    31,129     98,353
                                                              --------   --------
          Total.............................................    32,129     99,353
Less: current portion.......................................   (21,723)   (44,558)
                                                              --------   --------
                                                              $ 10,406   $ 54,795
                                                              ========   ========

     Aggregate maturities of long-term debt for years ending September 30 are as follows:

1998........................................................  $44,558
1999........................................................   38,140
2000........................................................   16,655
                                                              -------
          Total.............................................  $99,353
                                                              =======

6. INCOME TAXES

     The Company's provisions for income taxes consists of the following:

                                                                  SEPTEMBER 30,
                                                           ----------------------------
                                                            1995      1996       1997
                                                           -------   -------   --------
Current:
  Federal................................................            $56,295   $144,586
  State..................................................              3,240     24,750
                                                                     -------   --------
                                                                      59,535    169,336
                                                                     -------   --------
Deferred:
  Federal................................................  $15,146    23,474    (78,008)
  State..................................................    3,702     5,721     (8,774)
                                                           -------   -------   --------
                                                            18,848    29,195    (86,782)
                                                           -------   -------   --------
                                                           $18,848   $88,730   $ 82,554
                                                           =======   =======   ========

     The difference between the statutory federal income tax rate and the Company's effective tax rate is as follows:

                                                                  SEPTEMBER 30,
                                                          -----------------------------
                                                           1995      1996       1997
                                                          -------   -------   ---------
Statutory federal tax rate..............................     34.0%     34.0%       34.0%
State tax, net of federal benefit.......................      4.2       4.2         4.2
Other...................................................     (7.2)     (6.2)       26.2
                                                          -------   -------   ---------
Effective rate..........................................     31.0%     32.0%       64.4%
                                                          =======   =======   =========

                       REGISTER CONTRACTING COMPANY, INC.

     Deferred taxes have been recorded using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax liabilities are expected to be settled. The settlement of such deferred tax liability in 1997 was at a rate exceeding that previously recorded resulting in an effective rate for 1997 in excess of the statutory rate.

     Construction contracts are reported for tax purposes on the completed-contract method and for financial statement purposes on the percentage-of-completion method. Accelerated depreciation is used for tax reporting, and straight-line depreciation is used for financial statement reporting.

     Components of the Company's deferred tax liabilities are as follows:

                                                                SEPTEMBER 30,
                                                              ------------------
                                                                1996      1997
                                                              --------   -------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 16,929
  Allowance for doubtful accounts...........................     5,856   $ 6,685
  Vacation accrual..........................................     3,516     3,516
  Other.....................................................    24,717    49,823
                                                              --------   -------
          Total.............................................    51,018    60,024
                                                              --------   -------
Deferred tax liabilities:
  Contracts in progress.....................................   144,947    57,162
  Depreciation..............................................    12,730    22,739
                                                              --------   -------
          Total.............................................   157,677    79,901
                                                              --------   -------
          Net deferred tax liability........................  $106,659   $19,877
                                                              ========   =======

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, contract receivables, accounts and notes payable, and debt. The carrying value of these financial instruments approximates fair value because of their short duration or current interest rates. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure with any one financial institution. The carrying value of debt approximates their fair value based on current rates for borrowings of similar quality and terms.

     Other financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of contract receivables. The Company's customers are concentrated in the Florida market. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base.

8. MAJOR CUSTOMERS

     At September 30, 1997, approximately $329,000 was due from one customer of the Company. Total revenues under this contract represented 52% of the Company's total contract revenues for the year ended September 30, 1997.

9. EMPLOYEE PROFIT SHARING PLAN

     The Company sponsored a non-contributory employee profit sharing plan adopted on September 27, 1984. Under the plan, employees who are 21 years of age or older and who have been employed at least one year and completed at least 1,000 hours of service were eligible to participate. The plan provided for discretionary contributions by the Company up to the maximum amount permitted under the Internal

                       REGISTER CONTRACTING COMPANY, INC.

Revenue Code. The Company's board of directors determines amounts to be contributed to the plan on an annual basis which is largely determined by the Company's performance over the preceding year. Contributions accrued for the year ended September 30, 1996 were $25,000. There were no contributions for the years ended September 30, 1995 or 1997. The Company terminated the plan effective September 30, 1997, at which time the net assets of the plan were disbursed to participants.

10. RELATED PARTY TRANSACTIONS

     The Company has subcontracted with Gary Register, General Contractor, Inc., a company 100% owned and operated by a shareholder of RCCI. The costs related to these subcontracts are reflected in "Cost of Contract Revenues Earned" and amounted to $44,841, $214,473 and $7,545 for the years ended September 30, 1995, 1996, and 1997, respectively.

     In April 1995, the Company loaned $100,000 to Gibbs and Register, Inc., a company owned in part by shareholders of RCCI. This note is scheduled to be paid off in January 1999, and earns interest at 10% compounded monthly. Interest income related to this loan was $5,078, $10,563, and $9,363 for the years ended September 30, 1995, 1996 and 1997, respectively. Through September 30, 1997, principal payments received relating to this note amounted to $28,709.

     Gibbs and Register, Inc. was issued performance bonds under RCCI's surety policy during 1995, 1996 and 1997.

11. SUBSEQUENT EVENT

     On May 8, 1998, the Company signed a stock purchase agreement with General Roofing Services, Inc. (GRS) whereby GRS will acquire the Company for cash concurrent with the consummation of an initial public offering of the common stock of GRS, subject to certain conditions including consummation of the offering.

                                *  *  *  *  *  *

------------------------------------------------------
------------------------------------------------------
  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                             ---------------------
                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Summary Pro Forma Combined Financial
  Data................................    7
Summary Individual Founding Company
  Historical Financial Data...........    9
Risk Factors..........................   11
The Company...........................   18
Use of Proceeds.......................   21
Capitalization........................   22
Dividend Policy.......................   23
Dilution..............................   23
Selected Historical and Pro Forma
  Financial Data......................   25
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   28
Business..............................   54
Management............................   63
Certain Transactions..................   68
Security Ownership of Certain
  Beneficial Owners and Management....   70
The Combination.......................   71
Description of Capital Stock..........   74
Shares Eligible for Future Sale.......   76
Underwriting..........................   78
Legal Matters.........................   79
Experts...............................   79
Available Information.................   80
Index to Financial Statements.........  F-1

                             ---------------------
  UNTIL             , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------
                                4,000,000 SHARES


                         GENERAL ROOFING SERVICES, INC.

                                  COMMON STOCK
                           -------------------------
                                   PROSPECTUS
                           -------------------------
                         THE ROBINSON-HUMPHREY COMPANY

                         BANCAMERICA ROBERTSON STEPHENS

                        RAYMOND JAMES & ASSOCIATES, INC.
                                            , 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an itemized statement of certain estimated expenses incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

Securities and Exchange Commission registration fee.........  $20,355.00
NASD filing fee.............................................    7,400.00
Nasdaq National Market listing fee..........................
Blue Sky fees and expenses..................................
Printing and engraving expenses.............................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Registrar and Transfer Agent's fees and expenses............
Miscellaneous...............................................
                                                              ----------
          Total.............................................  $
                                                              ==========

     All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and Nasdaq National Market listing fee are estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company has authority under the Florida General Corporation Act to indemnify all directors and officers to the extent provided in such statute. The Company's Articles of Incorporation provide that the Company shall indemnify its directors to the fullest extent permitted by law either now or hereafter. The Company has also entered into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

     At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     None.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


EXHIBIT
NUMBER                                 EXHIBITS
-------                                --------
 1.1    --   Underwriting Agreement among the Registrant, The
             Robinson-Humphrey Company, LLC, BancAmerica Robertson
             Stephens and Raymond James & Associates, Inc.**
 2.1    --   Stock Purchase Agreement dated May 12, 1998, by and among
             the Registrant, Harrington-Scanlon Roofing Company, Inc., a
             Kansas corporation, and its stockholders**
 2.2    --   Stock Purchase Agreement dated May 8, 1998, by and among the
             Registrant, Register Contracting Company, Inc., a Florida
             corporation, Register & Childers Roof Repairs, Inc., a
             Florida corporation, and their stockholders**
 2.3    --   Stock Purchase Agreement dated May 13, 1998, by and among
             the Registrant, S & B Roofing Services, Inc., a Michigan
             corporation and its stockholders**

EXHIBIT
NUMBER                                 EXHIBITS
-------                                --------
 2.4    --   Stock Purchase Agreement dated May 13, 1998, by and among
             the Registrant, Anthony Roofing, Ltd., an Illinois
             corporation, and its stockholders**
 2.5    --   Stock Purchase Agreement dated May 12, 1998, by and among
             the Registrant, Specialty Associates, Inc., a Wisconsin
             corporation, SAI Wholesale Distributors, Inc., a Wisconsin corporation, and their stockholders**
 2.6    --   Stock Purchase Agreement dated May 13, 1998, by and among
             the Registrant, Cyclone Roofing Company, a North Carolina
             corporation, and its sole stockholder**
 2.7    --   Stock Purchase Agreement dated May 19, 1998, by and among
             the Registrant, Five-K Industries, Inc., a Georgia
             corporation, and its sole stockholder**
 2.8    --   Stock Purchase Agreement dated May 20, 1998, by and among
             the Registrant, Advanced Roofing, Inc., a Florida
             corporation, and its stockholders**
 2.9    --   Stock Purchase Agreement dated May 12, 1998, by and among
             the Registrant, Blackmore and Buckner Roofing, Inc., an
             Indiana corporation, and its stockholders**
 2.10   --   Stock Purchase Agreement dated May 13, 1998, by and among
             the Registrant, Wright-Brown Roofing Company, a Michigan
             corporation, and its stockholders**
 2.11   --   Stock Purchase Agreement dated May 13, 1998, by and among
             the Registrant, C.E.I. West Roofing Company, Inc., a
             Colorado corporation, and its stockholders**
 2.12   --   Stock Purchase Agreement dated May 13, 1998, by and among
             the Registrant, C.E.I. Roofing, Inc., a Texas corporation, and its stockholders**
 2.13   --   Stock Purchase Agreement dated May 13, 1998, by and among
             the Registrant, C.E.I. Florida, Inc., a Florida corporation, and its stockholders**
 2.14   --   Stock Purchase Agreement dated as of May 25, 1998, by and
             among the Registrant, GRI of South Florida, Inc., a Florida corporation, and its shareholder, GRI of West Florida, Inc., a Florida corporation, and its shareholder, GRI of Orlando,
             Inc., a Florida corporation, and its shareholder, Dakota
             Leasing, Inc., a Florida corporation, and its shareholder, and General Roofing Acquisition Corp., a Florida
             corporation, and its shareholder**
 3.1    --   Articles of Incorporation of Registrant
 3.2    --   Bylaws of Registrant**
 4.1    --   Specimen Certificate for the Common Stock**
 5.1    --   Opinion of Baker & McKenzie**
10.1    --   Employment Agreement dated as of February 16, 1998 between the Registrant and Gregg E. Wallick**
10.2    --   Employment Agreement dated as of February 16, 1998 between the Registrant and Eric B. Levine**
10.3    --   Employment Agreement dated as of February 16, 1998 between the Registrant and Dale E. Eby**
10.4    --   Employment Agreement dated as of February 16, 1998 between the Registrant and William A. Abberger III**
10.5    --   Indemnification Agreement dated May 26, 1998 between the
             Registrant and Gregg E. Wallick**
10.6    --   Indemnification Agreement dated May 26, 1998 between the
             Registrant and Eric B. Levine**
10.7    --   Indemnification Agreement dated May 26, 1998 between the
             Registrant and Dale E. Eby**
10.8    --   Indemnification Agreement dated May 26, 1998 between the
             Registrant and William A. Abberger III**
10.9    --   Indemnification Agreement dated May 26, 1998 between the
             Registrant and Angela Pettus**
10.10   --   Indemnification Agreement dated May 26, 1998 between the
             Registrant and Robert Brooker**
10.11   --   1998 Stock Option and Restricted Stock Purchase Plan adopted
             May 26, 1998**
10.12   --   Bank of America Commitment Letter**

EXHIBIT
NUMBER                                 EXHIBITS
-------                                --------
21.1    --   List of Subsidiaries of the Company**
23.1    --   Consent of Baker & McKenzie (included in Exhibit 5.1)**
23.2    --   Consents of Independent Auditors
23.3    --   Consent of Scott & Stringfellow, Inc., independent
             appraisers**
24.1    --   Powers of Attorney (as set forth on the signature page of
             the Registration Statement)**
27.1    --   Financial Data Schedules (for SEC use only)**
99.1    --   Consent of Francis X. Maguire, Proposed Director of the
             Registrant**
99.2    --   Consent of Charles "Red" Scott, Proposed Director of the
             Registrant**
99.3    --   Consent of David C. Willis, Proposed Director of the
             Registrant**
99.4    --   Consent of Robert G. Shuler, Proposed Director of the
             Registrant**
99.5    --   Consent of John C. Cook, Proposed Director of the
             Registrant**
99.6    --   Consent of Joel A. Thompson, Proposed Director of the
             Registrant**
99.7    --   Consent of Thomas E. Brown, Jr., Proposed Director of the
             Registrant**
99.8    --   Consent of J. Patrick Millinor, Jr., Proposed Director of
             the Registrant**

---------------

 * To be filed by amendment.

** Previously Filed.

     (b) Financial Statement Schedules:

     None.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

          (4) That insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has caused this amendment to the Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pompano Beach, Florida, on the 31st day of July, 1998.


                                          GENERAL ROOFING SERVICES, INC.

                                          By:     /s/ GREGG E. WALLICK
                                            ------------------------------------
                                                      Gregg E. Wallick
                                               President and Chief Executive
                                                           Officer


                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----

                /s/ GREGG E. WALLICK                   President, Chief Executive       July 31, 1998
-----------------------------------------------------    Officer, Chairman of the
                  Gregg E. Wallick                       Board
                                                         (Principal Executive
                                                         Officer)

                  /s/ DALE E. EBY*                     Chief Financial Officer          July 31, 1998
-----------------------------------------------------    Treasurer and Assistant
                     Dale E. Eby                         Secretary
                                                         (Principal Financial and
                                                         Accounting Officer)

                 /s/ ERIC B. LEVINE*                   Senior Vice President of         July 31, 1998
-----------------------------------------------------    Corporate Development
                   Eric B. Levine

            /s/ WILLIAM A. ABBERGER III*               Senior Vice President of         July 31, 1998
-----------------------------------------------------    Operations
               William A. Abberger III

              *By: /s/ GREGG E. WALLICK
  -------------------------------------------------
                  GREGG E. WALLICK
                  Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                  EXHIBIT
-------                                 -------
    3.1   --  Articles of Incorporation of Registrant
   23.2   --  Consents of Independent Auditors